Exhibit 10.25

EXECUTION VERSION

JOINDER AND REAFFIRMATION AGREEMENT

JOINDER AND REAFFIRMATION AGREEMENT, dated as of June 30, 2020 (this “Agreement”), among Match Group, Inc. (the “Existing Borrower”), Match Group Holdings II, LLC (the “Successor Borrower”), each of the subsidiaries of the Borrower set forth on Schedule 1 hereto (the “Reaffirming Parties”), and JPMORGAN CHASE BANK, N.A., as administrative agent (the “Administrative Agent”) for the Lenders under the Credit Agreement referred to below and as collateral agent (the “Collateral Agent”) for the Secured Parties.

W I T N E S S E T H:

WHEREAS, reference is hereby made to that certain Credit Agreement, dated as of October 7, 2015, as amended and restated as of November 16, 2015, as further amended as of December 16, 2015, as further amended as of December 8, 2016, as further amended as of August 14, 2017, as further amended as of December 7, 2018, and as further Amended as of February 13, 2020 (as may be further amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Existing Borrower, the Lenders, the Administrative Agent and the other parties thereto;

WHEREAS, pursuant to the Transaction Agreement, dated as of December 19, 2019, as amended, among the Existing Borrower, IAC/InterActiveCorp, IAC Holdings, Inc. and Valentine Merger Sub LLC (the “Merger Sub”) and attached as Exhibit A hereto, the Existing Borrower has merged with and into the Merger Sub (the “Merger”);

WHEREAS, on the same date as the consummation of the Merger, the name of the Merger Sub was changed from Valentine Merger Sub LLC to Match Group Holdings II, LLC (the “Name Change” and, together with the Merger, the “Transactions”);

WHEREAS, Section 6.03(vi) of the Credit Agreement expressly permits the Merger, subject to the terms and conditions set forth therein and the Merger constitutes the “Match Merger” as defined in the Credit Agreement;

WHEREAS, pursuant to Section 6.03(vi) of the Credit Agreement, in connection with the Merger, the Successor Borrower is required to expressly assume all the obligations of the Existing Borrower under the Credit Agreement and the Loan Documents to which the Existing Borrower is a party, and the Successor Borrower will succeed to, and be substituted for, and may exercise every right and power of, the Existing Borrower under the Loan Documents; and

WHEREAS, pursuant to Section 6.03(vi)(B) of the Credit Agreement, in connection with the Merger, each Loan Party is required to reaffirm all of its obligations under the Loan Documents to which it is a party.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.	Defined Terms. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

2.	Assumption and Joinder of Agreements and Obligations. Effective as of the Effective Date (as defined below), the Successor Borrower hereby becomes a party to the Credit Agreement, the Pledge Agreement and each other Loan Document to which the Existing Borrower is a party and expressly assumes, confirms and agrees to perform and observe all of the obligations (including, without limitation, all obligations in respect of the Loans), covenants, agreements, terms, conditions, duties and liabilities of the “Borrower” and a “Pledgor” (as applicable) thereunder and with respect thereto, with the same force and effect as if originally named therein as the “Borrower” or a “Pledgor” (as applicable). Without limiting the generality of the foregoing, the Successor Borrower (i) hereby grants to the Collateral Agent for the benefit of the Secured Parties a security interest in all Collateral owned by it to secure the Obligations and (ii) hereby agrees to take all actions required under the Pledge Agreement to perfect the Liens on the Collateral owned by the Successor Borrower. The information set forth in Schedule 2 hereto is hereby added to the information set forth in the Schedules to the Pledge Agreement.

3.	Release of Existing Borrower. The Existing Borrower is hereby released from the obligation to pay the principal of and interest on the Loans and all of the Existing Borrower’s other obligations and covenants under the Credit Agreement, the Pledge Agreement, and the other Loan Documents.

4.	Representations and Warranties. The Successor Borrower represents and warrants to each of the Lenders that as of the Effective Date:

(a)	The Successor Borrower is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except, in each case, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b)	This Agreement has been duly authorized by all necessary corporate or other organizational action by the Successor Borrower. This Agreement has been duly executed and delivered by the Successor Borrower.

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(c)	This Agreement, the Credit Agreement and each other Loan Document to which it is a party constitutes a legal, valid and binding obligation of the Successor Borrower, enforceable against the Successor Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights or remedies generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(d)	After giving effect to the Transactions and this Agreement, to the extent required pursuant to the terms of the Collateral Documents and the Credit Agreement, the Collateral owned by the Successor Borrower will be subject to a Lien in favor of the Collateral Agent.

(e)	The Transactions have occurred or will occur substantially concurrently with the delivery of this Agreement.

5.	Effectiveness. This Agreement shall become effective on the date (such date, if any, the “Effective Date”) that the following conditions have been satisfied:

(a)	the Administrative Agent shall have received a counterpart of this Agreement executed by the Borrower, the Successor Borrower and each of the other Loan Parties;

(b)	the Administrative Agent shall have received a certificate of the Successor Borrower substantially in the form of Exhibit E to the Credit Agreement, including all annexes, exhibits and other attachments thereto;

(c)	the Administrative Agent shall have received an opinion of counsel covering such matters, and in a form, substantially the same as previously provided to the Administrative Agent under Section 4.01(b) of the Credit Agreement to the extent applicable; and

(d)	the Borrower shall have provided any documentation and other information about the Successor Borrower as shall have been reasonably requested in writing by any Lender through the Administrative Agent that such Lender shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including Title III of the Act.

6.	[Reserved].

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7.	Amendment to Loan Documents. All references to the “Borrower” in the Credit Agreement, the Pledge Agreement, the Guarantee Agreement, and any of the other Loan Documents shall be deemed to refer to the Successor Borrower, and are hereby amended to give effect to the terms of this Agreement, but only to the extent, necessary to give effect to the terms of this Agreement. Except as expressly set forth herein, (i) this Agreement shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders, the Administrative Agent or the Collateral Agent, in each case under the Credit Agreement or any other Loan Document, and (ii) shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of either such agreement or any other Loan Document. This Agreement shall constitute a Loan Document for purposes of the Credit Agreement and from and after the Effective Date, all references to the Credit Agreement in any Loan Document and all references in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, shall, unless expressly provided otherwise, refer to the Credit Agreement after giving effect to this Agreement.

8.	Reaffirmation of Loan Documents. Each Reaffirming Party hereby acknowledges its receipt of a copy of this Agreement and its review of the terms and conditions hereof and consents to the terms and conditions of this Agreement and the transactions contemplated hereby. Each Reaffirming Party hereby (a) affirms and confirms its guarantees and other commitments under the Guarantee Agreement, as amended hereby, and (b) agrees that the Guarantee Agreement, as amended hereby, is in full force and effect and shall accrue to the benefit of the Secured Parties to guarantee the Obligations after giving effect to this Agreement. The Successor Borrower and each Reaffirming Party hereby (a) affirms and confirms its pledges, grants and other commitments under the Pledge Agreement, as amended hereby, and (b) agrees that the Pledge Agreement is in full force and effect after giving effect to this Agreement and shall accrue to the benefit of the Secured Parties to secure the Obligations after giving effect to this Agreement. This Agreement is not intended to constitute a novation of the Credit Agreement or any of the other Loan Documents as in effect prior to the Effective Date.

9.	Name Change. The Collateral Agent agrees that this Agreement shall satisfy the requirements under Section 4.3 of the Collateral Agreement.

10.	Governing Law; Waiver of Jury Trial; Jurisdiction; Consent to Service of Process. This Agreement and any claims, controversy, dispute or cause of action (whether in contract or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by and construed in accordance with the law of the State of New York. The Borrower and each other Loan Party hereby agrees that this Agreement is a Loan Document governed by Sections 9.10 and 9.11 of the Credit Agreement relating to waiver of jury trial, jurisdiction, consent to service of process and the other matters covered therein.

11.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement and/or any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

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12.	Section Headings. The section headings in this Agreement are for convenience of reference only and are not to affect the construction hereof or to be taken into consideration in the interpretation hereof.

13.	Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14.	Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

[The Remainder of This Page is Left Intentionally Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective proper and duly authorized officers as of the date first set forth above.

MATCH GROUP HOLDINGS II, LLC

By:	/s/ Kimbre Neidhart
Name:	Kimbre Neidhart
Title:	Vice President and Treasurer

MATCH GROUP, INC.

By:	/s/ Kimbre Neidhart
Name:	Kimbre Neidhart
Title:	Vice President and Treasurer

HUMOR RAINBOW, INC.
MATCH GROUP, LLC
MOJO ACQUISITION CORP.
PEOPLE MEDIA, LLC

By:	/s/ Kimbre Neidhart
Name:	Kimbre Neidhart
Title:	Vice President and Treasurer

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Acknowledged and Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent

By:	/s/ Matthew Cheung
Name:	Matthew Cheung
Title:	Vice President

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Schedule 1

HUMOR RAINBOW, INC.

MATCH GROUP, LLC

MOJO ACQUISITION CORP.

PEOPLE MEDIA, LLC

Schedule 2

[See attached.]

Schedule 1

NOTICE ADDRESS OF THE PLEDGORS

c/o Match Group Holdings II, LLC:	Match Group Holdings II, LLC
8750 North Central Expressway, Suite 1400
Dallas, Texas 75231
Chief Financial Officer
Telephone: (214) 576-9352
Fax: (972) 892-9577

With a copy to:	Match Group Holdings II, LLC
8750 North Central Expressway, Suite 1400
Dallas, Texas 75231
General Counsel
Telephone: (214) 576-9352
Fax: (972) 892-9577

Schedule 2

DESCRIPTION OF PLEDGED STOCK

Company	Record Owner	Certificate No.	No. Shares/Interest	Percent Pledged
Humor Rainbow, Inc.	Match Group Holdings II, LLC	- Certificate number 2 for 900 shares of Common Stock.	900 shares of Common Stock / 100%	100%
Match.com International Holdings, Inc.	Match Group Holdings II, LLC	- Certificate number A2	100 shares of Class A Common Stock / 100%	100%
Connect, Inc. (formerly Connect, LLC)	Match Group Holdings II, LLC	- Certificate number 1 for 1,000,000 shares of Common Stock.	1,000,000 shares of Common Stock / 100%	100%
Delightful.com, LLC	Match Group Holdings II, LLC	- Membership interests are not certificated.	100%	100%
HowAboutWe, LLC	Match Group Holdings II, LLC	- Membership interests are not certificated.	100%	100%
M8 Singlesnet LLC	Match Group Holdings II, LLC	- Membership interests are not certificated.	100%	100%
Match ProfilePro, LLC	Match Group Holdings II, LLC	- Membership interests are not certificated.	100%	100%
Match.com Events LLC	Match Group Holdings II, LLC	- Membership interests are not certificated.	100%	100%
Match Group, LLC (formerly Match.com, L.L.C.)	Match Group Holdings II, LLC	- Membership certificate number 1 for 10,000 units	100%	100%
MG 8800 Sunset LLC	Match Group Holdings II, LLC	- Membership interests are not certificated.	100%	100%
MG 8833 Sunset LLC	Match Group Holdings II, LLC	- Membership interests are not certificated.	100%	100%
People Media, Inc.	Match Group Holdings II, LLC	- Membership interests are not certificated.	100%	100%
Search Floor, Inc.	Match Group Holdings II, LLC	- Membership interests are not certificated.	100%	100%
SpeedDate.com, LLC	Match Group Holdings II, LLC	- Membership interests are not certificated.	100%	100%
MG Services Alpha LLC	Match Group Holdings II, LLC	- Membership interests are not certificated.	100%	100%
Tinder Development, LLC	Match Group Holdings II, LLC	- Membership interests are not certificated.	100%	100%
Spotlight Studios, LLC	Match Group Holdings II, LLC	- Membership interests are not certificated.	100%	100%
TPR/Tutor Holdings LLC	Match Group Holdings II, LLC	- Membership interests are not certificated.	100%	100%
Shop Touch, Inc.	Match Group Holdings II, LLC	- Membership interests are not certificated.	100%	66.67%

Schedule 3

FILINGS AND OTHER ACTIONS
REQUIRED TO PERFECT SECURITY INTERESTS

Uniform Commercial Code Filings

Legal Name	Filing Office
Match Group Holdings II, LLC	Delaware

Exhibit A

Transaction Agreement

[See attached.]

EXECUTION VERSION

TRANSACTION AGREEMENT

Dated as of December 19, 2019,

by and among

IAC/INTERACTIVECORP,

IAC HOLDINGS, INC.,

VALENTINE MERGER SUB LLC

and

MATCH GROUP, INC.

-i-

-ii-

-iii-

-iv-

ANNEXES AND EXHIBITS

Annexes

Annex A—Reclassification Exchange Ratio Calculations

Exhibits

Exhibit 1.01—Restructuring Transactions

Exhibit 2.02(a)—Transaction-Related Reclassification Charter Amendments

Exhibit 2.02(b)—Non-Transaction Related Reclassification Charter Amendments

Exhibit 2.04(a)—Post-Merger Amendments to the New Match Charter

Exhibit 7.21(a)—Transition Services Agreement

Exhibit 13.03(a)—Employee Matters Agreement

Exhibit 13.03(b)—Tax Matters Agreement

-v-

TRANSACTION AGREEMENT

THIS TRANSACTION AGREEMENT, dated as of December 19, 2019 (this “Agreement”), is by and among IAC/InterActiveCorp, a Delaware corporation (“IAC”), IAC Holdings, Inc., a Delaware corporation and a direct wholly owned Subsidiary of IAC (“New IAC”), Valentine Merger Sub LLC, a Delaware limited liability company and an indirect wholly owned Subsidiary of IAC (“New Match Merger Sub”), and Match Group, Inc., a Delaware corporation (“Match”). IAC, New IAC, New Match Merger Sub and Match are referred to together as the “Parties” and individually as a “Party.” For purposes of this Agreement, IAC, as in existence from and after the Mandatory Exchange Effective Time, is sometimes referred to as “New Match.” Capitalized terms used herein shall have the respective meanings assigned to them in Section 13.03 or elsewhere in this Agreement.

WHEREAS, IAC is currently the indirect owner of a majority of the outstanding shares of Match Capital Stock;

WHEREAS, IAC and Match desire to consummate a series of transactions in order to effect the separation of IAC and Match, including the following (in each case on the terms and subject to the conditions set forth in this Agreement):

(i)              the consummation of the Restructuring Transactions as described in Section 1.01 of this Agreement;

(ii)             following the consummation of the Restructuring Transactions, (a) the reclassification of each share of IAC Common Stock that is either outstanding or held by IAC as treasury stock immediately prior to the Reclassification Effective Time into a number of shares of IAC Class M Common Stock equal to the Reclassification Exchange Ratio and one share of IAC Series 1 Mandatorily Exchangeable Preferred Stock, and (b) the reclassification of each share of IAC Class B Common Stock that is either outstanding or held by IAC as treasury stock immediately prior to the Reclassification Effective Time into a number of shares of IAC Class M Common Stock equal to the Reclassification Exchange Ratio and one share of IAC Series 2 Mandatorily Exchangeable Preferred Stock (the actions in this clause (ii), the “Reclassification”);

(iii)            following the consummation of the Reclassification, (a) the mandatory exchange of each outstanding share of IAC Series 1 Mandatorily Exchangeable Preferred Stock for one share of New IAC Common Stock and (b) the mandatory exchange of each outstanding share of IAC Series 2 Mandatorily Exchangeable Preferred Stock for one share of New IAC Class B Common Stock (the actions in this clause (iii), “Mandatory Exchange”, and together with the Restructuring Transactions and the Reclassification, the “Separation Transactions”); and

(iv)            following the consummation of the Mandatory Exchange, (a) the merger of Match with and into New Match Merger Sub, with New Match Merger Sub surviving the merger as an indirect wholly owned Subsidiary of IAC (the “Match Merger”), (b) the effectiveness of the Post-Merger Amendments to the New Match Charter (pursuant to which, among other things, IAC will be renamed “Match Group, Inc.”) and (c) the implementation of the actions described in Section 7.18 concurrently therewith (such amendments and actions in this clause (iv), together with the Separation Transactions and the Match Merger, the “Transactions”);

WHEREAS, the Parties intend that, for U.S. federal income tax purposes, (i) the exchange of shares of IAC Common Stock or IAC Class B Common Stock for shares of IAC Class M Common Stock pursuant to the Reclassification qualify as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code and/or as an exchange described in Section 1036 of the Code, (ii) the Contribution and Distribution, taken together, qualify as a “reorganization” within the meaning of Sections 368(a)(1)(D) and 355(a) of the Code, (iii) the Match Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (iv) this Agreement constitute a “plan of reorganization” for purposes of Section 368 of the Code;

WHEREAS, the Match Board of Directors, acting upon the unanimous recommendation of a committee of the Match Board of Directors consisting only of independent and disinterested directors of Match (the “Match Separation Committee”), has by unanimous vote of directors present (i) determined that this Agreement and the transactions contemplated hereby, including the Transactions, are fair to and in the best interests of Match and its stockholders, other than IAC and the IAC Affiliates, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Transactions, (iii) resolved to recommend the adoption of this Agreement and the approval of the Specified Charter Amendment Provisions to the holders of Match Capital Stock and (iv) directed that this Agreement and the Specified Charter Amendment Provisions be submitted to the holders of Match Capital Stock for their adoption and approval;

WHEREAS, concurrently with the execution and delivery of this Agreement, TMC Realty, L.L.C., 8831-8833 Sunset, LLC and Match are entering into a Contribution Agreement (the “Real Estate Contribution Agreement”), pursuant to which, subject to the terms and conditions therein, the parties thereto are agreeing to enter into and consummate certain real estate transactions prior to the Closing;

WHEREAS, Barry Diller, who as of the date of this Agreement may be deemed to be the beneficial owner of all of the outstanding shares of IAC Class B Common Stock, has informed the Parties that he is supportive of this Agreement and the consummation of the transactions contemplated hereby on the terms set forth herein, subject to the transactions contemplated hereby being consummated on the terms set forth herein and in the related agreements and exhibits, without any material amendment thereto;

WHEREAS, the IAC Board of Directors has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Transactions, are in the best interests of IAC and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Transactions, (iii) declared advisable each of the Reclassification Charter Amendments and the Post-Merger Amendments to the New Match Charter and resolved to recommend the approval of the Reclassification Charter Amendments, the Post-Merger Amendments to the New Match Charter and the New Match Common Stock Issuance to the holders of IAC Capital Stock and (iv) directed that the Reclassification Charter Amendments, the Post-Merger Amendments to the New Match Charter, the New Match Common Stock Issuance and the IAC/InterActiveCorp 2020 Stock and Annual Incentive Plan be submitted to the holders of IAC Capital Stock for their approval; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement and also to prescribe certain conditions to the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

The Restructuring Transactions

SECTION 1.01               The Restructuring Transactions. On the terms and subject to the conditions set forth in this Agreement, at or prior to the Reclassification Effective Time:

(a)             the Parties shall, and shall cause each of the members of their respective Groups to, consummate the restructuring transactions set forth on Exhibit 1.01 to this Agreement;

(b)             IAC shall, and shall cause those members of its Group that will be members of the New IAC Group following the Mandatory Exchange Effective Time to, and Match shall, and shall cause those members of its Group that will not be members of the New Match Group following the Mandatory Exchange Effective Time to, contribute, assign, transfer, convey and deliver to the applicable Persons that will be members of the New Match Group, and each of IAC and Match shall cause such members of the New Match Group to accept from the transferors all of the transferors’ respective direct or indirect right, title and interest in and to any Contracts that are New Match Assets not otherwise directly or indirectly contributed, assigned, transferred, conveyed or delivered to the members of the New Match Group pursuant to the transactions set forth on Exhibit 1.01 to this Agreement;

(c)             Match shall, and shall cause those members of its Group that will be members of the New Match Group following the Mandatory Exchange Effective Time to, and IAC shall, and shall cause those members of its Group that will not be members of the New IAC Group following the Mandatory Exchange Effective Time to, contribute, assign, transfer, convey and deliver to the applicable Persons that will be members of the New IAC Group, and cause such members of the New IAC Group to accept from the transferors all of the transferors’ respective direct or indirect right, title and interest in and to any Contracts that are New IAC Assets not otherwise directly or indirectly contributed, assigned, transferred, conveyed or delivered to the members of the New IAC Group pursuant to the transactions set forth on Exhibit 1.01 to this Agreement

(collectively, the transactions set forth in clauses (a) through (c), the “Restructuring Transactions”, and the time at which such Restructuring Transactions are completed, the “Restructuring Effective Time”).

SECTION 1.02               Consents. Notwithstanding anything in this Agreement or the other Transaction Documents to the contrary, neither this Agreement nor any other Transaction Document shall constitute an agreement to contribute, assign or transfer any Contract, the contribution, assignment or transfer of which is otherwise contemplated hereby, if such a contribution, assignment or transfer or attempt to make such a contribution, assignment or transfer without the consent or approval of a Third Party would constitute a breach or other contravention of the rights of such Third Party (such Contracts being collectively referred to herein as “Restricted Contracts”), and any contribution, transfer or assignment of any interest under any such Restricted Contract shall be made subject to such consent or approval being obtained. In the event any such consent or approval is not obtained at or prior to the Restructuring Effective Time, (a) the applicable members of the New IAC Group party hereto, on the one hand, and the applicable members of the New Match Group party hereto, on the other, shall cooperate with one another in attempting to obtain any such consent or approval following the Restructuring Effective Time, (b) to the extent practicable, the applicable members of the New IAC Group party hereto, on the one hand, and the applicable members of the New Match Group party hereto, on the other, shall cooperate with one another in structuring and documenting any lawful and reasonable alternative arrangements (such as a license, sublease or operating agreement) until such time as such consent or approval has been obtained, that results in the applicable members of the New IAC Group or the applicable members of the New Match Group, as applicable, receiving all the benefits and bearing all the costs, Liabilities and burdens with respect to any such Restricted Contract as a New IAC Liability or New Match Liability, as applicable, and (c) notwithstanding anything to the contrary in this Agreement or any other Transaction Document, the failure of any such consent or approval to be obtained or the failure of any such Restricted Contract to constitute an asset of the Person to which such Restricted Contract would have been contributed, assigned or transferred were such consent or approval obtained or any circumstances resulting therefrom shall not, individually or in the aggregate, constitute a breach by any Party of any representation, warranty, covenant or agreement or a failure of any condition under this Agreement. To the extent there are any Contracts with Third Parties in effect as of the date hereof, which by their terms will not expire prior to the Restructuring Effective Time, with benefits and/or obligations accruing to both the businesses of the New IAC Group and the New Match Group (collectively, the “Shared Contracts”), including those Contracts set forth in Section 1.02(a) of the Match Disclosure Letter, but excluding those Contracts set forth in Section 1.02(b) of the Match Disclosure Letter, the Parties shall use commercially reasonable efforts prior to the Restructuring Effective Time to (i) cause the applicable Third Party counterparty thereto to enter into one or more replacement Contracts that would allow the applicable members of the New IAC Group and the applicable members of the New Match Group to obtain substantially similar benefits and have substantially similar obligations as under such Shared Contract, (ii) seek to divide or otherwise amend any such Shared Contract in a manner that would allow the party that is not party to such Shared Contract to continue to obtain the benefits of and have the obligations under such Shared Contract (including by working with the applicable Third Party or Third Parties to such Contracts to accomplish the foregoing) or (iii) with respect to the Shared Contract set forth in Section 1.02(c) of the Match Disclosure Letter, take such actions as described in such section, in each case, it being understood that the foregoing obligations shall not require any party to incur any Liability other than the Liabilities it currently has under the Shared Contract (or its reasonable allocation of Liabilities) or incur any expense (other than de minimis costs and expenses) in connection therewith that it would not be required to incur under such Shared Contract or to take any other action if such action would reasonably be expected to harm or prejudice such party in any material respect.

SECTION 1.03                Misallocated Transfers. In the event that, at any time or from time to time after the Closing, any member of the New IAC Group or the New Match Group shall receive or otherwise possess any asset, property, claim or right or be liable for any Liability that is allocated to any other party pursuant to this Agreement or any other Transaction Document, New IAC (with respect to members of the New IAC Group) and New Match (with respect to members of the New Match Group) shall, or cause such party to, promptly transfer or assign, or cause to be transferred or assigned, such asset, property, claim, right or Liability to the party so entitled thereto, and shall, or shall cause such entitled party to, accept such asset, property, claim or right or assume such Liability. Prior to any such transfer, the Parties shall comply, to the extent applicable, with Section 1.02.

SECTION 1.04                Termination of Certain Intercompany Contracts.

(a)               Except as set forth in Section 1.04(b), in furtherance of the releases and other provisions of Section 10.01, IAC and Match shall, and shall cause the members of their respective Groups to, at or prior to the Mandatory Exchange Effective Time, terminate any and all Contracts between or among any member of the New IAC Group (other than any member of the ANGI Group), on the one hand, and any member of the New Match Group, on the other hand. No such terminated Contract (including any provision thereof which purports to survive termination) shall be of any further force or effect, and no party shall have further Liability thereunder, after the Mandatory Exchange Effective Time. Each of the Parties shall, at the reasonable request of any other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b)               The provisions of Section 1.04(a) shall not apply to any of the following Contracts (or to any of the provisions thereof):

(i)               this Agreement and the other Transaction Documents (and each other agreement or instrument expressly contemplated by this Agreement or any other Transaction Document to be entered into by any of the Parties or any of the members of their respective Groups);

(ii)              any Contract (or provision(s) thereof) listed or described in Section 1.04(b)(ii) of the IAC Disclosure Letter;

(iii)            any Contract to which any Third Party is a party;

(iv)            any Contract that is a New IAC Asset; and

(v)             any other Contract that this Agreement or any other Transaction Document expressly contemplates will survive the Closing.

SECTION 1.05                Restructuring Transfer Documents.

(a)               In furtherance of the contribution, assignment and transfer of assets, properties, claims and rights and the assumption of Liabilities, in each case as specified in this Article I, at or prior to the Restructuring Effective Time, and, with respect to Restricted Contracts, at such time after the Restructuring Effective Time as such Restricted Contract can be assigned or transferred, each Party shall, and shall cause each of the relevant members of its Group, to execute and deliver:

(i)               such bills of sale, deeds, assignments and assumptions, leases, subleases, stock powers, certificates of title and other instruments of conveyance, assignment and transfer (including supplemental transfer Tax forms, if applicable) as and to the extent necessary to evidence (A) the contribution, assignment or transfer of its right, title and interest in and to the New IAC Assets contributed, assigned, or transferred to the New IAC Group in connection with the Restructuring Transactions, and (B) the contribution, assignment or transfer of its right, title and interest in and to the New Match Assets contributed, assigned, or transferred to the New Match Group in connection with the Restructuring Transactions; and

(ii)              such assignments of contracts and other instruments of assumption as and to the extent necessary to evidence (A) the valid and effective assumption by the applicable members of the New IAC Group of the New IAC Liabilities assumed by such members of the New IAC Group in connection with the Restructuring Transactions and (B) the valid and effective assumption by the applicable members of the New Match Group of the New Match Liabilities assumed by such members of the New Match Group in connection with the Restructuring Transactions.

The documents contemplated by clauses (i) and (ii) of this Section 1.05(a) are, collectively, referred to herein as the “Restructuring Transfer Documents”.

(b)               IAC shall prepare or cause to be prepared all instruments to be executed and delivered pursuant to this Section 1.05 and prior to the execution thereof shall provide Match a reasonable opportunity to review and the right to consent (not to be unreasonably withheld, conditioned or delayed) to any such instruments to which any member of the New Match Group is a party. Unless otherwise agreed between IAC and Match, the Restructuring Transfer Documents to which one or more members of the New Match Group and one or more members of the New IAC Group are parties shall not provide for any additional representations and warranties other than as expressly set forth in this Agreement. To the extent of any conflict between the provisions of the Restructuring Transfer Documents and this Agreement (unless expressly set forth in any Restructuring Transfer Document and agreed to between a member of the IAC Group and a member of the Match Group (if prior to the Closing) or a member of the New IAC Group and a member of the New Match Group (following the Closing)), this Agreement shall control.

SECTION 1.06                IAC/InterActiveCorp 2020 Stock and Annual Incentive Plan. Notwithstanding anything to the contrary contained in this Agreement or any Ancillary Agreement, the IAC/InterActiveCorp 2020 Stock and Annual Incentive Plan will not be transferred by or from IAC and will, by virtue of the consummation of the Match Merger, automatically become the Match Group, Inc. 2020 Stock and Annual Incentive Plan (which shall constitute a New Match Asset and a New Match Liability), covering a number of shares of New Match Common Stock equal to the product obtained by multiplying 5,000,000 by the Reclassification Exchange Ratio.

ARTICLE II

The Reclassification, the Mandatory Exchange and the Match Merger

SECTION 2.01                Closing. The closing of the Transactions (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, at 10:00 a.m., New York City time, on the third (3rd) Business Day following the satisfaction (or, to the extent permitted by Law and subject to the proviso in Section 8.01, waiver by the parties entitled to the benefit thereof) of the conditions set forth in Article VIII. Notwithstanding the foregoing, the Closing may be consummated at such other place, time or date as shall be agreed in writing between IAC and Match. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

SECTION 2.02                Reclassification; Mandatory Exchange.

(a)               On the Closing Date, IAC shall file the Reclassification Charter Amendments with the Secretary of State of the State of Delaware and the Reclassification Charter Amendments shall become effective at the Reclassification Effective Time, which time shall occur no earlier than the Restructuring Effective Time and prior to the Mandatory Exchange Effective Time.

(b)               By virtue of the effectiveness of the Reclassification Charter Amendments, among other things:

(i)                 At the Reclassification Effective Time:

(A)             There shall be created the following new classes and series of capital stock of IAC:

(1)               shares of $0.001 par value IAC Class M Common Stock;

(2)               shares of $0.01 par value IAC Series 1 Mandatorily Exchangeable Preferred Stock; and

(3)               shares of $0.01 par value IAC Series 2 Mandatorily Exchangeable Preferred Stock;

(B)              each share of IAC Common Stock that is either outstanding or held by IAC as treasury stock immediately prior to the Reclassification Effective Time shall be reclassified into (x) a number of share(s) of IAC Class M Common Stock equal to the Reclassification Exchange Ratio and (y) one share of IAC Series 1 Mandatorily Exchangeable Preferred Stock; and

(C)              each share of IAC Common B Stock that is either outstanding or held by IAC as treasury stock immediately prior to the Reclassification Effective Time shall be reclassified into (x) a number of share(s) of IAC Class M Common Stock equal to the Reclassification Exchange Ratio and (y) one share of IAC Series 2 Mandatorily Exchangeable Preferred Stock.

(ii)              At the Mandatory Exchange Effective Time:

(A)             each outstanding share of IAC Series 1 Mandatorily Exchangeable Preferred Stock shall be redeemed by IAC and shall exchange automatically into one share of New IAC Common Stock; and

(B)              each outstanding share of IAC Series 2 Mandatorily Exchangeable Preferred Stock shall be redeemed by IAC and shall exchange automatically into one share of New IAC Class B Common Stock.

SECTION 2.03                The Match Merger.

(a)               Match Merger Effective Time. On the Closing Date, New Match Merger Sub shall file a certificate of merger (the “Match Certificate of Merger”) with the Secretary of State of the State of Delaware executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL and the DLLCA, and shall make all other filings or recordings required under the DGCL and the DLLCA in order to effectuate the Match Merger. The Match Merger shall become effective immediately following the Mandatory Exchange Effective Time. The time the Match Merger becomes effective is referred to in this Agreement as the “Match Merger Effective Time.”

(b)               Match Merger. On the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL and the DLLCA, at the Match Merger Effective Time, Match shall be merged with and into New Match Merger Sub, the separate corporate existence of Match shall cease and New Match Merger Sub shall continue as the surviving entity. New Match Merger Sub, as the surviving entity following the Match Merger, is sometimes referred to in this Agreement as the “Match Merger Surviving Entity”.

(c)               Effects of Match Merger. The Match Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL and the DLLCA.

(d)               Conversion and Cancellation of Interests. At the Match Merger Effective Time, by virtue of the Match Merger and without any action on the part of any holder of any shares of capital stock of Match or limited liability company interests of New Match Merger Sub:

(i)                 each share of Match Capital Stock outstanding immediately prior to the Match Merger Effective Time, other than shares of Match Capital Stock to be cancelled or converted as provided in Section 2.03(d)(ii), shall be converted, in accordance with the procedures set forth in Section 3.02, into the right to receive, without interest (the following, collectively, the “Match Merger Consideration”):

(A)             for each share of Match Capital Stock with respect to which an election to receive the Cash/Stock Merger Consideration Amount (a “Cash/Stock Election”) has been properly made and not validly revoked or deemed revoked pursuant to Section 3.02 (collectively, the “Match Cash/Stock Electing Shares”), the Cash/Stock Merger Consideration Amount; and

(B)              for each share of Match Capital Stock with respect to which an election to receive the All-Stock Merger Consideration Amount (an “All-Stock Election”) has been properly made and not validly revoked or deemed revoked pursuant to Section 3.02 (collectively, the “Match All-Stock Electing Shares”), and for each share of Match Capital Stock other than the Match Cash/Stock Electing Shares and Match All-Stock Electing Shares (collectively, the “Match Non-Electing Shares”), the All-Stock Merger Consideration Amount;

and in each case, each such converted share of Match Capital Stock shall no longer be outstanding and shall cease to exist.

(ii)              each share of Match Capital Stock that (A) is owned directly by IAC, Match or any wholly owned Subsidiary of IAC, and in each case not held on behalf of third parties, shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor, or (B) is owned by any wholly owned Subsidiary of Match and not held on behalf of third parties shall be converted into a number of shares of IAC Class M Common Stock equal to the All-Stock Merger Consideration Amount.

(iii)            each limited liability company interest of New Match Merger Sub outstanding immediately prior to the Match Merger Effective Time shall be unchanged and remain the outstanding limited liability company interest of New Match Merger Sub.

(e)               Certificate of Formation and Limited Liability Company Agreement of the Match Merger Surviving Entity. From and after the Match Merger Effective Time, (i) the certificate of formation of New Match Merger Sub as in effect immediately prior to the Match Merger Effective Time shall be the certificate of formation of the Match Merger Surviving Entity until thereafter amended in accordance with the DLLCA and such certificate of formation and (ii) the limited liability company agreement of New Match Merger Sub as in effect immediately prior to the Match Merger Effective Time shall be the limited liability company agreement of the Match Merger Surviving Entity until thereafter amended in accordance with the DLLCA and such limited liability company agreement.

(f)                Officers of the Match Merger Surviving Entity. From and after the Match Merger Effective Time, the officers of Match immediately prior to the Match Merger Effective Time shall be the officers of the Match Merger Surviving Entity, to hold office until their successors have been duly elected and qualified in accordance with the limited liability company agreement of the Match Merger Surviving Entity.

(g)               Treatment of Match Equity Awards.

(i)                Effective as of immediately prior to the Match Merger Effective Time, each then-outstanding and unexercised Match Stock Option shall be assumed by New Match (an “Assumed Option”) on the same terms and conditions (including applicable vesting requirements) as applied to such Match Stock Option immediately prior to the Match Merger Effective Time, except that (x) the number of shares of New Match Common Stock subject to the Assumed Option shall be equal to the sum of (A) the number of shares of Match Common Stock subject to such Match Stock Option immediately prior to the Effective Time plus (B) the number of shares of New Match Common Stock equal to the product of (1) the Stock Election Amount and (2) the total number of shares of Match Common Stock underlying such Match Stock Option immediately prior to the Match Merger Effective Time, rounded down to the nearest whole share, and (y) the per share exercise price of such Assumed Option shall be equal to the quotient of (A) the aggregate exercise price applicable to such Match Stock Option immediately prior to the Match Merger Effective Time divided by (B) the number of shares of New Match Common Stock subject to such Assumed Option, with the result rounded up to the nearest hundredth of one cent. Assumed Options shall remain subject to the terms of the applicable Match Long-Term Incentive Plan and stock option agreements, except as described above in this Section 2.03(g)(i).

(ii)              Effective as of immediately prior to the Match Merger Effective Time, each then-outstanding and unexercised warrant to purchase shares of Match Common Stock listed on Section 2.03(g)(ii) of the Match Disclosure Letter (each, a “Match Warrant”) shall be assumed by New Match (an “Assumed Warrant”) on the same terms and conditions as applied to such Match Warrant immediately prior to the Match Merger Effective Time, except that (x) the number of shares of New Match Common Stock subject to the Assumed Warrant shall be equal to the sum of (A) the number of shares of Match Common Stock subject to such Match Warrant immediately prior to the Effective Time plus (B) the number of shares of New Match Common Stock equal to the product of (1) the Stock Election Amount and (2) the total number of shares of Match Common Stock underlying such Match Warrant immediately prior to the Match Merger Effective Time, rounded down to the nearest whole share, and (y) the per share exercise price of such Assumed Warrant shall be equal to the quotient of (A) the aggregate exercise price applicable to such Match Warrant immediately prior to the Match Merger Effective Time divided by (B) the number of shares of New Match Common Stock subject to such Assumed Warrant, with the result rounded up to the nearest whole cent. Assumed Warrants shall remain subject to the terms of the applicable warrant agreements, except as described above in this Section 2.03(g)(ii).

(iii)            Effective as of immediately prior to the Match Merger Effective Time, each then-outstanding Match Unit Award shall automatically be converted into a restricted stock unit award (“Assumed Unit Award”) corresponding to shares of New Match Common Stock, on the same terms and conditions (including applicable vesting requirements) as applied to each such Match Unit Award immediately prior to the Match Merger Effective Time, except that (x) that the number of shares of New Match Common Stock underlying such Assumed Unit Award shall be equal to the sum of (A) the number of shares of Match Common Stock subject to the Match Unit Award as of immediately prior to the Match Merger Effective Time and (B) the number of shares of New Match Common Stock equal to the product of (1) the Stock Election Amount and (2) the number of shares of Match Common Stock underlying such Match Unit Award as of immediately prior to the Match Merger Effective Time rounded down to the nearest whole share and (y) with respect to any Match Unit Award with a reference price, the reference price shall be adjusted to equal to the quotient of (A) the aggregate reference price applicable to such Match Unit Award immediately prior to the Match Merger Effective Time divided by (B) the number of shares of New Match Common Stock subject to such Assumed Unit Award, with the result rounded up to the nearest hundredth of one cent.

(iv)             Prior to the Match Merger Effective Time, the Match Board of Directors or the appropriate committee thereof shall adopt resolutions providing for the treatment of the Match Stock Options and the Match Unit Awards contemplated by this Section 2.03(g).

SECTION 2.04                Post-Merger Amendments to the New Match Charter.

(a)               Subject to the receipt of the required approval from the holders of IAC Capital Stock set forth in Section 5.04(c)(iii) of this Agreement, New Match shall cause the Post-Merger Amendments to the New Match Charter to become effective promptly following the Match Merger Effective Time by filing a certificate of amendment setting forth the Post-Merger Amendments to the New Match Charter with the Secretary of State of the State of Delaware. If the required approval from the holders of IAC Capital Stock set forth in Section 5.04(c)(iii) of this Agreement is not received, New Match shall, promptly following the Match Merger Effective Time, file a certificate of amendment to the certificate of incorporation of New Match changing New Match’s name to “Match Group, Inc.” with the Secretary of State of the State of Delaware.

(b)               By virtue of the effectiveness of the Post-Merger Amendments to the New Match Charter (if adopted), among other things:

(i)               IAC shall be renamed “Match Group, Inc.”; and

(ii)              IAC Class M Common Stock shall be renamed the common stock of Match Group, Inc.

SECTION 2.05                Post-Merger Amendments to the New IAC Charter. Following the effectiveness of the Post-Merger Amendments to the New Match Charter, New IAC shall file a certificate of amendment to its certificate of incorporation with the Secretary of State of the State of Delaware by virtue of the effectiveness of which New IAC shall be renamed “IAC/InterActiveCorp”.

ARTICLE III

Conversion of Shares; Exchange of Certificates

SECTION 3.01                Exchange Fund.

(a)               Exchange Agent. On or prior to the Election Record Date, IAC and New IAC shall enter into an agreement reasonably acceptable to Match with a bank, trust company or other appropriate service provider (the “Agent”; and such agreement, the “Agent Agreement”), which agreement shall provide, among other things, for the payments and delivery of shares contemplated by this Article III.

(b)               Deposit of Exchange Fund. At or prior to the Mandatory Exchange Effective Time, IAC shall, and shall cause New IAC to, deposit with the Agent:

(i)               for the benefit of the holders of shares of IAC Common Stock, for exchange in accordance with this Article III through the Agent, evidence of shares in book-entry form representing the aggregate number of shares of New IAC Common Stock and IAC Class M Common Stock to be issued pursuant to Section 3.01(d)(i) of this Agreement;

(ii)              for the benefit of the holders of shares of IAC Class B Common Stock, for exchange in accordance with this Article III through the Agent, evidence of shares in book-entry form representing the aggregate number of shares of New IAC Class B Common Stock and IAC Class M Common Stock to be issued pursuant to Section 3.01(d)(ii) of this Agreement; and

(iii)            for the benefit of the Non-IAC Match Shareholders, for exchange in accordance with this Article III through the Agent, evidence of shares in book-entry form representing the aggregate number of shares of IAC Class M Common Stock to be issued, and cash in an amount equal to the aggregate cash consideration to be paid, pursuant to Section 3.01(d)(iii) of this Agreement, if any;

Following the Closing, to the extent any dividends or other distributions are or become payable pursuant to Section 3.01(h), the Parties in respect of whose capital stock such dividends or other distributions are to be made agree to make available to the Agent cash in U.S. dollars or other consideration, as applicable, sufficient to pay such dividends and other distributions, as needed to make any payments pursuant to Section 3.01(h). Such amounts, if any, payable pursuant to the foregoing sentence, together with all cash and shares deposited with the Agent pursuant to clauses (i)-(iii) of this Section 3.01(b) for purposes of making the payments required pursuant to this Article III, are hereinafter referred to as the “Exchange Fund.”

(c)               Letters of Transmittal. As promptly as practicable after the Closing, New IAC and New Match shall cause the Agent to mail to:

(i)               each holder of record of shares of IAC Capital Stock as of immediately prior to the Reclassification Effective Time a form of letter of transmittal with respect to such holder’s entitlements pursuant to Sections 3.01(d)(i) and 3.01(d)(ii) (the “IAC Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss and title to any certificate (or shares held in book-entry form) shall pass, only upon delivery of such certificates (or shares held in book-entry form) to the Agent and shall be in such form and have such other provisions (including customary provisions with respect to delivery of an “agent’s message” or other required electronic communication with respect to shares held in book-entry form) as New IAC may reasonably specify, together with instructions thereto; and

(ii)              each holder of record of shares of Match Capital Stock (other than any holders of shares of Match Capital Stock to be cancelled in the Match Merger pursuant to Section 2.03(d)(ii)(A) or any Non-IAC Match Shareholder who properly made and did not revoke an Election pursuant to Section 3.02) as of immediately prior to the Match Merger Effective Time a form of letter of transmittal with respect to such holder’s entitlements pursuant to Section 3.01(d)(iii) (the “Match Letter of Transmittal” and, together with the IAC Letter of Transmittal, the “Letters of Transmittal”), which shall specify that delivery shall be effected, and risk of loss and title to any certificate (or shares held in book-entry form) shall pass, only upon delivery of such certificates (or shares held in book-entry form) to the Agent and shall be in such form and have such other provisions (including customary provisions with respect to delivery of an “agent’s message” or other required electronic communication with respect to shares held in book-entry form) as New Match may reasonably specify, together with instructions thereto.

(d)               Amounts Received in Connection with the Transactions. As promptly as practicable following the Closing, subject to (x) in the case of shares represented by a certificate, the surrender of such certificate for cancellation to the Agent, or (y) in the case of shares held in book-entry form, the receipt of an “agent’s message” or other required electronic communication by the Agent, in each case together with the receipt by the Agent of the applicable Letter of Transmittal or Form of Election, duly, completely and validly executed in accordance with the instructions thereto and the requirements set forth in this Agreement, and such other documents as may reasonably be required by the Agent, the former holder of such shares shall be entitled to receive in exchange therefor:

(i)               in the case of a former holder of shares of IAC Common Stock, subject to Section 3.01(e), such number of shares of New IAC Common Stock and New Match Common Stock which such holder is entitled to receive as a result of the consummation of the Reclassification and the Mandatory Exchange pursuant to Article II;

(ii)              in the case of a former holder of shares of IAC Class B Common Stock, subject to Section 3.01(e), such number of shares of New IAC Class B Common Stock and New Match Common Stock which such holder is entitled to receive as a result of the consummation of the Reclassification and the Mandatory Exchange pursuant to Article II; and

(iii)            in the case of a former holder of shares of Match Capital Stock (other than any holders of shares of Match Capital Stock to be cancelled in the Match Merger pursuant to Section 2.03(d)(ii)(A)), subject to Section 3.01(e), such number of shares of New Match Common Stock and such amount of cash, if any, which such holder is entitled to receive in respect of such shares of Match Capital Stock pursuant to Article II.

(e)               Treatment of Fractional Shares.

(i)                 Holders of IAC Capital Stock.

(A)             The Agent, New IAC and New Match shall, as soon as practicable after the Closing:

(1)               (i) determine the number of whole shares of New IAC Common Stock and New IAC Class B Common Stock and the number of fractional shares of New IAC Common Stock that each former holder of IAC Capital Stock is entitled to receive (including pursuant to Section 3.01(e)(i)(C)) in connection with the consummation of the Mandatory Exchange and (ii) (A) aggregate all such fractional shares of all such holders into whole shares and sell the whole shares obtained thereby in open market transactions at then-prevailing trading prices on behalf of such holders to whom fractional share interests otherwise would have been issued and (B) in lieu of delivering such fractional shares to such holders, deliver to each such holder, or for the benefit of each beneficial owner who otherwise would have been entitled to receive fractional shares, such holder’s or beneficial owner’s ratable share of the net proceeds of such sales, based upon the average gross selling price per share of New IAC Common Stock after making appropriate deductions for any amount required to be withheld under applicable Law as contemplated by Section 3.03 and less any brokers’ charges, commissions or transfer Taxes.

(2)               (i) determine the number of whole shares and fractional shares of New Match Common Stock that each former holder of IAC Capital Stock is entitled to receive in connection with the consummation of the Reclassification and (ii) (A) aggregate all such fractional shares of all such holders into whole shares and sell the whole shares obtained thereby in open market transactions at then-prevailing trading prices on behalf of such holders to whom fractional share interests otherwise would have been issued and (B) in lieu of delivering such fractional shares to such holders, deliver to each such holder, or for the benefit of each beneficial owner who otherwise would have been entitled to receive fractional shares, such holder’s or beneficial owner’s ratable share of the net proceeds of such sales, based upon the average gross selling price per share of New Match Common Stock after making appropriate deductions for any amount required to be withheld under applicable Law as contemplated by Section 3.03 and less any brokers’ charges, commissions or transfer Taxes.

(B)              The Agent, in its sole discretion, will determine the timing and method of selling such shares, the selling price of such shares and the broker-dealer through which such shares will be sold; provided, however, that the designated broker-dealer is not an Affiliate of New IAC or New Match. No interest will accrue on the proceeds from the sale of such shares.

(C)              For purposes of this Section 3.01(e)(i), to the extent that a former holder of shares of IAC Class B Common Stock would otherwise be entitled to receive a fractional share of New IAC Class B Common Stock in connection with the consummation of the Mandatory Exchange, such number of shares of IAC Class B Common Stock that would result in the holder being entitled to receive such fractional share shall be deemed to have been converted into the applicable number of shares of IAC Common Stock into which such shares of IAC Class B Common Stock are convertible immediately prior to the Reclassification Effective Time, and such holder shall be deemed to only be entitled to receive fractional shares of New IAC Common Stock in respect of its shares of IAC Class B Common Stock as to which it otherwise would be entitled to receive fractional shares of New IAC Class B Common Stock, and shall be treated as set forth in Section 3.01(e)(i)(A).

(ii)              Holders of Match Capital Stock. The Agent and New Match shall, as soon as practicable after the Closing, (i) determine the number of shares and fractional shares of New Match Common Stock that each former Non-IAC Match Shareholder is entitled to receive in connection with the consummation of the Match Merger and (ii) to the extent that any holder of record (taking into account all shares held by such holder and aggregating all entitlements to fractional shares) would otherwise be entitled to a fraction of a share, such fraction of a share shall be rounded up to one whole share.

(f)                Treatment of Certificates and Book-Entry Shares Prior to Surrender.

(i)               Each certificate or book-entry that formerly represented shares of IAC Common Stock immediately prior to the Reclassification Effective Time shall be deemed:

(A)             from and after the Reclassification Effective Time until immediately prior to the Mandatory Exchange Effective Time, to represent, subject to Section 3.01(e), the applicable number of shares of IAC Class M Common Stock and the applicable number of shares of IAC Series 1 Mandatorily Exchangeable Preferred Stock into which such shares of IAC Common Stock are reclassified in accordance with Section 2.02 of this Agreement and the Reclassification Charter Amendments; and

(B)              thereafter until surrendered as contemplated by Section 3.01(d) of this Agreement (or, with respect to any shares held in uncertificated book-entry form, receipt of an appropriate agent’s message or other required electronic confirmation), to represent (x) the applicable number of shares of IAC Class M Common Stock (or, after it is renamed pursuant to the Post-Merger Amendments to the New Match Charter, New Match Common Stock) deemed to be represented by such certificate or book-entry pursuant to the foregoing clause (A), (y) subject to Section 3.01(e), the applicable number of shares of New IAC Common Stock into which the shares of IAC Series 1 Mandatorily Exchangeable Preferred Stock deemed to be represented by such certificate or book-entry pursuant to the foregoing clause (A) are mandatorily exchanged in accordance with Section 2.02 of this Agreement and the Reclassification Charter Amendments, and (z) an entitlement to cash in lieu of fractional shares, if any, pursuant to Section 3.01(e)(i) and in respect of any dividends or other distributions pursuant to Section 3.01(h).

(ii)              Each certificate or book-entry that formerly represented shares of IAC Class B Common Stock immediately prior to the Reclassification Effective Time shall be deemed:

(A)             from and after the Reclassification Effective Time until immediately prior to the Mandatory Exchange Effective Time, to represent, subject to Section 3.01(e), the applicable number of shares of IAC Class M Common Stock and the applicable number of shares of IAC Series 2 Mandatorily Exchangeable Preferred Stock into which such shares of IAC Class B Common Stock are reclassified in accordance with Section 2.02 of this Agreement and the Reclassification Charter Amendments; and

(B)              thereafter until surrendered as contemplated by Section 3.01(d) of this Agreement (or, with respect to any shares held in uncertificated book-entry form, receipt of an appropriate agent’s message or other required electronic confirmation), to represent (x) the applicable number of shares of IAC Class M Common Stock (or, after it is renamed pursuant to the Post-Merger Amendments to the New Match Charter, New Match Common Stock) deemed to be represented by such certificate or book-entry pursuant to the foregoing clause (A), (y) subject to Section 3.01(e), the applicable number of shares of New IAC Class B Common Stock into which the shares of IAC Series 2 Mandatorily Exchangeable Preferred Stock deemed to be represented by such certificate or book-entry pursuant to the foregoing clause (A) are mandatorily exchanged in accordance with Section 2.02 of this Agreement and the Reclassification Charter Amendments, and (z) an entitlement to cash in lieu of fractional shares, if any, pursuant to Section 3.01(e)(i) and in respect of any dividends or other distributions pursuant to Section 3.01(h).

(iii)            Until surrendered as contemplated by Section 3.01(d) of this Agreement, each certificate or book-entry that formerly represented shares of Match Capital Stock immediately prior to the Match Merger Effective Time (other than any shares to be cancelled pursuant to Section 2.03(d)(ii)) shall be deemed, from and after the Match Merger Effective Time, to represent the right to receive upon such surrender the applicable number of shares of New Match Common Stock and the applicable amount of cash, if any, which the holder of such shares was entitled to receive, in respect of such shares under Section 2.03(d) of this Agreement and cash in respect of any dividends or other distributions pursuant to Section 3.01(h).

(g)               Transfers of Ownership. In the event that any book-entry in respect of any shares is to be made in a name other than that in which the certificates surrendered are registered (or, with respect to any shares held in uncertificated book-entry form, a name other than that appearing in such book-entry), it shall be a condition of the creation of such book-entry that the person making such request shall pay to the Agent any transfer or other taxes required by reason of the registration of such shares in a name other than that of the registered holder, or shall establish to the satisfaction of the Agent that such tax has been paid or is not applicable.

(h)               Treatment of Unexchanged Shares. No dividends or other distributions declared or made with respect to a class or series of capital stock issuable in connection with the Transactions with a record date after the Closing Date shall be paid to the holder of any unsurrendered certificate (or shares held in book-entry form) with respect to the shares of such class or series of capital stock issuable upon surrender thereof, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 3.01(e)(i), until the surrender of such certificate (or shares held in book-entry form) in accordance with this Article III. Subject to escheat, Tax or other applicable Law, following surrender of any such certificate (or shares held in book-entry form), there shall be paid to the holder of the certificate representing whole shares of the applicable class of capital stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of such class of capital stock to which such holder is entitled pursuant to Section 3.01(e)(i) and the amount of dividends or other distributions with a record date after the Closing Date theretofore paid with respect to such whole shares of such class of capital stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Closing Date but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of such class of capital stock.

(i)                 No Further Ownership Rights. The shares of capital stock issued and cash paid in accordance with the terms of this Article III (including any cash paid pursuant to Section 3.01(e)(i)) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of IAC Capital Stock or Match Capital Stock in respect of which such issuances and payments were made. From and after the Reclassification Effective Time, there shall be no further registration of transfers on the stock transfer books of IAC of shares of IAC Common Stock, IAC Class B Common Stock, or any shares of preferred stock that were outstanding immediately prior to the Reclassification Effective Time. From and after the Mandatory Exchange Effective Time, there shall be no further registration of transfers on the stock transfer books of IAC of shares of IAC Series 1 Mandatorily Exchangeable Preferred Stock or IAC Series 2 Mandatorily Exchangeable Preferred Stock. From and after the Match Merger Effective Time, there shall be no further registration of transfers on the stock transfer books of Match of shares of any Match Common Stock, Match Class B Common Stock, or any other shares of Match Capital Stock that were outstanding immediately prior to the Match Merger Effective Time. If, after the Closing Date, any certificates formerly representing shares of the capital stock of IAC or Match (or shares of the capital stock of IAC or Match held in book-entry form) are presented to New IAC, New Match or the Agent for any reason, they shall be cancelled and exchanged as provided in this Article III.

(j)                 Management of Exchange Fund.

(i)               New IAC Exchange Fund. The Agent shall invest any cash held in the Exchange Fund that is payable in respect of New IAC Common Stock or New IAC Class B Common Stock (as cash in lieu of fractional shares pursuant to Section 3.01(e), or as dividends or other distributions payable pursuant to Section 3.01(h)) as directed by New IAC. Any interest and other income resulting from such investments shall be paid to New IAC. Any portion of the Exchange Fund that consists of New IAC Common Stock or New IAC Class B Common Stock (and any cash in lieu of fractional shares of New IAC Common Stock or New IAC Class B Common Stock or any dividends or other distributions payable with respect to shares of New IAC Common Stock or New IAC Class B Common Stock, together with any interest received with respect thereto) (collectively, the “New IAC Exchange Fund”) that remains undistributed for 180 days after the Closing Date shall be delivered to New IAC, upon demand, and any former holder of IAC Capital Stock who has not theretofore complied with this Article III shall thereafter look only to New IAC for payment of its claims for such shares of New IAC Common Stock or New IAC Class B Common Stock, any cash in lieu of fractional shares of New IAC Common Stock or New IAC Class B Common Stock and any dividends and distributions with respect to shares of New IAC Common Stock or New IAC Class B Common Stock to which such holder is entitled pursuant to this Article III, in each case without any interest thereon. Any portion of the New IAC Exchange Fund which remains undistributed to the holders of certificates (or shares held in book-entry form) for one year after the Closing Date (or immediately prior to such earlier date on which the New IAC Exchange Fund would otherwise escheat to, or become the property of, any Governmental Authority), shall, to the extent permitted by applicable Law, become the property of New IAC, free and clear of all claims or interest of any Person previously entitled thereto.

(ii)              New Match Exchange Fund. The Agent shall invest any cash in the Exchange Fund that is payable as the cash portion of the Cash/Stock Merger Consideration Amount or that is payable in respect of New Match Common Stock (or, before it is renamed pursuant to the Post-Merger Amendments to the New Match Charter, IAC Class M Common Stock) as dividends or other distributions payable pursuant to Section 3.01(h) as directed by New Match. Any interest and other income resulting from such investments shall be paid to New Match. Any portion of the Exchange Fund that consists of any Cash/Stock Election Merger Consideration Amount or New Match Common Stock (or any dividends or other distributions payable with respect to shares of New Match Common Stock, together with any interest received with respect thereto) (collectively, the “New Match Exchange Fund”) that remains undistributed for 180 days after the Closing Date shall be delivered to New Match, upon demand, and any former holder of IAC Capital Stock or Match Capital Stock who has not theretofore complied with this Article III shall thereafter look only to New Match for payment of its claims for such Cash/Stock Election Merger Consideration Amount and such shares of New Match Common Stock, any dividends and distributions with respect to shares of New Match Common Stock to which such holder is entitled pursuant to this Article III, in each case without any interest thereon. Any portion of the New Match Exchange Fund which remains undistributed to the holders of certificates (or shares held in book-entry form) for one year after the Closing Date (or immediately prior to such earlier date on which the New Match Exchange Fund would otherwise escheat to, or become the property of, any Governmental Authority), shall, to the extent permitted by applicable Law, become the property of New Match, free and clear of all claims or interest of any Person previously entitled thereto. The Agent Agreement shall provide for the Agent to hold the New Match Exchange Fund and the New IAC Exchange Fund separate and apart from each other.

(k)               No Liability. None of the members of the New Match Group or the New IAC Group or the Agent shall be liable to any Person in respect of any portion of the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(l)                 Lost Certificates. If any certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required, with respect to any certificate representing IAC Capital Stock, by New IAC or, with respect to any certificate representing Match Capital Stock, by New Match, as applicable, the posting by such Person of a bond, in such reasonable and customary amount as New IAC or New Match, as applicable, may direct, as indemnity against any claim that may be made against it with respect to the applicable shares represented by such certificate, the Agent shall issue, in exchange for such lost, stolen or destroyed certificate, the applicable shares, any cash constituting the applicable Cash/Stock Merger Consideration Amount, any cash in lieu of fractional shares and any dividends and distributions deliverable in respect thereof pursuant to this Agreement.

SECTION 3.02                Election Procedures. Each Non-IAC Match Shareholder who is a holder of record of shares of Match Capital Stock shall have the right, subject to the limitations set forth in this Section 3.02, on or prior to the Election Deadline, to submit an election in accordance with the following procedures:

(a)               Each Non-IAC Match Shareholder may specify in a request made in accordance with the provisions of this Section 3.02 (herein called an “Election”) (i) the number of shares of Match Capital Stock owned by such holder with respect to which such holder desires to make a Cash/Stock Election and (ii) the number of shares of Match Capital Stock owned by such holder with respect to which such holder desires to make an All-Stock Election.

(b)               IAC and Match shall prepare a form, including appropriate and customary transmittal materials (the “Form of Election”), so as to permit Non-IAC Match Shareholders to exercise their right to make an Election.

(c)               IAC and Match (i) shall initially make available and mail the Form of Election not less than 20 Business Days prior to the anticipated date of the Election Deadline to Non-IAC Match Shareholders who are holders of record of shares of Match Capital Stock as of the Business Day prior to such mailing date (such record date, the “Election Record Date”), and (ii) following such mailing date, shall use commercially reasonable efforts to make the Form of Election available to all persons who become holders of record of shares of Match Capital Stock during the period between the Election Record Date and the Election Deadline. The time period between such mailing date and the Election Deadline is referred to herein as the “Election Period.”

(d)               Any Election shall have been made properly only if the Agent shall have received, during the Election Period, (i) in the case of shares represented by a certificate, the surrender of such certificate for cancellation to the Agent, or (ii) in the case of shares held in book-entry form, the receipt of an “agent’s message” or other required electronic communication by the Agent, in each case together with the Form of Election, duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Agent. As used herein, unless otherwise agreed in advance by the Parties, “Election Deadline” means 5:00 p.m. (New York City time) on the date that is the fifth Business Day preceding the date for which the Match Stockholder Meeting is scheduled. IAC and Match shall cooperate to issue a press release reasonably satisfactory to each of them announcing the Election Deadline not more than fifteen (15) Business Days before, and at least five (5) Business Days prior to, the date on which the Election Deadline occurs. If the Match Stockholder Meeting is delayed to a subsequent date, the Election Deadline shall be delayed by the same period such that the Election Deadline is still 5:00 p.m. (New York City time) on the date that is the fifth Business Day preceding the date for which the Match Stockholder Meeting is scheduled, and IAC and Match shall promptly announce any such delay and, when determined, the rescheduled Election Deadline.

(e)               After an Election is properly made with respect to any shares of Match Capital Stock, no further registration of transfers of such shares shall be made on the stock transfer books of Match, unless and until such Election is properly changed or revoked in accordance with this Section 3.02. Any Election may be changed or revoked with respect to all or a portion of the shares of Match Capital Stock subject thereto by the applicable Non-IAC Match Shareholder who submitted the applicable Form of Election by written notice received by the Agent prior to the Election Deadline. In addition, all Elections shall automatically be revoked if this Agreement is terminated in accordance with Article IX. If any Election is revoked or not properly made with respect to any shares of Match Capital Stock (none of the Parties nor the Agent being under any duty to notify any holder of Match Capital Stock of any such defect), such Election shall be deemed to be not in effect, and the shares of Match Capital Stock covered by such Election shall, for purposes hereof, be deemed to be Match Non-Electing Shares, unless a proper Election is thereafter timely made.

(f)                The determination of the Agent (or the joint determination of IAC and Match, in the event that the Agent declines to make any such determination) shall be conclusive and binding as to whether or not an Election has been properly made or revoked pursuant to this Section 3.02 and as to when Elections and revocations were received by the Agent.

SECTION 3.03                Withholding Rights. Each of IAC, New IAC, Match, New Match Merger Sub and the Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under applicable Law. Amounts so withheld and paid over to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

ARTICLE IV

Representations and Warranties of Match

Match represents and warrants to IAC that, except as disclosed (i) in the manner contemplated in the disclosure letter delivered by Match to IAC concurrently with the execution of this Agreement (the “Match Disclosure Letter”) or (ii) in any report, schedule, form, statement or other document filed with, or furnished to, the SEC by Match from and after January 1, 2017, and publicly available prior to the date of this Agreement, other than disclosures in the “Risk Factors” sections thereof or other disclosure statements included therein that are cautionary, predictive or forward-looking in nature and not statements of historical fact:

SECTION 4.01                Organization, Standing and Power.

(a)               Match is duly organized, validly existing and in good standing under the Laws of the State of Delaware. Match has all requisite corporate power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as currently conducted in all material respects. Match has made available to IAC true and complete copies of its certificate of incorporation and bylaws, in each case as amended through, and in full force and effect as of, the date of this Agreement.

(b)               Each Subsidiary of Match is duly organized, validly existing and in good standing (or its equivalent status) under the Laws of the jurisdiction in which it is organized, except for any failure to be duly organized, validly existing and in good standing that, individually or in the aggregate, has not had and would not reasonably be expected to have a Match Material Adverse Effect. Each Subsidiary of Match has all requisite power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as currently conducted, except for any failure to have such power and authority that, individually or in the aggregate, has not had and would not reasonably be expected to have a Match Material Adverse Effect.

(c)               Each of Match and each of its Subsidiaries is duly qualified to do business and is in good standing (or its equivalent status) in each jurisdiction where the nature of its business or the ownership or leasing of its properties makes such qualification or good standing necessary, except for any failure to be so qualified or in good standing that, individually or in the aggregate, has not had and would not reasonably be expected to have a Match Material Adverse Effect.

SECTION 4.02                Capital Structure of Match.

(a)               As of the date of this Agreement, the authorized capital stock of Match consists of 1,500,000,000 shares of Match Common Stock, 1,500,000,000 shares of Match Class B Common Stock, 1,500,000,000 shares of Match Class C Common Stock and 500,000,000 shares of preferred stock, par value $0.001 per share (“Match Preferred Stock”). As of the close of business on December 16, 2019 (the “Match Capitalization Date”), (i) 70,447,419 shares of Match Common Stock were issued and outstanding, (ii) 209,919,402 shares of Match Class B Common Stock were issued and outstanding, (iii) no shares of Match Class C Common Stock were issued and outstanding, (iv) no shares of Match Preferred Stock were issued and outstanding, (v) 17,706,316 shares of Match Common Stock were reserved for issuance under Match equity plans (including the Match Subsidiary Equity Plans), of which amount, (A) Match Stock Options to purchase 12,258,530 shares of Match Common Stock were issued and outstanding, (B) Match RSU Awards covering 3,082,984 shares of Match Common Stock were issued and outstanding, and (C) Match PSU Awards covering 2,275,546 shares of Match Common Stock were issued and outstanding, assuming maximum performance.

(b)               All outstanding shares of Match Capital Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL or the certificate of incorporation or bylaws of Match. There are no bonds, debentures, notes or other indebtedness of Match having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Match Capital Stock may vote (“Voting Match Debt”). No Subsidiary of Match owns any shares of capital stock of Match.

(c)               Section 4.02(c) of the Match Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of the equity plans of the Subsidiaries of Match under which shares of Match Common Stock may be granted (the “Match Subsidiary Equity Plans”).

(d)               Except as set forth in Section 4.02(a) or Section 4.02(c) and Section 4.02(d) of the Match Disclosure Letter, as of the Match Capitalization Date, (i) there were no shares of capital stock of, or other equity or voting interests in, Match issued, reserved for issuance or outstanding and (ii) there were no options, rights, warrants, convertible or exchangeable securities, “phantom” stock or other equity rights, stock-based performance units, commitments, Contracts or undertakings of any kind to which Match or any of its Subsidiaries was a party or by which any of their respective properties or assets was bound (A) obligating Match or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity or voting interests in, Match or any of its Subsidiaries or any Voting Match Debt, (B) obligating Match or any of its Subsidiaries to issue, grant, extend or enter into any such option, right, warrant, security, commitment, Contract, arrangement or undertaking or (C) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Match Capital Stock or the holders of the capital stock of any Subsidiary of Match (the items in clauses (i) and (ii), collectively, “Match Securities”). From the Match Capitalization Date through the date of this Agreement, neither Match nor any of its Subsidiaries has issued any Match Securities, other than pursuant to Match Stock Options, Match RSU Awards or Match PSU Awards, in each case, that were outstanding as of the Match Capitalization Date. Other than this Agreement and the Real Estate Contribution Agreement, there are not any outstanding Contracts of any kind that obligate Match or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Match Securities.

SECTION 4.03                Authority; Execution and Delivery; Enforceability.

(a)               Match has all requisite power and authority to execute and deliver each Transaction Document to which it is or is contemplated to be a party, to perform its obligations thereunder and, subject to receipt of the Match Stockholder Approval, to consummate the Transactions. The execution and delivery by Match of each Transaction Document to which it is or is contemplated to be a party and the consummation by Match of the Transactions have been duly authorized by the Match Board of Directors and the Match Separation Committee, and except for the Match Stockholder Approval, no other corporate proceedings on the part of Match are necessary to authorize the Transaction Documents to which it is or is contemplated to be a party or the consummation of the Transactions. Match has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the other Parties, this Agreement constitutes its legal, valid and binding obligation, enforceable against Match in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies). Upon the execution and delivery by Match of each other Transaction Document to which it is or is contemplated to be a party, and, assuming due authorization, execution and delivery by the other parties thereto, each other Transaction Document to which it is or is contemplated to be a party will constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

(b)               The Match Separation Committee has been duly authorized and constituted and at a meeting duly called and held has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Transactions, are fair to and in the best interests of Match and its stockholders, other than IAC and the IAC Affiliates, and (ii) recommended that the Match Board of Directors adopt resolutions approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Transactions, approving and declaring advisable that Match enter into this Agreement and the transactions contemplated hereby and recommending the adoption of this Agreement and the approval of the Specified Charter Amendment Provisions to the holders of Match Capital Stock (the “Match Separation Committee Recommendation”). As of the date of this Agreement, the foregoing determinations and resolutions have not been rescinded, modified or withdrawn in any way.

(c)               At a meeting duly called and held, the Match Board of Directors, based on the Match Separation Committee Recommendation, has by unanimous vote of directors present (i) determined that this Agreement and the transactions contemplated hereby, including the Transactions, are fair to and in the best interests of Match and its stockholders, other than IAC and the IAC Affiliates, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Transactions, (iii) resolved to recommend the adoption of this Agreement and the approval of the Specified Charter Amendment Provisions to the holders of Match Capital Stock and (iv) directed that this Agreement and the Specified Charter Amendment Provisions be submitted to the holders of Match Capital Stock for their adoption and approval (such recommendation, the “Match Board Recommendation”). As of the date of this Agreement, the foregoing determinations and resolutions have not been rescinded, modified or withdrawn in any way.

(d)               The only votes or consents of holders of any class or series of capital stock of Match necessary to approve this Agreement and the Transactions are (i) the affirmative vote of the holders of at least a majority of the aggregate voting power of all outstanding shares of Match Capital Stock entitled to vote on such matter, voting together as a single class, to adopt this Agreement (the “Match Stockholder Approval”) and (ii) the affirmative vote of holders of at least a majority of the aggregate voting power of all outstanding shares of Match Capital Stock entitled to vote on such matter (other than any shares of Match Capital Stock owned, directly or indirectly, by (A) IAC and its Subsidiaries, (B) the members of the IAC Board of Directors and the IAC Section 16 Officers, (C) the members of the Match Board of Directors and the Match Section 16 Officers or (D) the immediate family members of any of the foregoing), voting together as a single class, to adopt this Agreement (the “Match Disinterested Stockholder Approval”).

SECTION 4.04                Non-Contravention. The execution and delivery by Match of this Agreement and the Ancillary Agreements to which Match is a party or is contemplated to be a party, the performance of its obligations hereunder and thereunder and the consummation by Match of the Transactions do not, assuming compliance with the matters referenced in Section 4.03 and the receipt of the Match Requisite Approvals, (a) conflict with or breach any provision of the certificate of incorporation or bylaws of Match, (b) conflict with or breach any provision of any Law, (c) require any consent of or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any material contract binding upon any member of the Match Group or any license, franchise, permit, certificate, approval or other similar authorization affecting any member of the Match Group or (d) result in the creation or imposition of any Lien on any asset of any member of the Match Group, except, in the case of clauses (b), (c) and (d), as would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated hereby or have a Match Material Adverse Effect.

SECTION 4.05                Undisclosed Liabilities. Except as reflected or reserved against on the most recent consolidated balance sheet of Match included in the Match Financial Statements filed with the SEC prior to the date of this Agreement (together with the notes thereto, the “Match Balance Sheet”), Match and its Subsidiaries do not have any Liabilities of any nature other than Liabilities that (a) were incurred after the date of the Match Balance Sheet in the ordinary course of business, (b) are contemplated by or were incurred in connection with this Agreement, the other Transaction Documents or the Transactions or (c) individually or in the aggregate, have not had and would not reasonably be expected to have a Match Material Adverse Effect.

SECTION 4.06                Litigation. Except as set forth on Section 4.06 of the Match Disclosure Letter, as of the date hereof, there is no action, lawsuit, proceeding, or formal investigation pending, or to the Knowledge of Match, threatened, against any member of the Match Group or the properties or assets of any member of the Match Group, which if determined adversely would reasonably be expected to be materially adverse to the Match Group, taken as a whole.

SECTION 4.07                Information Supplied. None of the information supplied or to be supplied by Match for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, or (b) the Joint Proxy Statement/Prospectus will, at the date it is first mailed to the holders of Match Capital Stock or at the time of the Match Stockholder Meeting, or at the date it is first mailed to the holders of IAC Capital Stock or at the time of the IAC Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Match with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of IAC or New IAC for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement/Prospectus.

SECTION 4.08                Opinion of Financial Advisor. The Match Separation Committee has received a written opinion (or an oral opinion to be subsequently confirmed in writing) of Goldman Sachs & Co. LLC (“Goldman Sachs”), as financial advisor to the Match Separation Committee, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, limitations, qualifications and other matters set forth therein, the Match Merger Consideration to be paid to the holders (other than IAC and its Affiliates) of Match Capital Stock, taken in the aggregate, pursuant to this Agreement is fair from a financial point of view to such stockholders. Match will make available a true and complete copy of such opinion to IAC, for informational purposes only, after receipt of such opinion by the Match Separation Committee.

SECTION 4.09                Brokers. No broker, investment banker, financial advisor or other Person, other than Goldman Sachs, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Match or any of its Subsidiaries. Match has furnished to IAC a true and complete copy of the engagement letter between Match and Goldman Sachs relating to the Transactions.

SECTION 4.10                Tax Matters. As of the date hereof, Match is not aware of the existence of any fact, and has not taken or agreed to take any action, that would reasonably prevent or impede (i) the Intended Tax Treatment or (ii) Match from delivering the Distribution Tax Representation Letter described in Section 7.13(b) or the Merger Tax Representation Letter described in Section 7.13(c).

SECTION 4.11                No Other Representations or Warranties. Match acknowledges and agrees, on behalf of itself and all members of the Match Group, that, except for the representations and warranties contained in Article V and any representations and warranties of IAC contained in the Ancillary Agreements, no member of the IAC Group nor any other Person makes, and neither Match nor any member of the Match Group is relying on, any representation or warranty, express or implied, with respect to the members of the IAC Group, their businesses or with respect to any information furnished, disclosed or otherwise made available to Match or any of its Representatives in the course of their due diligence investigation of IAC’s businesses and the negotiation of this Agreement or otherwise in connection with the Transactions (including as to the accuracy and completeness thereof). Match acknowledges and agrees that, except pursuant to the terms and conditions of this Agreement and the other Transaction Documents, neither IAC nor any other Person shall be subject to any Liability or responsibility whatsoever to Match or any of the Match Affiliates or any of its stockholders, controlling Persons or Representatives on any basis (including in contract or tort, under securities Laws or otherwise) resulting from or based upon IAC’s furnishing, disclosing or otherwise making available in connection with this Agreement and the transactions contemplated hereby any information, documents or material in any form to Match or the Match Affiliates, stockholders, controlling Persons or Representatives, including in any data room or management presentations (formal or informal) and including any financial statements and any projections, forecasts, budgets, estimates or other forward-looking information, or the use of any such information.

ARTICLE V

Representations and Warranties of IAC

IAC (and, with respect to Section 5.10, New IAC) represents and warrants to Match that, except (a) as disclosed in the manner contemplated in the disclosure letter delivered by IAC to Match concurrently with the execution of this Agreement (the “IAC Disclosure Letter”) or (b) as disclosed in any report, schedule, form, statement or other document filed with, or furnished to, the SEC by IAC from and after January 1, 2017, and publicly available prior to the date of this Agreement, other than disclosures in the “Risk Factors” sections thereof or other disclosure statements included therein that are cautionary, predictive or forward-looking in nature and not statements of historical fact:

SECTION 5.01                Organization, Standing and Power.

(a)               Each of IAC, New IAC, and New Match Merger Sub (collectively, the “IAC Parties”) and New Match Merger Sub HoldCo is duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of the IAC Parties and New Match Merger Sub HoldCo has all requisite power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as currently conducted in all material respects. IAC has made available to Match true and complete copies of the certificate or articles of incorporation and bylaws or comparable organizational documents of each of the IAC Parties and New Match Merger Sub HoldCo, in each case as amended through, and in full force and effect as of, the date of this Agreement.

(b)               Each Subsidiary of IAC that is a member of the IAC Group (other than the IAC Parties and New Match Merger Sub HoldCo) is duly organized, validly existing and in good standing (or its equivalent status) under the Laws of the jurisdiction in which it is organized, except for any failure to be duly organized, validly existing and in good standing that, individually or in the aggregate, has not had and would not reasonably be expected to have an IAC Material Adverse Effect. Each Subsidiary of IAC that is a member of the IAC Group (other than the IAC Parties and New Match Merger Sub HoldCo) has all requisite power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as currently conducted, except for any failure to have such power and authority that, individually or in the aggregate, has not had and would not reasonably be expected to have an IAC Material Adverse Effect.

(c)               Each of IAC and the Exchangeable Notes Issuers is duly qualified to do business and is in good standing (or its equivalent status) in each jurisdiction where the nature of its business or the ownership or leasing of its properties makes such qualification or good standing necessary, except for any failure to be so qualified or in good standing that, individually or in the aggregate, has not had and would not reasonably be expected to have an IAC Material Adverse Effect.

SECTION 5.02                Capital Structure of IAC.

(a)               As of the date of this Agreement, the authorized capital stock of IAC consists of 1,600,000,000 shares of IAC Common Stock, 400,000,000 shares of IAC Class B Common Stock and 100,000,000 shares of preferred stock, par value $0.01 per share, of which 1,000,000 shares are designated IAC Series C Cumulative Preferred Stock and 750,000 shares are designated IAC Series D Cumulative Preferred Stock. As of November 30, 2019 (the “IAC Capitalization Date”), (i) 78,824,638 shares of IAC Common Stock were issued and outstanding, (ii) 5,789,499 shares of IAC Class B Common Stock were issued and outstanding, (iii) 67,633 shares of IAC Series C Cumulative Preferred Stock were issued and outstanding, (iv) 557,603 shares of IAC Series D Cumulative Preferred Stock were issued and outstanding, and (v) 19,234,431 shares of IAC Common Stock were reserved for issuance under IAC equity plans of which amount, (A) IAC Options to purchase 4,894,844 shares of IAC Common Stock were issued and outstanding, (B) IAC RSU Awards covering 212,426 shares of IAC Common Stock were issued and outstanding and (C) IAC PSU Awards covering 365,964 shares of IAC Common Stock were issued and outstanding, assuming maximum performance. From the IAC Capitalization Date through the date of this Agreement, no member of the IAC Group has issued any IAC Securities, other than pursuant to IAC Options, IAC PSU Awards or IAC RSU Awards, in each case, that were outstanding as of the IAC Capitalization Date.

(b)               There are no bonds, debentures, notes or other indebtedness of IAC having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of IAC Capital Stock may vote (“Voting IAC Debt”), other than the Exchangeable Notes and the IAC Warrants. No Subsidiary of IAC owns any shares of capital stock of IAC.

(c)               Except as set forth above, as of the IAC Capitalization Date, (i) other than the shares of capital stock issuable in respect of the Exchangeable Notes and the IAC Warrants, there were no shares of capital stock of, or other equity or voting interests in, IAC issued, reserved for issuance or outstanding and (ii) other than the Exchangeable Notes and the IAC Warrants, there were no options, rights, warrants, convertible or exchangeable securities, “phantom” stock or other equity rights, stock-based performance units, commitments, Contracts or undertakings of any kind to which any member of the IAC Group was a party or by which any of their respective properties or assets was bound (A) obligating any member of the IAC Group to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity or voting interests in, any member of the IAC Group or any Voting IAC Debt, (B) obligating any member of the IAC Group to issue, grant, extend or enter into any such option, right, warrant, security, commitment, Contract, arrangement or undertaking or (C) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of the capital stock of any member of the IAC Group (the items in clauses (i) and (ii), collectively, “IAC Securities”). There are not any outstanding Contracts of any kind that obligate any member of the IAC Group to repurchase, redeem or otherwise acquire any IAC Securities.

SECTION 5.03                Ownership and Operations of Other IAC Parties and Exchangeable Notes Issuers.

(a)               As of the date of this Agreement, (i) the authorized capital stock of New IAC consists of 1,000 common shares, par value $0.01 per share, of which 1,000 shares are issued and outstanding, all of which are owned beneficially and of record by IAC, (ii) the limited liability company interests of New Match Merger Sub consist of a single class of limited liability company interests, all of which are owned beneficially and of record by New Match Merger Sub HoldCo and (iii) the limited liability company interests of New Match Merger Sub HoldCo consist of a single class of limited liability company interests, all of which are owned beneficially and of record by IAC. Each of New Match Merger Sub and New Match Merger Sub HoldCo (A) was formed solely for purposes of engaging in the transactions contemplated by this Agreement and has engaged in no business or incurred any Liabilities other than in connection with this Agreement and the transactions contemplated hereby and (B) as of the date of this Agreement, is treated as disregarded as an entity separate from its owner for US federal income tax purposes.

(b)               As of the date of this Agreement, the authorized capital stock and issued and outstanding shares of each Exchangeable Notes Issuer is set forth on Section 5.03 of the IAC Disclosure Letter. Each Exchangeable Notes Issuer was formed solely for the purposes of engaging in transactions related to the Exchangeable Notes, the IAC Call Options and the IAC Warrants, and has engaged in no other business or incurred any Liabilities other than in connection with or ancillary to the Exchangeable Notes, the IAC Call Options or the IAC Warrants.

SECTION 5.04                Authority; Execution and Delivery; Enforceability.

(a)               Each of the IAC Parties has all requisite power and authority to execute and deliver each Transaction Document to which it is or is contemplated to be a party, to perform its obligations thereunder and, subject to the receipt of the IAC Required Stockholder Approval, to consummate the Transactions to which it is a party. The execution and delivery by each of the IAC Parties of each Transaction Document to which it is or is contemplated to be a party and the consummation by each of the IAC Parties of the Transactions to which it is a party have been duly authorized by the respective Boards of Directors of IAC and New IAC and the sole member of New Match Merger Sub, and except for the IAC Stockholder Approval and the New IAC Stockholder Approval, no other corporate proceedings on the part of any IAC Party are necessary to authorize the Transaction Documents to which it is or is contemplated to be a party or the consummation of the Transactions to which it is a party. Each of the IAC Parties has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the other Parties, this Agreement constitutes its legal, valid and binding obligation, enforceable against each of the IAC Parties in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies). Upon the execution and delivery by each of the IAC Parties of each other Transaction Document to which it is or is contemplated to be a party, and, assuming due authorization, execution and delivery by the other parties thereto, each other Transaction Document to which it is or is contemplated to be a party will constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies). IAC has delivered to Match a copy of the written consent of the sole member of New Match Merger Sub approving this Agreement.

(b)               The IAC Board of Directors has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Transactions, are in the best interests of IAC and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Transactions, (iii) declared advisable each of the Reclassification Charter Amendments and the Post-Merger Amendments to the New Match Charter and resolved to recommend the approval of the Reclassification Charter Amendments, the Post-Merger Amendments to the New Match Charter, the New Match Common Stock Issuance and the IAC/InterActiveCorp 2020 Stock and Annual Incentive Plan to the holders of IAC Capital Stock (such recommendation, the “IAC Board Recommendation”) and (iv) directed that the Reclassification Charter Amendments, the Post-Merger Amendments to the New Match Charter, the New Match Common Stock Issuance and the IAC/InterActiveCorp 2020 Stock and Annual Incentive Plan be submitted to the holders of IAC Capital Stock for their approval. As of the date of this Agreement, the foregoing determinations and resolutions have not been rescinded, modified or withdrawn in any way.

(c)               The only votes or consents of holders of any class or series of capital stock of IAC necessary to approve this Agreement and the Transactions are (i) the approval, in one or more proposals, of the Transaction-Related Reclassification Charter Amendments by (1) the affirmative vote of the holders of at least a majority of the aggregate voting power of all outstanding shares of IAC Common Stock entitled to vote on such matter, voting as a separate class, (2) the affirmative vote of the holders of at least a majority of the aggregate voting power of all outstanding shares of IAC Class B Common Stock entitled to vote on such matter, voting as a separate class and (3) the affirmative vote of the holders of at least a majority of the aggregate voting power of all outstanding shares of IAC Capital Stock entitled to vote on such matter, voting together as a single class, (ii) the affirmative vote of the holders of at least a majority of the aggregate voting power of all outstanding shares of IAC Capital Stock entitled to vote on such matter, voting together as a single class, to approve, in one or more proposals, the amendments to the certificate of incorporation of IAC in the form set forth on Exhibit 2.02(b) to this Agreement, (iii) the affirmative vote of the holders of at least a majority of the aggregate voting power of all outstanding shares of IAC Capital Stock entitled to vote on such matter, voting together as a single class, to approve, in one or more proposals, the Post-Merger Amendments to the New Match Charter, (iv) assuming a quorum is present, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy and entitled to vote on the matter to approve the issuance of IAC Class M Common Stock in connection with the Transactions and in the IAC Class M Equity Offering (the “New Match Common Stock Issuance”) and (v) assuming a quorum is present, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy and entitled to vote on the matter to approve the IAC/InterActiveCorp 2020 Stock and Annual Incentive Plan ((i), (ii), (iii), (iv) and (v), the “IAC Stockholder Approval,” and (i), (iv) and (v) the “IAC Required Stockholder Approval”).

SECTION 5.05                Non-Contravention. The execution and delivery by each of the IAC Parties of this Agreement and the Ancillary Agreements to which it is a party or is contemplated to be a party, the performance of its obligations hereunder and thereunder and the consummation by it of the Transactions do not, assuming compliance with the matters referenced in Section 5.04 and the receipt of that the IAC Stockholder Approval and the New IAC Stockholder Approval, (a) conflict with or breach any provision of the certificate of incorporation or bylaws of any IAC Party, (b) conflict with or breach any provision of any Law, (c) require any consent of or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any material contract binding upon any member of the IAC Group (including the Exchangeable Notes Issuers) or any license, franchise, permit, certificate, approval or other similar authorization affecting any member of the IAC Group or (d) result in the creation or imposition of any Lien on any asset of any member of the IAC Group, except, in the case of clauses (b), (c) and (d), as would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated hereby or have a IAC Material Adverse Effect.

SECTION 5.06                Undisclosed Liabilities. Except as reflected or reserved against on the most recent consolidated balance sheet of IAC included in the IAC Financial Statements filed with the SEC prior to the date of this Agreement (together with the notes thereto, the “IAC Balance Sheet”), the members of the IAC Group do not have any Liabilities of any nature other than Liabilities that (a) were incurred after the date of the IAC Balance Sheet in the ordinary course of business, (b) are contemplated by or were incurred in connection with this Agreement, the other Transaction Documents or the Transactions, (c) arise or have arisen from the conduct of the business of the members of the Match Group, or (d) individually or in the aggregate, have not had and would not reasonably be expected to have an IAC Material Adverse Effect.

SECTION 5.07                Litigation. Except as set forth in Section 5.07 of the IAC Disclosure Letter, as of the date hereof, there is no action, lawsuit, proceeding, or formal investigation pending, or to the Knowledge of IAC, threatened, against any member of the IAC Group or the properties or assets of any member of the IAC Group, which if determined adversely would reasonably be expected to be materially adverse to the IAC Group, taken as a whole.

SECTION 5.08                Information Supplied. None of the information supplied or to be supplied by the IAC Parties for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, or (b) the Joint Proxy Statement/Prospectus will, at the date it is first mailed to the holders of IAC Capital Stock or at the time of the IAC Stockholder Meeting, or at the date it is first mailed to the holders of Match Capital Stock or at the time of the Match Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the IAC Parties with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Match for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement/Prospectus.

SECTION 5.09                Brokers. No broker, investment banker, financial advisor or other Person, other than J.P. Morgan Securities LLC (“J.P. Morgan”), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of any member of the IAC Group. IAC has furnished to Match a true and complete copy of the financial terms of the engagement letter between IAC and J.P. Morgan relating to the Transactions.

SECTION 5.10                Tax Matters. As of the date hereof, IAC is not aware of the existence of any fact, and has not taken or agreed to take any action, that would reasonably prevent or impede (a) the Intended Tax Treatment, (b) IAC and New IAC from delivering the Distribution Tax Representation Letters described in Section 7.13(b), or (c) IAC from delivering the Merger Tax Representation Letter described in Section 7.13(c). Except as would not reasonably be expected to, individually or in the aggregate, have an IAC Material Adverse Effect: (i) all Tax returns required to be filed by any member of the IAC Group have been timely filed (taking into account extensions) and are complete and correct, (ii) all Taxes required to be paid (including Taxes required to be withheld from payments to stockholders, creditors or other third parties) by any member of the IAC Group have been paid to the proper Governmental Authority, in each case of clause (i) and (ii), except to the extent adequate reserves are reflected in the IAC Balance Sheet, and (iii) there are no pending audits or other proceedings with respect to Taxes.

SECTION 5.11                No Other Representations and Warranties. IAC acknowledges and agrees, on behalf of itself and all members of the IAC Group that, except for the representations and warranties contained in Article IV and any representations and warranties of Match contained in the Ancillary Agreements, neither Match nor any of its Subsidiaries nor any other Person makes, and neither IAC nor any other member of the IAC Group is relying on, any representation or warranty, express or implied, with respect to Match, its Subsidiaries, their businesses or with respect to any information furnished, disclosed or otherwise made available to IAC or any of its Representatives in the course of their due diligence investigation of Match’s businesses and the negotiation of this Agreement or otherwise in connection with the Transactions (including as to the accuracy and completeness thereof). IAC acknowledges and agrees that, except pursuant to the terms and conditions of this Agreement and the other Transaction Documents, neither Match nor any other Person shall be subject to any Liability or responsibility whatsoever to IAC or any of the IAC Affiliates or any of its stockholders, controlling Persons or Representatives on any basis (including in contract or tort, under securities Laws or otherwise) resulting from or based upon Match’s furnishing, disclosing or otherwise making available in connection with this Agreement and the transactions contemplated hereby any information, documents or material in any form to IAC or the IAC Affiliates, stockholders, controlling Persons or Representatives, including in any data room or management presentations (formal or informal) and including any financial statements and any projections, forecasts, budgets, estimates or other forward-looking information, or the use of any such information.

ARTICLE VI

Covenants Relating to Conduct of Business

SECTION 6.01                Conduct of Business by Match. Except for matters set forth in Section 6.01 of the Match Disclosure Letter, as otherwise expressly permitted or contemplated by this Agreement or any other Transaction Document (including the Restructuring Transactions), as required by applicable Law or as consented to in writing by IAC in advance (such consent not to be unreasonably withheld, delayed or conditioned), from the date hereof to the Match Merger Effective Time, Match shall, and shall cause each of the members of the Match Group to, conduct its business in the ordinary course of business consistent with past practice and use its reasonable best efforts to preserve intact its business organization and business relationships. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 6.01 of the Match Disclosure Letter, as otherwise expressly permitted or contemplated by this Agreement or any other Transaction Document or as required by applicable Law, from the date hereof to the Match Merger Effective Time, Match shall not, and shall not permit any member of the Match Group to, do any of the following without the prior written consent of IAC (such consent not to be unreasonably withheld, delayed or conditioned):

(a)               (i) declare, set aside or pay any non-cash dividends or other non-cash distributions in respect of its shares of capital stock or other equity interests, other than dividends and distributions by any wholly owned Subsidiary of Match to its parent, (ii) split, combine or reclassify any of its capital stock or other equity interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its shares of capital stock or other equity interests, other than any such transaction by a wholly owned Subsidiary of Match which remains a wholly owned Subsidiary of Match after consummation of such transaction, or (iii) other than as required by Section 7.22, purchase, redeem or otherwise acquire or amend the terms of any shares of its capital stock or other equity interests or any rights, warrants, options or other equity awards to acquire, directly or indirectly, any such shares of capital stock or other equity interests, in each case, except as otherwise permitted by Section 6.01(b);

(b)               issue, deliver, sell or grant (i) any of its shares of capital stock or other equity interests or (ii) any Voting Match Debt or Match Securities, in each case other than (A) the issuance of Match Common Stock upon the exercise of Match Stock Options or in connection with the vesting of other Match equity-based awards, in each case, outstanding on the date hereof or otherwise granted following the date hereof as permitted by Section 6.01(b)(i)(B), (B) the grant of Match Stock Options or other Match equity-based awards in the ordinary course of business consistent with past practice, (C) any such transaction by a wholly owned Subsidiary of Match which remains a wholly owned Subsidiary of Match after consummation of such transaction or (D) pursuant to the Real Estate Contribution Agreement;

(c)               in the case of Match, amend its certificate or articles of incorporation or bylaws;

(d)               acquire, in a single transaction or a series of related transactions, whether by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any partnership, corporation, joint venture, limited liability entity or other business organization or division thereof or any other Person, with a value or purchase price that, individually or in the aggregate, exceeds $5 million;

(e)               make any capital expenditures other than as set forth on Section 6.01(e) of the Match Disclosure Letter;

(f)                incur any Indebtedness, except for (i) Indebtedness solely between or among Match and its Subsidiaries that is incurred in the ordinary course of business, (ii) Indebtedness incurred under the Existing Match Facility including the Credit Facility Upsize, (iii) foreign currency hedging arrangements on customary commercial terms entered into in the ordinary course of business and not for speculative purposes and (iv) Indebtedness incurred to replace, renew, extend, refinance or refund any existing Indebtedness of Match or any of its Subsidiaries; provided that any Indebtedness incurred in reliance on clauses (i) through (iv) above shall not limit the ability of Match or any of its Subsidiaries to obtain any Debt Financing;

(g)               in the case of Match, adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(h)               adopt or implement any stockholder rights plan, “poison pill” or similar anti-takeover agreement or plan, in each case that would prohibit, restrict or delay, or otherwise be applicable to, the Transactions; or

(i)                 authorize any of, or commit or agree to take any of, the foregoing actions.

SECTION 6.02                Conduct of Business by IAC. Except for matters set forth in Section 6.02 of the IAC Disclosure Letter, as otherwise expressly permitted or contemplated by this Agreement or any other Transaction Document (including the Restructuring Transactions), as required by applicable Law or as consented to in writing by Match (such consent not to be unreasonably withheld, delayed or conditioned), from the date hereof to the Match Merger Effective Time, IAC shall, and shall cause each of the members of the IAC Group to, conduct its business in the ordinary course of business consistent with past practice and use its reasonable best efforts to preserve intact its business organization and business relationships, and conduct the Tax affairs of the IAC Group and, to the extent it has the ability to do so, the Match Group, in the ordinary course of business consistent with past practice. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 6.02 of the IAC Disclosure Letter, as otherwise expressly permitted or contemplated by this Agreement or any other Transaction Document or as required by applicable Law, from the date hereof to the Match Merger Effective Time, IAC shall not, and shall not permit any of the members of the IAC Group to, do any of the following without the prior written consent of Match (such consent not to be unreasonably withheld, delayed or conditioned):

(a)               in the case of any IAC Party or any of the Exchangeable Notes Issuers, amend its certificate or articles of incorporation or bylaws or comparable organizational documents;

(b)               in the case of IAC, declare or set aside any dividends or other distributions in respect of its shares of capital stock with a payment time after the Match Merger Effective Time;

(c)               sell, transfer or otherwise dispose of any Match Capital Stock;

(d)               issue or agree to issue any capital stock of IAC which would not be outstanding at the Reclassification Effective Time but would be capital stock of New Match following the Mandatory Exchange Effective Time;

(e)               incur or amend the terms of any Indebtedness for borrowed money that will be Indebtedness for borrowed money of a member of the New Match Group following the Closing;

(f)                amend the terms of the Exchangeable Notes or amend or terminate the IAC Call Options or the IAC Warrants, other than entering into the Volatility Agreements;

(g)               enter into any Contract that would be a New Match Asset or a New Match Liability;

(h)               settle any Action that would (i) impose a consent order, injunction or decree restricting the future activity or conduct of the New Match Group, (ii) include a finding or admission of a violation of applicable Law by any member of the New Match Group or (iii) result in the creation of a New Match Liability;

(i)                 in the case of any IAC Party or any of the Exchangeable Notes Issuers, adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(j)                 adopt or implement any stockholder rights plan, “poison pill” or similar anti-takeover agreement or plan, in each case that would prohibit, restrict or delay, or otherwise be applicable to, the Transactions; or

(k)               authorize any of, or commit or agree to take any of, the foregoing actions.

ARTICLE VII

Additional Agreements

SECTION 7.01                Registration Statement and Joint Proxy Statement/Prospectus.

(a)               As promptly as reasonably practicable following the date hereof, (i) the Parties shall jointly prepare and cause to be filed with the SEC a registration statement on Form S-4 (the “Registration Statement”), which shall (i) constitute a registration statement of IAC with respect to the shares of IAC Class M Common Stock (or, after it is renamed pursuant to the Post-Merger Amendments to the New Match Charter, New Match Common Stock) to be issued in connection with the Reclassification and the Match Merger, (ii) constitute a registration statement of New IAC with respect to the shares of New IAC Common Stock and New IAC Class B Common Stock to be issued in connection with the Mandatory Exchange, and (iii) include the joint proxy statement relating to the matters to be submitted to the holders of shares of IAC Capital Stock at the IAC Stockholder Meeting and to the holders of shares of Match Capital Stock at the Match Stockholder Meeting (the “Joint Proxy Statement/Prospectus”). The Parties shall use their reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after filing and to cause the Registration Statement and Joint Proxy Statement/Prospectus to comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act. The Parties shall cooperate in preparing and filing with the SEC the Registration Statement, including the Joint Proxy Statement/Prospectus, in each case together with any necessary amendments or supplements thereto. Match will furnish all information concerning the members of the Match Group, and IAC will furnish all information concerning the members of the IAC Group, as may be reasonably requested by IAC or Match, as applicable, in connection with the preparation, filing and distribution of the Registration Statement and the Joint Proxy Statement/Prospectus, in each case together with any amendments or supplements thereto. The Parties shall advise one another of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Registration Statement or the Joint Proxy Statement/Prospectus or for additional information, in each case as promptly as reasonably practicable after the receipt thereof, and shall supply one another with copies of all correspondence with the SEC or its staff with respect to the Registration Statement, the Joint Proxy Statement/Prospectus or the transactions contemplated hereby. The Parties shall cooperate and provide one another a reasonable opportunity to review and comment on any amendment or supplement to the Registration Statement or the Joint Proxy Statement/Prospectus prior to filing such with the SEC.

(b)               If at any time prior to the Match Merger Effective Time any information relating to a Party or any of its respective Affiliates, officers or directors, should be discovered by a Party that should be set forth in an amendment or supplement to any of the Registration Statement or the Joint Proxy Statement/Prospectus so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the holders of IAC Capital Stock and the holders of Match Capital Stock.

SECTION 7.02                Stockholders’ Meetings.

(a)               Subject to Section 7.02(c), IAC shall, as promptly as reasonably practicable after the Registration Statement is declared effective by the SEC, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “IAC Stockholder Meeting”) for the purpose of obtaining the IAC Stockholder Approval. Subject to Section 7.02(c), IAC shall use its reasonable best efforts to (i) cause the Joint Proxy Statement/Prospectus to be mailed to the holders of IAC Capital Stock and to hold the IAC Stockholder Meeting as soon as reasonably practicable after the Registration Statement is declared effective by the SEC and (ii) subject to Section 7.12, solicit the IAC Stockholder Approval. IAC shall, through the IAC Board of Directors, recommend to holders of IAC Capital Stock that they give the IAC Stockholder Approval and shall include such recommendation in the Joint Proxy Statement/Prospectus, except to the extent that there shall have been an IAC Change of Recommendation as permitted by Section 7.12. Notwithstanding anything to the contrary contained in this Agreement, IAC may adjourn, recess or postpone the IAC Stockholder Meeting (i) after consultation with Match, to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided to the holders of IAC Capital Stock within a reasonable amount of time in advance of the IAC Stockholder Meeting, (ii) to the extent required by a court of competent jurisdiction in connection with any proceedings in connection with this Agreement or the transactions contemplated hereby, (iii) if as of the time for which the IAC Stockholder Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus) there are insufficient shares of IAC Capital Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the IAC Stockholder Meeting, (iv) for a single period not to exceed fifteen (15) Business Days, to solicit additional proxies if IAC reasonably believes it may be necessary to obtain the IAC Stockholder Approval, (v) from time to time but (notwithstanding the limitation in the foregoing clause (iv) of this Section 7.02(a)) to a date no later than the third (3rd) Business Day prior to the End Date if at the time of such adjournment, recess or postponement the condition set forth in Section 8.02(d) shall not be satisfied or (vi) if Match has adjourned, recessed or postponed the Match Stockholder Meeting, until the date on which the Match Stockholder Meeting is held and completed.

(b)               Subject to Section 7.02(c), Match shall, as promptly as reasonably practicable after the Registration Statement is declared effective by the SEC, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Match Stockholder Meeting”) for the purpose of obtaining the Match Requisite Approvals and the Match Charter Approvals. Subject to Section 7.02(c), Match shall use its reasonable best efforts to (i) cause the Joint Proxy Statement/Prospectus to be mailed to the holders of Match Capital Stock and to hold the Match Stockholder Meeting as soon as reasonably practicable after the Registration Statement is declared effective by the SEC and (ii) subject to Section 7.11, solicit the Match Requisite Approvals and the Match Charter Approvals. Match shall, through the Match Board of Directors and the Match Separation Committee, recommend to the holders of Match Capital Stock that they give the Match Requisite Approvals and the Match Charter Approvals and shall include such recommendations in the Joint Proxy Statement/Prospectus, except to the extent that there shall have been a Match Change of Recommendation as permitted by Section 7.11. Notwithstanding anything to the contrary contained in this Agreement, Match may adjourn, recess or postpone the Match Stockholder Meeting (i) after consultation with IAC, to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided to the holders of Match Capital Stock within a reasonable amount of time in advance of the Match Stockholder Meeting, (ii) to the extent required by a court of competent jurisdiction in connection with any proceedings in connection with this Agreement or the transactions contemplated hereby, (iii) if as of the time for which the Match Stockholder Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus) there are insufficient shares of Match Capital Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Match Stockholder Meeting, (iv) for a single period not to exceed fifteen (15) Business Days, to solicit additional proxies if Match reasonably believes it may be necessary to obtain the Match Requisite Approvals, (v) from time to time but (notwithstanding the limitation in the foregoing clause (iv) of this Section 7.02(b) to a date no later than the third (3rd) Business Day prior to the End Date if at the time of such adjournment, recess or postponement the condition set forth in Section 8.03(d) shall not be satisfied or (vi) if IAC has adjourned, recessed or postponed the IAC Stockholder Meeting, until the date on which the IAC Stockholder Meeting is held and completed.

(c)               Subject to IAC and Match’s rights under the last sentence of Section 7.02(a) and the last sentence of Section 7.02(b), respectively, IAC and Match shall cooperate in good faith to coordinate the timing of the IAC Stockholder Meeting and the Match Stockholder Meeting such that they occur on the same day (it being understood that nothing in this Section 7.02(c) shall in any way limit IAC’s or Match’s respective obligations under Section 7.03 or otherwise under this Agreement to use their respective required efforts to consummate the Transactions). If Match shall not have obtained at least $100,000,000 of debt proceeds pursuant to the Debt Financing or financing commitments pursuant to the Credit Facility Upsize on or prior to March 6, 2020 (the “Meeting Extension Date”), then Match shall have the right, by written notice delivered to IAC no later than the close of business on the second (2nd) Business Day following the Meeting Extension Date, to elect that the Match Stockholder Meeting and the IAC Stockholder Meeting be held no earlier than May 27, 2020, unless otherwise agreed by IAC and Match.

SECTION 7.03                Required Efforts. On the terms and subject to the conditions set forth in this Agreement, each of the Parties shall use reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary or advisable under this Agreement and applicable Law to consummate and make effective, as promptly as reasonably practicable, the Transactions, including (a) obtaining all necessary or advisable Governmental Approvals and making all necessary or advisable registrations and filings (including filings with Governmental Entities, if any) and taking all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, (b) subject to Section 1.02 and the terms of this Section 7.03, obtaining all necessary or advisable Consents, and (c) executing and delivering any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of the Transaction Documents. In connection with and without limiting the foregoing, each of the Parties shall use reasonable best efforts to (i) ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any Transaction or this Agreement or any other Transaction Document and (ii) if any state takeover statute or similar statute or regulation becomes applicable to any Transaction or this Agreement or any other Transaction Document, use reasonable best efforts to ensure that the Match Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by the Transaction Documents. Each of the Parties shall keep the other Parties reasonably informed of its progress in obtaining any necessary or advisable Consents and Governmental Approvals pursuant to this Section 7.03. Subject to applicable Law, and to the extent reasonably practicable, each of the Parties shall consult with the other Parties in advance with respect to any written materials submitted to any Governmental Authority and consider in good faith any comments from the other Parties on such written materials, and, to the extent permitted by the applicable Governmental Authority and to the extent reasonably practicable, shall give the other Parties the opportunity to attend and participate in any meetings and conferences with Governmental Entities, in each case in connection with the matters contemplated by this Section 7.03. Nothing in this Section 7.03 shall be construed to (x) require any of the Parties or any of the members of their respective Groups to pay any consideration to any Third Party from whom any Consent or Governmental Approval is requested, other than filing fees paid to Governmental Entities, (y) require any Party or any of the members of its Group to sell, divest or dispose of (or offer or commit to sell, divest or dispose of) any assets, properties, rights or claims or to otherwise offer, take, commit to or accept any other action, restriction or limitation with respect to the businesses, governance, governing documents, management or otherwise of the New IAC Group or the New Match Group or (z) require or permit any Party or any of the members of its Group to sell, divest or dispose of (or offer or commit to sell, divest or dispose of) any asset, property, right or claim or to otherwise offer, take, commit to or accept any action, restriction or limitation of or on any Party or any of the members of its Group.

SECTION 7.04                Rights Under Applicable Insurance Policies.

(a)               From and after the Mandatory Exchange Effective Time, with respect to any losses, damages and Liability incurred by any member of the New Match Group prior to the Mandatory Exchange Effective Time, New IAC will provide New Match with access to, and New Match may make claims under, the occurrence-based third-party insurance policies of the IAC Group (other than the members of the ANGI Group) in place immediately prior to the Mandatory Exchange Effective Time that are New IAC Assets (and any extended reporting for third-party claims made policies) solely to the extent that such policies provided coverage for members of the New Match Group or the businesses of the New Match Group prior to the Mandatory Exchange Effective Time; provided that such access to, and the right to make claims under, such insurance policies, shall be subject to the terms, conditions and exclusions of such insurance policies, including but not limited to any limits on coverage or scope, any deductibles, self-insured retentions and other fees and expenses, and shall be subject to the following additional conditions:

(i)                 New Match shall notify New IAC, as promptly as reasonably practicable, of any claim made by New Match pursuant to this Section 7.04(a);

(ii)              Except to the extent such claim relates to, arises out of or results from a New IAC Liability, New Match shall, and shall cause the other members of the New Match Group to, indemnify, hold harmless and reimburse New IAC and the other members of the New IAC Group for any deductibles, self-insured retention, fees, indemnity payments, settlements, judgments, legal fees, allocated claims expenses and claim handling fees, and other expenses incurred by New IAC or any other members of the New IAC Group to the extent resulting from any access to, or any claims made by New Match or any other members of the New Match Group under, any insurance provided pursuant to this Section 7.04(a), whether such claims are made by New Match, its employees or third Persons; and

(iii)            Except to the extent such claim relates to, arises out of or results from a New IAC Liability, New Match shall exclusively bear (and neither New IAC nor any other members of the New IAC Group shall have any obligation to repay or reimburse New Match or any other member of the New Match Group for) and shall be liable for all excluded, uninsured, uncovered, unavailable or uncollectible amounts of all such claims made by New Match or any other member of the New Match Group under the policies as provided for in this Section 7.04(a). In the event an insurance policy aggregate is exhausted, or believed likely to be exhausted, due to noticed claims, New Match and New IAC shall discuss their respective desire to reinstate such insurance policy aggregate and, if they agree to reinstate, the New Match Group, on the one hand, and the New IAC Group, on the other hand, shall be responsible for their pro rata portion of the reinstatement premium, if any, based upon the losses of such Group submitted to New IAC’s insurance carrier(s) (including any submissions prior to the Mandatory Exchange Effective Time). To the extent that the New IAC Group or the New Match Group is allocated more than its pro rata portion of such premium due to the timing of losses submitted to New IAC’s insurance carrier(s), the other party shall promptly pay the first party an amount so that each Group has been properly allocated its pro rata portion of the reinstatement premium. If, following discussion, New IAC and New Match do not agree to reinstate the policy aggregate but one of them elects to do so, the electing Party shall so inform the other Party, such electing Party shall be responsible for all reinstatement premiums and other costs associated with such reinstatement, and such non-electing Party agrees that it may not submit any claims under such insurance policy following its reinstatement.

(b)               From and after the Mandatory Exchange Effective Time, with respect to any losses, damages and Liability incurred by any member of the New Match Group prior to the Mandatory Exchange Effective Time which would have been insured by a captive insurance entity of a member of the IAC Group prior to the Mandatory Exchange Effective Time, New IAC will provide New Match with access to such captive insurance entity, in accordance with the principles, and subject to the limits, set forth in Section 7.04(b) of the IAC Disclosure Letter.

(c)               Except as provided in Section 7.04(a) or (b), for claims that arise from and after the Mandatory Exchange Effective Time, neither New Match nor any other member of the New Match Group shall have any rights to make claims under any of the insurance policies of New IAC or any other member of the New IAC Group. IAC and Match shall reasonably cooperate so that New Match shall have in effect at the Mandatory Exchange Effective Time all insurance programs required to comply as determined by Match with New Match and the New Match Group’s contractual obligations and such other policies required by Law or as Match determines are reasonably necessary or appropriate for companies operating a business similar to New Match’s. After the Mandatory Exchange Effective Time, neither New IAC nor any other member of the New IAC Group shall have any rights to make claims under any of the insurance policies of New Match or any other member of the New Match Group in effect on and after the Mandatory Exchange Effective Time.

(d)               Neither New Match nor any other member of the New Match Group, in connection with making a claim under any insurance policy of New IAC or any other member of the New IAC Group pursuant to Section 7.04(a), shall take any action that does not comply in all material respects with the requirements of such insurance policy or that otherwise would be reasonably likely to result in the applicable insurance company terminating or reducing coverage (other than erosion in the ordinary course).

(e)               All payments and reimbursements by New Match pursuant to this Section 7.04 will be made in accordance with Section 13.10. New IAC shall retain the exclusive right to control its insurance policies and programs, including the right to exhaust, settle, release, commute, buyback or otherwise resolve disputes with respect to any of its insurance policies and programs and to amend, modify or waive any rights under any such insurance policies and programs, notwithstanding whether any such policies or programs apply to any New Match Liabilities and/or claims New Match has made or could make in the future; provided, that, subject to New Match’s compliance with the requirements set forth in Section 7.04(d), New IAC shall not amend, modify or waive any rights under any such insurance policies with respect to periods prior to the Mandatory Effective Time in a manner that would impair coverage thereunder available to New Match. New Match shall cooperate with New IAC and share such information as is reasonably necessary in order to permit New IAC to manage and conduct its insurance matters as New IAC deems appropriate. For the avoidance of doubt, except as otherwise expressly governed by the provisions of any Transaction Document, each of New IAC and New Match has the sole right to settle or otherwise resolve third-party claims made against it or any member of its applicable Group covered under an applicable insurance policy.

(f)                This Agreement shall not be construed to waive any right or remedy of any member of the New IAC Group in respect of any insurance policy or any other contract or policy of insurance.

(g)               New Match does hereby, for itself and each other member of the New Match Group, agree that no member of the New IAC Group shall have any Liability whatsoever to any member of the New Match Group as a result of the insurance policies and practices of IAC, New IAC and the other members of the New IAC Group as in effect at any time, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, or the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise, other than with respect to a breach of this Section 7.04.

SECTION 7.05                Use of Retained Names.

(a)               Effective as of the Mandatory Exchange Effective Time, New IAC, on behalf of the members of the New IAC Group, hereby grants to New Match (with the right to sublicense only to the other members of the New Match Group with the scope of any sublicense to such member or members to be limited to only those rights required to operate its or their businesses in the manner conducted by such member or members as of the Mandatory Exchange Effective Time) a worldwide, perpetual, royalty free, paid-up and non-exclusive license, expiring on the date that is ninety (90) days following the Mandatory Exchange Effective Time, to use the IAC Names and Marks in connection with the businesses of the New Match Group solely to the extent and in the same manner that the businesses of the New Match Group currently use the IAC Names and Marks. Notwithstanding the foregoing, New Match shall, and shall cause the other members of the New Match Group to, as promptly as practicable following the Mandatory Exchange Effective Time (and, in any event, no later than ninety (90) days following the Mandatory Exchange Effective Time), make all necessary filings and take all other necessary actions to discontinue any references to the IAC Names and Marks, including by (i) taking any necessary action such that no member of the New Match Group has a corporate name, or does business using a name, that includes as part of its name any IAC Names and Marks, (ii) revising materials, including any Internet or other electronic communications vehicles, to delete all references to the IAC Names and Marks, and (iii) changing signage and stationery and otherwise discontinuing use of the IAC Names and Marks.

(b)               Effective as of the Mandatory Exchange Effective Time, New Match, on behalf of the members of the New Match Group, hereby grants to New IAC (with the right to sublicense only to the other members of the New IAC Group with the scope of any sublicense to such member or members to be limited to only those rights required to operate its or their businesses in the manner conducted by such member or members as of the Mandatory Exchange Effective Time) a worldwide, perpetual, royalty free, paid-up and non-exclusive license, expiring on the date that is ninety (90) days following the Mandatory Exchange Effective Time, to use the Match Names and Marks in connection with the businesses of the New IAC Group solely to the extent and in the same manner that the businesses of the New IAC Group currently use the use the Match Names and Marks. Notwithstanding the foregoing, New IAC shall, and shall cause the other members of the New IAC Group to, as promptly as practicable following the Mandatory Exchange Effective Time (and, in any event, no later than ninety (90) days following the Mandatory Exchange Effective Time), make all necessary filings and take all other necessary actions to discontinue any references to the Match Names and Marks, including by (i) taking any necessary action such that no member of the New IAC Group has a corporate name, or does business using a name, that includes as part of its name any Match Names and Marks, (ii) revising materials, including any Internet or other electronic communications vehicles, to delete all references to the Match Names and Marks, and (iii) changing signage and stationery and otherwise discontinuing use of the Match Names and Marks.

SECTION 7.06                Directors’ and Officers’ Indemnification; Liability Insurance.

(a)               Until the sixth anniversary of the Match Merger Effective Time, New Match shall, and shall cause the Match Merger Surviving Entity to, following the Match Merger Effective Time, indemnify and hold harmless, and provide advancement of expenses to, all past and present directors or officers of the Match Entities (for the avoidance of doubt, including all then past and present directors and officers of IAC, whether such service occurred before or after the Match Merger Effective Time), and each individual who prior to the Match Merger Effective Time becomes a director or officer of any of the Match Entities (collectively, such persons, together with such persons’ heirs, executors or administrators, the “D&O Indemnified Parties”), to the maximum extent that such Match Entity would, as applicable, have been allowed to do so under applicable Law, in respect of acts or omissions occurring at or prior to the Match Merger Effective Time, including for any acts or omissions occurring in connection with this Agreement, the Transactions or the other transactions contemplated hereby.

(b)               At or prior to the Mandatory Exchange Effective Time, IAC shall purchase a “tail” directors’ and officers’ liability insurance policy, and shall purchase a “tail” errors and omissions liability insurance policy covering the named insured parties under the existing policies (such policies collectively, the “D&O Tail”) for a period of at least six years from and after the Match Merger Effective Time of, in each case, at least the same coverage and containing terms and conditions which are, in the aggregate, no less advantageous to the insured as the current policies of directors’ and officers’ liability insurance and errors and omissions liability insurance maintained by IAC, as applicable, and Match will reimburse IAC for one half of the cost of such policies.

(c)               Until the sixth anniversary of the Match Merger Effective Time, if New Match or any of its successors or assigns shall (i) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, in each such case, proper provisions shall be made so that such surviving or acquiring Person(s), as the case may be, shall assume all of the obligations of New Match (or such successor or assign) set forth in this Section 7.06.

(d)               The provisions of this Section 7.06 are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties.

(e)               The rights of the D&O Indemnified Parties under this Section 7.06 shall be in addition to any rights such D&O Indemnified Parties may have under the certificate of incorporation or bylaws or comparable governing documents of the applicable Match Entity, or under any applicable Contracts or Laws or otherwise. For a period of not less than six years after the Match Merger Effective Time, all rights to indemnification, exculpation from liabilities for acts or omissions occurring at or prior to the Mandatory Exchange Effective Time and rights to advancement of expenses relating thereto now existing in favor of any D&O Indemnified Party (whether asserted or claimed prior to, at, or after the Mandatory Exchange Effective Time) as provided in the certificate of incorporation or bylaws or comparable governing documents of any Match Entity, or any Contract or otherwise between such D&O Indemnified Party and any Match Entity shall survive the Closing and continue in full force and effect (and shall be so maintained) and such rights shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such D&O Indemnified Party. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to insurance claims under any policy that is or has been in existence with respect to IAC or Match, or any member of the IAC Group or the Match Group, or any D&O Indemnified Party, it being understood and agreed that the indemnification provided for in this Section 7.06 is not prior to, or in substitution for, any such claims under any such policies.

SECTION 7.07                Fees and Expenses. All fees and expenses incurred in connection with the Transactions shall be paid by the Party incurring such fees or expenses, except (a) IAC (or following the Mandatory Exchange Effective Time, New IAC) and Match shall each bear and pay one-half of the expenses incurred in connection with (i) the filing, printing and mailing of the Registration Statement, the Forms of Election and the Letters of Transmittal, (ii) the engagement of the Agent and (iii) the D&O Tail and (b) as otherwise expressly provided in any Transaction Document.

SECTION 7.08                Public Announcements. The initial press release with respect to this Agreement shall be a joint press release, as mutually agreed upon by the Match Separation Committee (on behalf of Match) and IAC. Until the Match Merger Effective Time, Match (through the Match Separation Committee) and IAC shall consult with each other with respect to any press release or other public announcement with respect to this Agreement proposed to be issued by either IAC or Match, and each Party shall give the other Party a reasonable opportunity to review and comment on any such release or other public announcement prior to issuance and shall consider any comments received from the other Party in good faith. The requirements of the immediately preceding sentence shall not apply to any press release or other public announcement (a) required by applicable Law or NASDAQ listing rules, as to which the issuing party will make reasonable efforts to have such statements be substantially consistent with prior statements permitted under this Section 7.08, (b) in connection with a Match Change of Recommendation or an IAC Change of Recommendation, (c) that includes only information with respect to this Agreement or the transactions contemplated hereby that is consistent with previous statements made by Match or by IAC in compliance with this Section 7.08 or (d) customary interviews and conversations with media, analysts and investors by Representatives of IAC or Match, as to which such company will make reasonable efforts to have such statements be substantially consistent with prior statements permitted under this Section 7.08.

SECTION 7.09                Stock Exchange Listings. The Parties shall cooperate and use their reasonable best efforts to cause the IAC Class M Common Stock (or, after it is renamed pursuant to the Post-Merger Amendments to the New Match Charter, the New Match Common Stock) and the New IAC Common Stock to be approved for listing on the NASDAQ, subject to official notice of issuance.

SECTION 7.10                Section 16 Matters. Prior to the Closing, the Parties shall take all such steps as may be required to cause any acquisitions or dispositions of securities of any of the Parties (including derivative securities with respect thereto), in each case resulting from the Transactions, by each individual who is subject to Section 16 of the Exchange Act with respect to any of the Parties to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 7.11                Match Change of Recommendation. Except as expressly permitted by this Section 7.11, neither the Match Board of Directors nor any committee thereof, including the Match Separation Committee, shall (a) withhold or withdraw (or modify in a manner adverse to IAC), or publicly propose to withhold or withdraw (or modify in a manner adverse to IAC), the Match Board Recommendation or the Match Separation Committee Recommendation, or (b) fail to include the Match Board Recommendation and the Match Separation Committee Recommendation in the Joint Proxy Statement/Prospectus (any action set forth in (a) or (b), a “Match Change of Recommendation”). Prior to obtaining the Match Requisite Approvals, the Match Separation Committee or the Match Board of Directors (acting on the recommendation of the Match Separation Committee) may, in response to a Match Intervening Event, make a Match Change of Recommendation, only if (i) the Match Separation Committee or the Match Board of Directors (acting on the recommendation of the Match Separation Committee), as applicable, determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, (ii) Match has notified IAC in writing that it intends to effect such a Match Change of Recommendation pursuant to this Section 7.11 (which notice shall specify the facts and circumstances providing the basis of the Match Intervening Event and for the determination by the Match Separation Committee or the Match Board of Directors, as applicable, to effect a Match Change of Recommendation in reasonable detail), (iii) for a period of four Business Days following IAC’s receipt of such notice, Match shall have discussed and negotiated in good faith and made Match’s Representatives available to discuss and negotiate in good faith (in each case, to the extent IAC desires to negotiate) with IAC’s Representatives any proposed modifications to the terms and conditions of this Agreement or the Transactions or the other transactions contemplated by this Agreement so that the failure to take such action would no longer be inconsistent with the fiduciary duties under applicable Law of the Match Separation Committee or the Match Board of Directors, as applicable (it being understood and agreed that any material change to the relevant facts and circumstances shall require a new notice and a new negotiation period that shall expire on the later to occur of (A) four Business Days following delivery of such new notice from Match to IAC and (B) the expiration of the original four-Business Day period described above in this clause (iii)), and (iv) no earlier than the end of such negotiation period, the Match Separation Committee or the Match Board of Directors (acting on the recommendation of the Match Separation Committee), as applicable, shall have determined in good faith, after consultation with its outside financial advisors and outside legal counsel, and after considering the terms of any proposed amendment or modification to this Agreement, that the failure to take such action would still be inconsistent with its fiduciary duties under applicable Law. The term “Match Intervening Event” means a material event or circumstance that was not known or reasonably foreseeable to the Match Separation Committee or the Match Board of Directors on the date of this Agreement (or if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable to the Match Separation Committee or the Match Board of Directors on the date of this Agreement), which event or circumstance, or any consequence thereof, becomes known to the Match Separation Committee or the Match Board of Directors prior to the receipt of the Match Requisite Approvals; provided, that in no event shall any change in and of itself in the market price or trading volume of the securities of IAC or Match constitute a Match Intervening Event (it being understood that the facts or occurrences giving rise or contributing to such change may constitute or be taken into account in determining whether there has been a Match Intervening Event). Nothing in this Section 7.11 shall be deemed to modify or otherwise affect the obligation of Match to call the Match Stockholder Meeting and to submit the matters contemplated hereby to be voted upon at the Match Stockholder Meeting for approval by the holders of Match Capital Stock.

SECTION 7.12                IAC Change of Recommendation. Except as expressly permitted by this Section 7.12, neither the IAC Board of Directors nor any committee thereof shall (a) withhold or withdraw (or modify in a manner adverse to Match), or publicly propose to withhold or withdraw (or modify in a manner adverse to Match), the IAC Board Recommendation, or (b) fail to include the IAC Board Recommendation in the Joint Proxy Statement/Prospectus (any action set forth in (a) or (b), an “IAC Change of Recommendation”). Prior to obtaining the IAC Stockholder Approval, the IAC Board of Directors may, in response to an IAC Intervening Event, make an IAC Change of Recommendation, only if (i) the IAC Board of Directors determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the IAC Board of Directors under applicable Law, (ii) IAC has notified Match in writing that it intends to effect such an IAC Change of Recommendation pursuant to this Section 7.12 (which notice shall specify the facts and circumstances providing the basis of the IAC Intervening Event and for the determination by the IAC Board of Directors to effect an IAC Change of Recommendation in reasonable detail), (iii) for a period of four Business Days following Match’s receipt of such notice, IAC shall have discussed and negotiated in good faith and made IAC’s Representatives available to discuss and negotiate in good faith (in each case, to the extent the Match Separation Committee desires to negotiate) with the Match Separation Committee’s Representatives any proposed modifications to the terms and conditions of this Agreement or the Transactions or the other transactions contemplated by this Agreement so that the failure to take such action would no longer be inconsistent with the fiduciary duties under applicable Law of the IAC Board of Directors (it being understood and agreed that any material change to the relevant facts and circumstances shall require a new notice and a new negotiation period that shall expire on the later to occur of (A) four Business Days following delivery of such new notice from IAC to Match and (B) the expiration of the original four-Business Day period described above in this clause (iii)), and (iv) no earlier than the end of such negotiation period, the IAC Board of Directors shall have determined in good faith, after consultation with its outside financial advisors and outside legal counsel, and after considering the terms of any proposed amendment or modification to this Agreement, that the failure to take such action would still be inconsistent with the fiduciary duties of the IAC Board of Directors under applicable Law. The term “IAC Intervening Event” means a material event or circumstance that was not known or reasonably foreseeable to the IAC Board of Directors on the date of this Agreement (or if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable to the IAC Board of Directors on the date of this Agreement), which event or circumstance, or any consequence thereof, becomes known to the IAC Board of Directors prior to the receipt of the IAC Stockholder Approval; provided, that in no event shall any change in and of itself in the market price or trading volume of the securities of IAC or Match constitute an IAC Intervening Event (it being understood that the facts or occurrences giving rise or contributing to such change may constitute or be taken into account in determining whether there has been an IAC Intervening Event). Nothing in this Section 7.12 shall be deemed to modify or otherwise affect the obligation of IAC to call the IAC Stockholder Meeting and to submit the matters contemplated hereby to be voted upon at the IAC Stockholder Meeting for approval by the holders of IAC Capital Stock.

SECTION 7.13                Tax Matters.

(a)               Efforts. From and after the date of this Agreement and until the Match Merger Effective Time, each Party shall use its reasonable best efforts to (i) cause the Reclassification, the Contribution and the Distribution and the Match Merger to qualify for the Intended Tax Treatment and (ii) not knowingly take any action, cause or permit any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could reasonably be expected to prevent the Reclassification, the Contribution and Distribution or the Match Merger from qualifying for the Intended Tax Treatment.

(b)               Distribution Tax Opinion. From and after the date of this Agreement and until the Reclassification Effective Time, Match shall cooperate with IAC and New IAC, and Match, IAC and New IAC shall use their respective reasonable best efforts to facilitate receipt by Match, IAC and New IAC of the Distribution Tax Opinion from Wachtell, Lipton, Rosen & Katz (“IAC Tax Counsel”). Such opinion shall be issued on the basis of customary representations, assumptions and undertakings set forth or referred to in such opinion and in the related Distribution Tax Representation Letters. Each of IAC, Match and New IAC shall deliver to IAC Tax Counsel for purposes of the Distribution Tax Opinion (and, if required in connection with the effectiveness of the Registration Statement), customary representations, assumptions and undertakings, reasonably satisfactory in form and substance to IAC Tax Counsel (the “Distribution Tax Representation Letters”); provided that the Distribution Tax Representation Letter from Match shall be in substantially the form set forth in Section 7.13(b) of the IAC Disclosure Letter, and the Distribution Tax Representation Letter from IAC shall be reasonably satisfactory to Match.

(c)               Merger Tax Opinion. From and after the date of this Agreement and until the Match Merger Effective Time, Match, on the one hand, and IAC and New IAC, on the other hand, shall cooperate with each other and shall use their respective reasonable best efforts to obtain, a written opinion addressed to IAC and Match from IAC Tax Counsel, in form and substance reasonably satisfactory to Match, IAC, and New IAC (the “Merger Tax Opinion”), dated as of the Closing Date, to the effect that, on the basis of customary representations, assumptions and undertakings set forth or referred to in such opinion and in the related Merger Tax Representation Letters, the Match Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Each of Match, IAC, and New IAC shall deliver to IAC Tax Counsel for purposes of the Merger Tax Opinions (and, if required in connection with the effectiveness of the Registration Statement) customary representations, assumptions and undertakings, reasonably satisfactory in form and substance to IAC Tax Counsel (the “Merger Tax Representation Letters”); provided that the Merger Tax Representation Letter from Match shall be in substantially the form set forth in Section 7.13(c) of the IAC Disclosure Letter, and the Merger Tax Representation Letter from IAC shall be reasonably satisfactory to Match.

SECTION 7.14                Release and Termination of Guarantees. The Parties shall use their commercially reasonable efforts to obtain the release or termination, effective prior to or as of the Mandatory Exchange Effective Time, of any existing Guarantees either (a) by any member of the New IAC Group for the benefit of any member of the New Match Group (an “Existing IAC Guarantee”) or (b) by any member of the New Match Group for the benefit of any member of the New IAC Group (an “Existing Match Guarantee”).

(a)               If the Parties are unable to obtain, or to cause to be obtained, any such releases or terminations of Existing IAC Guarantees on or prior to the Mandatory Exchange Effective Time, (i) New IAC will, from and after the Mandatory Exchange Effective Time, as agent or subcontractor for the applicable guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder, and New IAC will not, and will cause the other members of the New IAC Group not to, agree to renew or extend the term of, or modify the terms to increase any obligations under, or transfer to a third Person, any loan, guarantee, lease, Contract or other obligation for which New Match or any other member of the New Match Group is or may be liable unless all obligations of New Match or any of the other members of the New Match Group with respect thereto are thereupon terminated by documentation satisfactory in form and substance reasonably satisfactory to New Match, and (ii) from and after the Mandatory Exchange Effective Time, New Match shall indemnify, defend and hold harmless New IAC and the other members of the New IAC Group against all Liabilities arising under any such Existing IAC Guarantees.

(b)               If the Parties are unable to obtain, or to cause to be obtained, any such releases or terminations of Existing Match Guarantees on or prior to the Mandatory Exchange Effective Time, (i) New Match will, from and after the Mandatory Exchange Effective Time, as agent or subcontractor for the applicable guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder, and New Match will not, and will cause the other members of the New Match Group not to, agree to renew or extend the term of, or modify the terms to increase any obligations under, or transfer to a third Person, any loan, guarantee, lease, Contract or other obligation for which New IAC or any other member of the New IAC Group is or may be liable unless all obligations of New IAC or such other members of the New IAC Group with respect thereto are thereupon terminated by documentation satisfactory in form and substance reasonably satisfactory to New IAC, and (ii) from and after the Mandatory Exchange Effective Time, New IAC shall indemnify, defend and hold harmless New Match and the other members of the New Match Group against all Liabilities arising under any such Existing Match Guarantees.

SECTION 7.15                New IAC Stockholder Approval; Agreement to Vote Shares by IAC; Retirement of IAC Preferred Stock.

(a)               Following the execution of this Agreement, and in accordance with the DGCL, IAC, as the sole stockholder of New IAC, shall execute a written consent approving the Transactions and other transactions contemplated hereby (collectively, the “New IAC Stockholder Approval”) and deliver an executed copy thereof to Match.

(b)               During the period commencing on the date of this Agreement and continuing until the earlier to occur of (i) the Closing and (ii) the termination of this Agreement in accordance with its terms, at the Match Stockholder Meeting and at any other meeting of the stockholders of Match, including any adjournment or postponement thereof, IAC shall:

(i)                 appear (in person or by proxy) at each such meeting or otherwise cause all of the shares of Match Capital Stock that IAC is entitled to vote to be counted as present thereat for purposes of calculating a quorum; and

(ii)              vote (or cause to be voted), in person or by proxy, all of the shares of Match Capital Stock that IAC is entitled to vote: (A) in favor of the adoption of this Agreement; (B) in favor of the Specified Charter Amendment Provisions; and (C) without limitation of the preceding clauses (A) and (B), in favor of any proposal to adjourn or postpone any such meeting, submitted in accordance with the requirements set forth in Section 7.02(b), at which the matters described in the preceding clauses (A) and (B) are submitted for the consideration and vote of the holders of Match Capital Stock to a later date if there are not sufficient votes for approval of such matters on the date on which the meeting is held.

(c)               Prior to the Reclassification Effective Time, the IAC Board of Directors shall take action pursuant to Section 243 of the DGCL, effective upon the Reclassification Effectiveness Time (and, for the avoidance of doubt, prior to the Mandatory Exchange Effective Time, to retire and cancel all shares of IAC Series 1 Mandatorily Exchangeable Preferred Stock and IAC Series 2 Mandatorily Exchangeable Preferred Stock (or fractions thereof) issued in the Reclassification in respect of shares of IAC Common Stock or IAC Class B Common Stock, respectively, held in the treasury of IAC.

SECTION 7.16                Transaction Litigation. Each Party shall promptly notify the other Party in writing upon becoming aware of any litigation related to this Agreement, the Transactions or the other transactions contemplated by this Agreement that is brought against any Party, a Subsidiary of any Party or its or their respective current or former directors or officers (“Transaction Litigation”). Without limitation to the rights and obligations set forth in Article XI, prior to the Mandatory Exchange Effective Time, (a) IAC shall have the right to control any Transaction Litigation (provided that the Match Separation Committee or its designee shall have the right to control (x) the portion of any Transaction Litigation that is commenced against the Match Separation Committee or any of its members or (y) any Transaction Litigation to which Match or a member of the Match Group is a party and no member of the IAC Group is a party), (b) IAC shall give the Match Separation Committee (or the Match Separation Committee will give IAC, as applicable) the opportunity to participate, at each party’s own expense and, if appropriate, subject to a customary joint defense agreement, in the defense or settlement of any Transaction Litigation and (c) each of IAC, Match and the Match Separation Committee shall cooperate, and shall use its reasonable best efforts to cause its Representatives to cooperate, and IAC shall cause the members of the IAC Group to cooperate and Match shall cause the members of the Match Group to cooperate, in each case in the defense against any Transaction Litigation. Prior to the Mandatory Exchange Effective Time, neither IAC nor Match shall settle, compromise or offer to settle or compromise any Transaction Litigation without the consent of the other Party, such consent not to be unreasonably conditioned, withheld or delayed, unless such settlement or compromise involves solely the payment of monetary damages by the settling party and provides for a full, unconditional and irrevocable release of the other Party and its current and former directors and officers (to the extent such individuals are a party to such Transaction Litigation).

SECTION 7.17                Financing Matters.

(a)               Match shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable to obtain, as promptly as practicable after the date hereof, additional financing commitments under the Existing Match Facility or otherwise in an aggregate amount not less than $100,000,000 (the “Credit Facility Upsize”).

(b)               Prior to the Reclassification Effective Time, Match shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable to maintain or obtain sufficient funds to make the Match Loan, including, if necessary, by (i) obtaining debt financing from third parties (any such financing, “Debt Financing”), (ii) incurring loans under the Existing Match Facility including pursuant to the Credit Facility Upsize, (iii) entering into amendments or modifications or obtaining consents or waivers in relation to agreements governing existing Indebtedness or other financing arrangements of Match or the other members of its Group, or (iv) using the outstanding cash balances of Match or the other members of its Group to make the Match Loan. At Match’s request, the IAC Parties shall use their commercially reasonable efforts to, and shall use their commercially reasonable efforts to cause their Representatives to, provide to Match such customary cooperation as may be reasonably requested by Match to assist Match in arranging Debt Financing; provided that (A) no such cooperation shall be required to the extent that it would (1) require any member of the IAC Group to incur any fee, expense or other liability prior to the Match Merger Effective Time for which it is not promptly reimbursed or indemnified by Match or (2) be reasonably expected to cause any director, officer or employee of any member of the IAC Group to incur any personal liability and (B) Merger Sub shall not be required to enter into, execute, or approve any agreement or other documentation prior to the Closing or agree to any change or modification of any existing agreement or other documentation that would be effective prior to the Closing (other than the execution of customary authorization and representation letters).

(c)               Prior to the Closing, IAC may enter into agreements with one or more Third Parties pursuant to which IAC agrees to sell shares of IAC Class M Common Stock (or New Match Common Stock), or another security which will represent shares of IAC Class M Common Stock or New Match Common Stock upon the Match Merger Effective Time, (the “IAC Class M Equity Offering”), and providing for customary registration rights with respect to the related shares of IAC Class M Common Stock (or New Match Common Stock); provided, however, that any agreement granting rights to such Third Party that would survive the Match Merger Effective Time shall require Match’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed, it being understood that it shall be unreasonable to withhold, condition or delay consent with respect to customary registration rights); provided, further, that the number of shares sold in the IAC Class M Equity Offering shall not exceed the IAC Class M Equity Offering Cap. Match shall cooperate, and shall cause its Representatives to cooperate, at IAC’s sole cost and expense, in connection with the arrangement, execution and settlement of the IAC Class M Equity Offering as reasonably requested by IAC. Such assistance shall include, but not be limited to: (i) facilitating and participating in a reasonable number of meetings, presentations, roadshows, due diligence sessions, and any other sessions with prospective investors, in each case at reasonable times and locations mutually agreed; and (ii) facilitating and otherwise providing for the settlement of the securities sold pursuant to the IAC Class M Equity Offering in accordance with the applicable requirements set forth in any agreements pursuant to which such securities were sold and at a time and in a manner reasonably acceptable to New IAC; and (iii) the provision of information as reasonably required in connection with any applicable disclosure document and assistance in obtaining customary representation letters, comfort letters, or similar instruments.

(d)               Immediately following the closing of the IAC Class M Equity Offering, New Match shall transfer to New IAC any and all proceeds it receives pursuant to the IAC Class M Equity Offering.

SECTION 7.18                Post-Closing New Match Governance. The Parties, including the IAC Board of Directors and the Match Board of Directors, shall take all actions necessary so that, as of the Match Merger Effective Time:

(a)               The number of directors that will comprise the full New Match Board of Directors shall be eleven (11);

(b)               The members of the New Match Board of Directors shall consist of (i) the members of the Match Board of Directors prior to the Match Merger Effective Time, other than two (2) members as identified in Section 7.18(b) of the IAC Disclosure Letter and (ii) three (3) individuals designated prior to the Closing by IAC, subject to the reasonable consent of the Match Separation Committee, and each of whom shall qualify as an independent director of New Match;

(c)               Subject to the receipt of the required approval from the holders of IAC Capital Stock set forth in Section 5.04(c)(ii) to implement a classified board as contemplated by the Reclassification Charter Amendments, Glenn H. Schiffman shall be appointed as a Class I Director and Joseph Levin shall be appointed as a Class III Director (in each case as defined in the Reclassification Charter Amendments);

(d)               Beginning at the Match Merger Effective Time, and until his resignation or replacement in such position in accordance with the bylaws of New Match, Joseph Levin will become the Executive Chairman of the New Match Board of Directors;

(e)               Effective as of the Match Merger Effective Time, the bylaws of New Match shall be amended and restated to be in a form mutually agreed between Match and IAC promptly following the date of this Agreement and consistent with the terms of this Agreement; and

(f)                The officers of Match prior to the Match Merger Effective Time will be appointed the officers of New Match, subject to any changes as notified to IAC by Match upon reasonable advance notice prior to the Closing.

SECTION 7.19                Non-Competition; Non-Solicitation of Employees.

(a)               New IAC agrees that, as an inducement for Match to enter into this Agreement, during the Restricted Period, New IAC shall not, and shall cause each other member of the New IAC Group (other than (x) any member of ANGI Group and (y) any pension, retirement 401(k) or similar plan or mutual fund in which such assets may be invested) not to, without the written consent of New Match (as authorized by the New Match Board of Directors, excluding any member of the Match Board of Directors who is a Representative of New IAC), directly or indirectly, engage in a Competitive Business. Nothing in this Section 7.19 shall preclude or prohibit any member of the New IAC Group from:

(i)               owning less than 5% of the equity interests of any Person that is engaged in any Competitive Business,

(ii)              acquiring (whether by means of acquisition, asset purchase, merger, consolidation, similar business combination or otherwise) a Person engaged in a Competitive Business together with other lines of business (x) if no more than 10% of such Person’s revenues were derived from a Competitive Business (measured by the most current annual financial statements published or prepared by the acquired Person in the ordinary course of business) or, (y) if more than 10% but less than 30%, if within six months after the closing of such acquisition the acquiring member of the New IAC Group enters into a definitive agreement to divest, as soon as reasonably practicable, a portion of such Competitive Business such that New IAC and such member would otherwise be in compliance with clause (x) of this Section 7.19(a)(ii), or

(iii)             providing services to, or buying and selling assets from or to, a Competitive Business in the ordinary course of the business of New IAC Group and on customary terms.

(b)

(i)               Unless otherwise approved by New Match, during the Restricted Period, New IAC shall not, and shall cause each other member of the New IAC Group (other than any member of the ANGI Group) not to, directly or indirectly induce any employee with a title of Vice President or higher as of the date hereof (other than as set forth on Section 7.19(b)(i) of the Match Disclosure Letter) of any member of the New Match Group to terminate employment with such entity, and New IAC shall not, and shall cause each other member of the New IAC Group (other than any member of the ANGI Group) not to, directly or indirectly, employ or offer employment to any such person unless, at the time of such employment or offer, such person shall have ceased to be employed by such entity for a period of at least six months, provided that, nothing in this Section 7.19(b)(i) shall preclude any member of the New IAC Group from placing advertisements during the Restricted Period in periodicals of general circulation soliciting persons for employment or employing any person who comes to such member of the New IAC Group solely in response to such advertisements or otherwise without any violation by New IAC of the terms of this paragraph.

(ii)              Unless otherwise approved by New IAC, during the Restricted Period, New Match shall not, and shall cause each other member of the New Match Group not to, directly or indirectly induce any employee with a title of Vice President or higher as of the date hereof (other than as set forth in Section 7.19(b)(ii) of the IAC Disclosure Letter) of any member of the New IAC Group to terminate employment with such entity, and New Match shall not, and shall cause each other member of the New Match Group not to, directly or indirectly, employ or offer employment to any such person unless, at the time of such employment or offer, such person shall have ceased to be employed by such entity for a period of at least six months, provided that, nothing in this Section 7.19(b)(ii) shall preclude any member of the New Match Group from placing advertisements during the Restricted Period in periodicals of general circulation soliciting persons for employment or employing any person who comes to such member of the New Match Group solely in response to such advertisements or otherwise without any violation by New Match of the terms of this paragraph.

SECTION 7.20                Intellectual Property.

(a)               New IAC, on behalf of the members of the New IAC Group, hereby grants to New Match (with the right to sublicense only to the other members of the New Match Group with the scope of any sublicense to such member or members to be limited to only those rights required to operate its or their businesses in the manner conducted by such member or members as of the date of this Agreement) a worldwide, perpetual, royalty free, paid-up and non-exclusive license to use Intellectual Property that is owned by any member of the New IAC Group (other than the members of the ANGI Group) prior to the Mandatory Exchange Effective Time and which was regularly used in the ordinary course of business by any member of the Match Group prior to the date of this Agreement. New Match, on behalf of the members of the New Match Group, hereby agrees to treat any trade secrets included in such Intellectual Property with the same degree of care as it protects its own like Intellectual Property and with no less than reasonable care.

(b)               New Match, on behalf of the members of the New Match Group, hereby grants to New IAC (with the right to sublicense only to the other members of the New IAC Group with the scope of any sublicense to such member or members to be limited to only those rights required to operate its or their businesses in the manner conducted by such member or members as of the date of this Agreement) a worldwide, perpetual, royalty free, paid-up and non-exclusive license to use Intellectual Property that is owned by any member of the New Match Group prior to the Mandatory Exchange Effective Time and which was regularly used in the ordinary course of business by any member of the IAC Group prior to the date of this Agreement. New IAC, on behalf of the members of the New IAC Group, hereby agrees to treat any trade secrets included in such Intellectual Property with the same degree of care as it protects its own like Intellectual Property and with no less than reasonable care.

SECTION 7.21                Other Ancillary Agreements.

(a)               At or prior to the Mandatory Exchange Effective Time, New IAC (or the applicable member of its Group) and New Match (or the applicable member of its Group) shall enter into a transition services agreement, substantially in the form attached as Exhibit 7.21(a) to this Agreement (the “Transition Services Agreement”). Following the date of this Agreement and prior to the Closing, the Parties shall cooperate in good faith to negotiate a final form of Transition Services Agreement and the schedules thereto setting forth the services to be provided thereunder.

(b)               IAC and Match shall, and shall cause the applicable members of their Groups to, consummate the transactions contemplated by the Real Estate Contribution Agreement in accordance with its terms prior to the Closing.

SECTION 7.22                Match Share Repurchases. Match shall from time to time repurchase a sufficient number of shares of Match Common Stock such that the number of shares of Match Capital Stock held by IAC at all times prior to the Mandatory Exchange Effective Time shall exceed the percentage set forth in Section 7.22 of the Match Disclosure Letter.

SECTION 7.23                De-Listing. Match and IAC will cooperate to cause the IAC Common Stock and the Match Common Stock to be de-listed from the NASDAQ and deregistered under the Exchange Act as soon as practicable following the Closing.

SECTION 7.24                Employee Transfers.

(a)               Section 7.24 of the IAC Disclosure Letter contains a list of each employee who provides operational (security, facilities and infrastructure) support for the buildings that are the subject of the Real Estate Contribution Agreement and other specified employees of IAC (the “In Scope Employees”), including each such individual’s date of hire, department, base salary, and bonus opportunity. For purposes of this Agreement, “Transferred Employee” means each In Scope Employee who, as of the Real Estate Contribution Closing Date (or, if applicable, such later date that such employee commences employment with Match or another member of the Match Group), becomes an employee of Match or another member of the Match Group by acceptance of an offer of employment with Match or another member of the Match Group on or prior to the Real Estate Contribution Closing Date pursuant to Section 7.24(b)(i).

(b)

(i)               Not less than ten Business Days prior to the Real Estate Contribution Closing Date, Match shall, or shall cause another member of the Match Group to, offer employment with Match or another member of the Match Group, effective at 11:59 p.m., local time, on the Real Estate Contribution Closing Date (the “Transfer Time”), to each In Scope Employee in accordance with this Agreement.

(ii)              Offers pursuant to this Section 7.24 shall (A) be for the same (or better) position that such In Scope Employee held with the applicable member of the IAC Group immediately prior to the Real Estate Contribution Closing Date, and (B) include the terms required by Section 7.24(c).

(iii)            With respect to any In Scope Employee to whom the Applicable Match PubCo or one of the members of the Applicable Match Group is required to make an offer of employment pursuant to this Section 7.24, and who, as of the date immediately prior to the Real Estate Contribution Closing, is on approved leave of absence from work with IAC or another member of the IAC Group (each, an “Inactive Employee”), the Applicable Match PubCo shall, or shall cause another member of the Applicable Match Group to, offer employment to such individual on the earliest practicable date following the return of such individual to work and otherwise on terms and conditions consistent with this Section 7.24; provided that such employee returns to work within 180 days following the Real Estate Contribution Closing Date or such later time as required by applicable Law upon presenting themselves for duty to the Applicable Match PubCo or the applicable member of the Applicable Match Group. In the case of any Inactive Employee who becomes a Transferred Employee following the Real Estate Contribution Closing Date, all references in this Section 7.24 to (A) the Real Estate Contribution Closing Date shall be deemed to be references to the date on which such individual becomes a Transferred Employee and (B) the Transfer Time shall be deemed to be references to 11:59 p.m., local time, on the date that such individual becomes a Transferred Employee.

(c)               During the Benefits Continuation Period, the Applicable Match PubCo shall, or shall cause the applicable members of the Applicable Match Group to, provide to each Transferred Employee base wages or salaries, bonus opportunities and paid time off, as applicable, that are no less favorable than those in effect for such Transferred Employee as of immediately prior to the Real Estate Contribution Closing Date and (ii) employee benefits (other than paid time off) that are either (x) no less favorable in the aggregate than those in effect for such Transferred Employees immediately prior to the Real Estate Contribution Closing Date or (y) the same benefits as are made available to similarly situated employees of the member of the Applicable Match Group that employs such Transferred Employee.

(d)               During the Benefits Continuation Period, in the event of a termination of any Transferred Employee’s employment by the Applicable Match PubCo or another member of the Applicable Match Group without cause, the Applicable Match PubCo shall, or shall cause the applicable members of the Applicable Match Group to, provide severance benefits to such Transferred Employee that are no less favorable than the greater of (i) those severance or termination benefits applicable to such Transferred Employee as of immediately prior to the Real Estate Contribution Closing Date, as set forth on Section 7.24(d) of the IAC Disclosure Letter, and (ii) those severance or termination benefits provided to similarly situated employees of the members of the Applicable Match Group, taking into account service credit required by Section 7.24(e).

(e)               Effective from and after the Transfer Time, the Applicable Match PubCo shall, and shall cause the applicable members of the Applicable Match Group to, (i) recognize, for all purposes (other than benefit accrual under a defined benefit pension plan) under all plans, programs and arrangements established or maintained by the members of the Applicable Match Group for the benefit of the Transferred Employees (the “Match Plans”), service with the members of the IAC Group prior to the Transfer Time to the extent such service was recognized under the corresponding Business Employee Benefit Plan covering such Transferred Employees, including for purposes of eligibility, vesting and benefit levels and accruals, in each case, except (A) where it would result in a duplication of benefits or (B) with respect to newly established Match Plans that do not provide credit for past service to such similarly situated employees of the Applicable Match Group and in which at least a comparable number of similarly situated employees of the Applicable Match Group (other than the Transferred Employees or newly hired employees) participate, (ii) waive any preexisting condition exclusion, actively-at-work requirement or waiting period under all employee health and other welfare benefit plans established or maintained by the Applicable Match PubCo or another member of the Applicable Match Group for the benefit of the Transferred Employees, except to the extent such preexisting condition, exclusion, requirement or waiting period would have applied to such individual under the corresponding listed plan, and (iii) provide full credit for any copayments, deductibles or similar payments made or incurred prior to the Transfer Time for the plan year in which the Real Estate Contribution Closing occurs.

(f)                IAC shall pay to the Transferred Employees all accrued but unpaid vacation for periods prior to the Transfer Time as soon as administratively practicable after the Transfer Time or as required by applicable Law. The Applicable Match PubCo shall cooperate in good faith with Transferred Employees with respect to vacation commitments reserved by such Transferred Employees prior to the applicable Transfer Time in respect of periods occurring subsequent to such applicable Transfer Time.

(g)               As of the Transfer Time, IAC shall provide to the applicable members of the Applicable Match Group copies of all employment records for each Transferred Employee permitted by applicable Law or as necessary for the Applicable Match PubCo to establish payroll systems or employee benefit plans as of the Transfer Time. IAC shall be permitted to retain copies of such employment records, except where prohibited by applicable Law. The Applicable Match PubCo shall, and shall cause the applicable members of the Applicable Match Group to, ensure that all such records are used only in connection with the employment of such Transferred Employee or as otherwise permitted by applicable Law.

(h)               The provisions contained in this Agreement with respect to any In Scope Employee are included for the sole benefit of the respective Parties and shall not create any right in any other person, including any In Scope Employee (or dependent or beneficiary of any of the foregoing). Nothing herein shall be deemed an amendment of any plan providing benefits to any In Scope Employee or of any other employee benefit plan.

(i)                 For purposes of this Section, “Applicable Match PubCo” means Match prior to the Closing and New Match at or after the Closing, and “Applicable Match Group” means the Match Group prior to the Closing and the New Match Group at or after the Closing.

SECTION 7.25                Solvency Opinions. From and after the date of this Agreement and until the Reclassification Effective Time, Match, IAC and New IAC shall use their respective reasonable best efforts to obtain in connection with Closing such solvency opinions as are required in order to satisfy the conditions described in Section 8.01(g) and Section 8.01(h).

ARTICLE VIII

Conditions Precedent

SECTION 8.01                Conditions to Each Party’s Obligation to Effect the Transactions. The obligation of each of the Parties to effect the Transactions is subject to the satisfaction (or, to the extent permitted by Law, waiver) on or prior to the Closing Date of the following conditions; provided that the condition set forth in Section 8.01(a) shall not be waivable:

(a)               the Match Disinterested Stockholder Approval shall have been obtained;

(b)               the IAC Required Stockholder Approval shall have been obtained;

(c)               the Match Stockholder Approval shall have been obtained;

(d)               the Governmental Approvals set forth in Section 8.01(d) of the IAC Disclosure Letter shall have been obtained;

(e)               IAC, Match and New IAC shall have received the Distribution Tax Opinion;

(f)                IAC and Match shall have received the Merger Tax Opinion;

(g)               one or more opinions from an independent firm reasonably acceptable to IAC at the time or times requested by the IAC Board of Directors shall have been obtained with respect to the adequacy of surplus under Delaware law with respect to IAC to effect the Mandatory Exchange and the solvency of IAC immediately prior to the consummation of the Transactions and each of New IAC and New Match immediately after the consummation of the Transactions;

(h)               one or more opinions from an independent firm reasonably acceptable to Match at the time or times requested by the Match Separation Committee or the Match Board of Directors shall have been obtained with respect to the solvency of New Match immediately after the consummation of the Transactions;

(i)                 the Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order; and

(j)                 the shares of IAC Class M Common Stock (or, after it is renamed pursuant to the Post-Merger Amendments to the New Match Charter, New Match Common Stock) and New IAC Common Stock shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

SECTION 8.02                Conditions to Obligations of the IAC Parties to Effect the Transactions. The obligation of each of the IAC Parties to effect the Transactions is further subject to the satisfaction (or, to the extent permitted by Law, waiver) on or prior to the Closing Date of the following conditions:

(a)               (i) the representations and warranties of Match set forth in Sections 4.01(a), 4.02(a) and 4.09 shall be true and correct in all respects (other than de minimis inaccuracies) as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all respects (other than de minimis inaccuracies) on and as of such earlier date) and (ii) all other representations and warranties of Match set forth in this Agreement shall be true and correct in all respects (disregarding all materiality and “Match Material Adverse Effect” qualifiers contained therein) as of the date hereof the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all respects on and as of such earlier date), except where the failure of the representations and warranties contained in this clause (ii) to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Match Material Adverse Effect;

(b)               Match shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date;

(c)               IAC shall have received a certificate signed on behalf of Match by an executive officer of Match certifying the satisfaction by Match of the conditions set forth in Sections 8.02(a) and 8.02(b);

(d)               no court of competent jurisdiction or other Governmental Authority shall have issued a Judgment or enacted a Law that is still in effect and prohibits, enjoins or makes illegal the consummation of the Transactions, and no Action shall be pending that would reasonably be expected to prohibit, impair or materially delay the ability of IAC or New IAC to consummate the Transactions on the terms contemplated hereby or that seeks material damages or another material remedy in connection with this Agreement or the Transactions as contemplated hereby;

(e)               the applicable member of the Match Group shall have executed and delivered to IAC (or the applicable member of the New IAC Group) each of the Ancillary Agreements to which such Person is a party; and

(f)                IAC shall have received, in cash in immediately available funds, the full aggregate principal amount of the Match Loan.

SECTION 8.03                Conditions to the Obligation of Match to Effect the Transactions. The obligation of Match to effect the Transactions is further subject to the satisfaction (or, to the extent permitted by Law, waiver) on or prior to the Closing Date of the following conditions:

(a)               (i) the representations and warranties of IAC set forth in Sections 5.01(a), 5.02(a) and 5.09 shall be true and correct in all respects (other than de minimis inaccuracies) as of the date hereof as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all respects (other than de minimis inaccuracies) on and as of such earlier date) and (ii) all other representations and warranties of IAC and New IAC set forth in this Agreement shall be true and correct in all respects (disregarding all materiality and “IAC Material Adverse Effect” qualifiers contained therein) as of the date hereof and as of Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all respects on and as of such earlier date) except where the failure of the representations and warranties contained in this clause (ii) to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a IAC Material Adverse Effect;

(b)               the IAC Parties shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date;

(c)               Match shall have received a certificate signed on behalf of IAC by an executive officer of IAC certifying the satisfaction by the IAC Parties of the conditions set forth in Sections 8.03(a) and 8.03(b);

(d)               no court of competent jurisdiction or other Governmental Authority shall have issued a Judgment or enacted a Law that is still in effect and prohibits, enjoins or makes illegal the consummation of the Transactions, and no Action shall be pending that would reasonably be expected to prohibit, impair or materially delay the ability of Match to consummate the Transactions on the terms contemplated hereby or that seeks material damages or another material remedy in connection with this Agreement or the Transactions as contemplated hereby; and

(e)               the applicable member of the IAC Group shall have executed and delivered to Match (or the applicable member of the New Match Group) each of the Ancillary Agreements to which such Person is a party.

ARTICLE IX

Termination, Amendment and Waiver

SECTION 9.01                Termination. This Agreement may be terminated at any time prior to the Reclassification Effective Time (regardless of the adoption of this Agreement by New Match Merger Sub HoldCo as the sole member of New Match Merger Sub or the stockholders of Match):

(a)               by mutual written consent of IAC and Match in a written instrument;

(b)               by either IAC or Match, upon written notice to the other party:

(i)               if the Closing has not occurred on or before December 19, 2020 (or any such other date agreed to in writing by Match and IAC prior to the Closing) (the “End Date”), unless any IAC Party is then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement, in the case IAC is seeking to terminate this Agreement, or Match is then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement, in the case Match is seeking to terminate this Agreement;

(ii)              if the IAC Required Stockholder Approval has not been obtained upon a vote taken thereon at the IAC Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof;

(iii)             if the Match Stockholder Approval or the Match Disinterested Stockholder Approval has not been obtained upon a vote taken thereon at the Match Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof;

(iv)             if any court of competent jurisdiction or other Governmental Authority shall have issued a Judgment that permanently restrains, enjoins or otherwise prohibits the consummation of the Transactions, and any such Judgment shall have become final and non-appealable; or

(v)             if any Governmental Authority shall have enacted a Law that prohibits or makes illegal the consummation of the Transactions; or

(c)               by IAC, upon written notice to Match:

(i)                 if Match shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.02(a) or Section 8.02(b) and (B) is incapable of being cured by Match or is not cured within sixty (60) days of written notice of such breach from IAC (provided that the IAC Parties are not then in breach of any representation, warranty, covenant or other agreement contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 8.03(a) or Section 8.03(b));

(ii)              if the Uncollared Exchangeable Notes Share Adjustment Number is greater than the Exchangeable Notes Share Adjustment Cap and Match shall not have, by written notice to IAC delivered prior to the Acceptance Deadline, accepted the use of the Exchangeable Notes Share Adjustment Cap as the Exchangeable Notes Share Adjustment Number as set forth in Annex A; or

(iii)            if there shall have occurred a Match Change of Recommendation; or

(d)               by Match, upon written notice to IAC:

(i)                 if the IAC Parties shall have breached or failed to perform any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.03(a) or Section 8.03(b) and (B) is incapable of being cured by the IAC Parties or is not cured within sixty (60) days of written notice of such breach from Match (provided that Match is not then in breach of any representation, warranty, covenant or other agreement contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 8.02(a) or Section 8.02(b));

(ii)              if the Uncollared Exchangeable Notes Share Adjustment Number is less than the Exchangeable Notes Share Adjustment Floor and IAC shall not have, by written notice to Match delivered prior to the Acceptance Deadline, accepted the use of the Exchangeable Notes Share Adjustment Floor as the Exchangeable Notes Share Adjustment Number as set forth in Annex A; or

(iii)             if there shall have occurred an IAC Change of Recommendation.

SECTION 9.02                Effect of Termination. In the event of termination of this Agreement as provided in Section 9.01, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of any of the parties, except (a) the provisions of this Section 9.02 and Article XIII shall survive any such termination of this Agreement and no such termination shall relieve either party from any liability or obligation under such provisions and (b) nothing contained herein shall relieve any party from liability for any Willful Breach of this Agreement or actual and intentional fraud.

SECTION 9.03                Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the parties at any time before or after the receipt of the IAC Stockholder Approval or the Match Stockholder Approval; provided that any amendment of this Agreement that requires approval by the holders of IAC Capital Stock or approval by the holders of Match Capital Stock under applicable Law shall be subject to such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

SECTION 9.04                Extension; Waiver. At any time prior to the Reclassification Effective Time, a Party may, subject to the proviso of Section 9.03, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Parties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance by the other party with any of the agreements or conditions for the benefit of such Party contained in this Agreement or (d) other than with respect to the condition set forth in Section 8.01(a), waive the satisfaction of any of the conditions contained in this Agreement. No extension or waiver by a Party shall require the approval of the stockholders of IAC or Match unless such approval is required by applicable Law. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

ARTICLE X

Indemnification

SECTION 10.01            Release of Claims.

(a)               Except as provided in Section 10.01(c) or Section 10.01(f), effective as of the Mandatory Exchange Effective Time, New Match does hereby, on behalf of itself and each other member of the New Match Group and their respective Affiliates (other than any member of the New IAC Group), successors and assigns, and all Persons who at any time prior to the Mandatory Exchange Effective Time have been stockholders (other than any member of the New IAC Group), directors, officers, agents or employees of any member of the New Match Group (in each case, in their respective capacities as such) (the “New Match Releasors”), unequivocally, unconditionally and irrevocably release and discharge New IAC and each of the other members of the New IAC Group, their respective Affiliates (other than any member of the New Match Group), successors and assigns, and all Persons who at any time prior to the Mandatory Exchange Effective Time have been stockholders (other than any member of the New Match Group), directors, officers, agents or employees of IAC or of any member of the New IAC Group (in each case, in their respective capacities as such), and their respective heirs, executors, trustees, administrators, successors and assigns (the “New IAC Released Parties”), from any and all Actions, causes of action, choses in action, cases, claims, suits, debts, dues, damages, judgments and liabilities, of any nature whatsoever, in law, at equity or otherwise, whether direct, derivative or otherwise, which have been asserted against a New IAC Released Party or which, whether currently known or unknown, suspected or unsuspected, fixed or contingent, and whether or not concealed or hidden, the New Match Releasors ever could have asserted or ever could assert, in any capacity, whether as partner, employer, agent or otherwise, either for itself or as an assignee, heir, executor, trustee, administrator, successor or otherwise for or on behalf of any other Person, against the New IAC Released Parties, relating to any claims or transactions or occurrences whatsoever, up to but excluding the Mandatory Exchange Effective Time, including in connection with the Transactions and all activities to implement the Transactions or otherwise in connection with any New Match Liabilities or New Match Assets (collectively, “New Match Claims”); and the New Match Releasors hereby unequivocally, unconditionally and irrevocably agree not to initiate proceedings with respect to, or institute, assert or threaten to assert, any New Match Claim.

(b)               Except as provided in Section 10.01(c), effective as of the Mandatory Exchange Effective Time, New IAC does hereby, on behalf of itself and each other members of the New IAC Group (other than any member of the ANGI Group) and their respective Affiliates (other than any member of the ANGI Group or the New Match Group), successors and assigns, and all Persons who at any time prior to the Mandatory Exchange Effective Time have been stockholders (other than any member of the ANGI Group or the New Match Group), directors, officers, agents or employees of any member of the New IAC Group (other than any member of the ANGI Group) (in each case, in their respective capacities as such) (the “New IAC Releasors”), unequivocally, unconditionally and irrevocably release and discharge New Match and each of the other members of the New Match Group, their respective Affiliates (other than any member of the New IAC Group), successors and assigns, and all Persons who at any time prior to the Mandatory Exchange Effective Time have been stockholders (other than any member of the New IAC Group), directors, officers, agents or employees of any member of the New Match Group (in each case, in their respective capacities as such), and their respective heirs, executors, trustees, administrators, successors and assigns (the “New Match Released Parties”), from any and all Actions, causes of action, choses in action, cases, claims, suits, debts, dues, damages, judgments and liabilities, of any nature whatsoever, in law, at equity or otherwise, whether direct, derivative or otherwise, which have been asserted against a New Match Released Party or which, whether currently known or unknown, suspected or unsuspected, fixed or contingent, and whether or not concealed or hidden, the New IAC Releasors ever could have asserted or ever could assert, in any capacity, whether as partner, employer, agent or otherwise, either for itself or as an assignee, heir, executor, trustee, administrator, successor or otherwise for or on behalf of any other Person, against the New Match Released Parties, relating to any claims or transactions or occurrences whatsoever, up to but excluding the Mandatory Exchange Effective Time including in connection with the Transactions and all activities to implement the Transactions or otherwise in connection with any New IAC Liabilities or New IAC Assets (collectively, “New IAC Claims”); and the New IAC Releasors hereby unequivocally, unconditionally and irrevocably agree not to initiate proceedings with respect to, or institute, assert or threaten to assert, any New IAC Claim.

(c)               Nothing contained in Section 10.01(a) or 10.01(b) shall impair any right of any Person to enforce this Agreement or any Ancillary Agreement or any other agreement, arrangement, contract, commitment or understanding that is entered into after the Mandatory Exchange Effective Time among any member of the New Match Group, on the one hand, and any member of the New IAC Group, on the other hand, nor shall anything contained in the foregoing sections be interpreted as terminating as of the Mandatory Exchange Effective Time any rights under any such agreements, arrangements, contracts, commitments or understandings. Nothing contained in Section 10.01(a) or Section 10.01(b) shall release any Person from:

(i)                 any Liability provided in or resulting from this Agreement or any of the Ancillary Agreements, including any Liability for indemnification or contribution pursuant to this Agreement or any Ancillary Agreement;

(ii)              any Liability provided in or resulting from any Contract specified in Section 1.04(b) not to terminate as of the Mandatory Exchange Effective Time;

(iii)            any Liability provided in or resulting from any other agreement, arrangement, contract, commitment or understanding that is entered into after the Mandatory Exchange Effective Time between any member of the New Match Group on the one hand, and any member of the New IAC Group on the other hand;

(iv)             any Liability arising from the rights, if any, of any New Match Releasor or New IAC Releasor who is an employee to any earned but unpaid salary, wages or bonus opportunity, or any rights to vested benefits under employee benefit plans or any other claims that may not be released under applicable Law;

(v)               any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the New Match Group or the New IAC Group, as applicable, in accordance with, or any other Liability of any member of the New Match Group or the New IAC Group under, this Agreement or any Ancillary Agreement; or

(vi)             any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 10.01.

(d)               From and after the Mandatory Exchange Effective Time, New Match shall not, and shall not permit any other member of the New Match Group to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against New IAC or any other member of the New IAC Group, or any other Person released pursuant to Section 10.01(a), with respect to any Liabilities released pursuant to Section 10.01(a).

(e)               From and after the Mandatory Exchange Effective Time, New IAC shall not, and shall not permit any other member of the New IAC Group to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against New Match or any other member of the New Match Group or any other Person released pursuant to Section 10.01(b), with respect to any Liabilities released pursuant to Section 10.01(b).

(f)                Notwithstanding anything herein to the contrary, in the event that following the Mandatory Exchange Effective Time, any member of the ANGI Group brings a New IAC Claim against any of the New Match Released Parties, (i) the release set forth in Section 10.01(a) for the benefit of any member of the ANGI Group shall be null and void in all respects and (ii) New Match shall be permitted, and any other member of the New Match Group shall be permitted, to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of indemnification, against any member of the ANGI Group with respect to any Liabilities released pursuant to Section 10.01(a).

(g)               At any time, at the request of any other party hereto, New IAC and New Match shall cause each of the members of their respective Groups and applicable Affiliates to execute and deliver releases reflecting the provisions of this Section 10.01.

SECTION 10.02            Indemnification by New Match. Subject to Section 10.11, from and after the Mandatory Exchange Effective Time, New Match shall, and shall cause the other members of the New Match Group to, to the fullest extent permitted by Law, indemnify, defend and hold harmless New IAC and each other member of the New IAC Group and each of their respective current and former directors, officers and employees (in each case, in their respective capacities as such), and each of the heirs, executors, trustees, administrators, successors and assigns of any of the foregoing (collectively, the “New IAC Indemnitees”), from and against any and all Liabilities of the New IAC Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):

(a)               any New Match Asset, New Match Liability (or failure of New Match, any other member of the New Match Group or any other Person to pay, perform or otherwise promptly discharge any New Match Liabilities in accordance with their terms, whether prior to, on or after the Mandatory Exchange Effective Time) or the businesses of the New Match Group after the Mandatory Exchange Effective Time;

(b)               any breach of, or failure to perform or comply with, any covenant, undertaking or obligation of a member of the New Match Group contained in this Agreement that survives the Mandatory Exchange Effective Time pursuant to Section 13.01 or contained in any Ancillary Agreement; and

(c)               any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in or incorporated into the Registration Statement or the Joint Proxy Statement/Prospectus relating solely to a member of the Match Group.

SECTION 10.03            Indemnification by New IAC. Subject to Section 10.11, from and after the Mandatory Exchange Effective Time, New IAC shall, and shall cause the other members of the New IAC Group (other than any member of the ANGI Group) to, to the fullest extent permitted by Law, indemnify, defend and hold harmless New Match and each other member of the New Match Group and each of their respective current and former directors, officers and employees (in each case, in their respective capacities as such), and each of the heirs, executors, trustees, administrators, successors and assigns of any of the foregoing (collectively, the “New Match Indemnitees”) from and against any and all Liabilities of the New Match Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):

(a)               any New IAC Asset, New IAC Liability (or failure of New IAC, any other member of the New IAC Group or any other Person to pay, perform or otherwise promptly discharge any New IAC Liabilities in accordance with their terms, whether prior to, on or after the Mandatory Exchange Effective Time) or the businesses of the New IAC Group after the Mandatory Exchange Effective Time;

(b)               any breach of, or failure to perform or comply with, any covenant, undertaking or obligation of a member of the New IAC Group contained in this Agreement that survives the Mandatory Exchange Effective Time pursuant to Section 13.01 or contained in any Ancillary Agreement; and

(c)               any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in or incorporated into the Registration Statement or the Joint Proxy Statement/Prospectus relating solely to a member of the IAC Group.

SECTION 10.04            Procedures for Indemnification of Third Party Claims.

(a)               All claims for indemnification relating to a Third Party Claim by any indemnified party (an “Indemnified Party”) under this Article X shall be asserted and resolved as set forth in this Section 10.04.

(b)               In the event that any written claim or demand for which an indemnifying party (an “Indemnifying Party”) may have liability to any Indemnified Party under this Article X is asserted against or sought to be collected from any Indemnified Party by a Third Party (a “Third Party Claim”), such Indemnified Party shall promptly, but in no event more than ten (10) days following such Indemnified Party’s receipt of a Third Party Claim, notify the Indemnifying Party in writing of such Third Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”); provided, however, that the failure to timely give a Claim Notice shall affect the rights of an Indemnified Party hereunder only to the extent that such failure has a material prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Third Party Claim.  The Indemnifying Party shall have thirty (30) days (or such lesser number of days set forth in the Claim Notice as may be required by a court proceeding in the event of a litigated matter or such other number of days as may be agreed to in writing between the Indemnifying Party and the Indemnified Party) after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party whether it desires to defend the Indemnified Party against such Third Party Claim.

(c)               In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense, with counsel reasonably satisfactory to the Indemnified Party at the Indemnifying Party’s expense.  Once the Indemnifying Party has duly assumed the defense of a Third Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing.  The Indemnified Party shall participate in any such defense at its expense, provided that such expense shall be the responsibility of the Indemnifying Party if the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party’s counsel shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interest between them (in which case the Indemnifying Party shall not be responsible for expenses in respect of more than one additional counsel, plus appropriate local counsel for the Indemnified Party in any single jurisdiction).  The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any Third Party Claim (i) on a basis that would result in (A) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates, (B) a finding or admission of a violation of applicable Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates or (C) a finding or admission that would have an adverse effect on other claims made or threatened against the Indemnified Party or any of its Affiliates or (ii) which settlement or compromise does not provide for a full, unconditional and irrevocable release of the applicable Indemnified Parties.

(d)               If the Indemnifying Party (i) elects not to defend the Indemnified Party against a Third Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise, or (ii) after assuming the defense of a Third Party Claim fails to take reasonable steps necessary to defend diligently such Third Party Claim within ten (10) days after receiving written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall have the right but not the obligation to assume its own defense; it being understood that the Indemnified Party’s right to indemnification for a Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim.  The Indemnified Party shall not settle a Third Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

(e)               The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense of a Third Party Claim, including by providing access to each other’s relevant business records and other documents, and employees consistent with Article XI; it being understood that the reasonable costs and expenses of the Indemnified Party relating thereto shall be Liabilities, subject to indemnification.

(f)                The Indemnified Party and the Indemnifying Party shall use commercially reasonable efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing either party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

SECTION 10.05            Procedures for Indemnification of Direct Claims. Any claim for indemnification made directly by the Indemnified Party against the Indemnifying Party that does not result from a Third Party Claim shall be asserted by written notice from the Indemnified Party to the Indemnifying Party specifically claiming indemnification hereunder. Such Indemnifying Party shall have a period of 45 days (or such other period as may be agreed to in writing between the Indemnifying Party and the Indemnified Party) after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such period, such Indemnifying Party shall be deemed to have accepted responsibility to make payment and shall have no further right to contest the validity of such claim. If such Indemnifying Party does respond within such period and rejects such claim in whole or in part, such Indemnified Party shall be free to pursue resolution as provided in Article XII.

SECTION 10.06            Adjustments to Liabilities.

(a)               If notwithstanding Section 10.07 an Indemnified Party receives any payment from an Indemnifying Party in respect of any Liabilities and the Indemnified Party recovers from a Third Party insurance proceeds or any other amount in respect of the underlying claim or demand asserted pursuant to this Article X against such Indemnifying Party, such Indemnified Party shall promptly pay over to the Indemnifying Party such insurance proceeds or other amount so recovered (after deducting therefrom the amount of expenses incurred by it in procuring such recovery), but not in excess of the sum of (i) any amount previously paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such claim and (ii) any amount expended by the Indemnifying Party in pursuing or defending any claim arising out of such matter.

(b)               An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other Third Party shall be entitled to a “wind-fall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof.

SECTION 10.07            Payments. The Indemnifying Party shall pay all amounts payable pursuant to this Article X by wire transfer of immediately available funds in accordance with Section 13.10. Any invoice from an Indemnified Party of a bill shall be accompanied by all reasonably detailed backup documentation for a Liability that is the subject of indemnification hereunder. In any event, the Indemnifying Party shall pay to the Indemnified Party, by wire transfer of immediately available funds, the amount of any Liability for which it is liable hereunder no later than thirty (30) days (or such other period as may be agreed to in writing between the Indemnifying Party and the Indemnified Party) following any final determination of such Liability and the Indemnifying Party’s liability therefor. A “final determination” shall exist when (a) the parties to the dispute have reached an agreement in writing, (b) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment, or (c) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto.

SECTION 10.08            Contribution; Mitigation.

(a)               If the indemnification provided for in this Article X shall, for any reason (other than the terms of such indemnification), be unavailable or insufficient to hold harmless the Indemnified Party hereunder in respect of any Liability, then each Indemnifying Party shall, in lieu of indemnifying such Indemnified Party, contribute to the amount paid or payable by such Indemnified Party as a result of such Liability, in such proportion as shall be sufficient to place the Indemnified Party in the same position as if such Indemnified Party were indemnified hereunder, the Parties intending that their respective contributions hereunder be as close as possible to the indemnification under Section 10.02 and Section 10.03. If the contribution provided for in the previous sentence shall, for any reason, be unavailable or insufficient to put the Indemnified Party in the same position as if it were indemnified under Section 10.02 and Section 10.03, as the case may be, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such Liability, in such proportion as shall be appropriate to reflect the relative benefits received by and the relative fault of the Indemnifying Party on the one hand and the Indemnified Party on the other hand with respect to the matter giving rise to the Liability.

(b)       Any Indemnified Party shall take all commercially reasonable steps to mitigate any Liabilities incurred by such party upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any indemnification rights hereunder (including by pursuing available insurance and indemnification coverage). A failure to take such steps shall not affect a party’s right to indemnification and contribution hereunder except to the extent such failure actually increases the amount due from the indemnifying party.

SECTION 10.09            Remedies Cumulative. The remedies provided in this Article X shall be cumulative and, subject to the provisions of Article XII, shall not preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

SECTION 10.10            Survival of Indemnities. The rights and obligations of New Match, New IAC and their respective Indemnified Parties under this Article X shall survive the distribution, sale or other transfer by any Party of any assets or the delegation or assignment by it of any Liabilities. If New Match or New IAC shall (i) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, in each such case, proper provisions shall be made so that such surviving or acquiring Person(s), as the case may be, shall assume all of the obligations of New Match or New IAC, as the case may be, set forth under this Article X.

SECTION 10.11            Limitation of Liability. In no event shall any member of the New Match Group or the New IAC Group be liable to any member of the other Group for (x) any punitive damages arising in any way out of this Agreement or (y) any special or consequential damages arising in any way out of this Agreement except to the extent such damages are reasonably foreseeable (and in no event shall any such damages be measured based on a diminution in stock value); provided, however, that the foregoing limitations shall not limit either Party’s indemnification obligations for Liabilities with respect to Third Party Claims as set forth in Article X. The provisions of Article XII and Section 13.12 shall be the Parties’ sole recourse for any breach hereof or any breach of the Ancillary Agreements (other than the Real Estate Contribution Agreement and Subleases) from and after the Match Merger Effective Time.

SECTION 10.12            Transaction Liabilities. The costs of defending or investigating any Action that results or if adversely determined would result in Transaction Liabilities shall be borne by the party incurring such costs. The provisions of this Agreement relating to Transaction Liabilities are not intended to limit in any respect the rights of New IAC and New Match and their respective Groups to appeal any decision relating to Transaction Liabilities.

ARTICLE XI

Exchange of Information; Confidentiality

SECTION 11.01            Agreement for Exchange of Information; Archives.

(a)               Without limiting any rights or obligations under any Ancillary Agreement between the Parties and/or any of the members of their respective Groups relating to confidentiality, and subject to the provisions of Section 11.04:

(i)                 at any time before the Mandatory Exchange Effective Time, IAC agrees to provide, and to cause the other members of the IAC Group and its and such members’ Representatives to provide, to Match or the applicable members of the Match Group, and Match agrees to provide, and to cause the other members of the Match Group and its and such members’ Representatives to provide, to IAC or the applicable members of the IAC Group, as soon as reasonably practicable after written request therefor (such party making the request, a “Pre-Closing Requesting Party”), any Information within its possession or under its control or within the possession or under the control of one of such Persons which the Pre-Closing Requesting Party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the Pre-Closing Requesting Party (including under applicable securities laws) by a Governmental Authority having jurisdiction over the Pre-Closing Requesting Party, (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or similar requirements of the Pre-Closing Requesting Party, in each case other than claims or allegations that IAC or Match, or any of their respective Group members, has or brings against the other Group or the applicable member thereof, or (iii) subject to the foregoing clause (ii) above, to comply with its obligations under this Agreement or any Ancillary Agreement, including any obligation of a member of the New Match Group to assume any Contract or New Match Liability at the Closing.

(ii)              at any time after the Mandatory Exchange Effective Time, New IAC agrees to provide, and to cause the other members of the New IAC Group and its and such members’ Representatives to provide, to New Match or the applicable members of the New Match Group, and New Match agrees to provide, and to cause the other members of the New Match Group and its and such members’ Representatives to provide, to New IAC or the applicable members of the New IAC Group, as soon as reasonably practicable after written request therefor (such party making the request, a “Post-Closing Requesting Party”), any Information within its possession or under its control or within the possession or under the control of one of such Persons which the Post-Closing Requesting Party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the Post-Closing Requesting Party (including under applicable securities laws) by a Governmental Authority having jurisdiction over the Post-Closing Requesting Party, (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or similar requirements of the Post-Closing Requesting Party, in each case other than claims or allegations that New IAC or New Match, or any of their respective Group members, has or brings against the other Group or the applicable member thereof, or (iii) subject to the foregoing clause (ii) above, to comply with its obligations under this Agreement or any Ancillary Agreement, including any obligation of a member of the New IAC Group to assume any Contract or New IAC Liability at the Closing.

Notwithstanding the foregoing, in the event that any Party determines that any provision of Information could be commercially detrimental, violate any applicable Law or agreement, or waive any attorney-client privilege, the Parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

(b)               For seven (7) years following the Mandatory Exchange Effective Time:

(i)                 New Match and the other members of the New Match Group shall have access during regular business hours (as in effect from time to time), and upon reasonable advance notice, to the documents and objects of historical significance that relate to the businesses of the New Match Group or the New Match Assets and that are located in archives retained or maintained by New IAC or any other member of the New IAC Group (other than the members of the ANGI Group).

(ii)              New Match and the other members of the New Match Group may obtain copies (but not originals) of documents for bona fide business purposes and may obtain objects for exhibition purposes for commercially reasonable periods of time if required for bona fide business purposes, provided that New Match shall cause any such objects to be returned promptly, at New Match’s expense, in substantially the same condition in which they were delivered to New Match or to any member of the New Match Group and the other members of the New Match Group shall comply with any rules, procedures or other requirements, and shall be subject to any restrictions.  In any event, the foregoing shall not be deemed to restrict the access of New IAC or any other member of the New IAC Group to any such documents or objects.  Subject to Section 11.04, nothing herein shall be deemed to impose any Liability on New IAC or any other member of the New IAC Group if documents or objects referred to in this Section 11.01 are not maintained or preserved by New IAC or any other member of the New IAC Group.

(iii)            Alternatively, New IAC, acting reasonably, may request from New Match and any other member of the New Match Group that they provide New IAC with reasonable advance notice, with a list of the requested Information that relates to the businesses of New Match or New Match Assets and New IAC shall use, and shall cause the other members of the New IAC Group that are in possession of the Information requested to use, commercially reasonable efforts to locate all requested Information that is owned or possessed by New IAC or any such Group members or their respective Representatives.  New IAC shall make available all such Information for inspection by New Match or any other relevant member of the New Match Group through an electronic data room or if such electronic files are not reasonably available, during normal business hours at the place of business reasonably designated by New IAC.  Subject to such confidentiality or security obligations as New IAC or the other relevant members of its Group may reasonably deem necessary, New Match and the other relevant members of the New Match Group may have all requested Information duplicated.  Alternatively, New IAC or the other relevant members of the New IAC Group may deliver to New Match, at New Match’s request and expense, all requested Information in the form reasonably requested by New Match or the New Match Group.  At New IAC’s request, New Match shall cause such Information when no longer needed to be returned to New IAC at New Match’s expense.

(c)               For seven (7) years following the Mandatory Exchange Effective Time, New Match shall make available and shall cause the New Match Group to make available to the New IAC Group at least the level of access required to be provided by the New IAC Group under Section 11.01(b) to New Match.

(d)               Without limiting the generality of the foregoing provisions, until the end of the calendar year during which the Mandatory Exchange Effective Time occurs (and for a reasonable period of time afterwards as required for each of New IAC and New Match to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Mandatory Exchange Effective Time occurs), each of New IAC and New Match shall use its commercially reasonable efforts to cooperate with the other Party’s information requests to enable (i) the other Party to meet its timetable for dissemination of its earnings releases, financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K promulgated under the Exchange Act; and (ii) the other Party’s accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements, including, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder and any other applicable Law.

SECTION 11.02            Ownership of Information. The provision of any Information pursuant to Section 11.01 or Section 11.06 shall not affect the ownership of such Information (which shall be determined solely in accordance with the terms of this Agreement and the Ancillary Agreements), or constitute a grant of rights in or to any such Information.

SECTION 11.03            Compensation for Providing Information. Each Party agrees to reimburse the providing Party for the reasonable out-of-pocket costs, if any, of creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of such Party (or a member of such Party’s Group) as a Requesting Party. Except as may be otherwise specifically provided elsewhere in this Agreement, in the Ancillary Agreements, or in any other agreement between the Parties, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures.

SECTION 11.04            Record Retention. To facilitate the possible exchange of Information pursuant to this Article XI and other provisions of this Agreement after the Mandatory Exchange Effective Time, each of New Match and New IAC agrees to use commercially reasonable efforts to retain, and to cause the members of their respective Group to retain, all Information in their respective possession or control at the Mandatory Exchange Effective Time in accordance with the policies of the New IAC Group as in effect at the Mandatory Exchange Effective Time or such other policies as may be reasonably adopted by the appropriate Party after the Mandatory Exchange Effective Time. Prior to the seventh (7th) anniversary of the Mandatory Exchange Effective Time, neither New Match nor New IAC will destroy, or permit any member of their respective Groups to destroy, any Information which the other Party or any such member of its Group may have the right to obtain pursuant to this Agreement without first using commercially reasonable efforts to notify such other Party of the proposed destruction and giving such other Party the opportunity to take possession of such Information prior to such destruction. Notwithstanding the foregoing, Section 9 of the Tax Matters Agreement will govern the retention of Tax related records, and Article VII of the Employee Matters Agreement will govern the retention of employment and benefits related records.

SECTION 11.05            Other Agreements Providing for Exchange of Information. The rights and obligations granted or created under this Article XI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Information set forth in any Ancillary Agreement.

SECTION 11.06            Production of Witnesses; Records; Cooperation.

(a)               After the Mandatory Exchange Effective Time, except in the case of any Dispute between New IAC and New Match, or any of the members of their respective Groups, each of New Match and New IAC shall use commercially reasonable efforts to, and shall cause the other relevant members of its Group to use commercially reasonable efforts to, make available to a Requesting Party, upon written request (e-mail being sufficient), its then former and current Representatives (and the former and current Representatives of its applicable Group members) as witnesses and any books, records or other documents within its control (or that of its applicable Group members) or which it (or its applicable Group members) otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such Representatives) or books, records or other documents may reasonably be required in connection with any Action in which the Requesting Party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The Requesting Party shall bear all costs and expenses in connection therewith.

(b)               After the Mandatory Exchange Effective Time, if either New Match or New IAC, being entitled to do so under this Agreement, chooses to defend or to seek to settle or compromise any Third Party Claim, the other Party shall use commercially reasonable efforts to make available to such Party, upon written request, its then former and current Representatives and those of its respective Group members as witnesses and any books, records or other documents within its control (or that of its respective Group members) or which it (or its respective Group members) otherwise has the ability to make available, to the extent that any such Person (giving consideration to business demands of such Representatives) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, as the case may be.

(c)               From and after the Mandatory Exchange Effective Time, notwithstanding anything to the contrary in Article X, (i) New Match shall have the right to control the Match Actions and New Match shall give New IAC the opportunity to participate in the defense or settlement of any Match Action to which a member of the New IAC Group is a party or with respect to which any member of the New IAC Group would not be fully indemnified by New Match pursuant to this Agreement, (ii) New IAC shall have the right to control any Action to which any member of the New IAC Group or New Match Group was a party prior to the Mandatory Exchange Effective Time, other than the Match Actions, (iii) notwithstanding the foregoing clauses (i) and (ii), (x) New IAC shall have the right to control any Action which IAC had the right to control prior to the Mandatory Exchange Effective Time pursuant to Section 7.16, and (y) New Match shall have the right to control any Action which Match had the right to control prior to the Mandatory Exchange Effective Time pursuant to Section 7.16, and (iv) each of New IAC and New Match shall cooperate, and shall use its reasonable best efforts to cause its Representatives to cooperate, and New IAC shall cause the members of the New IAC Group to cooperate and New Match shall cause the members of the New Match Group to cooperate, in each case in the defense of (A) the Match Actions to which a member of the New IAC Group is a party and (B) the Actions which New IAC has the right to control pursuant to clause (ii) above to which a member of the New Match Group is a party. From and after the Mandatory Exchange Effective Time, neither New IAC nor New Match shall settle, compromise or offer to settle or compromise any Action to which members of both New IAC Group and New Match Group are a party (including any Transaction Litigation) without the consent of the other Party, such consent not to be unreasonably conditioned, withheld or delayed, unless such settlement or compromise involves solely the payment of monetary damages by the settling party and provides for a full, unconditional and irrevocable release of the other Party and its current and former directors and officers and, if such other Party is New IAC, of the current and former directors officers of IAC (to the extent such individuals are a party to such Action).

(d)               The obligation to provide witnesses pursuant to this Section 11.06 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses inventors and other employees without regard to whether the witness or the employer of the witness could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 11.06(a) with respect to Disputes between New IAC and New Match, or any of the members of their respective Groups).

SECTION 11.07            Privileged Matters.

(a)               The Parties recognize that there are certain legal and other professional services that have been and will be provided prior to the Mandatory Exchange Effective Time as to which the members of the IAC Group and the Match Group may be deemed to be the client with respect to such services for the purposes of asserting all privileges which may be asserted under applicable Law in connection therewith. The Parties recognize that there are certain legal and other professional services that will be provided following the Mandatory Exchange Effective Time, which services will be rendered solely for the benefit of the New IAC Group or the New Match Group, as the case may be. In furtherance of the foregoing, each Party shall authorize the delivery to and/or retention by the other Party of materials existing as of the Mandatory Exchange Effective Time that are necessary for such other Party to receive such services, subject to the other provisions of this Section 11.07.

(b)               From and after the Mandatory Exchange Effective Time, the Parties agree as follows:

(i)                 New IAC shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates:

(A)             solely to the businesses of the New IAC Group or to a member of the New IAC Group and not to the businesses of the New Match Group or to a member of the New Match Group;

(B)              solely to any New IAC Liabilities resulting from any Actions that are now pending or may be asserted in the future;

(C)              to any individual who served as a director or officer of IAC prior to the Mandatory Exchange Effective Time, other than any individual who was also a director, employee or officer of a member of the Match Group except to the extent that New IAC and New Match jointly determine that such Privileged Information relates solely to such individual’s role as a director, employee or officer of IAC; or

(D)             to any communications between internal or outside counsel, on the one hand, and, on the other hand, IAC, any director, employee or officer of IAC, or any member of the IAC Group (or with respect to communications taking place after the Mandatory Exchange Effective Time, the New IAC Group) in connection with this Agreement, any of the Ancillary Agreements, the Transactions or any matters relating to such agreements or to the Transactions (including in connection with a dispute between a member of the New IAC Group and a member of the New Match Group), other than, in the case of any such director, employee or officer, to the extent such communication relates solely to such individual’s role as a director, employee or officer of a member of the Match Group;

in each case, whether or not the Privileged Information is in the possession or under the control of any member of the New IAC Group or any member of the New Match Group; and

(ii)              New Match shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information (other than the Privileged Information relating solely to the Specified Actions or the Actions ) that relates:

(A)             solely to the businesses of the New Match Group or to a member of the New Match Group and not to the businesses of the New IAC Group or a member of the New IAC Group;

(B)              solely to any New Match Liabilities resulting from any Actions that are now pending or may be asserted in the future;

(C)              to any individual who served as a director or officer of Match prior to the Mandatory Exchange Effective Time, other than any individual who was also a director, employee or officer of a member of the IAC Group except to the extent that New IAC and New Match jointly determine that such Privileged Information relates solely to such individual’s role as a director, employee or officer of Match; or

(D)             to any communications between internal or outside counsel, on the one hand, and, on the other hand, Match, any director, employee or officer of Match or any member of the Match Group (or with respect to communications taking place after the Mandatory Exchange Effective Time, the New Match Group) in connection with this Agreement, any of the Ancillary Agreements, the Transactions or any matters relating to such agreements or to the Transactions (including in connection with a dispute between a member of the New IAC Group and a member of the New Match Group), to the extent that, in the case of any such director, employee or officer, such communication relates solely to such individual’s role as a director, employee or officer of Match;

in each case, whether or not the Privileged Information is in the possession or under the control of any member of the New Match Group or any member of the New IAC Group.

(iii)            If New IAC and New Match do not agree as to whether certain information is Privileged Information, then such information shall be treated as Privileged Information, and the Party that believes that such information is Privileged Information shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any such information unless the Parties otherwise agree.  The Parties shall use the procedures set forth in Article XII to resolve any disputes as to whether any information is subject to Section 11.07(b)(i), (b)(ii) or (c).

(c)               Subject to the remaining provisions of this Section 11.07, each of New IAC and New Match agrees on behalf of its and the members of its Group that they shall have a shared privilege or immunity with respect to all privileges and immunities not allocated pursuant to Section 11.07(b) and all privileges and immunities relating to the Specified Actions or any Actions or other matters that involve both Parties (or one or more members of their respective Groups) and in respect of which both Parties have Liabilities under this Agreement, and that no such shared privilege or immunity may be waived by either New IAC or New Match without the consent of the other Party.

(d)               For the avoidance of doubt, nothing herein is intended to or shall adversely affect the right of any individual who had an attorney-client relationship with counsel to control the assertion or waiver of all privileges and immunities in connection with such representation (regardless of whether such representation may or may not have been deemed to be joint with any Party or any member of any Party’s Group).

(e)               If any Dispute arises between New IAC and New Match or any members of their respective Groups regarding whether a privilege or immunity should be waived to protect or advance the interests of either Party and/or any member of their respective Groups, each Party agrees that it shall (i) negotiate with the other Party in good faith; (ii) endeavor to minimize any prejudice to the rights of the other Party; and (iii) not unreasonably withhold consent to any request for waiver by the other Party.

(f)                In the event of any Dispute between New IAC and New Match, or any members of their respective Groups, either Party may waive a privilege in which the other Party or member of such other Party’s Group has a shared privilege, without obtaining consent pursuant to Section 11.07(c); provided that New IAC and New Match intend such waiver of a shared privilege to be effective only as to the use of information with respect to the Action between the Parties and/or the applicable members of their respective Groups, and is not intended to operate as a waiver of the shared privilege with respect to any Third Party.

(g)               Upon receipt by New IAC or New Match, or by any member of its respective Group, of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Privileged Information subject to a shared privilege or immunity or as to which another Party has the sole right hereunder to assert a privilege or immunity, or if either Party obtains knowledge that any of its, or any member of its respective Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, such Party shall promptly notify the other Party of the existence of the request (which notice shall be delivered to such other Party at least ten (10) Business Days before production is required to occur, to the extent practicable) and shall provide the other Party a reasonable opportunity to review the Privileged Information and to assert any rights it or they may have under this Section 11.07 or otherwise, to prevent the production or disclosure of such Privileged Information.

(h)               Any furnishing of, or access or transfer of, any information pursuant to this Agreement is made in reliance on the agreement of New IAC and New Match set forth in this Section 11.07 and in Section 11.08 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges and immunities. The Parties agree that their respective rights to any access to information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement, and the transfer of Privileged Information between the Parties and members of their respective Groups as needed pursuant to this Agreement, is not intended to be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

(i)                 In connection with any matter contemplated by Section 11.06 or this Section 11.07, the Parties agree to, and to cause the applicable members of their Group to hold Privileged Information in strict confidence and to maintain their respective separate and joint privileges and immunities, including by executing joint defense and/or common interest agreements where necessary or useful for this purpose.

(j)                 From and after the Mandatory Exchange Effective Time, all communications and files relating to any representation by internal or external counsel solely of IAC or any member of the IAC Group, and not of Match or any member of the Match Group, shall be and remain the property of New IAC and not of New Match or any other member of the New Match Group, and none of New Match or any member of the New Match Group shall have any access to any such communications or to any related files or shall seek to obtain any such communications or files by any process on the grounds that the privilege or protection attaching to such communications or files belongs to New Match or any member of the New Match Group.

(k)               From and after the Mandatory Exchange Effective Time, all communications and files relating to any representation by internal or external counsel solely of Match or any member of the Match Group, and not of IAC or any member of the IAC Group, shall be and remain the property of New Match and not of New IAC or any other member of the New IAC Group, and none of New IAC or any member of the New IAC Group shall have any access to any such communications or to any related files or shall seek to obtain any such communications or files by any process on the grounds that the privilege or protection attaching to such communications or files belongs to New IAC or any member of the New IAC Group.

SECTION 11.08            Confidentiality.

(a)               Subject to Section 11.09, Match shall, and from and after the Mandatory Exchange Effective Time, New Match shall, hold, and shall cause the members of their Groups and Representatives to hold, in strict confidence, with at least the same degree of care that applies to the confidential and proprietary Information of IAC pursuant to policies in effect as of the date hereof, all confidential and proprietary Information that concerns (x) any member of the IAC Group that is either in such company’s possession prior to the Mandatory Exchange Effective Time (including Information in its possession prior to the date hereof) or furnished by any member of the IAC Group or any IAC Affiliate, or any of their respective Representatives at any time prior to the Mandatory Exchange Effective Time pursuant to this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby and (y) any member of the New IAC Group that is either in such company’s possession on or after the Mandatory Exchange Effective Time or furnished by any member of the New IAC Group or by any of their respective Affiliates (other than any member of the New Match Group) or Representatives at any time on or after the Mandatory Exchange Effective Time pursuant to this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby (any such Information referred to herein as “IAC Confidential Information”), and shall not use, and shall cause its applicable Subsidiaries and Representatives not to use, any such IAC Confidential Information other than for such purposes as shall be expressly permitted hereunder or thereunder. Notwithstanding the foregoing, IAC Confidential Information shall not include Information that is or was (i) in the public domain other than by the breach of this Agreement or by breach of any other agreement relating to confidentiality between or among the relevant Parties and/or their respective Subsidiaries, Affiliates or Representatives, (ii) lawfully acquired by any member of the Match Group (or from and after the Mandatory Exchange Effective Time, any member of the New Match Group) from a Third Party not bound by a confidentiality obligation, or (iii) independently generated or developed by Persons who do not and did not have access to, or descriptions of, any such confidential or proprietary Information.

(b)               Subject to Section 11.09, IAC shall, and from and after the Mandatory Exchange Effective Time, New IAC shall, hold, and shall cause the members of their Groups and Representatives to hold, in strict confidence, with at least the same degree of care that applies to the confidential and proprietary Information of Match pursuant to policies in effect as of the date hereof, all confidential and proprietary Information that concerns (x) any member of the Match Group that is either in such company’s possession prior to the Mandatory Exchange Effective Time (including Information in its possession prior to the date hereof) or furnished by any member of the Match Group or any Match Affiliate, or any of their respective Representatives at any time prior to the Mandatory Exchange Effective Time pursuant to this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby and (y) any member of the New Match Group that is either in such company’s possession on or after the Mandatory Exchange Effective Time or furnished by any member of the New Match Group or by any of their respective Affiliates (other than any member of the New IAC Group) or Representatives at any time on or after the Mandatory Exchange Effective Time pursuant to this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby (any such Information referred to herein as “Match Confidential Information” and, collectively with IAC Confidential Information, “Confidential Information”), and shall not use, and shall cause its applicable Subsidiaries and Representatives not to use, any such Match Confidential Information other than for such purposes as shall be expressly permitted hereunder or thereunder. Notwithstanding the foregoing, Match Confidential Information shall not include Information that is or was (i) in the public domain other than by the breach of this Agreement or by breach of any other agreement relating to confidentiality between or among the relevant Parties and/or their respective Subsidiaries, Affiliates or Representatives, (ii) lawfully acquired by any member of the IAC Group (or from and after the Mandatory Exchange Effective Time, any member of the New IAC Group) from a Third Party not bound by a confidentiality obligation, or (iii) independently generated or developed by Persons who do not and did not have access to, or descriptions of, any such confidential or proprietary Information.

(c)               Each of New Match and New IAC shall maintain, and shall cause its respective Group members to maintain, policies and procedures, and develop such further policies and procedures as will from time to time become necessary or appropriate, to ensure compliance with Section 11.08(a) or (b), as applicable.

(d)               Each of New Match and New IAC agrees not to release or disclose, or permit to be released or disclosed, the Confidential Information of the other Party to any other Person, except its Representatives who need to know such Confidential Information (who shall be advised of their obligations hereunder with respect to such Confidential Information), except in compliance with Section 11.09. Without limiting the foregoing, when any Confidential Information furnished by the Party after the Mandatory Exchange Effective Time pursuant to this Agreement or any Ancillary Agreement is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, after request of the furnishing Party, the Party to which such Information was furnished will promptly, at the election of the Party receiving such request, destroy or return to the furnishing Party all such Confidential Information in a printed or otherwise tangible form (including all copies thereof and all notes, extracts or summaries based thereon), and destroy all Information in an electronic or otherwise intangible form and certify to the furnishing Party that it has destroyed such Confidential Information (and such copies thereof and such notes, extracts or summaries based thereon). Notwithstanding the foregoing, each Party agree that to the extent Confidential Information to be destroyed or returned is retained as data or records in accordance with bona fide retention policies or for the purpose of business continuity planning or is otherwise not accessible in the ordinary course of business, such data or records shall be destroyed in the ordinary course of business in accordance, if applicable, with the retention policies or business continuity plan of the applicable Party.

SECTION 11.09            Protective Arrangements. In the event that any Party or any member of its Group or any Affiliate of such Party or any of their respective Representatives either determines that it is required to disclose any Confidential Information (the “Disclosing Party”) pursuant to applicable Law or receives any demand under lawful process or from any Governmental Authority to disclose or provide Confidential Information of the other Party (or any member of the Group to which such other Party belongs) (the “Providing Party”), the Disclosing Party shall, to the extent permitted by applicable Law, promptly notify the Providing Party prior to the Disclosing Party disclosing or providing such Confidential Information and shall use commercially reasonable efforts to cooperate with the Providing Party so that the Providing Party may seek any reasonable protective arrangements or other appropriate remedy and/or waive compliance with this Section 11.09. All expenses reasonably incurred by the Disclosing Party in seeking a protective order or other remedy will be borne by the Providing Party. Subject to the foregoing, the Disclosing Party may thereafter disclose or provide such Confidential Information to the extent (but only to the extent) required by such applicable Law (as so advised by legal counsel) or by lawful process or by such Governmental Authority and shall promptly provide the Providing Party with a copy of the Confidential Information so disclosed, in the same form and format as disclosed, together with a list of all Persons to whom such Confidential Information was disclosed.

SECTION 11.10            Disclosure of Third Party Information. Each Party acknowledges that (a) New Match and the other members of the New Match Group may have in their possession confidential or proprietary Information of Third Parties that was received under confidentiality or non-disclosure agreements between such Third Party and IAC or a member of the New IAC Group, and (b) New IAC and the other members of the New IAC Group may have in their possession confidential or proprietary Information of Third Parties that was received under confidentiality or non-disclosure agreements between such Third Party and a member of the New Match Group. From and after the Mandatory Exchange Effective Time, (i) New Match will hold, and will cause the other members of the New Match Group and their respective Representatives to hold, in strict confidence the confidential and proprietary Information of Third Parties to which it or any other member of the New Match Group has access, in accordance with the terms of any agreements to which a member of the New IAC Group is a party that was entered into prior to the Mandatory Exchange Effective Time and (ii) New IAC will hold, and will cause the other members of the New IAC Group and their respective Representatives to hold, in strict confidence the confidential and proprietary Information of Third Parties to which it or any other member of the New IAC Group has access, in accordance with the terms of any agreements to which a member of the New Match Group is a party that was entered into prior to the Mandatory Exchange Effective Time.

ARTICLE XII

Dispute Resolution

SECTION 12.01            Agreement to Resolve Disputes. Except as otherwise specifically provided in Section 12.04 or any Ancillary Agreement, the procedures for discussion, negotiation and dispute resolution set forth in this Article XII shall apply to all disputes, controversies or claims (whether sounding in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with this Agreement or any Ancillary Agreement, or the transactions contemplated hereby or thereby (including all actions taken in furtherance of the transactions contemplated hereby or thereby on or prior to the date hereof), or the commercial or economic relationship of the Parties relating hereto or thereto, between or among any of the IAC Entities on the one hand and any of the Match Entities on the other hand (each a “Dispute”).  Each of the Parties agrees that the procedures set forth in this Article XII shall be the sole and exclusive procedures in connection with any Dispute. Each of the Parties agrees to cause the members in its Group (other than the ANGI Group) to proceed with respect to any Dispute in accordance with the terms of this Article XII.

SECTION 12.02            Dispute Resolution; Mediation.

(a)               Any Party may, and may cause or permit a member of its Group (a “Claimant Party”) to, commence the dispute resolution process of this Section 12.02 with a Responding Party with whom there is any Dispute by giving such Responding Party written notice (a “Dispute Notice”) of such Dispute to the extent that it has not been resolved in the normal course of business.  To the extent that they are Parties, the Dispute Parties shall, and to the extent that they are not Parties, the Parties shall cause the Dispute Parties to, attempt in good faith to resolve any Dispute by negotiation among their respective executives (“Senior Party Representatives”) who have authority to settle the Dispute and who are at a higher level of management than the persons who have direct responsibility for the administration of this Agreement.  Within 15 days after delivery of the Dispute Notice, to the extent that it is a Party, the Responding Party shall, and to the extent that the Responding Party is not a Party, the Parties of such Responding Party’s Group shall cause such Responding Party to, submit to the Claimant Party a written response (the “Response”).  The Dispute Notice and the Response shall include (i) a statement setting forth the position of the Dispute Party giving such notice and a summary of arguments supporting such position and (ii) the name and title of such Dispute Party’s Senior Party Representative and any other persons who will accompany the Senior Party Representative at the meeting at which the Dispute Parties will attempt to settle the Dispute.  Within 30 days after the delivery of the Dispute Notice, the Senior Party Representatives of the Dispute Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute.  To the extent that they are Parties, the Dispute Parties shall, and to the extent that they are not Parties, the Parties shall cause the Dispute Parties to, cooperate in good faith with respect to any reasonable requests for exchanges of information regarding the Dispute or a Response thereto.

(b)               If the Dispute has not been resolved within sixty (60) days after delivery of the Dispute Notice, or if the Dispute Parties fail to meet within thirty (30) days after delivery of the Dispute Notice as provided above, to the extent that they are Parties, the Dispute Parties shall, and to the extent that they are not Parties, the Parties shall cause the Dispute Parties to, make a good faith attempt to settle the Dispute by mediation pursuant to the provisions of this Section 12.02 before resorting to arbitration legal remedies contemplated by Section 12.03 or any other dispute resolution procedure that may be agreed by the Dispute Parties.

(c)               All negotiations, conferences and discussions pursuant to this Section 12.02 shall be confidential and shall be treated as compromise and settlement negotiations. Nothing said or disclosed, nor any document produced, in the course of such negotiations, conferences and discussions that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration.

(d)               Unless the Dispute Parties agree otherwise, the mediation shall be conducted in accordance with the CPR Institute for Dispute Resolution Model Procedure for Mediation of Business Disputes in effect on the date of this Agreement by a mediator selected by the Dispute Parties.

(e)               Within thirty (30) days after the mediator has been selected as provided above, to the extent that they are Parties, the Dispute Parties shall, and to the extent that they are not Parties, the Parties shall cause the Dispute Parties to, meet, together with their respective attorneys with the mediator for one mediation session of at least four hours, it being agreed that each representative of Dispute Parties attending such mediation session shall be a Senior Party Representative with authority to settle the Dispute.  If the Dispute cannot be settled at such mediation session or at any mutually agreed continuation thereof, either Dispute Party may give the other and the mediator a written notice declaring the mediation process at an end.

SECTION 12.03            Arbitration. If the Dispute has not been resolved by the dispute resolution process described in Section 12.02, the Parties agree that any such Dispute, including any dispute regarding whether the preconditions for arbitration are satisfied, shall be finally resolved by confidential arbitration in accordance with the International Institute for Conflict Prevention and Resolution Rules for Administered Arbitration then in force. The arbitration shall be conducted by three arbitrators, of whom each party shall designate one, with the third arbitrator to be designated by the two party-appointed arbitrators. The award rendered by the arbitrators shall be final and binding on the Parties, and judgment upon the award may be entered by any court having jurisdiction over the relevant party or its assets. The seat of the arbitration shall be New York, New York. The substantive law of the dispute will be the law of the State of Delaware, without regard to its choice of law rules. The arbitration and this agreement to arbitrate shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq. The Parties hereby waive their right to any form of recourse based on grounds other than those expressly contained in the Federal Arbitration Act , 9 U.S.C. §§ 1 et seq. insofar as such waiver can validly be made.

SECTION 12.04            Limitations. Notwithstanding the foregoing provisions of this Article XII, prior to the Mandatory Exchange Effective Time, a Party may seek preliminary provisional or injunctive judicial relief (including specific performance subject to the terms of this Agreement of the other Party’s obligations hereunder) with respect to a Dispute without first complying with the procedures set forth in Section 12.01, Section 12.02 and Section 12.03 if such Action is reasonably necessary to avoid irreparable damage (it being understood that such initiating Party may, at its election, pursue arbitration, including seeking arbitral relief on a preliminary or interim basis, in lieu of such judicial relief).

SECTION 12.05            Costs. The costs of any mediation or arbitration (but not including attorney’s fees and expenses with respect to arbitration) pursuant to this Article XII shall be shared equally among the Dispute Parties.

SECTION 12.06            Continuity of Service and Performance. Unless otherwise agreed in writing, to the extent that they are Parties, the Dispute Parties shall, and to the extent that they are not Parties, the Parties shall cause the Dispute Parties to, continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article XII with respect to all matters not subject to such dispute, controversy or claim.

ARTICLE XIII

Miscellaneous

SECTION 13.01            Nonsurvival of Representations and Warranties and Agreements. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement (other than those in the Tax Matters Agreement), or any claim with respect thereto, shall survive the Mandatory Exchange Effective Time, and no such claim may be brought by any Person after the Mandatory Exchange Effective Time. None of the agreements or covenants set forth in Article VI (Covenants Relating to Conduct of Business) and Sections 7.01 (Registration Statement and Joint Proxy Statement/Prospectus), 7.02 (Stockholders’ Meetings), 7.03 (Required Efforts), 7.09 (Stock Exchange Listings), 7.10 (Section 16 Matters), 7.11 (Match Change of Recommendation), 7.12 (IAC Change of Recommendation), 7.13 (Tax Matters), 7.15 (New IAC Stockholder Approval; Agreement to Vote Shares by IAC; Retirement of IAC Preferred Stock), 7.16 (Transaction Litigation), 7.17(a), (b) and (c) (Financing Matters), 7.21 (Other Ancillary Agreements) and 7.22 (Match Share Repurchases), or any claim with respect thereto, shall survive the Mandatory Exchange Effective Time, and no such claim may be brought by any Person after the Mandatory Exchange Effective Time, and all parties shall be released from all Liabilities thereunder, including with respect to any breach thereof, effective as of the Mandatory Exchange Effective Time. Subject to the foregoing, and except as expressly set forth in this Agreement, the covenants contained in this Agreement and Liability for the breach of any obligations contained herein, shall survive the Mandatory Exchange Effective Time and shall remain in full force and effect.

SECTION 13.02            Notices. All notices or other communications under this Agreement and, unless expressly provided therein, each Ancillary Agreement, shall be in writing and shall be deemed to be duly given when delivered in person or successfully transmitted by electronic mail, addressed as follows:

(i)	(A) if prior to the Closing and to any of the IAC Parties or (B) if following the Closing and to New IAC, to:

IAC/InterActiveCorp
555 West 18th Street
New York, NY 10011
Attention: General Counsel
Email:

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention: Andrew J. Nussbaum and Jenna E. Levine
Email: ajnussbaum@wlrk.com and jelevine@wlrk.com

(ii)	(A) if prior to the Closing and to Match or (B) if following the Closing and to New Match, to:

Match Group, Inc.
8750 North Central Expressway, Suite 1400
Dallas, TX 75231
Attention: Chief Legal Officer
Email:

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP 919 Third Avenue New York, NY 10022 Attention: Jeffrey J. Rosen William D. Regner E-mail: jrosen@debevoise.com wdregner@debevoise.com or to such other address(es) as shall be furnished in writing by any such party to the other parties hereto in accordance with the provisions of this Section 13.02.

SECTION 13.03            Definitions. For purposes of this Agreement:

“2022 IAC Call Options” means, collectively, the call options evidenced by that certain (i) Base Call Option Confirmation, dated as of September 26, 2017, between IAC FinanceCo, Inc. and BNP Paribas, (ii) Base Call Option Confirmation, dated as of September 26, 2017, between IAC FinanceCo, Inc and Goldman Sachs & Co. LLC, (iii) Base Call Option Confirmation, dated as of September 26, 2017, between IAC FinanceCo, Inc and JPMorgan Chase Bank, National Association, London Branch, (iv) that certain Base Call Option Confirmation, dated as of September 26, 2017, between IAC FinanceCo, Inc and Société Générale, (v) Additional Call Option Confirmation, dated as of September 26, 2017, between IAC FinanceCo, Inc and BNP Paribas, (vi) Additional Call Option Confirmation, dated as of September 26, 2017, between IAC/InterActiveCorp and Goldman Sachs & Co. LLC, (vii) Additional Call Option Confirmation, dated as of September 26, 2017, between IAC FinanceCo, Inc and JPMorgan Chase Bank, National Association, London Branch and (viii) Additional Call Option Confirmation, dated as of September 26, 2017, between IAC FinanceCo, Inc and Société Générale.

“2022 IAC Warrants” means, collectively, the warrants evidenced by that certain (i) Base Warrant Confirmation, dated as of September 26, 2017, between IAC/InterActiveCorp and BNP Paribas, (ii) that certain Base Warrant Confirmation, dated as of September 26, 2017, between IAC/InterActiveCorp and Goldman Sachs & Co. LLC, (iii) that certain Base Warrant Confirmation, dated as of September 26, 2017, between IAC/InterActiveCorp and JPMorgan Chase Bank, National Association, London Branch, (iv) that certain Base Warrant Confirmation, dated as of September 26, 2017, between IAC/InterActiveCorp and Société Générale, (v) Additional Warrant Confirmation, dated as of September 26, 2017, between IAC/InterActiveCorp and BNP Paribas, (vi) that certain Additional Warrant Confirmation, dated as of September 26, 2017, between IAC/InterActiveCorp and Goldman Sachs & Co. LLC, (vii) that certain Additional Warrant Confirmation, dated as of September 26, 2017, between IAC/InterActiveCorp and JPMorgan Chase Bank, National Association, London Branch and (viii) that certain Additional Warrant Confirmation, dated as of September 26, 2017, between IAC/InterActiveCorp and Société Générale.

“2026 IAC Call Options” means, collectively, the call options evidenced by that certain (i) Base Bond Hedge Confirmation, dated as of May 21, 2019, between IAC FinanceCo 2, Inc. and BNP Paribas, (ii) Additional Bond Hedge Confirmation, dated as of May 28, 2019, between IAC FinanceCo 2, Inc. and BNP Paribas, (iii) Base Bond Hedge Confirmation, dated as of May 21, 2019, between IAC FinanceCo 2, Inc. and Credit Suisse Capital LLC, (iv) Additional Bond Hedge Confirmation, dated as of May 28, 2019, between IAC FinanceCo 2, Inc. and Credit Suisse Capital LLC, (v) Base Bond Hedge Confirmation, dated as of May 21, 2019, between IAC FinanceCo 2, Inc. and Goldman Sachs & Co. LLC, (vi) Additional Bond Hedge Confirmation, dated as of May 28, 2019, between IAC FinanceCo 2, Inc. and Goldman Sachs & Co. LLC, (vii) Base Bond Hedge Confirmation, dated as of May 21, 2019, between IAC FinanceCo 2, Inc. and JPMorgan Chase Bank, National Association, London Branch, (viii) Additional Bond Hedge Confirmation, dated as of May 28, 2019, between IAC FinanceCo 2, Inc. and JPMorgan Chase Bank, National Association, London Branch, (ix) Base Call Option Confirmation, dated as of May 21, 2019, between IAC FinanceCo, Inc and Société Générale and (x) Additional Call Option Confirmation, dated as of May 28, 2019, between IAC FinanceCo, Inc and Société Générale.

“2026 IAC Warrants” means, collectively, the warrants evidenced by that certain (i) Base Warrant Confirmation, dated as of May 21, 2019, between IAC/InterActiveCorp and BNP Paribas, (ii) Additional Warrant Confirmation, dated as of May 28, 2019, between IAC/InterActiveCorp and BNP Paribas, (iii) Base Warrant Confirmation, dated as of May 21, 2019, between IAC/InterActiveCorp and Credit Suisse Capital LLC, related to that certain Base Call Option Transaction Confirmation, dated as of May 21, 2019, between IAC FinanceCo 2, Inc. and Credit Suisse Capital LLC, (iv) Additional Warrant Confirmation, dated as of May 28, 2019, between IAC/InterActiveCorp and Credit Suisse Capital LLC, related to that certain Additional Call Option Transaction Confirmation, dated as of May 28, 2019, between IAC FinanceCo 2, Inc. and Credit Suisse Capital LLC, (v) Base Warrant Confirmation, dated as of May 21, 2019, between IAC/InterActiveCorp and Goldman Sachs & Co. LLC, (vi) Additional Warrant Confirmation, dated as of May 28, 2019, between IAC/InterActiveCorp and Goldman Sachs & Co. LLC, (vii) Base Warrant Confirmation, dated as of May 21, 2019, between IAC/InterActiveCorp and JPMorgan Chase Bank, National Association, London Branch, related to that certain Base Call Option Transaction Confirmation, dated as of May 21, 2019, between IAC FinanceCo 2, Inc. and JPMorgan Chase Bank, National Association, London Branch, (viii) Additional Warrant Confirmation, dated as of May 28, 2019, between IAC/InterActiveCorp and JPMorgan Chase Bank, National Association, London Branch, related to that certain Additional Call Option Transaction Confirmation, dated as of May 28, 2019, between IAC FinanceCo 2, Inc. and JPMorgan Chase Bank, National Association, London Branch, (ix) Base Warrant Confirmation, dated as of May 21, 2019, between IAC/InterActiveCorp and Société Générale, related to that certain Base Call Option Transaction Confirmation, dated as of May 21, 2019, between IAC FinanceCo 2, Inc. and Société Générale and (x) Additional Warrant Confirmation, dated as of May 28, 2019, between IAC/InterActiveCorp and Société Générale, related to that certain Additional Call Option Transaction Confirmation, dated as of May 28, 2019, between IAC FinanceCo 2, Inc. and Société Générale.

“2030 IAC Call Options” means, collectively, the call options evidenced by that certain (i) Base Bond Hedge Confirmation, dated as of May 21, 2019, between IAC FinanceCo 3, Inc. and BNP Paribas, (ii) Additional Bond Hedge Confirmation, dated as of May 28, 2019, between IAC FinanceCo 3, Inc. and BNP Paribas, (iii) Base Bond Hedge Confirmation, dated as of May 21, 2019, between IAC FinanceCo 3, Inc. and Credit Suisse Capital LLC, (iv) Additional Bond Hedge Confirmation, dated as of May 28, 2019, between IAC FinanceCo 3, Inc. and Credit Suisse Capital LLC, (v) Base Bond Hedge Confirmation, dated as of May 21, 2019, between IAC FinanceCo 3, Inc. and Goldman Sachs & Co. LLC, (vi) Additional Bond Hedge Confirmation, dated as of May 28, 2019, between IAC FinanceCo 3, Inc. and Goldman Sachs & Co. LLC, (vii) Base Bond Hedge Confirmation, dated as of May 21, 2019, between IAC FinanceCo 3, Inc. and JPMorgan Chase Bank, National Association, London Branch, (vii) Additional Bond Hedge Confirmation, dated as of May 28, 2019, between IAC FinanceCo 3, Inc. and JPMorgan Chase Bank, National Association, London Branch, (viii) Base Call Option Confirmation, dated as of May 21, 2019, between IAC FinanceCo, Inc and Société Générale and (ix) Additional Call Option Confirmation, dated as of May 28, 2019, between IAC FinanceCo, Inc and Société Générale.

“2030 IAC Warrants” means, collectively, the warrants evidenced by that certain (i) Base Warrant Confirmation, dated as of May 21, 2019, between IAC/InterActiveCorp and Bank of America, N.A., (ii) Base Warrant Confirmation, dated as of May 21, 2019, between IAC/InterActiveCorp and JPMorgan Chase Bank, National Association, London Branch, related to that certain Base Call Option Transaction Confirmation, dated as of May 21, 2019, between IAC FinanceCo 3, Inc. and JPMorgan Chase Bank, National Association, London Branch, (iii) Base Warrant Confirmation, dated as of May 21, 2019, between IAC/InterActiveCorp and Société Générale, related to that certain Base Call Option Transaction Confirmation, dated as of May 21, 2019, between IAC FinanceCo 3, Inc. and Société Générale, (iv) Base Warrant Confirmation, dated as of May 21, 2019, between IAC/InterActiveCorp and Credit Suisse Capital LLC, related to that certain Base Call Option Transaction Confirmation, dated as of May 21, 2019, between IAC FinanceCo 3, Inc. and Credit Suisse Securities (USA) LLC, (v) Additional Warrant Confirmation, dated as of May 28, 2019, between IAC/InterActiveCorp and Bank of America, N.A., (vi) Additional Warrant Confirmation, dated as of May 28, 2019, between IAC/InterActiveCorp and JPMorgan Chase Bank, National Association, London Branch, related to that certain Additional Call Option Transaction Confirmation, dated as of May 28, 2019, between IAC FinanceCo 3, Inc. and JPMorgan Chase Bank, National Association, London Branch, (vii) Additional Warrant Confirmation, dated as of May 28, 2019, between IAC/InterActiveCorp and Société Générale, related to that certain Additional Call Option Transaction Confirmation, dated as of May 28, 2019, between IAC FinanceCo 3, Inc. and Société Générale and (viii) Base Warrant Confirmation, dated as of May 28, 2019, between IAC/InterActiveCorp and Credit Suisse Capital LLC, related to that certain Base Call Option Transaction Confirmation, dated as of May 28, 2019, between IAC FinanceCo 3, Inc. and Credit Suisse Capital LLC.

“Acceptance Deadline” has the meaning as set forth in Annex A.

“Action” means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by any Person or any Governmental Authority or before any Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person as of the date on which or at any time during the period for when such determination is being made. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

“Agent” has the meaning as set forth in Section 3.01(a).

“Agent Agreement” has the meaning as set forth in Section 3.01(a).

“Agreement” has the meaning as set forth in the Preamble.

“All-Stock Merger Consideration Amount” means a number of shares of IAC Class M Common Stock equal to the sum of (i) one and (ii) the Stock Election Amount.

“All-Stock Election” has the meaning as set forth in Section 2.03(d)(i)(B).

“Ancillary Agreements” means the Restructuring Transfer Documents, the Tax Matters Agreement, the Employee Matters Agreement, the Transition Services Agreement, the Real Estate Contribution Agreement and the Subleases.

“ANGI Group” means ANGI Homeservices Inc. and its Subsidiaries.

“Applicable Match Group” has the meaning as set forth in Section 7.24(i).

“Applicable Match PubCo” has the meaning as set forth in Section 7.24(i).

“Assumed Option” has the meaning as set forth in Section 2.03(g)(i).

“Assumed Unit Award” has the meaning as set forth in Section 2.03(g)(iii).

“Assumed Warrant” has the meaning as set forth in Section 2.03(g)(ii).

“Benefits Continuation Period” means the period of time commencing on the Real Estate Contribution Closing Date and ending on the first anniversary of the Real Estate Contribution Closing Date.

“Business Day” means any day on which commercial banks are generally open for business in New York, New York, other than a Saturday, a Sunday or a day observed as a holiday in New York, New York under the Laws of the State of New York or the Federal Laws of the United States of America.

“Cash/Stock Election” has the meaning as set forth in Section 2.03(d)(i)(A).

“Cash/Stock Merger Consideration Amount” means (i) one share of IAC Class M Common Stock and (ii) $3.00 in cash.

“Claim Notice” has the meaning as set forth in Section 10.04(b).

“Claimant Party” has the meaning as set forth in Section 12.02(a).

“Closing” has the meaning as set forth in Section 2.01.

“Closing Date” has the meaning as set forth in Section 2.01.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Competitive Business” means any business that directly competes with the business of developing, selling and distributing products and services in the online dating industry as conducted by the members of the Match Group as of the date of this Agreement, but, for the avoidance of doubt, shall not include any video products and services so long as such product or service is not being used in the context of an online dating product or service.

“Confidential Information” has the meaning as set forth in Section 11.08(b).

“Consent” means any consent, waiver or approval from, or notification requirement to, any third party.

“Contract” means any contract, agreement, note, bond, indenture, debenture, guarantee, mortgage, deed of trust, lease, sublease, license, instrument or other legally binding commitment, obligation, arrangement or understanding, whether or not in writing.

“Contribution” means the transfer of the New IAC Assets and the New IAC Liabilities to New IAC in actual or constructive exchange for New IAC Common Stock, New IAC Class B Common Stock and New IAC Voting Preferred Stock as such transfer is described in Exhibit 1.01 to this Agreement.

“Credit Facility Upsize” has the meaning as set forth in Section 7.17(a).

“D&O Indemnified Parties” has the meaning as set forth in Section 7.06(a).

“D&O Tail” has the meaning as set forth in Section 7.06(b).

“Debt Financing” has the meaning as set forth in Section 7.17(b).

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Disclosing Party” has the meaning as set forth in Section 11.09.

“Discontinued Businesses” has the meaning as set forth in the definition of New IAC Liabilities.

“Dispute” has the meaning as set forth in Section 12.01.

“Dispute Notice” has the meaning as set forth in Section 12.02(a).

“Dispute Parties” means the Claimant Party and the Responding Party in a Dispute.

“Distribution” means (i) the issuance of IAC Series 1 Mandatorily Exchangeable Preferred Stock and IAC Series 2 Mandatorily Exchangeable Preferred Stock pursuant to the Reclassification, (ii) the redemption IAC Series 1 Mandatorily Exchangeable Preferred Stock in exchange for New IAC Common Stock and the redemption of IAC Series 2 Mandatorily Exchangeable Preferred Stock in exchange for New IAC Class B Common Stock, in each case, pursuant to the Mandatory Exchange, and (iii) the exchange of Subsidiary-Held IAC Securities for New IAC Voting Preferred Stock pursuant to the Subsidiary Exchange, taken together.

“Distribution Tax Opinion” means a written opinion of IAC Tax Counsel, addressed to IAC and New IAC, in form and substance reasonably satisfactory to IAC, New IAC and Match, dated as of the Closing Date, to the effect that (i) the exchange of shares of IAC Common Stock or IAC Class B Common Stock, as applicable, for shares of IAC Class M Common Stock pursuant to the Reclassification will qualify as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code and/or as an exchange described in Section 1036 of the Code, (ii) the Contribution and Distribution, taken together, will qualify as a “reorganization” within the meaning of Sections 368(a)(1)(D) and 355(a), and (iii) the Match Merger will not cause Section 355(e) to apply to the Distribution.

“Distribution Tax Representation Letters” has the meaning as set forth in Section 7.13(b).

“DLLCA” means the Limited Liability Company Act of the State of Delaware, as amended.

“dollars” or “$” means lawful money of the United States of America.

“Election” has the meaning as set forth in Section 3.02(a).

“Election Deadline” has the meaning as set forth in Section 3.02(d).

“Election Period” has the meaning as set forth in Section 3.02(c).

“Election Record Date” has the meaning as set forth in Section 3.02(c).

“Employee Matters Agreement” means the employee matters agreement, substantially in the form attached as Exhibit 13.03(a) to this Agreement, to be entered into among IAC, Match and New IAC at or prior to the Mandatory Exchange Effective Time.

“End Date” has the meaning as set forth in Section 9.01(b)(i).

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Fund” has the meaning as set forth in Section 3.01(b).

“Exchangeable Notes” means, collectively, (i) the 0.875% exchangeable senior notes due 2022 (the “2022 Exchangeable Notes”), (ii) the 0.875% exchangeable senior notes due 2026 (the “2026 Exchangeable Notes”) and (iii) the 2.00% exchangeable senior notes due 2030 (the “2030 Exchangeable Notes”).

“Exchangeable Notes Issuers” means IAC FinanceCo, Inc., a Delaware corporation, IAC FinanceCo 2, Inc., a Delaware corporation, and IAC FinanceCo 3, Inc., a Delaware corporation.

“Exchangeable Notes Share Adjustment Cap” has the meaning as set forth in Annex A.

“Exchangeable Notes Share Adjustment Floor” has the meaning as set forth in Annex A.

“Exchangeable Notes Share Adjustment Number” has the meaning as set forth in Annex A.

“Existing IAC Guarantee” has the meaning as set forth in Section 7.14.

“Existing Match Facility” means the Credit Agreement, dated as of October 7, 2015, by and among Match, as borrower, the guarantors party thereto from time to time, the lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as administrative agent and the other agents and arrangers party thereto, as amended and restated as of November 16, 2015, as amended December 16, 2015, as amended December 8, 2016, as amended August 14, 2017, and as amended December 7, 2018.

“Existing Match Guarantee” has the meaning as set forth in Section 7.14.

“Form of Election” has the meaning as set forth in Section 3.02(b).

“GAAP” means generally accepted accounting principles in effect in the United States at the relevant time.

“Goldman Sachs” has the meaning as set forth in Section 4.08.

“Governmental Approval” means any consent, approval, license, permit, order, exemption, or authorization to be obtained from, or registration, declaration or filing to be made with, any Governmental Authority.

“Governmental Authority” means any government, court of competent jurisdiction, regulatory or administrative agency, commission or other governmental authority or instrumentality, whether Federal, state, local, domestic, foreign or multinational.

“Group” means the IAC Group, the Match Group, the New IAC Group or the New Match Group, as the context requires.

“Guarantee” means any guarantee, letter of credit, surety bond (including any performance bond), credit support arrangement or other assurance of payment.

“IAC” has the meaning as set forth in the Preamble.

“IAC Affiliates” means the Affiliates of IAC other than Match and its Subsidiaries.

“IAC Balance Sheet” has the meaning as set forth in Section 5.06.

“IAC Board of Directors” means the board of directors of IAC.

“IAC Board Recommendation” has the meaning as set forth in Section 5.04(b).

“IAC Call Options” means, collectively, the 2022 IAC Call Options, the 2026 IAC Call Options and the 2030 IAC Call Options.

“IAC Capital Stock” means, collectively, IAC Common Stock and IAC Class B Common Stock.

“IAC Capitalization Date” has the meaning as set forth in Section 5.02.

“IAC Change of Recommendation” has the meaning as set forth in Section 7.12.

“IAC Class B Common Stock” means the shares of Class B common stock, par value $0.001 per share, of IAC.

“IAC Class M Common Stock” means the shares of Class M common stock, par value $0.001 per share, of IAC as contemplated by the Reclassification Charter Amendments.

“IAC Class M Equity Offering” has the meaning as set forth in Section 7.17(c).

“IAC Class M Equity Offering Cap” means the number of shares of IAC Class M Common Stock equal to the quotient, rounded to four decimal places, of (i) $1,500,000,000 divided by (ii) the Match VWAP.

“IAC Common Stock” means the shares of common stock, par value $0.001 per share, of IAC.

“IAC Confidential Information” has the meaning as set forth in Section 11.08(a).

“IAC Disclosure Letter” has the meaning as set forth in Article V.

“IAC Entities” means (i) during the period prior to the Closing, the members of the IAC Group (other than members of the ANGI Group) and (ii) from and after the Closing, the members of the New IAC Group (other than members of the ANGI Group).

“IAC Group” means IAC and each Person that is a Subsidiary of IAC prior to the Mandatory Exchange Effective Time (other than any member of the Match Group).

“IAC Group LLC” means IAC Group LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of IAC.

“IAC Holder” means any Person who was a holder prior to the Mandatory Exchange Effective Time of IAC Capital Stock, acting in such Person’s capacity as an IAC stockholder.

“IAC/InterActiveCorp 2020 Stock and Annual Incentive Plan” means a stock and annual incentive plan of IAC/InterActiveCorp, substantially in the form of the Match Group, Inc. 2017 Stock and Annual Incentive Plan, except that (a) such plan initially shall cover 5,000,000 shares of IAC Common Stock, and (b) such plan shall provide that upon the completion (and by virtue) of the Match Merger, the plan automatically shall become the Match Group, Inc. 2020 Stock and Annual Incentive Plan and shall cover a number of shares of New Match Common Stock equal to the product obtained by multiplying 5,000,000 by the Reclassification Exchange Ratio.

“IAC Intervening Event” has the meaning as set forth in Section 7.12.

“IAC Letter of Transmittal” has the meaning as set forth in Section 3.01(c)(i).

“IAC Material Adverse Effect” means any effect, change, event or occurrence that, individually or in the aggregate, has a material adverse effect on the business, results of operations, assets or financial condition of the members of the IAC Group; provided, however, that none of the following, and no effect, change, event or occurrence arising out of, or resulting from, the following, shall constitute or be taken into account in determining whether an IAC Material Adverse Effect has occurred or would reasonably be expected to occur: any effect, change, event or occurrence (A) generally affecting (1) the industries in which the members of the IAC Group operate or (2) the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates, or (B) to the extent arising out of, resulting from or attributable to (1) changes or prospective changes in Law or in GAAP or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions, (2) the negotiation, execution, announcement or performance of this Agreement or the consummation of the Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators, or any litigation arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement or the Transactions, (3) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, (4) volcanoes, tsunamis, pandemics, earthquakes, hurricanes, tornados or other natural disasters, (5) any action taken by any member of the IAC Group that is required by this Agreement or with Match’s written consent or at Match’s written request, (6) any change or prospective change in the credit ratings of any member of the IAC Group, (7) any decline in the market price, or change in trading volume, of the capital stock of IAC or (8) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (6), (7) and (8) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clause (A) and clauses (B)(1) through (8) hereof) is an IAC Material Adverse Effect); provided further, however, that any effect, change, event or occurrence referred to in clause (A) or clauses (B)(1), (3) or (4) may be taken into account in determining whether there has been, or would reasonably be expected to be, an IAC Material Adverse Effect to the extent such effect, change, event or occurrence has a materially disproportionate adverse effect on the members of the IAC Group as compared to other participants in the industry in which the members of the IAC Group operate.

“IAC Names and Marks” shall mean the names, marks, trade dress, logos, monograms, domain names, accounts or “handles” with Facebook, LinkedIn, Twitter and other similar social media platforms, and other source or business identifiers of any Party or any member of its Group using or containing “IAC” or “IAC/InterActiveCorp” (in block letters or otherwise), “IAC” or “IAC/InterActiveCorp” either alone or in combination with other words or elements and all names, marks, trade dress, logos, monograms, domain names and other source or business identifiers confusingly similar to or embodying any of the foregoing either alone or in combination with other words or elements, together with the goodwill associated with any of the foregoing.

“IAC Option” means an option (either nonqualified or incentive) to purchase shares of IAC Common Stock.

“IAC Parties” has the meaning as set forth in Section 5.01(a).

“IAC Required Stockholder Approval” has the meaning as set forth in Section 5.04(c).

“IAC PSU Award” means an award of restricted stock units, subject to performance based vesting conditions, representing a general unsecured promise by IAC to pay the value of shares of IAC Common Stock in cash or shares of IAC Common Stock.

“IAC RSU Award” means an award of restricted stock units representing a general unsecured promise by IAC to pay the value of shares of IAC Common Stock in cash or shares of IAC Common Stock, excluding any such award that is subject to performance based vesting conditions.

“IAC Section 16 Officer” means any person that IAC has determined to be an “officer” of IAC within the meaning of Rule 16a-1(f) of the Exchange Act.

“IAC Securities” has the meaning as set forth in Section 5.02(c).

“IAC Series 1 Mandatorily Exchangeable Preferred Stock” means the Series 1 Mandatorily Exchangeable Preferred Stock, par value $0.01 per share, of IAC.

“IAC Series 2 Mandatorily Exchangeable Preferred Stock” means the Series 2 Mandatorily Exchangeable Preferred Stock, par value $0.01 per share, of IAC.

“IAC Series C Cumulative Preferred Stock” means the Series C cumulative preferred stock, par value $0.01 per share, of IAC.

“IAC Series D Cumulative Preferred Stock” means the Series D cumulative preferred stock, par value $0.01 per share, of IAC.

“IAC Stockholder Approval” has the meaning as set forth in Section 5.04(c).

“IAC Stockholder Meeting” has the meaning as set forth in Section 7.02(a).

“IAC Tax Counsel” has the meaning as set forth in Section 7.13(b).

“IAC Transaction Expenses” means any fees and expenses incurred by any member of the New IAC Group, or incurred prior to the Closing by any member of the New Match Group that had been a member of the IAC Group immediately prior to the Mandatory Exchange Effective Time, in connection with the transactions contemplated by this Agreement or any other Transaction Document, including any fees and expenses that are payable to professionals (including investment bankers, attorneys, accountants and other consultants and advisors) retained by any member of the New IAC Group and any fees and expenses expressly allocated to IAC (or following the Mandatory Exchange Effective Time, New IAC) in any Transaction Document.

“IAC Warrants” means, collectively, the 2022 IAC Warrants, the 2026 IAC Warrants and the 2030 IAC Warrants.

“In Scope Employees” has the meaning as set forth in Section 7.24(a).

“Inactive Employee” has the meaning as set forth in Section 7.24(b).

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person (other than extensions of trade credit to customers of such Person and its Subsidiaries in the ordinary course of business consistent with past practice), (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person or obligations of such Person to pay the deferred and unpaid purchase price of property and equipment, (iv) all obligations of such Person pursuant to securitization or factoring programs or arrangements, (v) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, (v) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others, (vi) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination), or (vii) letters of credit, bank guarantees, and other similar contractual obligations entered into by or on behalf of such Person.

“Indemnified Party” has the meaning as set forth in Section 10.04(a).

“Indemnifying Party” has the meaning as set forth in Section 10.04(b).

“Information” means any information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, test procedures, research, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, manufacturing techniques, manufacturing variables, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, products, product plans, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer information, customer services, supplier information, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Intellectual Property” means any and all common law or statutory rights anywhere in the world arising under or associated with: (i) patents, patent applications, statutory invention registrations, registered designs, and similar or equivalent rights in inventions and designs, and all rights therein provided by international treaties and conventions; (ii) copyrights and any other equivalent rights in works of authorship (including rights in software as a work of authorship) and any other related rights of authors; (iii) trade secrets and industrial secret rights, and rights in know-how, data, and confidential or proprietary business or technical information that derives independent economic value, whether actual or potential, from not being known to other persons; and (iv) other similar or equivalent intellectual property rights anywhere in the world (provided, however, that, for the avoidance of doubt, Intellectual Property shall be deemed not to include any trademarks, service marks, trade dress, trade names, logos, and other designations of origin, domain names, uniform resource locators, IP addresses, social media handles, and other names, identifiers, and locators associated with Internet addresses, sites, and services).

“Intended Tax Treatment” means the following U.S. federal income tax consequences relating to the Transactions: (i) the qualification of the exchange of shares of IAC Common Stock or IAC Class B Common Stock, as applicable, for shares of IAC Class M Common Stock pursuant to the Reclassification as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code and/or as an exchange described in Section 1036 of the Code, (ii) the qualification of the Contribution and the Distribution, taken together, as a “reorganization” within the meaning of Sections 368(a)(1)(D) and 355(a) of the Code, (iii) the qualification of the New IAC Common Stock, New IAC Class B Common Stock and New IAC Voting Preferred Stock transferred to the holders of IAC Common Stock, IAC Class B Common Stock and Subsidiary-Held IAC Securities, respectively, pursuant to the Distribution as “qualified property” for purposes of Section 361(c) of the Code, (v) the qualification of the Match Merger as a reorganization within the meaning of Section 368(a) of the Code. As of the date of this Agreement, references herein to a “reorganization within the meaning of Section 368(a)” shall be deemed to be a reference to a “reorganization within the meaning of Section 368(a)(1)(A).” If, prior to the Reclassification Effective Time, IAC and Match agree in writing, such references shall instead be deemed to be a reference to a “reorganization within the meaning of Section 368(a)(2)(D).”

“Internal Control Audit and Management Assessments” has the meaning as set forth in Section 7.22(b).

“J.P. Morgan” has the meaning as set forth in Section 5.09.

“Joint Proxy Statement/Prospectus” has the meaning as set forth in Section 7.01(a).

“Judgment” means any judgment, order or decree issued, promulgated or entered into by or with any Governmental Authority.

“Knowledge of IAC” means the actual knowledge on the date hereof of the individuals set forth in Section 13.03(d) of the IAC Disclosure Letter.

“Knowledge of Match” means the actual knowledge on the date hereof of the individuals set forth on Section 13.03(d) of the Match Disclosure Letter.

“Law” means any statute, law (including common law), ordinance, rule or regulation issued, promulgated or entered into by or with any Governmental Authority.

“Letters of Transmittal” has the meaning as set forth in Section 3.01(c)(ii).

“Liability” means, with respect to any Person, any and all losses, claims, charges, debts, demands, actions, causes of action, suits, damages, obligations, payments, costs and expenses, sums of money, accounts, reckonings, bonds, specialties, indemnities and similar obligations, exoneration covenants, contracts, controversies, agreements, promises, doings, omissions, variances, guarantees, make whole agreements and similar obligations, and other liabilities and requirements, including all contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, joint or several, whenever arising, and including those arising under any applicable Law, Action, threatened or contemplated Action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys’ fees and any and all costs and expenses, whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions) or Judgment or any award of any arbitrator or mediator of any kind, and those arising under any contract, commitment or undertaking, in each case, whether or not recorded or reflected or otherwise disclosed or required to be recorded or reflected or otherwise disclosed, on the books and records or financial statements of any Person.

“Lien” means any pledge, lien, charge, mortgage, encumbrance or security interest of any kind or nature whatsoever.

“Mandatory Exchange” has the meaning as set forth in the Recitals.

“Mandatory Exchange Effective Time” shall have the meaning ascribed to it in the Reclassification Charter Amendments.

“Master Transaction Agreement” means the Master Transaction Agreement by and between IAC and Match, dated as of November 24, 2015.

“Match” has the meaning as set forth in the Preamble.

“Match Affiliates” means the Affiliates of Match other than the members of the IAC Group.

“Match Actions” means the Specified Actions and any other Actions arising prior to the Mandatory Exchange Effective Time to the extent relating to, arising out of or resulting from the businesses of the Match Group or the New Match Assets.

“Match All-Stock Electing Shares” has the meaning as set forth in Section 2.03(d)(i)(B).

“Match Balance Sheet” has the meaning as set forth in Section 4.05.

“Match Board of Directors” means the board of directors of Match.

“Match Board Recommendation” has the meaning as set forth in Section 4.03(c).

“Match Capital Stock” means, collectively, Match Common Stock, Match Class B Common Stock, and Match Class C Common Stock.

“Match Capitalization Date” has the meaning as set forth in Section 4.02.

“Match Cash/Stock Electing Shares” has the meaning as set forth in Section 2.03(d)(i)(A).

“Match Certificate of Merger” has the meaning as set forth in Section 2.03(a).

“Match Change of Recommendation” has the meaning as set forth in Section 7.11.

“Match Charter Approval” means, assuming a quorum is present, the affirmative vote of the holders of a majority of the aggregate voting power of Match Capital Stock present in person or represented by proxy and entitled to vote on such matter, voting together as a single class, to approve, in one or more proposals, on an advisory (non-binding) basis, the Specified Charter Amendment Provisions.

“Match Class B Common Stock” means the shares of Class B common stock, par value $0.001 per share, of Match.

“Match Class C Common Stock” means the shares of Class C common stock, par value $0.001 per share, of Match.

“Match Common Stock” means the shares of common stock, par value $0.001 per share, of Match.

“Match Confidential Information” has the meaning as set forth in Section 11.08(b).

“Match Disclosure Letter” has the meaning as set forth in Article IV.

“Match Disinterested Stockholder Approval” has the meaning as set forth in Section 4.03(d).

“Match Entities” means (a) during the period prior to the Closing, the members of the Match Group and (a) from and after the Closing, the members of the New Match Group.

“Match Financial Statements” means the audited consolidated financial statements and unaudited consolidated interim financial statements of Match included or incorporated by reference in the reports, schedules, forms, statements and other documents required to be filed by Match with the SEC pursuant to the Securities Act or the Exchange Act.

“Match Group” means Match and each Person that is a Subsidiary of Match prior to the Mandatory Exchange Effective Time.

“Match Holder” means any Person (other than a member of the IAC Group) who was a holder prior to the Mandatory Exchange Effective Time of Match Capital Stock, acting in such Person’s capacity as a Match stockholder.

“Match Intervening Event” has the meaning as set forth in Section 7.11.

“Match Letter of Transmittal” has the meaning as set forth in Section 3.01(c)(ii).

“Match Loan” means a loan (evidenced by an on-demand promissory note) by Match to IAC in an aggregate principal amount equal to the product of (i) $3.00 and (ii) the Match Outstanding Share Number.

“Match Long-Term Incentive Plan” has the meaning as set forth in the Employee Matters Agreement.

“Match Material Adverse Effect” means any effect, change, event or occurrence that, individually or in the aggregate, has a material adverse effect on the business, results of operations, assets or financial condition of the members of the Match Group, taken as a whole; provided, however, that none of the following, and no effect, change, event or occurrence arising out of, or resulting from, the following, shall constitute or be taken into account in determining whether a Match Material Adverse Effect has occurred or would reasonably be expected to occur: any effect, change, event or occurrence (A) generally affecting (1) the industry in which the members of the Match Group operate or (2) the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates, or (B) to the extent arising out of, resulting from or attributable to (1) changes or prospective changes in Law or in GAAP or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions, (2) the negotiation, execution, announcement or performance of this Agreement or the consummation of the Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators, or any litigation arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement or the Transactions, (3) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, (4) volcanoes, tsunamis, pandemics, earthquakes, hurricanes, tornados or other natural disasters, (5) any action taken by any member of the Match Group that is required by this Agreement or with IAC’s written consent or at IAC’s written request, (6) any change or prospective change in the credit ratings of any member of the Match Group, (7) any decline in the market price, or change in trading volume, of the capital stock of Match or (8) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (6), (7) and (8) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clause (A) and clauses (B)(1) through (8) hereof) is a Match Material Adverse Effect); provided further, however, that any effect, change, event or occurrence referred to in clause (A) or clauses (B)(1), (3) or (4) may be taken into account in determining whether there has been, or would reasonably be expected to be, a Match Material Adverse Effect to the extent such effect, change, event or occurrence has a materially disproportionate adverse effect on the members of the Match Group, taken as a whole, as compared to other participants in the industry in which the members of the Match Group operate.

“Match Merger” has the meaning as set forth in the Recitals.

“Match Merger Consideration” has the meaning set forth in Section 2.03(d)(i).

“Match Merger Effective Time” has the meaning as set forth in Section 2.03(a).

“Match Merger Surviving Entity” has the meaning as set forth in Section 2.03(a).

“Match Names and Marks” shall mean the names, marks, trade dress, logos, monograms, domain names, accounts or “handles” with Facebook, LinkedIn, Twitter and other similar social media platforms, and other source or business identifiers of any Party or any member of its Group using or containing “Match” (in block letters or otherwise), “Match” either alone or in combination with other words or elements and all names, marks, trade dress, logos, monograms, domain names and other source or business identifiers confusingly similar to or embodying any of the foregoing either alone or in combination with other words or elements, together with the goodwill associated with any of the foregoing.

“Match Non-Electing Shares” has the meaning as set forth in Section 2.03(d)(i)(B).

“Match Outstanding Share Number” means the number of shares of Match Capital Stock outstanding immediately prior to the Reclassification Effective Time (excluding any shares of Match Capital Stock held by a wholly owned Subsidiary of Match).

“Match Plans” has the meaning as set forth in Section 7.24(e).

“Match Preferred Stock” has the meaning as set forth in Section 4.02.

“Match Requisite Approvals” means (i) the Match Stockholder Approval and (ii) the Match Disinterested Stockholder Approval.

“Match PSU Award” means an award of restricted stock units of Match that is subject to performance-based vesting conditions and is issued under a Match Long-Term Incentive Plan representing a general unsecured promise by Match to pay the value of shares of Match Common Stock in cash or shares of Match Common Stock.

“Match RSU Award” means an award of restricted stock units of Match issued under a Match Long-Term Incentive Plan representing a general unsecured promise by Match to pay the value of shares of Match Common Stock in cash or shares of Match Common Stock, excluding any such award that is subject to performance based vesting conditions.

“Match Securities” has the meaning as set forth in Section 4.02(d).

“Match Separation Committee” has the meaning as set forth in the Recitals.

“Match Separation Committee Recommendation” has the meaning as set forth in Section 4.03(b).

“Match Section 16 Officer” means any person that Match has determined to be an “officer” of Match within the meaning of Rule 16a-1(f) of the Exchange Act.

“Match Stockholder Approval” has the meaning as set forth in Section 4.03(d).

“Match Stockholder Meeting” has the meaning as set forth in Section 7.02(b).

“Match Stock Option” means any option to purchase shares of Match Common Stock pursuant to a Match Long-Term Incentive Plan.

“Match Subsidiary Equity Plans” has the meaning as set forth in Section 4.02(c).

“Match Unit Award” means any Match PSU Award or Match RSU Award.

“Match VWAP” has the meaning as set forth in Annex A.

“Match Warrant” has the meaning as set forth in Section 2.03(g)(ii).

“Meeting Extension Date” has the meaning as set forth in Section 7.02(c).

“Merger Tax Opinion” has the meaning as set forth in Section 7.13(c).

“Merger Tax Representation Letters” has the meaning as set forth in Section 7.13(c).

“NASDAQ” means The NASDAQ Global Select Market.

“New IAC” has the meaning as set forth in the Preamble.

“New IAC Assets” means (i) the assets, properties, claims and rights of any member of the IAC Group (other than an Exchangeable Notes Issuer) immediately prior to the Mandatory Exchange Effective Time, (ii) all cash, cash equivalents, bank accounts, or investment securities of IAC as of the Mandatory Exchange Effective Time, (iii) all rights, interests or claims of the Parties or any of the members of their respective Groups under (A) all Contracts to which IAC is a party as of immediately prior to the Mandatory Exchange Effective Time, other than as set forth in Section 13.03(a)(iii)(A) of the IAC Disclosure Letter and (B) the matters set forth in Section 13.03(a)(iii)(B) of the IAC Disclosure Letter, and (iv) all right, title and interest in and to the proceeds of the IAC Class M Equity Offering and, subject to IAC’s obligation to deposit cash into the Exchange Fund pursuant to Section 3.01(b)(iii), to the proceeds of the Match Loan; provided that the New IAC Assets shall not include any assets that constitute New Match Assets pursuant to clause (ii) of the definition of New Match Assets.

“New IAC Claims” has the meaning as set forth in Section 10.01(b).

“New IAC Class B Common Stock” means shares of Class B common stock, par value $0.001 per share, of New IAC having substantially the same powers, preferences and rights as the IAC Class B Common Stock.

“New IAC Common Stock” means shares of common stock, par value $0.001 per share, of New IAC having substantially the same powers, preferences and rights as the IAC Common Stock.

“New IAC Exchange Fund” has the meaning as set forth in Section 3.01(j)(i).

“New IAC Group” means New IAC and each Person that will be or is a Subsidiary of New IAC at or after the Mandatory Exchange Effective Time.

“New IAC Indemnitees” has the meaning as set forth in Section 10.02.

“New IAC Liabilities” means the following Liabilities of the Parties or any of their Subsidiaries (in each case whether or not such Liabilities mature, become known, are asserted or foreseen, accrue or cease being contingent, in each case before, at or after the Mandatory Exchange Effective Time, and in each case other than the New Match Liabilities):

(a)               all Liabilities relating to, arising out of or resulting from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Mandatory Exchange Effective Time, in each case to the extent that such Liabilities relate to, arise out of or result from a member of the New IAC Group or IAC, the businesses of a member of the New IAC Group, or the New IAC Assets;

(b)               all Liabilities relating to, arising out of or resulting from any of the terminated, divested or discontinued businesses and operations (“Discontinued Businesses”) of the New IAC Group or IAC (except for any New Match Liability described in paragraph (e) of the definition of New Match Liability, and provided, for the avoidance of doubt, that Match shall not constitute a Discontinued Business of IAC);

(c)               all Liabilities arising out of claims made by any Third Party against any member of the New IAC Group or any member of the New Match Group to the extent relating to, arising out of or resulting from a member of the IAC Group or New IAC, the businesses of a member of the New IAC Group or the New IAC Assets;

(d)               all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement as Liabilities to be assumed or retained by New IAC or any other member of the New IAC Group following the Mandatory Exchange Effective Time, and all agreements, obligations and Liabilities of (i) any member of the New IAC Group under this Agreement or any of the Ancillary Agreements or (ii) any member of the New Match Group that was a member of the IAC Group immediately prior to the Mandatory Exchange Effective Time under this Agreement or any of the Ancillary Agreements, in the case of this clause (ii) solely to the extent to be performed or satisfied prior to the Mandatory Exchange Effective Time; and

(e)               all IAC Transaction Expenses;

provided, that notwithstanding the foregoing or anything herein to the contrary, all New IAC Transaction Liabilities shall be deemed to be New IAC Liabilities.

“New IAC Released Parties” has the meaning as set forth in Section 10.01(a).

“New IAC Releasors” has the meaning as set forth in Section 10.01(b).

“New IAC Transaction Liabilities” means all Transaction Liabilities arising out of or resulting (a) from any Action by an IAC Holder; (b) from any judicial decision assessing liability to New IAC or any member of the IAC Group in connection with a Transaction Liability; or (c) with respect to New IAC or any member of the IAC Group, its portion of any Transaction Liabilities arising out of a settlement of any Action, subject to the terms of this Agreement (including any right to consent to such a settlement).

“New IAC Stockholder Approval” has the meaning as set forth in Section 7.15.

“New IAC Voting Preferred Stock” means the shares of preferred stock, par value $0.01] per share, of New IAC to be issued to USANi LLC as described in Exhibit 1.01 to this Agreement.

“New Match Assets” means (i) the assets, properties, claims and rights of any member of the Match Group, including those assets and properties included or reflected on the most recent consolidated balance sheet of Match included in the Match Financial Statements filed with the SEC prior to the date of this Agreement (other than any cash or cash equivalents to the extent used to fund the Match Loan), and (ii) the following assets of any member of the IAC Group: (A) all outstanding equity interests in each of the Exchangeable Notes Issuers and all rights of any member of the IAC Group under the Exchangeable Notes, the IAC Call Options and the IAC Warrants, (B) all outstanding equity interests in the Match Merger Surviving Entity, (C) all outstanding equity interests in New Match Merger Sub HoldCo, (D) the assets, properties, claims and rights set forth on Section 13.03(a) of the Match Disclosure Letter and (E) (x) cash in an amount equal to the unpaid Taxes that IAC or New Match will be obligated to pay to a Governmental Authority within 30 days following the Mandatory Exchange Effective Time with respect to any Pre-Deconsolidation Period (as such term is defined in the Tax Matters Agreement), which amount shall be taken into account in determining the Parties’ respective payment obligation pursuant to the Tax Matters Agreement for such period and (y) all cash held by IAC as a withholding agent or a fiduciary with respect to Taxes withheld but not yet remitted to a Governmental Authority.

“New Match Claims” has the meaning as set forth in Section 10.01(a).

“New Match Common Stock” means the IAC Class M Common Stock as renamed pursuant to the Post-Merger Amendments to the New Match Charter.

“New Match Common Stock Issuance” has the meaning as set forth in Section 5.04(c).

“New Match Exchange Fund” has the meaning as set forth in Section 3.01(j)(ii).

“New Match Group” means New Match and each Person that will be or is a Subsidiary of New Match at or after the Mandatory Exchange Effective Time.

“New Match Indemnitees” has the meaning as set forth in Section 10.03.

“New Match Liabilities” means the following Liabilities of the Parties or any of their Subsidiaries (in each case, whether or not such Liabilities mature, become known, are asserted or foreseen, accrue or cease being contingent, in each case before, at or after the Mandatory Exchange Effective Time):

(a)               all Liabilities included or reflected as liabilities or obligations of Match on the most recent consolidated balance sheet of Match included in the Match Financial Statements filed with the SEC prior to the Closing; provided that the amounts set forth thereon with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of New Match Liabilities pursuant to this clause (a);

(b)               except for any New IAC Liability described in paragraph (c) of the definition of New IAC Liability, all Liabilities relating to, arising out of or resulting from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Mandatory Exchange Effective Time, in each case to the extent that such Liabilities relate to, arise out of or result from a member of the Match Group (including the direct or indirect beneficial ownership by any member of the IAC Group of any equity interest of any member of the Match Group), the businesses of a member of the Match Group or a New Match Asset;

(c)               all Liabilities relating to, arising out of or resulting from the Exchangeable Notes, the IAC Call Options or the IAC Warrants, including all intercompany obligations of IAC to the Exchangeable Notes Issuers;

(d)               all Liabilities relating to, arising out of or resulting from the Match Loan, Credit Facility Upsize and any Debt Financing pursuant to this Agreement or the Transactions;

(e)               All Liabilities relating to, arising out of or resulting from Discontinued Businesses of (x) any member of the Match Group, (y) IAC if the applicable termination, divestiture or discontinuance occurs at or after the Mandatory Exchange Effective Time or (z) any member of the IAC Group to the extent that such termination, divestiture or discontinuance occurred prior to the Mandatory Exchange Effective Time with respect to a Discontinued Business in the dating industry;

(f)                all Liabilities relating to, arising out of or resulting from the Match Actions;

(g)               any Match Liability as defined in the Master Transaction Agreement as in effect as of the date hereof;

(h)               all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement as Liabilities to be assumed or retained by New Match or any other member of the New Match Group following the Mandatory Exchange Effective Time, and all agreements, obligations and Liabilities of Match or any member of the New Match Group under this Agreement or any of the Ancillary Agreements (with respect to any member of the New Match Group that was a member of the IAC Group immediately prior to the Mandatory Exchange Effective Time, to the extent to be performed or satisfied following the Mandatory Exchange Effective Time); and

(i)                 all Liabilities arising out of claims made by any Third Party against any member of the New IAC Group or any member of the New Match Group to the extent relating to, arising out of or resulting from (i) a member of the Match Group (including the direct or indirect beneficial ownership by any member of the IAC Group of any equity interest of any member of the Match Group), (ii) the businesses of a member of the Match Group or (iii) the New Match Assets;

provided, that notwithstanding the foregoing or anything herein to the contrary, all Match Transaction Liabilities shall be deemed to be New Match Liabilities.

“New Match Merger Sub” has the meaning as set forth in the Preamble.

“New Match Merger Sub HoldCo” means Valentine Merger Sub HoldCo LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of IAC.

“New Match Released Parties” has the meaning as set forth in Section 10.01(b).

“New Match Releasors” has the meaning as set forth in Section 10.01(a).

“New Match Transaction Liabilities” means all Transaction Liabilities arising out of resulting (a) from any judicial decision assessing liability to any member of the Match Group in connection with a Transaction Liability; or (b) with respect to any member of the Match Group, its portion of any Transaction Liabilities arising out of a settlement of any Action, subject to the terms of this Agreement (including any right to consent to such a settlement).

“Non-IAC Match Shareholders” means the holders of shares of Match Capital Stock other than (x) IAC and its wholly owned Subsidiaries or (y) any wholly owed Subsidiary of Match.

“Notice Period” has the meaning as set forth in Section 10.04(b).

“Other IAC Party Stockholder Approvals” has the meaning as set forth in Section 7.15.

“Parties” and “Party” have the meanings as set forth in the Preamble.

“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity or any other entity, including any Governmental Authority.

“Post-Closing Requesting Party” has the meaning as set forth in Section 11.01(a)(ii).

“Post-Merger Amendments to the New Match Charter” means the amendments to the certificate of incorporation of New Match in the form set forth on Exhibit 2.04(a) to this Agreement.

“Pre-Closing Requesting Party” has the meaning as set forth in Section 11.01(a)(i).

“Prime Rate” means the rate which JPMorgan Chase & Co. (or any successor thereto or other major money center commercial bank agreed to by the Parties hereto) announces from time to time as its prime lending rate, as in effect from time to time.

“Privileged Information” shall mean any information, in written, oral, electronic or other tangible or intangible forms, including without limitation any communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials protected by the work product doctrine, as to which a Party or any member of its Group would be entitled to assert or have asserted a privilege or other similar protection, including the attorney-client and work product privileges.

“Providing Party” has the meaning as set forth in Section 11.09.

“Real Estate Contribution Agreement” has the meaning as set forth in the Recitals.

“Real Estate Contribution Closing” means the closing of the transactions contemplated by the Real Estate Contribution Agreement.

“Real Estate Contribution Closing Date” means the date on which the Real Estate Contribution Closing occurs.

“Reclassification” has the meaning as set forth in the Recitals.

“Reclassification Charter Amendments” means the Transaction-Related Reclassification Charter Amendments and the amendments to the certificate of incorporation of IAC in the form set forth on Exhibit 2.02(b) to this Agreement; provided that if the approval described in Section 5.04(c)(ii) has not been obtained upon a vote taken thereon at the IAC Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof, the term “Reclassification Charter Amendments” shall subsequently mean only the Transaction-Related Reclassification Charter Amendments.

“Reclassification Effective Time” shall have the meaning ascribed to it in the Reclassification Charter Amendments.

“Reclassification Exchange Ratio” shall be calculated as set forth on Annex A to this Agreement.

“Records” means all books, records and other documents, including all books of account, stock records and ledgers, financial, accounting and personnel records, files, invoices, customers’ and suppliers’ lists, other distribution lists, operating, production and other manuals and sales and promotional literature, in all cases, in any form or medium.

“Registration Statement” has the meaning as set forth in Section 7.01(a).

“Representatives” means, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants or attorneys.

“Requesting Party” means a Pre-Closing Requesting Party or a Post-Closing Requesting Party, as the context requires.

“Responding Party” means, with respect to any Dispute, (i) if prior to the Closing and the Claimant Party is a member of the IAC Group (other than any member of the ANGI Group), any member of the Match Group, (ii) if prior to the Closing and the Claimant Party is a member of the Match Group, any member of the IAC Group (other than any member of the ANGI Group), (iii) if at or after the Closing and the Claimant Party is a member of the New IAC Group (other than any member of the ANGI Group), any member of the New Match Group and (iv) if at or after the Closing and the Claimant Party is a member of the New Match Group, any member of the New IAC Group (other than any member of the ANGI Group).

“Response” has the meaning as set forth in Section 12.02(a).

“Restricted Contracts” has the meaning as set forth in Section 1.02.

“Restricted Period” means the period beginning on the Closing Date and ending on the second (2nd) anniversary of the Closing Date.

“Restructuring Effective Time” has the meaning as set forth in Section 1.01.

“Restructuring Transactions” has the meaning as set forth in Section 1.01.

“Restructuring Transfer Documents” has the meaning as set forth in Section 1.05(a).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Senior Party Representatives” has the meaning as set forth in Section 12.02(a).

“Separation Transactions” has the meaning as set forth in the Recitals.

“Shared Contract” has the meaning as set forth in Section 1.02.

“Specified Actions” means the Actions set forth in Section 13.03(c) of the IAC Disclosure Letter.

“Specified Charter Amendment Provisions” means the provisions of the Reclassification Charter Amendments and the Post-Merger Amendments to the New Match Charter required to be presented separately on Match’s form of proxy to the holders of Match Capital Stock under the applicable rules and regulations, and interpretations and guidance with respect thereto, of the SEC.

“Stock Election Amount” means a fraction of a share of IAC Class M Common Stock equal to the quotient, rounded to four decimal places, of (i) $3.00 divided by (ii) the Match VWAP.

“Subleases” means the real property subleases to be entered into by New IAC (or the applicable member of its Group) and New Match (or the applicable member of its Group) on the Real Estate Contribution Closing Date pursuant to the Real Estate Contribution Agreement.

“Subsidiary” of any Person means any partnership, corporation, trust, joint venture, unincorporated organization, limited liability entity or other legal entity of which an amount of the securities or interests having by the terms thereof voting power to elect at least a majority of the board of directors or other analogous governing body of such entity (or, if there are no such voting securities or voting interests, of which at least a majority of the equity interests) is directly or indirectly owned or controlled by such first Person, or the general partner of which is such first Person.

“Subsidiary Exchange” means the exchange of Subsidiary-Held IAC Securities for New IAC Voting Preferred Stock as described in Exhibit 1.01 to this Agreement. “Subsidiary-Held IAC Securities” has the meaning as set forth in Exhibit 1.01 to this Agreement.

“Tax Matters Agreement” means the tax matters agreement, substantially in the form attached as Exhibit 13.03(b) to this Agreement, to be entered into by New IAC and IAC at or prior to the Mandatory Exchange Effective Time.

“Taxes” means all forms of taxation imposed, or required to be collected or withheld, together with any related interest, penalties and other additional amounts.

“Third Party” means a Person (i) that is not a Party to this Agreement, other than a member of the Match Group, IAC Group, New Match Group or New IAC Group and (ii) that is not an Affiliate thereof.

“Third Party Claim” has the meaning as set forth in Section 10.04(b).

“Transaction Documents” means this Agreement and the Ancillary Agreements.

“Transaction Liabilities” means all Liabilities arising out of or resulting from any Action relating to this Agreement, the Transactions or the other transactions contemplated by this Agreement, which Action is a direct or derivative fiduciary claim brought by a Match Holder or an IAC Holder and is made against any member of the IAC Group or any member of the Match Group or their respective current or former directors, officers or stockholders, other than any costs of defense or investigation of such Action.

“Transaction Litigation” has the meaning as set forth in Section 7.16.

“Transaction-Related Reclassification Charter Amendments” means the amendments to the certificate of incorporation of IAC in the form set forth on Exhibit 2.02(a) to this Agreement.

“Transactions” has the meaning as set forth in the Recitals.

“Transfer Time” has the meaning as set forth in Section 7.24.

“Transferred Employees” has the meaning as set forth in Section 7.24(a).

“Transition Services Agreement” has the meaning as set forth in Section 7.21(a).

“Voting IAC Debt” has the meaning as set forth in Section 5.02(b).

“Voting Match Debt” has the meaning as set forth in Section 4.02.

“Willful Breach” means a material breach that is the result of an intentional act or failure to act by a Party with actual knowledge that the taking of such act or failure to act would be a material breach of this Agreement.

SECTION 13.04            Counterparts. This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties thereto and delivered to the other party.

SECTION 13.05            Entire Agreement; Coordination. This Agreement, the Ancillary Agreements, and the Schedules, Exhibits and Annexes hereto and thereto and the specific agreements contemplated hereby or thereby contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, oral or written, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter. In the event of any inconsistency between this Agreement and the Ancillary Agreements with respect to matters addressed in the Ancillary Agreements, the provisions of the Ancillary Agreements shall control. For the avoidance of doubt, the allocation of Taxes (whether in respect of liabilities, refund or otherwise), indemnification for Taxes, control of Tax proceedings, exchange of Tax information and the retention of Tax records shall be governed exclusively by the Tax Matters Agreement.

SECTION 13.06        Construction.

(a)               In this Agreement and each of the Ancillary Agreements, unless a clear contrary intention appears:

(i)               the singular number includes the plural number and vice versa;

(ii)              reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement or the relevant Ancillary Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii)             reference to any gender includes each other gender;

(iv)             reference to any agreement, document or instrument means such agreement, document or instrument as amended, modified, supplemented or restated, and in effect from time to time in accordance with the terms thereof subject to compliance with the requirements set forth herein or in the relevant Ancillary Agreement;

(v)              reference to any applicable Law means such applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any applicable Law means that provision of such applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi)             “herein,” “hereby,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement and not to any particular article, section or other provision hereof or thereof;

(vii)            “including” (and with correlative meaning “include”) means including, without limiting the generality of, any description preceding such term;

(viii)           the Table of Contents and headings are for convenience of reference only and shall not affect the construction or interpretation hereof or thereof;

(ix)              with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding;”

(x)               references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto;

(xi)             where any provision of this Agreement otherwise requires any Party to cause a member or members of its Group or any Affiliate of such Party or such member(s) to take or refrain from taking an action, or permit or not permit a member or members of its Group or any such Affiliate to take or fail to take an action, no such action on the part of such Party shall be required with respect to any member of the ANGI Group;

(xii)          the words “made available to IAC” and words of similar import refer to documents delivered in person or electronically to IAC or its Representatives or filed with, or furnished to, the SEC by Match and publicly available prior to the date of this Agreement; and

(xiii)        the words “made available to Match” and words of similar import refer to documents delivered in person or electronically to Match or its Representatives or filed with, or furnished to, the SEC by IAC and publicly available prior to the date of this Agreement.

(b)               Any matter disclosed in any section of the Match Disclosure Letter or the IAC Disclosure Letter shall qualify the correspondingly numbered representation and warranty or covenant and any other representation and warranty or covenant of Match or, as applicable, IAC to the extent that the relevance of any such disclosure to such other representation and warranty or covenant is reasonably apparent from the face of such disclosure.

(c)               This Agreement and the Ancillary Agreements shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

SECTION 13.07            Signatures. Each of the Parties acknowledges that it and the other Parties (and the other members of their respective Groups) may execute certain of the Ancillary Agreements by facsimile, stamp or mechanical signature. Each of the Parties expressly adopts and confirms each such facsimile, stamp or mechanical signature made in its respective name (or that of the applicable member of its Group) as if it were a manual signature, agrees that it will not assert that any such signature is not adequate to bind such Party to the same extent as if it were signed manually and agrees that at the reasonable request of the other Party at any time it will as promptly as reasonably practicable cause each such Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date thereof).

SECTION 13.08            Assignability. Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the Parties hereto and thereto, respectively, and their respective successors and assigns; provided, however, that except as specifically provided in any Ancillary Agreement, no Party hereto or thereto may assign its respective rights or delegate its respective obligations under this Agreement or any Ancillary Agreement without the express prior written consent of the other parties hereto or thereto.

SECTION 13.09            Third Party Beneficiaries. Except for (i) the indemnification rights under this Agreement of any New Match Indemnitee or any New IAC Indemnitee in their respective capacities as such, (ii) the release under Section 10.01 of any Person provided therein, (iii) the rights of the D&O Indemnified Parties under the provisions of Section 7.06 and (iv) as specifically provided in any Ancillary Agreement:

(a)               the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the parties hereto and thereto and their respective successors and permitted assigns and are not intended to confer upon any Person, except the parties hereto and thereto and their respective successors and permitted assigns, any rights or remedies hereunder; and

(b)               there are no third party beneficiaries of this Agreement or any Ancillary Agreement; and neither this Agreement nor any Ancillary Agreement shall provide any Third Party with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

SECTION 13.10            Payment Terms.

(a)               Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount to be paid or reimbursed by one Party to the other under this Agreement shall be paid or reimbursed hereunder within thirty (30) days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

(b)               Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within sixty (60) days of such bill, invoice or other demand) shall bear interest at a rate per annum equal to the Prime Rate plus 2% (or the maximum legal rate, whichever is lower), calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

SECTION 13.11            Governing Law; Jurisdiction. Except as set forth in Article XII, this Agreement and each Ancillary Agreement, shall be governed by and construed and interpreted in accordance with the internal laws of the State of Delaware, irrespective of the choice of laws principles of the State of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies

SECTION 13.12            Enforcement; Master Transaction Agreement.

(a)               The Parties agree that irreparable damage would occur in the event that any of the provisions of any Transaction Document were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, subject to the provisions of Article XII, the Parties shall be entitled to an injunction or injunctions to prevent breaches of any Transaction Document and to enforce specifically the terms and provisions of each Transaction Document in the Chancery Court of the State of Delaware or, if the Chancery Court declines to accept jurisdiction over a particular matter, in any state or federal court within the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.

(b)               For the avoidance of doubt, the dispute resolution provisions of Article XII of the Master Transaction Agreement shall not be deemed to apply to any disputes, controversies or claims (whether sounding in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with this Agreement or any Ancillary Agreement, or the transactions contemplated hereby or thereby (including all actions taken in furtherance of the transactions contemplated hereby or thereby on or prior to the date hereof). IAC and Match hereby agree that the Master Transaction Agreement shall terminate as of, and have no further effect from and after, the Match Merger Effective Time.

SECTION 13.13            Severability.

(a)               If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner adverse to any party hereto or thereto.  Upon such determination, the relevant Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

(b)       It is the express intention of the Parties that the economic and other material terms of the transactions contemplated by this Agreement are fundamental to the entire agreement of the Parties and their determination to enter into this Agreement. In the event that a court issues an order or judgment to alter such terms, whether by damages award, reformation or otherwise, the Parties will work together to agree to modifications of this Agreement that result in the Parties and their respective stockholders being in the same position they would have been absent such judgment. In the event such modifications are not achievable or are not mutually agreed, if the Closing has not occurred, this Agreement shall terminate and the Transactions shall not be consummated.

SECTION 13.14            Waivers of Defaults; Conflicts.

(a)               Waiver by any Party of any default by another Party of any provision of this Agreement or any Ancillary Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of any other Party.  No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(b)               Each of the Parties acknowledges that certain members of their respective Groups are currently represented by (or have been represented by) IAC’s outside counsel in various matters.  Match waives and will not assert, and agrees to cause its Affiliates, including New Match and every other member of the New Match Group, to waive and not to assert, any conflict of interest arising out of, or relating to, (i) such common representation or (ii) any representation by Wachtell, Lipton, Rosen & Katz or Morris, Nichols, Arsht & Tunnell LLP after the Mandatory Exchange Effective Time of New IAC, any member of the New IAC Group, any of their Affiliates or any director, officer, employee or shareholder of any such Person in any matter involving this Agreement, the Ancillary Agreements or any other agreements or transactions contemplated hereby, thereby or otherwise related hereto or thereto.

SECTION 13.15            Amendments. No provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

IAC/InterActiveCorp

By:	/s/ Gregg Winiarski
	Name:	Gregg Winiarski
	Title:	Executive Vice President, General Counsel and Secretary

IAC Holdings, Inc.

By:	/s/ Gregg Winiarski
	Name:	Gregg Winiarski
	Title:	Executive Vice President, General Counsel and Secretary

Valentine Merger Sub LLC

By:	/s/ Gregg Winiarski
	Name:	Gregg Winiarski
	Title:	Vice President and Secretary

Match Group, Inc.

By:	/s/ Gary Swidler
	Name:	Gary Swidler
	Title:	Chief Financial Officer

[Signature Page to Transaction Agreement]

Annex A

Reclassification Exchange Ratio Calculation1

“Reclassification Exchange Ratio” means a fraction, rounded to four decimal places, (i) the numerator of which is (a) the IAC Owned Match Share Number, plus (b) the Tax Attribute Adjustment Number, less (c) the Exchangeable Notes Share Adjustment Number, less (d) the Equity Sale Adjustment Number, less (e) the IAC Equity Awards Adjustment Number, and less (f) the Match Stock Elections Adjustment Number, and (ii) the denominator of which is the IAC Outstanding Share Number.

* * * *

“2022 IAC Call Option Measured Day Valuation” means, for a Measured Day, an amount equal to the sum of the Call Option Calculations in respect of the 2022 IAC Call Options on such Measured Day.

“2022 IAC Warrant Measured Day Valuation” means, for a Measured Day, an amount equal to the sum of the Warrant Calculations in respect of the 2022 IAC Warrants on such Measured Day.

“2022 Option Tranche” means the 2022 IAC Call Options and the 2022 IAC Warrants.

“2026 IAC Call Option Measured Day Valuation” means, for a Measured Day, an amount equal to the sum of the Call Option Calculations in respect of the 2026 IAC Call Options on such Measured Day.

“2026 IAC Warrant Measured Day Valuation” means, for a Measured Day, an amount equal to the sum of the Warrant Calculations in respect of the 2026 IAC Warrants on such Measured Day.

“2026 Option Tranche” means the 2026 IAC Warrants and the 2026 IAC Call Options.

“2030 IAC Call Option Measured Day Valuation” means, for a Measured Day, an amount equal to the sum of the Call Option Calculations in respect of the 2030 IAC Call Options on such Measured Day.

“2030 IAC Warrant Measured Day Valuation” means, for a Measured Day, an amount equal to the sum of the Warrant Calculations in respect of the 2030 IAC Warrants on such Measured Day.

“2030 Option Tranche” means the 2030 IAC Warrants and the 2030 IAC Call Options.

“Acceptance Deadline” means 5:00 p.m., New York City time, on the second Nasdaq trading day following the Measurement Date, or such other date and time as IAC and Match may agree.

1 Capitalized terms used and not defined in this Annex A have the meaning given such terms in the Agreement.

“Agreed Call Volatility Input” for a specified Option Tranche means the Call Volatility Input for such Option Tranche calculated using a methodology based on such Agreeing Dealer’s existing IAC Call Option volatility plus a listed option volatility differential between Match and IAC for each respective Option Tranche.

“Agreed Warrant Strike Price Input” for a specified Option Tranche means the Warrant Strike Price Input for such Option Tranche calculated using the Volatility Methodology.

“Agreed Warrant Volatility Input” for a specified Option Tranche means the Warrant Volatility Input for such Option Tranche calculated using a methodology based on such Agreeing Dealer’s existing IAC Warrant option volatility plus a listed option volatility differential between Match and IAC for each respective Option Tranche.

“Agreement” means the Transaction Agreement to which this Annex A is annexed.

“Calculation Agents” means two financial institutions as mutually agreed by IAC and Match.

“Call Option Calculation” on a Measured Day in respect of an IAC Call Option, means the value of such IAC Call Option provided to IAC and Match by a Calculation Agent and confirmed by IAC and Match, calculated using the Black-Scholes option pricing valuation model (it being understood that the inputs to such Black-Scholes option pricing valuation model shall be reasonably determined by the Calculation Agents, acting together; provided, that, (i) if a Volatility Agreement has not been agreed with respect to the applicable Option Tranche, the value of the “volatility” input to such Black-Scholes option pricing valuation model (such value, the “Call Volatility Input”) for the purposes of the calculation of the value of each of the IAC Call Options within such Option Tranche shall be 44.0% (the “Call Backstop Input”), and (ii) if a Volatility Agreement has been agreed with respect to such Option Tranche, (a) the Call Volatility Input for the purposes of the calculation of the value of each of the IAC Call Options within such Option Tranche with a counterparty that is an Agreeing Dealer shall be the Agreed Call Volatility Input for such Option Tranche for such Agreeing Dealer, and (b) the Call Volatility Input for the purposes of the calculation of the value of each of the IAC Call Options within such Option Tranche with a counterparty that is a Declining Dealer shall be the Call Backstop Input).

“Equity Sale Adjustment Number” means the number of shares of IAC Class M Common Stock sold pursuant to the IAC Class M Equity Offering.

“Exchangeable Notes Calculation” means, on a Measured Day, in respect of the 2022 Exchangeable Notes, the 2026 Exchangeable Notes or the 2030 Exchangeable Notes, as applicable, the product of (i) the average of the Mid-Market Price for such series of notes as of 5:00 p.m. New York City time (expressed as a percentage of notional amount for such series of notes) provided to IAC and Match by each of the Calculation Agents on such Measured Day and (ii) the aggregate principal amount of such series of notes outstanding on such Measured Day.

“Exchangeable Notes Net Valuation” means an amount equal to (i) the Exchangeable Notes Valuation, minus (ii) the IAC Call Option Valuation, plus (iii) the IAC Warrant Valuation, plus (iv) the Liquidity Adjustment Amount.

“Exchangeable Notes Share Adjustment Cap” means (i) the Exchangeable Notes Net Valuation, divided by (ii) the Match Cap Per Share Price.

“Exchangeable Notes Share Adjustment Floor” means (i) the Exchangeable Notes Net Valuation, divided by (ii) the Match Floor Per Share Price.

“Exchangeable Notes Share Adjustment Number” means the quotient, rounded to the nearest whole number, of (i) the Exchangeable Notes Net Valuation, divided by (ii) the Match VWAP; provided that (a) if the Uncollared Exchangeable Notes Share Adjustment Number exceeds the Exchangeable Notes Share Adjustment Cap and, by written notice given to IAC prior to the Acceptance Deadline, Match shall have accepted the use of the Exchangeable Notes Share Adjustment Cap as the Exchangeable Notes Share Adjustment Number, the Exchangeable Notes Share Adjustment Number shall equal the Exchangeable Notes Share Adjustment Cap, rounded to the nearest whole number, and (b) if the Uncollared Exchangeable Notes Share Adjustment Number is less than the Exchangeable Notes Share Adjustment Floor and, by written notice given to Match prior to the Acceptance Deadline, IAC shall have accepted the use of the Exchangeable Notes Share Adjustment Floor as the Exchangeable Notes Share Adjustment Number, the Exchangeable Notes Share Adjustment Number shall equal the Exchangeable Notes Share Adjustment Floor, rounded to the nearest whole number.

“Exchangeable Notes Valuation” means the sum of (i) the average of the Exchangeable Notes Calculation in respect of the 2022 Exchangeable Notes on each Measured Day over the Measurement Period, plus (ii) the average of the Exchangeable Notes Calculation in respect of the 2026 Exchangeable Notes on each Measured Day over the Measurement Period, plus (iii) the average of the Exchangeable Notes Calculation in respect of the 2030 Exchangeable Notes on each Measured Day over the Measurement Period.

“IAC Call Option Valuation” means the sum of (i) the average of the 2022 IAC Call Option Measured Day Valuation on each Measured Day over the Measurement Period, plus (ii) the average of the 2026 IAC Call Option Measured Day Valuation on each Measured Day over the Measurement Period, plus (iii) the average of the 2030 IAC Call Option Measured Day Valuation on each Measured Day over the Measurement Period.

“IAC Equity Awards Adjustment Number” means the quotient, rounded to the nearest whole number, of (i) the IAC Option Charge divided by (ii) the Match VWAP.

“IAC Option Charge” means the product of (i) the IAC Service Provider Option Value and (ii) the Option Value Allocation Ratio and (iii) 0.4075.

“IAC Outstanding Share Number” means the aggregate number of shares of IAC Common Stock and IAC Class B Common Stock outstanding immediately prior to the Reclassification Effective Time.

“IAC Owned Match Share Number” means the aggregate number of shares of Match Common Stock and Match Class B Common Stock held by any member of the IAC Group immediately prior to the Reclassification Effective Time.

“IAC Service Provider Option Value” means (i) the product of (a) the total number of shares of IAC Common Stock subject to IAC Options issued prior to the date of the Agreement and held by current and former employees of IAC and its Subsidiaries (excluding current and former employees of Match and its Subsidiaries) as of the Measurement Date (“IAC Service Provider Options”) and (b) the IAC VWAP, less (ii) the sum of the exercise prices required to exercise all IAC Service Provider Options; provided that if such product is a negative number, IAC Service Provider Option Value means $0.00.

“IAC VWAP” means the average, rounded to four decimal places, of the daily dollar-volume-weighted average price for IAC Common Stock, as reported by Bloomberg, L.P. through its “IAC Equity AQR” function for the time period 9:30 a.m. through 4:00 p.m. (or if such function or service ceases to exist, any substitute function or service mutually agreed between Match and IAC) on each Measured Day over the Measurement Period.

“IAC Warrant Valuation” means the sum of (i) the average of the 2022 IAC Warrant Measured Day Valuation on each Measured Day over the Measurement Period, plus (ii) the average of the 2026 IAC Warrant Measured Day Valuation on each Measured Day over the Measurement Period, plus (iii) the average of the 2030 IAC Warrant Measured Day Valuation on each Measured Day over the Measurement Period.

“Liquidity Adjustment Amount” means $8,000,000.

“Match Cap Per Share Price” means $50.9493.

“Match Floor Per Share Price” means $84.9155.

“Match Reclassification Consideration Value” means the product of (i) the Match VWAP and (ii) the Reclassification Exchange Ratio calculated without regard to clause (i)(e) thereof.

“Match Stock Elections Adjustment Number” means (i) the aggregate number of IAC Class M Shares issuable pursuant to Section 2.03(d)(i) of the Agreement in respect of Match All-Stock Electing Shares and Match Non-Electing Shares (for the avoidance of doubt, giving effect to Section 3.01(e)(ii) of the Agreement), less (ii) the aggregate number of Match All-Stock Electing Shares and Match Non-Electing Shares.

“Match VWAP” means (i) the average, rounded to four decimal places, of the daily dollar-volume-weighted average price for Match Common Stock, as reported by Bloomberg, L.P. through its “MTCH Equity AQR” function for the time period 9:30 a.m. through 4:00 p.m. (or if such function or service ceases to exist, any substitute function or service mutually agreed between Match and IAC) on each Measured Day over the Measurement Period, less (ii) $3.00.

“Measured Day” means each of the ten (10) NASDAQ trading days during the Measurement Period.

“Measurement Date” means the fifth NASDAQ trading day immediately preceding the Closing Date.

“Measurement Period” means the ten (10) consecutive NASDAQ trading days ending on the Measurement Date.

“Mid-Market Price” means the average of the “bid” and “ask” price.

“Option Tranche” means each of the 2022 Option Tranche, the 2026 Option Tranche and the 2030 Option Tranche.

“Option Value Allocation Ratio” means (i) the Match Reclassification Consideration Value, divided by (ii) IAC VWAP.

“Tax Attributes Adjustment Number” means (i) $52 million, divided by (ii) the Match VWAP, rounded to the nearest whole number.

“Uncollared Exchangeable Notes Share Adjustment Number” means (i) the Exchangeable Notes Net Valuation, divided by (ii) the Match VWAP, rounded to the nearest whole number.

“Volatility Agreement” means, for any Option Tranche, an agreement by one or more dealers that are collectively counterparty to greater than 50% of the notional amount of the options within such Option Tranche (such dealers, the “Agreeing Dealers”, and the dealers for each of the options within such Option Tranche other than the Agreeing Dealers, the “Declining Dealers”) in respect of such Option Tranche with IAC to use an agreed methodology (such methodology as applicable to such Option Tranche, the “Volatility Methodology”) to calculate the Warrant Strike Price Input.

“Warrant Calculation” on a Measured Day in respect of an IAC Warrant, means the value of such IAC Warrants provided to IAC and Match by a Calculation Agent and confirmed by IAC and Match, calculated using the Black-Scholes option pricing valuation model (it being understood that the inputs to such Black-Scholes option pricing valuation model shall be reasonably determined by the Calculation Agents acting together; provided, that, (i) if a Volatility Agreement has not been agreed with respect to the applicable Option Tranche, (a) the value of the “volatility” input to such Black-Scholes option pricing valuation model (such value, the “Warrant Volatility Input”) for the purposes of the calculation of the value of each of the IAC Warrants within such Option Tranche shall be 43.0% (the “Warrant Backstop Volatility Input”) and (b) the value of the “strike price” input to the Black-Scholes option pricing valuation model (such value, the “Warrant Strike Price Input”) for the purposes of the calculation of the value of each of the IAC Warrants within such Option Tranche shall be the “strike price” as defined by the applicable confirmation for such IAC Warrant (the “Warrant Backstop Strike Price Input”), and (ii) if a Volatility Agreement has been agreed with respect to such Option Tranche (a)(I) the Warrant Volatility Input for the purposes of the calculation of the value of each of the IAC Warrants within such Option Tranche with a counterparty that is an Agreeing Dealer shall be the Agreed Warrant Volatility Input for such Option Tranche for such Agreeing Dealer and (II) the Warrant Strike Price Input for the purposes of the calculation of the value of each of the IAC Warrants within such Option Tranche with a counterparty that is an Agreeing Dealer shall be the Agreed Warrant Strike Price Input for such Option Tranche for such Agreeing Dealer, and (b) (I) the Warrant Volatility Input for the purposes of the calculation of the value of each of the IAC Warrants within such Option Tranche with a counterparty that is a Declining Dealer shall be the Warrant Backstop Volatility Input and (II) the Warrant Strike Price Input for the purposes of the calculation of the value of each of the IAC Warrants within such Option Tranche with a counterparty that is a Declining Dealer shall be the Warrant Backstop Strike Price Input).

EXHIBIT 7.21(A)

FORM OF

TRANSITION SERVICES AGREEMENT

BY AND BETWEEN

IAC/INTERACTIVECORP

AND

IAC HOLDINGS, INC.

DATED AS OF [●], 2020

Table of Contents

i

ii

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT, dated as of [●], 2020, is entered into by and between IAC/InterActiveCorp , a Delaware corporation (“New Match”), and IAC Holdings, Inc., a Delaware corporation (“New IAC”). New Match and New IAC are sometimes hereinafter collectively referred to as the “Parties” and individually as a “Party.”

RECITALS:

WHEREAS, New Match and New IAC are parties to that certain Transaction Agreement, dated as of December 19, 2019, by and among New Match, Match Group, Inc., a Delaware corporation (“Match”), Valentine Merger Sub LLC, a Delaware limited liability company (“New Match Merger Sub”) and New IAC (the “Transaction Agreement”); and

WHEREAS, the Transaction Agreement provides that, in connection with the consummation of the transactions contemplated thereby, the Parties shall enter into this Agreement to provide for certain services and other arrangements between New IAC and/or the other members of the New IAC Group, on the one hand, and New Match and/or the other members of the New Match Group, on the other hand, all as more fully described herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

Article I

Definitions

Section 1.1      Defined Terms. For the purposes of this Agreement, (a) unless otherwise defined herein capitalized terms used herein shall have the meanings assigned to them in the Transaction Agreement and (b) the following terms shall have the meanings hereinafter specified:

“Agreement” shall mean this Transition Services Agreement, including the Schedules hereto, as the same may be amended, supplemented or otherwise modified from time to time.

“Fee” shall have the meaning set forth in Section 2.1(c).

“Force Majeure Event” shall have the meaning set forth in Section 5.1.

1

“IAC Business” shall mean any line of business that was carried out by any member of the IAC Group during the Reference Period other than the Match Business.

“IAC Provider” shall have the meaning set forth in Section 2.1(a).

“IAC Services” shall have the meaning set forth in Section 2.1(a).

“Intellectual Property” means any and all common law or statutory rights anywhere in the world arising under or associated with: (i) patents, patent applications, statutory invention registrations, registered designs, and similar or equivalent rights in inventions and designs, and all rights therein provided by international treaties and conventions; (ii) copyrights and any other equivalent rights in works of authorship (including rights in software as a work of authorship) and any other related rights of authors; (iii) trade secrets and industrial secret rights, and rights in know-how, data, and confidential or proprietary business or technical information that derives independent economic value, whether actual or potential, from not being known to other persons; and (iv) other similar or equivalent intellectual property rights anywhere in the world.

“Match Business” shall mean any line of business that was carried out by the Match Group during the Reference Period.

“Match Provider” shall have the meaning set forth in Section 2.1(a).

“Match Services” shall have the meaning set forth in Section 2.1(a).

“New IAC” shall have the meaning set forth in the preamble of this Agreement.

“New Match” shall have the meaning set forth in the preamble of this Agreement.

“Omitted Services” shall have the meaning set forth in Section 2.1(b).

“Parties” and “Party” shall have the meaning set forth in the preamble of this Agreement.

“Pricing Addendum” has the meaning set forth in Section 3.2.

“Provider” shall have the meaning set forth in Section 2.1(a).

“Recipient” shall mean New Match or any of the other members of the New Match Group, in its capacity as a recipient of Services hereunder, as described on Schedule A, or New IAC or any of the other members of the New IAC Group, in its capacity as a recipient of Services hereunder, as described on Schedule B.

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“Reference Period” shall mean the twelve (12)-month period preceding the date of the Transaction Agreement.

“Sales Taxes” shall have the meaning set forth in Section 3.3.

“Services” shall have the meaning set forth in Section 2.1(a).

“Shared Contracts” shall have the meaning set forth in Section 2.2(a).

“Term” shall have the meaning set forth in Section 4.1.

“Transaction Agreement” shall have the meaning set forth in the recitals of this Agreement.

Section 1.2     Interpretation; Schedules. When a reference is made in this Agreement to a Section or a Schedule, such reference shall be to a Section of, or a Schedule to, this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein shall mean such agreement, instrument or statute as from time to time amended, modified or supplemented. References to a Person are also to its permitted successors and assigns and, in the case of an individual, to his or her heirs and estate, as applicable.

Article II

Agreement to Provide and Receive Services

Section 2.1     Provision of Services.

(a)               On the terms and subject to the conditions contained herein, New IAC shall provide, or shall cause the other members of the New IAC Group (such members of the New IAC Group, together with New IAC, collectively referred to as the “IAC Providers”) to provide, to New Match (or another member of the New Match Group designated by New Match) the services listed on Schedule A (the “IAC Services”). On the terms and subject to the conditions contained herein, New Match shall provide, or shall cause the other members of the New Match Group (such members of the New Match Group, together with New Match, collectively referred to as the “Match Providers” and, together with the IAC Providers, the “Providers”) to provide, to New IAC (or another member of the New IAC Group designated by New IAC) the services listed on Schedule B (the “Match Services” and, together with the IAC Services and any Omitted Services added to Schedule A or Schedule B pursuant to paragraph (b) below, the “Services”).

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(b)               In the event that New Match or New IAC desires to have the applicable Provider provide services that are not set out on Schedule A or Schedule B (as applicable) (other than because it was specifically agreed that such services would not be provided under this Agreement) but were provided by such Provider to the Match Business or the IAC Business (as applicable) during the Reference Period (“Omitted Services”), and such Recipient requests, within ninety (90) days following the Closing Date, that such Provider provide such Omitted Services, the Parties shall negotiate in good faith to attempt to reach mutually agreed terms for the provision of such Omitted Service. If agreement is reached, the Parties shall promptly enter into an amendment to this Agreement amending Schedule A or Schedule B (as applicable) to reflect such Omitted Service and such Omitted Service shall be deemed to be part of this Agreement and the Services from and after the date of such amendment.

(c)               Each Service shall be provided to a Recipient in exchange for the fee set forth on Schedule A or Schedule B (as applicable) with respect to such Service (a “Fee”), which Fee shall be equal to the Provider’s calculation, based upon commercially reasonable metrics, of the actual cost, without mark-up, of providing the Service to the Match Business or the IAC Business (as applicable). Except to the extent included in the Fees or as otherwise set forth in Schedule A or Schedule B (as applicable), Recipient shall reimburse Provider for any reasonable incremental and documented out-of-pocket expenses incurred by Provider’s personnel in connection with performing the Services. Except as set forth in Schedule A or Schedule B (as applicable), for any Service where the Fee for the Services is expressed as a specified dollar amount per month, if such Services are provided for only a portion of the month, including as a result of circumstances described in Section 3.1(a) or Article V, the Fees for such Services shall be prorated to reflect the number of days such Services were actually provided during such month on the basis of a thirty (30)-day month. Notwithstanding the foregoing, neither New Match nor any of its Subsidiaries shall be required to compensate or reimburse any IAC Provider for any services rendered hereunder in connection with any matters (including return preparation, audit and participation in administrative or judicial proceedings) related to Taxes for which New IAC is responsible under the Tax Matters Agreement.

(d)               Each Recipient and Provider providing Services to it hereunder will use good-faith efforts to reasonably cooperate with each other in all matters relating to the provision and receipt of Services. Such cooperation shall include obtaining all consents, licenses or approvals necessary to permit each such Party to perform its obligations with respect to the other Party; provided, however, under no circumstances shall any Provider be required to make any payments (other than de minimis costs and expenses) to any third party in respect of any such consents, licenses or approvals. If, with respect to a Service, the Parties, despite their efforts, are unable to obtain such required consents, licenses or approvals, Provider will use commercially reasonable efforts to perform the Service in a manner that does not require such consent, license or approval.

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Section 2.2     Shared Contracts.

(a)               For the term of this Agreement, with respect to any Contract set forth on Schedule C (the “Shared Contracts”), the Parties agree to cause, subject to Section 2.1(d), the applicable members of the New IAC Group and the applicable members of the New Match Group to, to the extent reasonably requested by New Match or New IAC, respectively, to use commercially reasonable efforts to (i) cause the applicable third party counterparty thereto to enter into one or more replacement Contracts that would allow the applicable members of the New IAC Group and applicable members of the New Match Group to obtain substantially similar benefits and have substantially similar obligations as under such Shared Contract or (ii) seek to divide or otherwise amend any such Shared Contract in a manner that would allow the party that is not party to such Shared Contract to continue to obtain the benefits of and have the obligations under such Shared Contract (including by working with the applicable third party or third parties to such Contracts to accomplish the foregoing).

(b)               The Parties agree to take the actions specified in Schedule D with respect to the Contract set forth therein.

Section 2.3     Access. Each Party shall make available on a timely basis to the other Party all information and materials reasonably requested by the other Party to the extent reasonably necessary for the purposes of providing and receiving the Services. No Provider shall be liable for any delay or deficiency in the Services to the extent caused by the failure of such information or materials to be provided on a timely basis or inaccuracy or deficiency in such information or materials. A Recipient shall, upon reasonable notice, give the applicable Provider reasonable access, during regular business hours and at such other times as are reasonably required, to the relevant premises to the extent reasonably necessary for the purposes of providing Services.

Section 2.4     Books and Records. Each Party shall keep customary books and records of the Services provided. Upon Recipient’s reasonable request, each Provider shall make such books and records and documentation (in each case, solely to the extent relating to the Services provided to the applicable Recipient) available to an independent third party auditor of the such Recipient’s choosing and at such Recipient’s sole expense (i) upon reasonable prior written notice, during normal business hours, (ii) subject to the internal policies and procedures of the Provider generally applicable to third party auditors and other reasonably imposed security procedures and limitations and (iii) subject to compliance with the confidentiality obligations of the Parties under this Agreement and the Transaction Agreement. In recognition that audits are disruptive and should be avoided if possible, such independent third party audits shall be performed (x) in a manner that will not unreasonably interfere with the normal business operations of the Provider and otherwise with a minimum of disruption by such independent third party and (y) no more than once for each given Service.

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Article III

Services; Payment; Independent Contractor

Section 3.1     Service Quality.

(a)               Unless otherwise agreed in writing by the Parties, Provider shall provide Services and, with respect to Services provided by third parties, shall use its commercially reasonable efforts to cause such Services to be provided, in a manner and quality that are consistent with the provision of such Services or other similar services to the IAC Business and the Match Business during the Reference Period, and in any event in compliance with applicable Law. Without limiting a Provider’s obligation to correct or reperform under Section 6.5, if the quality or performance of any Service provided by a Provider hereunder falls materially below the standard required by this Section 3.1(a), such substandard quality or performance shall be addressed through the dispute resolution process set forth in Article XII of the Transaction Agreement.

(b)               Each Recipient acknowledges that the applicable Provider is not in the business of providing the Services and is providing the Services to such Recipient solely for the purpose of facilitating the transactions contemplated by the Transaction Agreement. Each Provider shall act under this Agreement solely as an independent contractor and not as an agent, employee or joint venture counterparty of any Recipient. All employees and representatives providing the Services shall be under the direction, control and supervision of the applicable Provider (and not of the applicable Recipient), and such Provider shall have the sole right to exercise all authority with respect to such employees and representatives and in no event shall such employees and representatives be deemed to be employees or agents of such Recipient.

(c)               EXCEPT AS EXPRESSLY SET FORTH HEREIN, NO PROVIDER MAKES ANY OTHER REPRESENTATIONS, STATEMENTS, COVENANTS OR WARRANTIES WITH RESPECT TO THE SERVICES, WHETHER EXPRESS OR IMPLIED, AND ALL IMPLIED WARRANTIES, INCLUDING THOSE RELATING TO MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY DISCLAIMED.

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Section 3.2     Payment. Invoices shall be delivered within [●] Business Days after the end of each month by a Provider to the applicable Recipient for Services delivered during such month and for any other sums payable under Sections 2.1(c), 2.1(d), 3.3 and 7.3. Each such invoice shall set forth a brief description of such Services, the allocation of personnel costs related to providing such Services and the amounts charged therefor. Except as the applicable Provider and Recipient may agree or as set forth on Schedule A, Schedule B, or Schedule D, as applicable, unless subject to dispute in accordance with the last sentence of this Section 3.2, each invoice shall be payable in immediately available funds thirty (30) days after the date thereof. Any amount not paid within such thirty (30)-day period shall be subject to late charges, after Provider has provided written notice of late payment and Recipient has not cured such late payment within three (3) Business Days of such written notice, at the rate of prime rate (as published in The Wall Street Journal as of the date of payment) plus two percent (2%) (or the maximum legal rate, whichever is lower) from the due date until paid. All payments under this Agreement shall be made by electronic funds transfer of immediately available funds to the bank account specified by the Party receiving the payment. Recipient may dispute any material errors set forth in such invoice, and the Parties agree to work in good faith to resolve any such disputes for at least ten (10) Business Days, and if the Parties are not able to resolve such dispute within such ten (10)-Business Day period, it shall be resolved in accordance with the dispute resolution process set forth in Article XII of the Transaction Agreement.

Section 3.3     Sales Taxes. Any federal, state, local or foreign sales, use, value added, goods and services, or other similar Taxes sustained, incurred, or levied with respect to the sale, performance, provision or delivery of Services (“Sales Taxes”) shall be payable by a Recipient to a Provider in accordance with Section 3.2. The amounts set forth for each Service on Schedule A or Schedule B (as applicable) do not include Sales Taxes, and such Taxes shall be separately stated on the relevant invoice to Recipient. Each Provider shall be solely responsible for payment of all such Sales Taxes to the applicable Governmental Authority on Services provided by such Provider. Each Provider shall timely prepare and file all Tax returns required to be filed by it with any Governmental Authority with respect to such Sales Taxes and, in the case of value-added taxes, timely provide Recipient with valid value-added tax invoices in accordance with applicable Law. Notwithstanding the foregoing, no Recipient shall be obligated to pay Sales Taxes to the extent that such Recipient has provided valid exemption certificates or other applicable documentation that would eliminate or reduce the obligation to collect or pay such Sales Taxes.

Section 3.4     Uses of Services. No Recipient shall resell any Services to any Person whatsoever or permit the use of the Services by any Person other than in connection with such Recipient’s operation of its business substantially as conducted during the Reference Period.

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Section 3.5     No Violation of Laws. Neither Provider nor any third-party service provider shall be required to provide all or any part of any particular Service to the extent that providing such Service, would require Provider to violate any applicable Laws.

Section 3.6     Provision of Services. With respect to any Service, a Provider may, upon ten (10) Business Days’ prior written notice to the applicable Recipient and upon such Recipient’s prior written consent, which shall not be unreasonably withheld or delayed, (i) outsource such Service to a third-party provider; (ii) in-source such Service being provided by a third-party provider; (iii) replace a third-party provider of such Service with a new third-party provider; or (iv) terminate or renegotiate the material terms of an agreement pursuant to which a third-party provider shall provide such Service; provided, that (x) the terms (including pricing) pursuant to which such Service will be provided shall be on terms no less favorable to the Recipient than those set forth in Schedule A or Schedule B (as applicable) and (y) with respect to clauses (i) and (iii), (A) such third party is in the business of providing such Service, (B) such Provider shall remain liable for the performance by such third party of all of its obligations hereunder with respect to such Service, and (C) such Provider shall notify each third-party provider performing any Service for the Recipient of the confidentiality restrictions set forth herein and shall cause such third-party provider to comply with confidentiality restrictions at least as stringent as those set forth herein.

Article IV

 Term of Services

Section 4.1     Term. The provision of each Service shall commence on the Closing Date and shall terminate on the last day that such Service, as set forth in Schedule A or Schedule B, is required to be provided (the period for which any Service is provided, including any extensions of the time period for the provision of such Service that may be agreed by the Parties hereto in writing consistent with Section 4.2, the “Term”), but in no event beyond twelve (12) months from the Closing Date; provided, that a Recipient may cancel any Service upon sixty (60) days’ prior written notice of cancellation; and provided, further, that, a Provider may (i) immediately terminate any individual Service provided to a Recipient in the event that the Recipient fails to make payments for such Service under Section 3.2 and has not cured such failure within thirty (30) days of written notice of such failure from the applicable Provider, or (ii) upon sixty (60) days written notice, terminate any Service provided to a Recipient at such time as the Provider no longer provides the same Service to itself for its own account; and provided, further, that, (x) Provider may not terminate the Contract set forth in Schedule D pursuant to the immediately foregoing clause (ii), (y) during the 60 day period prior to any termination pursuant to the foregoing clause (ii) with respect to a Service provided pursuant to a Contract with a third party, Provider agrees, upon the reasonable request of Recipient, to use commercially reasonable efforts to assist the Recipient with obtaining such underlying Service from such third party directly and (z) New Match may terminate any Service provided by an employee specified on Schedule B immediately upon such employee’s termination, resignation or death or disability. Upon termination of any Service pursuant to this Article IV, a Recipient’s obligation to pay Provider for such Service shall cease except (i) as set forth in Section 7.3, and (ii) that, to the extent that the Service is terminated before the end of the Service term, Recipient shall pay for (A) any liability or costs contracted for by Provider with third parties on behalf of Recipient in connection with such Service, and (B) any reasonable and documented out-of-pocket “wind-down costs” incurred by Provider resulting from such early termination, provided, however, that any such costs described in clauses (A) and (B) that are not set forth on Schedule A or Schedule B as applicable shall be made known by Provider to Recipient at Recipient’s request.

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Section 4.2     Term Extensions. To the extent a Recipient requires an extension to the Term of any Service outlined in Schedule A or Schedule B, such Recipient may, with at least thirty (30) days’ written notice to the applicable Provider prior to the end of the Term of such Service as set forth in Schedule A or Schedule B, extend the Term of such Service (x) for up to three (3) months or (y) as set forth in the Schedule A or Schedule B hereto, in each case, without additional cost (other than the fees that are to be charged for such Service pursuant to this Agreement during the extended term). Any terms, conditions or costs or fees to be paid by the Recipient for Services provided during an extended term will be on terms mutually acceptable to such Provider and Recipient. Unless the Parties mutually agree in writing, the full Term of any Service, as extended pursuant to this Section 4.2, shall not extend beyond twelve (12) months from the Closing Date.

Article V

Force Majeure

Section 5.1     Force Majeure Event. Neither Party shall be liable for any interruption, delay or failure to perform any obligation under this Agreement resulting from causes beyond its reasonable control (or beyond the reasonable control of any Person acting on its behalf), including any strikes, lockouts, acts of any government, riot, insurrection or other hostilities, acts of the public enemy or terrorism, embargo, fuel or energy shortage, fire, flood, earthquake, tsunami, or acts of God (any such event, a “Force Majeure Event”). In the event of a Force Majeure Event, each Party’s affected obligations hereunder shall be postponed for such time as its performance is suspended or delayed on account thereof. No Fees shall be incurred by a Recipient for Services that are suspended or delayed for the duration of such suspension or delay. A Recipient shall have the right, but not the obligation, to obtain replacement services for the duration of the Force Majeure Event from a third-party provider at its own cost.

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Section 5.2     Consequences of Force Majeure Event. A Provider shall notify the applicable Recipient upon learning of the occurrence of a Force Majeure Event. If the Force Majeure Event affects the provision of Services by such Provider hereunder, at the option of such Recipient, the Term of any affected Service shall be tolled until such Service is resumed in accordance with the standards set forth on Section 3.1(a). Upon the cessation of the Force Majeure Event, such Provider shall use commercially reasonable efforts to resume its performance of any affected Service in accordance with the standards set forth in Section 3.1(a) with the least possible delay. If any Service is interrupted or suspended for more than thirty (30) consecutive days, a Recipient may immediately terminate the affected Service, in whole or in part, upon written notice to the applicable Provider.

Article VI

Limitation of Liability; Indemnification

Section 6.1     Consequential and Other Damages. In no event shall either New Match or New IAC, or any of the members of the New Match Group or New IAC Group, or any of its or their shareholders, owners, officers, directors, employees, agents or representatives, be liable, whether in contract, in tort (including negligence and strict liability), breach of warranty or otherwise, for any special, indirect, incidental, punitive, exemplary, consequential or similar damages which in any way arise out of, relate to, or are a consequence of, its performance or nonperformance hereunder, or the provision of or failure to provide any Service hereunder, including with respect to loss of profits, business interruptions or claims of customers.

Section 6.2     Limitation of Liability. Except to the extent arising from such Party’s gross negligence or willful misconduct, in no event shall the aggregate damages for which each Party shall be liable in connection with or as a result of this Agreement or the Services exceed the aggregate amount of Fees paid or to be paid to such Party as a Provider under this Agreement with regard to those Services giving rise to such liability (or, in the event of a breach of the Agreement as a whole, with regard to all Services on Schedule A or Schedule B (as applicable)), with such amount to be calculated as of the end of the applicable Terms of such Services.

Section 6.3     Indemnity.

(a)               Subject to the limitations set forth in Section 6.1 and Section 6.2, New IAC shall indemnify, defend and hold harmless New Match and the other applicable members of the New Match Group from and against all Liabilities incurred by New Match and such other applicable members of the New Match Group arising out of or resulting from (i) any material breach or default in performance by New IAC of any obligation under this Agreement or (ii) the gross negligence or willful misconduct of New IAC, any of the other members of the New IAC Group or their respective employees, directors, officers or agents in connection with the performance of the Services to be performed by such party hereunder or in connection with the receipt of the Services to be received by such party hereunder.

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(b)               Subject to the limitations set forth in Section 6.1 and Section 6.2, New Match shall indemnify, defend and hold harmless New IAC and the other applicable members of the New IAC Group from and against all Liabilities incurred by New IAC and such other members of the New IAC Group arising out of or resulting from (i) any material breach or default in performance by New Match of any obligation under this Agreement or (ii) the gross negligence or willful misconduct of New Match, any of the other members of the New Match Group or their respective employees, directors, officers, agents in connection with the performance of the Services to be performed by such party hereunder or in connection with the receipt of the Services to be received by such party hereunder.

Section 6.4     Notice of Claims. Notice of any claim under this Article VI must be delivered in writing and received by the Party allegedly liable therefor within one hundred and eighty (180) days after the date of the action, service or event which gave rise to the claim or be forever barred. Such claim must describe the action or service and situation giving rise to the claim in reasonable detail and specify the amount of the Liabilities claimed. Any action based on any such claim must be commenced within one year of such date of expiration or earlier termination, or be forever barred.

Section 6.5     Indemnification Procedures. The indemnification procedures set forth in Sections 10.04 through 10.08 of the Transaction Agreement shall apply to indemnification claims under this Agreement mutatis mutandis.

Section 6.6     Obligation to Correct or Reperform. In the event of any breach of this Agreement by a Provider resulting from any error or defect in providing any Service, such Provider shall, at Recipient’s request and without the payment of any further Fees by the Recipient, use its commercially reasonable efforts to correct, or cause to be corrected, such error or defect in all material respects, or reperform, or cause to be reperformed, such Service in all material respects, as promptly as practicable.

Article VII

Termination

Section 7.1     Termination. This Agreement and the obligation to provide the Services contemplated hereunder shall terminate on the latest to occur of (a) the date on which no Services are required to be provided as indicated on Schedule A and Schedule B, (b) the date the Contract set forth on Schedule D has been terminated or expires and (c) the date on which this Agreement is terminated in whole pursuant to Section 7.2; provided that, in each case, no such termination shall relieve any Party of any liability for any breach of any provision of this Agreement prior to the date of such termination.

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Section 7.2     Breach of Agreement. Subject to Article VI, and without limiting a Party’s obligations under Section 4.1, if either Party shall cause or suffer to exist any material breach of any of its obligations under this Agreement, including, but not limited to, any failure to perform any Service (except to the extent excused pursuant to Article V) or to make undisputed payments when due (and, upon resolution of any disputed amounts in accordance with the dispute resolution process set forth in Article XII of the Transaction Agreement) in accordance with Section 3.2, and such Party does not cure such breach within thirty (30) days after receiving written notice thereof from the non-breaching Party , the non-breaching Party may terminate this Agreement, in whole or in part, including the provision of Services pursuant hereto, immediately by providing written notice of termination. In addition, either Party may terminate this Agreement, effective immediately upon written notice, if the other Party commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar Law now or hereafter in effect or seeks the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or makes a general assignment for the benefit of creditors or takes any corporate action to authorize any of the foregoing.

Section 7.3     Sums Due; Effect of Termination. In the event of a termination of this Agreement, each Provider shall be entitled to the immediate payment of, and such Recipient shall within three (3) business days, pay to such Provider, all undisputed accrued amounts for Services, Sales Taxes and other amounts due from such Recipient to such Provider under this Agreement as of the date of termination and, upon resolution of any disputed amounts in accordance with Section 3.2 and, if applicable, Article XII of the Transaction Agreement, such disputed amounts. In the event of a termination of this Agreement or any Services, each Party shall promptly (i) return to the other Party any of the other Party’s equipment and return or use commercially reasonable efforts to destroy materials containing the other Party’s Information, in each case, to the extent such equipment or materials are in such Party’s possession or control and that are not required for use in connection with any non-terminated Services and (ii) assist with the transfer of records and migration of historical data in connection with the transition of any terminated Service from the hardware, software, network and telecommunications equipment and internet-related information technology infrastructure of such Party to such equipment and infrastructure of the other Party. Any costs and expenses incurred by a Provider in connection with the implementation of any such transfer shall be borne by the applicable Recipient.

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Section 7.4     Survival. Upon termination of any Service in accordance with this Agreement, Provider shall have no further obligation to provide such terminated Service. Notwithstanding anything herein to the contrary, Section 1.1, Articles VI and VIII and Section 7.3 and this Section 7.4 shall survive any termination of this Agreement.

Article VIII

Miscellaneous

Section 8.1     Ownership of Intellectual Property and Work Product.

(a)               Except as otherwise expressly provided in this Agreement or the Transaction Agreement, each of the Parties and their respective Affiliates shall retain all right, title and interest in and to their respective Intellectual Property and any and all improvements, modifications, derivative works, additions or enhancements thereof. No license or right, express or implied, is granted under this Agreement by either Party or such Party’s Affiliates in or to their respective Intellectual Property, except that, solely to the extent required for the provision or receipt of the Services in accordance with this Agreement, each Party (“Licensor”), for itself and on behalf of its Affiliates, hereby grants to the other (“Licensee”) (and the Licensee’s Affiliates) a non-exclusive, revocable (solely as expressly provided in this Agreement), non-transferable, non-sublicensable (except to third parties as required for the provision or receipt of Services, but not for their own independent use), royalty-free, worldwide license during the term of this Agreement to use such Intellectual Property of the Licensor in connection with this Agreement, but only to the extent and for the duration necessary for the Licensee to provide or receive the applicable Service under this Agreement. Upon the expiration of such term, or the earlier termination of such Service in accordance with this Agreement, the license to the relevant Intellectual Property shall terminate; provided, that all licenses granted hereunder shall terminate immediately upon the expiration or earlier termination of this Agreement in accordance with the terms hereof. Upon the expiration or termination of this Agreement or an applicable Service, the Licensee shall cease use of the Licensor’s Intellectual Property and shall return or destroy at the Licensor’s request all Information or embodiments of Intellectual Property provided in connection with this Agreement. The foregoing license is subject to any licenses granted by others with respect to Intellectual Property not owned by the Parties or their respective Affiliates.

(b)               Each Provider acknowledges and agrees that it will acquire no right, title or interest (including any license rights or rights of use) to any work product resulting from the provision of Services hereunder for the Recipient’s exclusive use and such work product shall remain the exclusive property of the Recipient and (ii) each Recipient acknowledges and agrees that it will acquire no right, title or interest (other than a non-exclusive, worldwide right of use) to any work product resulting from the provision of Services hereunder that is not for the Recipient’s exclusive use and such work product shall remain the exclusive property, subject to license, of the Provider.

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Section 8.2     Incorporation of Transaction Agreement Provisions. Section 7.08 (Public Announcements), Section 11.08 (Confidentiality), Article XII (Dispute Resolution), 13.02 (Notices), Section 13.04 (Counterparts), Section 13.05 (Entire Agreement; Coordination), Section 13.06(a) (Construction), Section 13.06(c) (Construction), Section 13.07 (Signatures), Section 13.08 (Assignment), Section 13.09 (Third Party Beneficiaries), Section 13.11 (Governing Law; Jurisdiction), Section 13.13 (Severability), Section 13.14 (Waiver of Defaults; Conflicts) and Section 13.15 (Amendments) of the Transaction Agreement are incorporated by reference herein, mutatis mutandis.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized officer, in each case as of the date first above written.

IAC/INTERACTIVECORP

By:
Name:
Title:

IAC HOLDINGS, INC.

By:
Name:
Title:

[Signature Page to Transition Services Agreement]

Exhibit 13.03(a)

form of

Amended and Restated

EMPLOYEE MATTERS AGREEMENT

by and between

IAC/INTERACTIVECORP

and

Match Group, Inc.

and

IAC HOLDINGS, INC.

Dated as of

[●], 2020

TABLE OF CONTENTS

Page

ARTICLE I	DEFINITIONS	1

ARTICLE II	GENERAL PRINCIPLES	6
2.1	Employment of Match Employees	6
2.2	Assumption and Retention of Liabilities; Related Assets	6
2.3	Match Participation in IAC Benefit Plans	7
2.4	Commercially Reasonable Efforts	7
2.5	Regulatory Compliance	7

ARTICLE III	401(K) Plan Matters	7

ARTICLE IV	HEALTH AND WELFARE PLANS	8
4.1	H&W Continuation Period	8
4.2	Establishment of Health and Welfare Plans	9
4.3	Retention of Sponsorship and Liabilities	10
4.4	Flexible Benefit Plan	10
4.5	Workers’ Compensation Liabilities	11
4.6	Payroll Taxes and Reporting of Compensation	11

ARTICLE V	EXECUTIVE BENEFITS AND OTHER BENEFITS	11
5.1	Assumption of Obligations	11
5.2	Severance	11
5.3	Certain Equity Award Matters	12

ARTICLE VI	EQUITY AWARD ADJUSTMENTS	12
6.1	IAC Long-Term Incentive Plans	12
	(a) Currently Outstanding IAC Options	12
	(b) Newly Granted IAC Options	13
	(c) IAC RSU Awards	13
	(d) Foreign Grants/Awards	14
6.2	Match Long-Term Incentive Plans	14
6.3	Miscellaneous Option and Other Award Terms	14
6.4	Waiting Period for Exercisability of Options and Grant of Options and RSU Awards	15

ARTICLE VII	GENERAL AND ADMINISTRATIVE	15
7.1	Sharing of Participant Information	15
7.2	Reasonable Efforts/Cooperation	15
7.3	No Third-Party Beneficiaries	15
7.4	Audit Rights With Respect to Information Provided	16
7.5	Fiduciary Matters	16
7.6	Consent of Third Parties	16

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ARTICLE VIII	MISCELLANEOUS	17
8.1	Effectiveness	17
8.2	Effect If Mandatory Exchange Effective Time Does Not Occur	17
8.3	Relationship of Parties	17
8.4	Affiliates	17
8.5	Notices	17
8.6	Incorporation of Transaction Agreement Provisions	18

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Amended and restated

EMPLOYEE MATTERS AGREEMENT

This Amended and Restated Employee Matters Agreement, dated as of [●], 2020, entered into by and between IAC/InterActiveCorp, a Delaware corporation, Match Group, Inc., a Delaware corporation, and IAC Holdings, Inc., a Delaware corporation (“New IAC”), amends and restates the Employee Matters Agreement, by and between IAC and Match, dated as of November 24, 2015, as amended effective as of April 13, 2016 (“Prior EMA”).

RECITALS:

WHEREAS, IAC and Match entered into the Prior EMA in connection with the initial public offering of Match.

WHEREAS, IAC, New IAC, Valentine Merger Sub LLC, a Delaware limited liability company and a wholly owned Subsidiary of IAC (“New Match Merger Sub”) and Match have entered into a Transaction Agreement pursuant to which the Parties have set out the terms on which, and the conditions subject to which, they wish to implement the Separation Transactions (as defined in the Transaction Agreement) (such agreement, as amended, restated or modified from time to time, the “Transaction Agreement”).

WHEREAS, in connection therewith, IAC, New IAC and Match have agreed to enter into this Agreement to amend and restate the Prior EMA and to allocate between them assets, liabilities and responsibilities with respect to certain employee compensation, pension and benefit plans, programs and arrangements and certain employment matters.

WHEREAS, this Agreement shall become effective immediately prior to the Mandatory Exchange Effective Time and shall supersede the Prior EMA at such time, subject to the consummation of the Separation Transactions.

NOW THEREFORE, in consideration of the mutual agreements, covenants and other provisions set forth in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Unless otherwise defined in this Agreement, capitalized words and expressions and variations thereof used in this Agreement have the meanings set forth below. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Transaction Agreement.

1.1              “Affiliate” has the meaning given that term in the Transaction Agreement.

1.2              “Agreement” means this Amended and Restated Employee Matters Agreement, including all the Schedules hereto.

1.3              “Ancillary Agreements” has the meaning given that term in the Transaction Agreement.

1.4              “Approved Leave of Absence” means an absence from active service pursuant to an approved leave policy with a guaranteed right of reinstatement.

1.5              “Auditing Party” has the meaning set forth in Section 7.4(a).

1.6              “Benefits Participation End Date” means December 31, 2020 or such earlier date as Match shall identify to IAC upon at least 120 days’ advance written notice.

1.7              “Benefit Plan” means, with respect to an entity or any of its Subsidiaries, (a) each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and all other employee benefits arrangements, policies or payroll practices (including, without limitation, severance pay, sick leave, vacation pay, salary continuation, disability, retirement, deferred compensation, bonus, stock option or other equity-based compensation, hospitalization, medical insurance or life insurance) sponsored or maintained by such entity or by any of its Subsidiaries (or to which such entity or any of its Subsidiaries contributes or is required to contribute) and (b) all “employee pension benefit plans” (as defined in Section 3(2) of ERISA), occupational pension plan or arrangement or other pension arrangements sponsored, maintained or contributed to by such entity or any of its Subsidiaries (or to which such entity or any of its Subsidiaries contributes or is required to contribute). For the avoidance of doubt, “Benefit Plans” includes Health and Welfare Plans and Executive Benefit Plans. When immediately preceded by “IAC,” Benefit Plan means any Benefit Plan sponsored, maintained or contributed to by IAC or an IAC Entity or any Benefit Plan with respect to which IAC or an IAC Entity is a party. When immediately preceded by “Match,” Benefit Plan means any Benefit Plan sponsored, maintained or contributed to by Match or any Match Entity or any Benefit Plan with respect to which Match or a Match Entity is a party.

1.8              “Code” means the Internal Revenue Code of 1986, as amended, or any successor federal income tax law. Reference to a specific Code provision also includes any proposed, temporary or final regulation in force under that provision.

1.9              “ERISA” means the Employee Retirement Income Security Act of 1974, as amended. Reference to a specific provision of ERISA also includes any proposed, temporary or final regulation in force under that provision.

1.10          “Former IAC Employee” means (a) any individual who as of immediately prior to the Mandatory Exchange Effective Time is a former employee of the IAC Group or the Match Group, and whose last employment with the IAC Group or Match Group was with an IAC Entity, or (b) any individual who is an IAC Employee as of immediately prior to the Mandatory Exchange Effective Time who ceases to be an employee of the IAC Group following the Mandatory Exchange Effective Time.

1.11          “Former Match Employee” means (a) any individual who as of immediately prior to the Mandatory Exchange Effective Time is a former employee of the IAC Group or the Match Group, and whose last employment with the IAC Group or Match Group was with a Match Entity, or (b) any individual who is a Match Employee as of immediately prior to the Mandatory Exchange Effective Time who ceases to be an employee of the Match Group following the Mandatory Exchange Effective Time.

1.12          “Health and Welfare Plans” means any plan, fund or program which was established or is maintained for the purpose of providing for its participants or their beneficiaries, through the purchase of insurance or otherwise, medical (including PPO, EPO and HDHP coverages), dental, prescription, vision, short-term disability, long-term disability, life and AD&D, employee assistance, group legal services, wellness, cafeteria (including premium payment, health flexible spending account and dependent care flexible spending account components), travel reimbursement, transportation, or other benefits in the event of sickness, accident, disability, death or unemployment, or vacation benefits, apprenticeship or other training programs or day care centers, scholarship funds, or prepaid legal services, including any such plan, fund or program as defined in Section 3(1) of ERISA.

1.13          “IAC” means, (a) during any period (or portion thereof) ending on or prior to the Mandatory Exchange Effective Time, IAC/InterActiveCorp, a Delaware corporation, and (b) from and after the Mandatory Exchange Effective Time, New IAC.

1.14          “IAC 401(k) Plan” means the InterActiveCorp Retirement Savings Plan as in effect as of the time relevant to the applicable provision of this Agreement.

1.15          “IAC Common Stock” means, (a) during the period prior to the Mandatory Exchange Effective Time, shares of common stock, $0.001 par value per share, of IAC, and (b) from and after the Mandatory Exchange Effective Time, shares of common stock, $0.001 par value per share, of New IAC.

1.16          “IAC Disclosure Letter” has the meaning set forth in the Transaction Agreement.

1.17          “IAC Employee” means (a) any individual who, immediately prior to the Mandatory Exchange Effective Time, is either actively employed by, or then on Approved Leave of Absence from, any IAC Entity, and (b) any individual who becomes an employee of any IAC Entity after the Mandatory Exchange Effective Time.

1.18          “IAC Entities” has the meaning set forth in the Transaction Agreement.

1.19          “IAC Executive Benefit Plans” means the executive benefit and nonqualified plans, programs, agreements, and arrangements established, sponsored, maintained, or agreed upon, by any IAC Entity for the benefit of employees and former employees of any IAC Entity. For the avoidance of doubt, the term “IAC Executive Benefit Plans” shall not include any Health and Welfare Plans or the IAC Long-Term Incentive Plans.

1.20          “IAC Flexible Benefit Plan” means the flexible benefit plan maintained by IAC as in effect as of the time relevant to the applicable provision of this Agreement.

1.21          “IAC Incentive Plans” means any of the annual or short term incentive plans of IAC, all as in effect as of the time relevant to the applicable provisions of this Agreement.

1.22          “IAC Long-Term Incentive Plans” means any of the IAC/InterActiveCorp 2018 Stock and Annual Incentive Plan, the IAC/InterActiveCorp 2013 Stock and Annual Incentive Plan, the IAC/InterActiveCorp 2008 Stock and Annual Incentive Plan, or the IAC/InterActiveCorp 2005 Stock and Annual Incentive Plan, each as in effect as of the time relevant to the applicable provisions of this Agreement.

1.23          “IAC Post-Separation Value” means the closing per share price of New IAC Common Stock (as defined in the Transaction Agreement) trading in the “when issued market” as listed on the NASDAQ as of 4:00 P.M. New York City time on the last full trading day preceding the date on which the Mandatory Exchange Effective Time occurs.

1.24          “IAC Pre-Separation Value” means the closing per share price of IAC Common Stock (as defined in the Transaction Agreement) as listed on the NASDAQ as of 4:00 P.M. New York City time on the last full trading day preceding the date on which the Mandatory Exchange Effective Time occurs.

1.25          “IAC Ratio” means (a) the IAC Pre-Separation Value divided by (b) IAC Post-Separation Value.

1.26          “Liability” has the meaning given that term in the Transaction Agreement.

1.27          “Match” means, (a) during any period (or portion thereof) ending on or prior to the Mandatory Exchange Effective Time, Match Group, Inc., a Delaware corporation, and (b) from and after the Mandatory Exchange Effective Time, the corporate entity known, immediately prior to the Mandatory Exchange Effective Time, as IAC/InterActiveCorp, a Delaware corporation.

1.28          “Match 401(k) Plan Trust” means a trust relating to the Match 401(k) Plan intended to qualify under Section 401(a) and be exempt under Section 501(a) of the Code.

1.29          “Match 401(k) Plan” means a 401(k) plan established by Match.

1.30          “Match Common Stock” means, (a) during the period prior to the Mandatory Exchange Effective Time, shares of common stock, $0.001 par value per share, of Match, and (b) from and after the Mandatory Exchange Effective Time, New Match Common Stock, as defined in the Transaction Agreement.

1.31          “Match Employee” means (a) any individual who, immediately prior to the Mandatory Exchange Effective Time, is either actively employed by, or then on Approved Leave of Absence from, a Match Entity, and (b) any individual who becomes an employee of any Match Entity from and after the Mandatory Exchange Effective Time.

1.32          “Match Entities” has the meaning set forth in the Transaction Agreement.

1.33          “Match Executive Benefit Plans” means the executive benefit and nonqualified plans, programs, and arrangements established, sponsored, maintained, or agreed upon, by any Match Entity for the benefit of employees and former employees of any Match Entity. For the avoidance of doubt, the term “Match Executive Benefit Plans” shall not include any Health and Welfare Plans or the Match Long-Term Incentive Plans.

1.34          “Match Long-Term Incentive Plans” means any of the IAC/InterActiveCorp 2020 Stock and Annual Incentive Plan (as defined in the Transaction Agreement), the Match Group, Inc. 2017 Stock and Annual Incentive Plan or the Match Group, Inc. 2015 Stock and Annual Incentive Plan, each as in effect as of the time relevant to the applicable provisions of this Agreement.

1.35          “Match Post-Separation Value” shall equal:

(A minus B) divided by C

where

“A” equals the IAC Pre-Separation Value

“B” equals the IAC Post-Separation Value

“C” equals the Reclassification Exchange Ratio

1.36          “Match Ratio” means (a) the IAC Pre-Separation Value divided by (b) Match Post-Separation Value.

1.37          “Medical Plan” when immediately preceded by “IAC,” means the Benefit Plan under which medical benefits are provided to IAC Employees established and maintained by IAC. When immediately preceded by “Match,” Medical Plan means the Benefit Plan under which medical benefits are provided to Match Employees to be established by Match pursuant to Article IV.

1.38          “New IAC” has the meaning set forth in the recitals.

1.39          “Non-parties” has the meaning set forth in Section 7.4(b).

1.40          “Option” when immediately preceded by “IAC” means an option (either nonqualified or incentive) to purchase shares of IAC Common Stock pursuant to an IAC Long-Term Incentive Plan. When immediately preceded by “Match,” Option means an option (either nonqualified or incentive) to purchase shares of Match Common Stock pursuant to a Match Long-Term Incentive Plan.

1.41          “Participating Company” means (a) IAC and (b) any other Person (other than an individual) that participates in a plan sponsored by any IAC Entity.

1.42          “Parties” means IAC, Match and New IAC, and “Party” means any of IAC, Match and New IAC.

1.43          “Person” has the meaning given that term in the Transaction Agreement.

1.44          “Reclassification Exchange Ratio” has the meaning given that term in the Transaction Agreement.

1.45          “RSU Award” (a) when immediately preceded by “IAC,” means an award of restricted stock units issued under an IAC Long-Term Incentive Plan representing a general unsecured promise by IAC to pay the value of shares of IAC Common Stock in cash or shares of IAC Common Stock and, (b) when immediately preceded by “Match,” means an award of restricted stock units issued under a Match Long-Term Incentive Plan representing a general unsecured promise by Match to pay the value of shares of Match Common Stock in cash or shares of Match Common Stock.

1.46          “Separation Transactions” has the meaning given that term in the Transaction Agreement.

1.47          “Subsidiary” has the meaning given that term in the Transaction Agreement.

1.48          “Transaction Agreement” has the meaning set forth in the recitals to this Agreement.

1.49          “U.S.” means the 50 United States of America and the District of Columbia.

ARTICLE II

GENERAL PRINCIPLES

2.1              Employment of Match Employees. All Match Employees shall continue to be employees of Match or another Match Entity, as the case may be, immediately after the Mandatory Exchange Effective Time. To the extent that any individual is both a Match Employee and an IAC Employee immediately prior to the Mandatory Exchange Effective Time, the Parties shall agree in writing whether such individual shall continue as solely a Match Employee, solely an IAC Employee or as a dual employee, and the rights and obligations in respect of such individual under this Agreement and the Transaction Agreement shall be allocated among the parties based on such agreement as to such employee’s status and, for a person continuing as a dual employee, as the Parties may otherwise agree in writing. Not later than the Mandatory Exchange Effective Time, the employment of all IAC Employees shall be transferred to an entity that will be a member of the New IAC Group following the Mandatory Exchange Effective Time.

2.2              Assumption and Retention of Liabilities; Related Assets.

(a)               As of the Mandatory Exchange Effective Time, except as expressly provided in this Agreement, the IAC Entities shall assume or retain and IAC hereby agrees to pay, perform, fulfill and discharge, in due course in full (i) all Liabilities under all IAC Benefit Plans with respect to all IAC Employees, Former IAC Employees and their dependents and beneficiaries, (ii) all Liabilities with respect to the employment or termination of employment of all IAC Employees and Former IAC Employees, in each case to the extent arising in connection with or as a result of employment with or the performance of services to any IAC Entity, and (iii) any other Liabilities expressly assigned to IAC under this Agreement. All assets held in trust to fund the IAC Benefit Plans and all insurance policies funding the IAC Benefit Plans shall be New IAC Assets (as defined in the Transaction Agreement), except to the extent specifically provided otherwise in this Agreement.

(b)               From and after the Mandatory Exchange Effective Time, except as expressly provided in this Agreement, Match and the Match Entities shall assume or retain, as applicable, and Match hereby agrees to pay, perform, fulfill and discharge, in due course in full, (i) all Liabilities under all Match Benefit Plans, (ii) all Liabilities with respect to the employment or termination of employment of all Match Employees and Former Match Employees, in each case to the extent arising in connection with or as a result of employment with or the performance of services to any Match Entity, and (iii) any other Liabilities expressly assigned to Match or any Match Entity under this Agreement.

(c)               From and after the Mandatory Exchange Effective Time, IAC shall retain all rights and obligations that it had with respect to each of the IAC Subsidiary Equity Plans and the IAC/ANGI EMA (each as defined in Section 5.02(c) of the IAC Disclosure Letter) immediately prior to the Mandatory Exchange Effective Time.

2.3              Match Participation in IAC Benefit Plans. Except as otherwise expressly provided herein, effective as of the Mandatory Exchange Effective Time, Match and each other Match Entity shall cease to be a Participating Company in any IAC Benefit Plan, and IAC and Match shall take all necessary action to effectuate such cessation as a Participating Company.

2.4              Commercially Reasonable Efforts. IAC and Match shall use commercially reasonable efforts to (a) enter into any necessary agreements and adopt any necessary amendments to any applicable benefit plans to accomplish the assumptions and transfers contemplated by this Agreement; and (b) provide for the maintenance of the necessary participant records, the appointment of the trustees and the engagement of recordkeepers, investment managers, providers, insurers, and other third parties reasonably necessary to maintaining and administering the IAC Benefit Plans and the Match Benefit Plans.

2.5              Regulatory Compliance. IAC and Match shall, in connection with the actions taken pursuant to this Agreement, reasonably cooperate in making any and all appropriate filings required under the Code, ERISA and any applicable securities laws, implementing all appropriate communications with participants, transferring appropriate records and taking all such other actions as the requesting party may reasonably determine to be necessary or appropriate to implement the provisions of this Agreement in a timely manner.

ARTICLE III

401(K) Plan Matters

3.1              From November 24, 2015 and continuing until the Benefits Participation End Date, Match adopts, and shall participate in as an Adopting Employer (as defined in the IAC 401(k) Plan), the IAC 401(k) Plan for the benefit of Match Employees and Former Match Employees, and IAC consents to such adoption and maintenance, in accordance with the terms of the IAC 401(k) Plan. Each of the Parties agrees and acknowledges that until the Benefits Participation End Date, Match shall make timely direct contributions (including matching contributions) to the IAC 401(k) Plan on behalf of such Match participating employees in accordance with the terms of the IAC 401(k) Plan and in accordance with (and no less promptly than) the timing of contributions made by IAC prior to the Mandatory Exchange Effective Time.

3.2              Each of the Parties agrees that, within six months following the Mandatory Exchange Effective Time, the trustee of the IAC 401(k) Plan shall (a) sell all shares of Match Common Stock held in the accounts of IAC Employees and Former IAC Employees, and (b) sell all shares of IAC Common Stock held in the accounts of Match Employees and Former Match Employees.

3.3              On and after the Mandatory Exchange Effective Time and until the completion of the sales contemplated by Section 3.2, shares of Match Common Stock shall be held in a Match Common Stock Fund under the IAC 401(k) Plan and shares of IAC Common Stock shall be held in an IAC Common Stock Fund under the IAC 401(k) Plan. Following the Mandatory Exchange Effective Time, (a) IAC Employees and Former IAC Employees shall not be permitted to acquire shares of Match Common Stock under the IAC 401(k) Plan, and (b) Match Employees and Former Match Employees shall not be permitted to acquire shares of IAC Common Stock under the IAC 401(k) Plan.

3.4              Effective as of the date immediately following the Benefits Participation End Date, Match shall establish the Match 401(k) Plan and the Match 401(k) Plan Trust. As soon as practical following the establishment of the Match 401(k) Plan and the Match 401(k) Plan Trust, IAC shall cause the accounts of the Match Employees and Former Match Employees in the IAC 401(k) Plan to be transferred to the Match 401(k) Plan and the Match 401(k) Plan Trust in cash or such other assets as mutually agreed by IAC and Match, and Match shall cause the Match 401(k) Plan to assume and be solely responsible for all Liabilities under the IAC 401(k) Plan to or relating to Match Employees and Former Match Employees whose accounts are transferred from the IAC 401(k) Plan. IAC and Match agree to cooperate in making all appropriate filings and taking all reasonable actions required to implement the provisions of this Section 3.1; provided that Match acknowledges that it will be responsible for complying with any requirements and applying for any determination letters with respect to the Match 401(k) Plan.

3.5              IAC and Match shall each separately assume sole responsibility for ensuring that its respective savings plan(s) are maintained in compliance with applicable laws with respect to holding shares of their respective common stock and common stock of the other entity.

ARTICLE IV

HEALTH AND WELFARE PLANS

4.1              H&W Continuation Period.

(a)               IAC will cause the IAC Health and Welfare Plans in effect at the Mandatory Exchange Effective Time to provide coverage to Match Employees and Former Match Employees (and, in each case, their beneficiaries and dependents) from and after November 24, 2015 until the Benefits Participation End Date (such period, the “H&W Continuation Period”). Coverage following the Mandatory Exchange Effective Time shall be on the same basis as immediately prior to the Mandatory Exchange Effective Time and in accordance with the terms of IAC’s Health and Welfare Plans. Following the Mandatory Exchange Effective Time, Match shall pay to IAC fees in respect of IAC covering such Match Employees and Former Match Employees under the IAC Health and Welfare Plans, such fees to be based on the per-employee budgeted rates set forth on Schedule A to this Agreement. The fees contemplated by this Section 4.1(a) shall be payable in advance each month (i.e., not later than the first day of any month during which coverage applies) during the H&W Continuation Period and shall be based on the prior month’s enrollment, with appropriate, subsequent adjustments in each succeeding month to reflect actual enrollment, consistent with the practices in effect prior to the Mandatory Exchange Effective Time. In addition, Match shall be subject to the same policies with respect to “catch up” premium payments and “premium holidays” applicable to other IAC companies participating in the IAC H&W Plans, consistent with the practices in effect prior to the Mandatory Exchange Effective Time. In the event that Match fails to pay in a timely manner the fees contemplated by this Section 4.1(a), IAC shall have no obligation to continue, and may cease, to provide the coverage contemplated by this Section 4.1(a) to the Match Employees and Former Match Employees commencing on the fifteenth day that any such fees are past due.

(b)               Following each calendar year during the H&W Continuation Period, but not later than one hundred eighty days thereafter, IAC shall calculate in good faith the total costs and expenses of the IAC Health and Welfare Plans for such calendar year (including without limitation claims paid and costs and expenses associated with the administration of the IAC Health and Welfare Plans (as determined by IAC in its good faith discretion) and IAC’s good faith estimate of claims incurred in such calendar year but not reported (such estimate to be prepared based on historical claims reporting patterns and history) (the “Annual H&W Expenses”), and IAC promptly shall provide to Match the Annual H&W Expenses following such calculation. To the extent Annual H&W Expenses (i) exceed the aggregate fees paid by IAC and Match in respect of coverage during the applicable calendar year of IAC Employees and Former IAC Employees and Match Employees and Former Match Employees (the “Annual H&W Fees”), Match shall be required to pay to IAC by wire transfer its ratable portion (calculated on the basis of the number of Match Employees relative to the total number of IAC Employees and Match Employees taken together) of the fees deficit, and (ii) are less than the Annual H&W Expenses, IAC shall pay to Match its ratable portion (calculated on the basis of the number of Match Employees relative to the total number of IAC Employees and Match Employees taken together) of the excess fees collected, any such payments pursuant to clause (i) or clause (ii) to be made no later than July 15 following the applicable calendar year. Any calculations made by IAC pursuant to this Section 4.1(b) shall be final and binding upon Match and the calculations contemplated by this Section 4.1(b) shall be adjusted to take into account any calendar year in which participation by Match Employees and Former Match Employees in the IAC Health and Welfare Plans is for less than the full calendar year.

4.2              Establishment of Health and Welfare Plans.

(a)               Effective as of the date following the Benefits Participation End Date, Match shall adopt Health and Welfare Plans for the benefit of Match Employees and Former Match Employees, and Match shall be responsible for all Liabilities relating to, arising out of or resulting from health and welfare coverage or claims incurred by or on behalf of Match Employees and Former Match Employees or their covered dependents under the Match Health and Welfare Plans after the Benefits Participation End Date.

(b)               Notwithstanding anything to the contrary in this Section 4.2:

(i)                 with respect to any Match Employee who becomes entitled to receive long-term disability benefits under the terms of the IAC Health and Welfare Plans prior to the Benefits Participation End Date, such Match Employee shall continue to receive long-term disability benefits under the IAC Health and Welfare Plans after the Benefits Participation End Date in accordance with the terms of the IAC Health and Welfare Plans; and

(ii)              with respect to any Match Employee who is receiving short-term disability benefits under the IAC Health and Welfare Plans as of the Benefits Participation End Date, Match shall be responsible, as of the first day following the Benefits Participation End Date, for providing to such Match Employee short term disability benefits and long-term disability benefits under the Match Health and Welfare Plans.

4.3              Retention of Sponsorship and Liabilities. Following the Mandatory Exchange Effective Time, IAC shall retain:

(a)               sponsorship of all IAC Health and Welfare Plans and any trust or other funding arrangement established or maintained with respect to such plans, including any assets held as of the Mandatory Exchange Effective Time with respect to such plans; and

(b)               all Liabilities under the IAC Health and Welfare Plans, subject to the obligations of Match described in Section 4.1.

IAC shall not assume any Liability under any Match Health and Welfare Plan, and all such claims shall be satisfied pursuant to Section 4.2(a).

4.4              Flexible Benefit Plan. IAC will continue to maintain on behalf of Match Employees the health care reimbursement program, the transit and parking reimbursement program and the dependent care reimbursement program of the IAC Flexible Benefit Plan (all of such accounts, “IAC Flexible Benefit Plan”) for claims incurred on or prior to the Benefits Participation End Date on the same basis as immediately prior to the Mandatory Exchange Effective Time and in accordance with the terms of the IAC Flexible Benefit Plan. Following the Mandatory Exchange Effective Time, until such time as Match ceases to participate in the IAC Flexible Benefit Plan and has satisfied all of its obligations thereunder, Match shall pay to IAC the amounts claimed by Match Employees under the IAC Flexible Benefit Plan in addition to Match’s share of the administrative cost of the IAC Flexible Benefit Plan (based on IAC historical allocations), such amounts to be paid by Match on a one-month lagging basis (i.e., claims made and administrative costs incurred during a particular month shall be billed in the immediately succeeding month); provided, that Match shall remit payment to IAC no later than the fifth business day following delivery by IAC of an invoice to Match. Match Employees shall not participate in the IAC Flexible Benefit Plan after the Benefits Participation End Date.

4.5              Workers’ Compensation Liabilities. All workers’ compensation Liabilities relating to, arising out of, or resulting from any claim by an IAC Employee, Former IAC Employee, Match Employee and Former Match Employee that results from an accident occurring, or from an occupational disease which becomes manifest, on or before the Mandatory Exchange Effective Time shall be retained by IAC; provided, however, that Match promptly shall reimburse IAC for any such Liabilities relating to Match Employees or Former Match Employees borne by IAC following November 24, 2015. All workers’ compensation Liabilities relating to, arising out of, or resulting from any claim by an IAC Employee or Former IAC Employee shall be retained by IAC. All workers’ compensation Liabilities relating to, arising out of, or resulting from any claim by a Match Employee or Former Match Employee that results from an accident occurring, or from an occupational disease which becomes manifest, on or after the Mandatory Exchange Effective Time shall be retained by Match. For purposes of this Agreement, a compensable injury shall be deemed to be sustained upon the occurrence of the event giving rise to eligibility for workers’ compensation benefits or at the time that an occupational disease becomes manifest, as the case may be. IAC, Match and the other Match Entities shall cooperate with respect to any notification to appropriate governmental agencies of the Mandatory Exchange Effective Time and the issuance of new, or the transfer of existing, workers’ compensation insurance policies and claims handling contracts.

4.6              Payroll Taxes and Reporting of Compensation. IAC and Match shall, and shall cause the other IAC Entities and the other Match Entities to, respectively, take such action as may be reasonably necessary or appropriate in order to minimize Liabilities related to payroll taxes after the Mandatory Exchange Effective Time. IAC and Match shall, and shall cause the other IAC Entities and the other Match Entities to, respectively, each bear its responsibility for payroll tax obligations and for the proper reporting to the appropriate governmental authorities of compensation earned by their respective employees after the Mandatory Exchange Effective Time, including compensation related to the exercise of Options.

ARTICLE V

EXECUTIVE BENEFITS AND OTHER BENEFITS

5.1              Assumption of Obligations. Except as provided in this Agreement, effective as of November 24, 2015, Match shall assume and be solely responsible for all Liabilities to or relating to Match Employees and Former Match Employees under all IAC Executive Benefit Plans and Match Executive Benefit Plans. For the avoidance of doubt, IAC shall retain all liabilities under the IAC Executive Benefit Plans for all IAC Employees and Former IAC Employees. The Parties hereto agree that none of the transactions contemplated by the Transaction Agreement or any of the Ancillary Agreements, including, without limitation, this Agreement, constitutes a “change in control,” “change of control” or similar term, as applicable, within the meaning of any Benefit Plan, any IAC Long-Term Incentive Plan or any Match Long-Term Incentive Plan.

5.2              Severance. (a) A Match Employee shall not be deemed to have terminated employment for purposes of determining eligibility for severance benefits in connection with or in anticipation of the consummation of the transactions contemplated by the Transaction Agreement. Match shall be solely responsible for all Liabilities in respect of all costs arising out of payments and benefits relating to the termination or alleged termination of any Match Employee or Former Match Employee’s employment that occurs prior to, as a result of, in connection with or following the consummation of the transactions contemplated by the Transaction Agreement, including any amounts required to be paid (including any payroll or other taxes), and the costs of providing benefits, under any applicable severance, separation, redundancy, termination or similar plan, program, practice, contract, agreement, law or regulation (such benefits to include any medical or other welfare benefits, outplacement benefits, accrued vacation, and taxes).

(b)               An IAC Employee shall not be deemed to have terminated employment for purposes of determining eligibility for severance benefits in connection with or in anticipation of the consummation of the transactions contemplated by the Transaction Agreement. IAC shall be solely responsible for all Liabilities in respect of all costs arising out of payments and benefits relating to the termination or alleged termination of any IAC Employee or Former IAC Employee’s employment that occurs prior to, as a result of, in connection with or following the consummation of the transactions contemplated by the Transaction Agreement, including any amounts required to be paid (including any payroll or other taxes), and the costs of providing benefits, under any applicable severance, separation, redundancy, termination or similar plan, program, practice, contract, agreement, law or regulation (such benefits to include any medical or other welfare benefits, outplacement benefits, accrued vacation, and taxes).

5.3              Certain Equity Award Matters. Match shall reimburse IAC for the cost of any IAC RSU Awards or IAC Options held by Match Employees or Former Match Employees that vest (in the case of IAC RSU Awards) or are exercised (in the case of IAC Options) on or after November 24, 2015 with such cost equal to the taxable income that arises from the applicable vesting or exercise event, net of withholding taxes (payment for which Match shall be solely responsible) (the “IAC Award Cost”). No later than five Business Days following invoice therefor, Match shall pay to IAC the IAC Award Cost in cash. Allocation of economic responsibility for the Match Options resulting from the conversion contemplated by Section 6.1(a) of this Agreement is set forth in the Transaction Agreement.

ARTICLE VI

EQUITY AWARD ADJUSTMENTS

6.1              IAC Long-Term Incentive Plans. IAC and Match shall take all actions necessary or appropriate so that each outstanding IAC Option and IAC RSU Award granted under any IAC Long-Term Incentive Plan held by any individual shall be adjusted as set forth in this ARTICLE VI. The adjustments set forth below shall be the sole adjustments made with respect to IAC Options and IAC RSU Awards in connection with the transactions contemplated by the Transaction Agreement.

(a)               Currently Outstanding IAC Options. As determined by the Compensation and Human Resources Committee of the IAC Board of Directors (the “IAC Committee”) pursuant to its authority under the applicable IAC Long-Term Incentive Plan, each IAC Option that is outstanding (x) on [INSERT DATE OF TRANSACTION AGREEMENT] and (y) as of immediately prior to the Mandatory Exchange Effective Time shall be converted into both an IAC Option and a Match Option and shall otherwise be subject to the same terms and conditions after the Mandatory Exchange Effective Time as the terms and conditions applicable to such IAC Option immediately prior to the Mandatory Exchange Effective Time; provided, however, that from and after the Mandatory Exchange Effective Time:

(i)                 (A) the number of shares of IAC Common Stock subject to such IAC Option shall be equal to the same number of shares of IAC Common Stock subject to such IAC Option immediately prior to the Mandatory Exchange Effective Time, and (B) the per share exercise price of such IAC Option, rounded up to the nearest whole cent, shall be equal to the quotient obtained by dividing (1) the per share exercise price of such IAC Option immediately prior to the Mandatory Exchange Effective Time by (2) the IAC Ratio; and

(ii)              (A) the number of shares of Match Common Stock subject to such Match Option, rounded down to the nearest whole share, shall be equal to the product obtained by multiplying (1) the number of shares of IAC Common Stock subject to such IAC Option immediately prior to the Mandatory Exchange Effective Time by (2) the Reclassification Exchange Ratio, and (B) the per share exercise price of such Match Option, rounded up to the nearest whole cent, shall be equal to the quotient obtained by dividing (1) the per share exercise price of such IAC Option immediately prior to the Mandatory Exchange Effective Time by (2) the Match Ratio.

(b)               Newly Granted IAC Options. As determined by the IAC Committee pursuant to its authority under the applicable IAC Long-Term Incentive Plan, each IAC Option that is (x) granted after [INSERT DATE OF TRANSACTION AGREEMENT] and (y) outstanding as of immediately prior to the Mandatory Exchange Effective Time shall be subject to the same terms and conditions after the Mandatory Exchange Effective Time as the terms and conditions applicable to such IAC Option immediately prior to the Mandatory Exchange Effective Time; provided, however, that from and after the Mandatory Exchange Effective Time (i) the number of shares of IAC Common Stock subject to such IAC Option, rounded down to the nearest whole share, shall be equal to the product obtained by multiplying (A) the number of shares of IAC Common Stock subject to such IAC Option immediately prior to the Mandatory Exchange Effective Time by (B) the IAC Ratio and (ii) the per share exercise price of such IAC Option, rounded up to the nearest whole cent, shall equal the quotient obtained by dividing (A) the per share exercise price of such IAC Option immediately prior to the Mandatory Exchange Effective Time by (B) the IAC Ratio

(c)               IAC RSU Awards. As determined by the IAC Committee pursuant to its authority under the applicable IAC Long-Term Incentive Plan, each IAC RSU Award shall be subject to the same terms and conditions immediately after the Mandatory Exchange Effective Time as the terms and conditions applicable to such IAC RSU Award immediately prior to the Mandatory Exchange Effective Time; provided, however, that from and after the Mandatory Exchange Effective Time, (i) the number of shares of IAC Common Stock covered by each IAC RSU Award, rounded to the nearest whole share, shall be equal to the product of (A) the number of shares of IAC Common Stock covered by such IAC RSU Award immediately prior to the Mandatory Exchange Effective Time and (B) the IAC Ratio, and (ii) for any IAC RSU Awards subject to performance conditions, the performance conditions shall be equitably adjusted, as determined by the IAC Committee, to reflect the impact of the Separation Transactions.

(d)               Foreign Grants/Awards.

(i)                 To the extent that any of the IAC Options or IAC RSU Awards are granted to non-U.S. employees under any domestic or foreign equity-based incentive program sponsored by an IAC Entity, IAC and Match shall use their commercially reasonable efforts to preserve, at and after the Mandatory Exchange Effective Time, the value and tax treatment accorded to such IAC Options and such IAC RSU Awards granted to non-U.S. employees under any domestic or foreign equity-based incentive program sponsored by an IAC Entity.

(ii)              To the extent that any of the Match Options or Match RSU Awards are granted to non-U.S. employees under any domestic or foreign equity-based incentive program sponsored by a Match Entity, IAC and Match shall use their commercially reasonable efforts to preserve, at and after the Mandatory Exchange Effective Time, the value and tax treatment accorded to such Match Options and such Match RSU Awards granted to non-U.S. employees under any domestic or foreign equity-based incentive program sponsored by a Match Entity.

6.2              Match Long-Term Incentive Plans. As determined by the Compensation and Human Resources Committee of the Match Board of Directors pursuant to its authority under the applicable Match Long-Term Incentive Plan, each equity award (“Match Equity Award”) corresponding to shares of Match Common Stock shall be adjusted as set forth in Section 2.03(g) of the Transaction Agreement.

6.3              Miscellaneous Option and Other Award Terms. IAC Options and IAC RSU Awards adjusted pursuant to Section 6.1, regardless of by whom held, shall be settled by IAC pursuant to the terms of the applicable IAC Long-Term Incentive Plan, and Match Equity Awards (including IAC Options that convert into Match Options pursuant to Section 6.1), regardless of by whom held, shall be settled by Match pursuant to the terms of the applicable Match Long-Term Incentive Plan. It is intended that, to the extent of the issuance of Match Options in connection with the adjustment provisions of Section 6.1, the applicable Match Long-Term Incentive Plan shall be considered a successor to each of the IAC Long-Term Incentive Plans and Match shall be considered to have assumed the obligations of the applicable IAC Long-Term Incentive Plan to make the adjustment of the IAC Options and IAC Awards as set forth in Section 6.1. The Mandatory Exchange Effective Time shall not constitute a termination of employment for any IAC Employee for purposes of any Match Option and, except as otherwise provided in this Agreement, with respect to grants adjusted pursuant to Section 6.1, employment with IAC shall be treated as employment with Match with respect to Match Options held by IAC Employees. The Mandatory Exchange Effective Time shall not constitute a termination of employment for any Match Employee for purposes of any IAC Option and, except as otherwise provided in this Agreement, with respect to grants adjusted pursuant to Section 6.1, employment with Match shall be treated as employment with IAC with respect to IAC Options held by Match Employees. Termination of employment following the Mandatory Exchange Effective Time from (i) all IAC Entities shall be treated as a termination of employment with respect to any Match Options held by an IAC Employee and (ii) all Match Entities shall be treated as a termination of employment with respect to any IAC Options held by a Match Employee.

6.4              Waiting Period for Exercisability of Options and Grant of Options and RSU Awards. The IAC Options and Match Options shall not be exercisable during a period beginning on a date prior to the Mandatory Exchange Effective Time reasonably determined by IAC, and continuing until the IAC Post-Separation Value and the Match Post-Separation Value are determined, or such longer period as IAC, with respect to IAC Options, and Match, with respect to Match Options, reasonably determines is necessary to implement the provisions of this Article VI. The IAC RSU Awards and Match RSU Awards shall not be settled during a period beginning on a date prior to the Mandatory Exchange Effective Time determined by IAC in its sole discretion, and continuing until the IAC Post-Separation Value and the Match Post-Separation Value are determined immediately after the Mandatory Exchange Effective Time, or such longer period as IAC, with respect to IAC RSU Awards, and Match, with respect to Match RSU Awards, determines is necessary to implement the provisions of this Article VI.

ARTICLE VII

GENERAL AND ADMINISTRATIVE

7.1              Sharing of Participant Information. IAC and Match shall share, and IAC shall cause each other IAC Entity to share, and Match shall cause each other Match Entity to share with each other and their respective agents and vendors (without obtaining releases) all participant information necessary for the efficient and accurate administration of each of the Match Benefit Plans and the IAC Benefit Plans. IAC and Match and their respective authorized agents shall, subject to applicable laws and the entry into such agreements as shall be reasonably necessary or appropriate to comply with all applicable data protection laws, be given reasonable and timely access to, and may make copies of, all information relating to the subjects of this Agreement in the custody of the other Party, to the extent necessary for such administration. Until the Benefits Participation End Date and for such reasonable period thereafter as is reasonably necessary or appropriate to fulfill the purposes and intent of this Agreement, all participant information shall be provided in a manner and medium as may be mutually agreed to by IAC and Match.

7.2              Reasonable Efforts/Cooperation. Each of the Parties hereto will use its commercially reasonable efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Each of the Parties hereto shall cooperate fully on any issue relating to the transactions contemplated by this Agreement for which the other Party seeks a determination letter or private letter ruling from the Internal Revenue Service, an advisory opinion from the Department of Labor or any other filing (including, but not limited to, securities filings (remedial or otherwise)), consent or approval with respect to or by a governmental agency or authority in any jurisdiction in the U.S. or abroad.

7.3              No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and is not intended to confer upon any other Persons any rights or remedies hereunder. Except as expressly provided in this Agreement, nothing in this Agreement shall preclude IAC or any other IAC Entity, at any time after the Mandatory Exchange Effective Time, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any IAC Benefit Plan, any benefit under any Benefit Plan or any trust, insurance policy or funding vehicle related to any IAC Benefit Plan. Except as expressly provided in this Agreement, nothing in this Agreement shall preclude Match or any other Match Entity, at any time Mandatory Exchange Effective Time, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any Match Benefit Plan, any benefit under any Benefit Plan or any trust, insurance policy or funding vehicle related to any Match Benefit Plan.

7.4              Audit Rights With Respect to Information Provided.

(a)               Each of IAC and Match, and their duly authorized representatives, shall have the right to conduct reasonable audits (but not in excess of one audit per fiscal quarter) with respect to all information required to be provided to it by the other Party under this Agreement. The Party conducting the audit (the “Auditing Party”) may adopt reasonable procedures and guidelines for conducting audits and the selection of audit representatives under this Section 7.4. The Auditing Party shall have the right to make copies of any records at its expense, subject to any restrictions imposed by applicable laws and to any confidentiality provisions set forth in the Transaction Agreement, which are incorporated by reference herein. The Party being audited shall provide the Auditing Party’s representatives with reasonable access during normal business hours to its operations, computer systems and paper and electronic files, and provide workspace to its representatives. After any audit is completed, the Party being audited shall have the right to review a draft of the audit findings and to comment on those findings in writing within thirty business days after receiving such draft.

(b)               The Auditing Party’s audit rights under this Section 7.4 shall include the right to audit, or participate in an audit facilitated by the Party being audited, of any Subsidiaries and Affiliates of the Party being audited and to require the other Party to request any benefit providers and third parties with whom the Party being audited has a relationship, or agents of such Party, to agree to such an audit to the extent any such Persons are affected by or addressed in this Agreement (collectively, the “Non-parties”). The Party being audited shall, upon written request from the Auditing Party, provide an individual (at the Auditing Party’s expense) to supervise any audit of a Non-party. The Auditing Party shall be responsible for supplying, at the Auditing Party’s expense, additional personnel sufficient to complete the audit in a reasonably timely manner. The responsibility of the Party being audited shall be limited to providing, at the Auditing Party’s expense, a single individual at each audited site for purposes of facilitating the audit.

7.5              Fiduciary Matters. It is acknowledged that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable law, and no Party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good faith determination that to do so would violate such a fiduciary duty or standard. Each Party shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities and shall fully release and indemnify the other Party for any Liabilities caused by the failure to satisfy any such responsibility.

7.6              Consent of Third Parties. If any provision of this Agreement is dependent on the consent of any third party (such as a vendor) and such consent is withheld, the Parties hereto shall use commercially reasonable efforts to implement the applicable provisions of this Agreement to the full extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the Parties hereto shall negotiate in good faith to implement the provision in a mutually satisfactory manner. The phrase “commercially reasonable efforts” as used herein shall not be construed to require any Party to incur any non-routine or unreasonable expense or Liability or to waive any right.

ARTICLE VIII

MISCELLANEOUS

8.1              Effectiveness. This Agreement shall become effective immediately prior to the Mandatory Exchange Effective Time and shall supersede the Prior EMA at such time, subject to the consummation of the Separation Transactions.

8.2              Effect If Mandatory Exchange Effective Time Does Not Occur. If the Transaction Agreement is terminated in accordance with its terms prior to the Mandatory Exchange Effective Time, then this Agreement shall terminate and all actions and events that are, under this Agreement, to be taken or occur effective immediately prior to or as of the Mandatory Exchange Effective Time, or otherwise in connection with the Separation Transactions, shall not be taken or occur and the Prior EMA shall remain in effect in accordance with its terms, except to the extent specifically agreed by IAC and Match.

8.3              Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the Parties or any third party as creating the relationship of principal and agent, partnership or joint venture between the Parties, it being understood and agreed that no provision contained herein, and no act of the Parties, shall be deemed to create any relationship between the Parties other than the relationship set forth herein.

8.4              Affiliates. Each of IAC and Match shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by another IAC Entity or a Match Entity, respectively.

8.5              Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given to a Party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses and facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number or person as a Party may designate by notice to the other Parties):

(a)       if to IAC:

IAC/InterActiveCorp

555 West 18th Street

New York, NY 10011

Attention:	[●]
Email:	[●]

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention:	Andrew J. Nussbaum, Esq. Jenna Levine, Esq.
Email:	ajnussbaum@wlrk.com jelevine@wlrk.com

(b)       if to Match:

Match Group, Inc.

8750 North Central Expressway

Suite 1400

Dallas, TX 75231

Attention:	[●]
Email:	[●]

with a copy to:

Debevoise & Plimpton

919 Third Avenue

New York, NY 10022

Attention:	Jeffrey J. Rosen William D. Regner
Email:	jrosen@debevoise.com wdregner@debevoise.com

8.6              Incorporation of Transaction Agreement Provisions. The following provisions of the Transaction Agreement are hereby incorporated herein by reference, and unless otherwise expressly specified herein, such provisions shall apply as if fully set forth herein mutatis mutandis (references in this Section 8.6 to an “Article” or “Section” shall mean Articles or Sections of the Transaction Agreement, and references in the material incorporated herein by reference shall be references to the Transaction Agreement): Section 7.03 (relating to Required Efforts); Article X (relating to Indemnification); Article XI (relating to Exchange of Information; Confidentiality); Article XII (relating to Dispute Resolution); and Article XIII (relating to Miscellaneous).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have caused this Amended and Restated Employee Matters Agreement to be duly executed as of the day and year first above written.

IAC/INTERACTIVECORP

By:
Name:
Title:

Match Group, Inc.

By:
Name:
Title:

IAC HOLDINGS, INC.

By:
Name:
Title:

[SIGNATURE PAGE TO EMPLOYEE MATTERS AGREEMENT]

Exhibit 13.03(b)

FORM OF

TAX MATTERS AGREEMENT

Dated as of [●],

by and between

IAC/INTERACTIVECORP

and

IAC HOLDINGS, INC.

This TAX MATTERS AGREEMENT, dated as of [●] (this “Agreement”), is by and between IAC/InterActiveCorp, a Delaware corporation (“IAC”), and IAC Holdings Inc., a Delaware corporation and a direct wholly owned Subsidiary of IAC (“New IAC”) (collectively, the “Companies” and each a “Company”). For purposes of this Agreement, IAC, as in existence immediately after the Match Merger Effective Time, is sometimes referred to as “New Match.”

WHEREAS, IAC, New IAC, Valentine Merger Sub LLC, a Delaware limited liability company and a wholly owned Subsidiary of IAC (“New Match Merger Sub”), and Match Group, Inc., a Delaware corporation (“Match”), have entered into a Transaction Agreement, dated as of December 19, 2019 (the “Transaction Agreement”), providing for the separation of the New IAC Group from the New Match Group;

WHEREAS, pursuant to the terms of the Transaction Agreement, among other things, IAC has taken or will take the following actions: (a) contribute the New IAC Assets to New IAC and cause New IAC to assume the New IAC Liabilities, in actual or constructive exchange for the issuance by New IAC to IAC of New IAC Common Stock, New IAC Class B Common Stock, and New IAC Voting Preferred Stock (as described in Exhibit 1.01 to the Transaction Agreement) (such contribution, the “Contribution”) and (b) effect the Distribution;

WHEREAS, for Federal Income Tax purposes, it is intended that (a) the Distribution (together with the Contribution) shall qualify as a transaction that is generally tax-free pursuant to Sections 355(a), 361 and 368(a)(1)(D) of the Code and (b) the Match Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

WHEREAS, as of the date hereof, IAC is the common parent of an affiliated group (as defined in Section 1504 of the Code) of corporations, including New IAC and Match, which has elected to file consolidated Federal Income Tax Returns (the “IAC Affiliated Group”);

WHEREAS, in connection with the initial public offering by Match of Match Common Stock, IAC and Match entered into a Tax Sharing Agreement, dated as of November 24, 2015 (the “Existing Tax Sharing Agreement”), setting forth their agreement with respect to certain Tax matters;

WHEREAS, as a result of the Distribution, New IAC and its subsidiaries will cease to be members of the IAC Affiliated Group (the “Deconsolidation”);

WHEREAS, the Parties desire to provide for and agree upon the allocation between the Parties of liabilities for Taxes arising prior to, as a result of, and subsequent to the Distribution, and to provide for and agree upon other matters relating to Taxes;

NOW THEREFORE, in consideration of the mutual agreements contained herein, the Parties hereby agree as follows:

Section 1.     Definition of Terms. For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings, and capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Transaction Agreement:

“Adjustment Request” shall mean any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, refund, or credit of Taxes, including (a) any amended Tax Return claiming adjustment to the Taxes as reported on the Tax Return or, if applicable, as previously adjusted, (b) any claim for equitable recoupment or other offset, and (c) any claim for refund or credit of Taxes previously paid.

“Affiliate” shall mean any entity that is directly or indirectly “controlled” by either the Person in question or an Affiliate of such Person. “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. The term Affiliate shall refer to Affiliates of a Person as determined immediately after the Distribution.

“Agreement” shall mean this Tax Matters Agreement.

“Business Day” shall have the meaning set forth in the Transaction Agreement.

“Built-in Change Loss” shall mean any Tax-Related Losses arising from Committed Acquisitions that, taken together (and giving effect to any “acquisitions” of IAC stock for purposes of Section 355(e) of the Code occurring at or before the Match Merger Effective Time and without giving effect to any other “acquisitions” of IAC stock for purposes of Section 355(e) of the Code occurring after the Match Merger Effective Time), would result in the “acquisition” of a Fifty-Percent or Greater Interest in IAC as “part of a plan (or series of related transactions),” within the meaning of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, that includes the Distribution.

“Capital Stock” shall mean all classes or series of capital stock, including (a) common stock, (b) all options, warrants and other rights to acquire such capital stock and (c) all instruments properly treated as stock for Federal Income Tax purposes.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committed Acquisitions” shall mean all acquisitions of IAC Capital Stock pursuant to any obligation to issue, exchange, or repurchase IAC Capital Stock, or any right granted to any Person to acquire IAC Capital Stock, in each case pursuant to the terms, as in effect on the date hereof, of any binding agreement entered into by a member of the IAC Group prior to the Match Merger Effective Time (whether on account of any employee option plan, exchangeable debt instrument, hedging transaction or otherwise), as such terms may be adjusted to give effect to the transactions contemplated by Articles II and III of the Transaction Agreement.

“Companies” and “Company” shall have the meaning provided in the first sentence of this Agreement.

“Compensatory Equity Interests” shall have the meaning set forth in Section 6.02(a)(i).

“Contribution” shall have the meaning provided in the Recitals.

“Deconsolidation” shall have the meaning provided in the Recitals.

“Deconsolidation Date” shall mean the date on which the Mandatory Exchange Effective Time occurs (provided that, if the date on which the Match Merger Effective Time occurs is after the Deconsolidation Date, then, solely for purposes of the allocation of liability pursuant to Section 2, the Match Merger (and any other transactions occurring between the Mandatory Exchange Effective Time and the Match Merger Effective Time) shall be deemed to have occurred on the Deconsolidation Date).

“DGCL” shall mean the Delaware General Corporation Law.

“Distribution” shall mean (i) the issuance of IAC Series 1 Mandatorily Exchangeable Preferred Stock and IAC Series 2 Mandatorily Exchangeable Preferred Stock pursuant to the Reclassification, (ii) the redemption of IAC Series 1 Mandatorily Exchangeable Preferred Stock in exchange for New IAC Common Stock and the redemption of IAC Series 2 Mandatorily Exchangeable Preferred Stock in exchange for New IAC Class B Common Stock, in each case, pursuant to the Mandatory Exchange, and (iii) the exchange of Subsidiary-Held IAC Securities for New IAC Voting Preferred Stock pursuant to the Subsidiary Exchange, taken together.

“Employee Matters Agreement” shall have the meaning set forth in the Transaction Agreement.

“Federal Income Tax” shall mean any Tax imposed by Subtitle A of the Code, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Federal Other Tax” shall mean any Tax imposed by the federal government of the United States other than any Federal Income Taxes, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Fifty-Percent or Greater Interest” shall have the meaning ascribed to such term for purposes of Sections 355(d) and (e) of the Code.

“Final Determination” shall mean the final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for a Tax Period, (a) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the laws of a State, local, or foreign taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such Tax Period (as the case may be); (b) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (c) by a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or a comparable agreement under the laws of a State, local, or foreign taxing jurisdiction; (d) by any allowance of a refund or credit in respect of an overpayment Tax, but only after the expiration of all Tax Periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; or (e) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the Parties.

“Foreign Income Tax” shall mean any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession, which is an income tax as defined in Treasury Regulations Section 1.901-2, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Foreign Other Tax” shall mean any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession, other than any Foreign Income Taxes, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Foreign Tax” shall mean any Foreign Income Taxes or Foreign Other Taxes.

“Former IAC Employee” shall have the meaning set forth in the Employee Matters Agreement.

“Former Match Employee” shall have the meaning set forth in the Employee Matters Agreement.

“Governmental Authority” shall have the meaning set forth in the Transaction Agreement.

“Group” shall mean the IAC Group, the Match Group, the New Match Group or the New IAC Group, or any combination thereof, as the context requires.

“IAC” shall have the meaning provided in the first sentence of this Agreement, and references herein to IAC shall include any entity treated as a successor to IAC (including, after the Match Merger Effective Time, New Match).

“IAC Adjustment” shall mean any proposed adjustment by a Tax Authority or claim for refund asserted in a Tax Contest to the extent IAC would be exclusively liable for any resulting Tax under this Agreement or exclusively entitled to receive any resulting Tax Benefit under this Agreement.

“IAC Affiliated Group” shall have the meaning set forth in the Recitals.

“IAC Filing Date” shall have the meaning set forth in Section 7.03(e)(ii)(A).

“IAC Employee” shall have the meaning set forth in the Employee Matters Agreement.

“IAC Group” shall mean IAC and each Person that is a Subsidiary of IAC immediately prior to the Reclassification Effective Time (other than any member of the Match Group).

“IAC Separate Return” shall mean any Separate Return of any member of the IAC Group that is not a member of the New IAC Group.

“IAC Service Provider Option Deductions” shall have the meaning set forth in Section 6.02(a)(ii).

“Income Tax” shall mean any Federal Income Tax, State Income Tax or Foreign Income Tax.

“Information Liability” shall have the meaning set forth in Section 7.03(a).

“IRS” shall mean the U.S. Internal Revenue Service.

“Joint Adjustment” shall mean any proposed adjustment by a Tax Authority or claim for refund asserted in a Tax Contest that is not a New IAC Adjustment or an IAC Adjustment.

“Joint Return” shall mean any Return of a member of the IAC Group, New Match Group or New IAC Group that is not a Separate Return.

“Mandatory Exchange” shall have the meaning set forth in the Transaction Agreement.

“Mandatory Exchange Effective Time” shall have the meaning set forth in the Transaction Agreement.

“Match” shall have the meaning provided in the Recitals, and references herein to Match shall include any entity treated as a successor to Match, including, after the Match Merger Effective Time, New Match.

“Match Common Stock” shall have the meaning set forth in the Transaction Agreement.

“Match Employee” shall have the meaning set forth in the Employee Matters Agreement.

“Match Federal Consolidated Income Tax Sharing Payments” shall have the meaning set forth in Section 2.02(a)(1)(A).

“Match Foreign Combined Income Tax Sharing Payments” shall have the meaning set forth in Section 2.04(a)(1)(A).

“Match Group” shall mean Match and each Person that is a Subsidiary of Match prior to the Reclassification Effective Time.

“Match Merger Effective Time” shall have the meaning set forth in the Transaction Agreement.

“Match Merger-Related Losses” shall mean (a) all federal, state, local and foreign Taxes imposed pursuant to any settlement, Final Determination, judgment or otherwise; (b) all accounting, legal and other professional fees, and court costs incurred in connection with such Taxes; and (c) all costs, expenses and damages associated with stockholder litigation or controversies and any amount paid by New Match (or any New Match Affiliate) or New IAC (or any New IAC Affiliate) in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Governmental Authority, in each case, resulting from the failure of the Match Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

“Match Merger Tax Representation Letter” shall have the meaning set forth in Section 7.03(d)(ii)(A).

“Match Stand-Alone Federal Other Taxes” shall have the meaning set forth in Section 2.02(c)(i)(A).

“Match Stand-Alone Foreign Other Taxes” shall have the meaning set forth in Section 2.04(c)(i)(A).

“Match Stand-Alone State Other Taxes” shall have the meaning set forth in Section 2.03(c)(i)(A).

“Match State Combined Income Tax Sharing Payments” shall have the meaning set forth in Section 2.03(a)(1)(A).

“Merger Tax Opinion” shall have the meaning set forth in the Transaction Agreement

“Merger Tax Representation Letter” shall have the meaning set forth in the Transaction Agreement.

“Mitigation Failure” shall mean a breach by IAC of the covenant contained in Section 7.01(e).

“New IAC” shall have the meaning provided in the first sentence of this Agreement, and references herein to New IAC shall include any entity treated as a successor to New IAC.

“New IAC Active Trade or Business” shall mean a trade or business actively conducted (as defined in Section 355(b)(2) of the Code and the Treasury Regulations thereunder) immediately prior to the Distribution by New IAC and its “separate affiliated group” (as defined in Section 355(b)(3)(B) of the Code) that satisfies Section 355(b) of the Code with respect to the Distribution.

“New IAC Adjustment” shall mean any proposed adjustment by a Tax Authority or claim for refund asserted in a Tax Contest to the extent New IAC would be exclusively liable for any resulting Tax under this Agreement or exclusively entitled to receive any resulting Tax Benefit under this Agreement.

“New IAC Affiliated Group” shall mean the affiliated group (as defined in Section 1504 of the Code and the Treasury Regulations thereunder) of which New IAC is the common parent.

“New IAC Assets” shall have the meaning set forth in the Transaction Agreement.

“New IAC Carryback” shall mean any net operating loss, net capital loss, excess tax credit, or other similar Tax item of any member of the New IAC Group that is a carryback from one Tax Period to another prior Tax Period under the Code or other applicable Tax Law that is not made at the election of any member of the New IAC Group.

“New IAC Class B Common Stock” shall have the meaning set forth in the Transaction Agreement.

“New IAC Common Stock” shall have the meaning set forth in the Transaction Agreement.

“New IAC Federal Consolidated Income Tax Return” shall mean any Federal Income Tax Return for the New IAC Affiliated Group.

“New IAC Group” shall mean New IAC and each Person that is a Subsidiary of New IAC after the Mandatory Exchange Effective Time.

“New IAC Filing Date” shall have the meaning set forth in Section 7.03(e)(i)(A).

“New IAC Liabilities” shall have the meaning set forth in the Transaction Agreement.

“New IAC Person” shall have the meaning set forth in Section 7.02(d).

“New IAC Proposed Acquisition Transaction” shall mean a Proposed Acquisition Transaction with respect to New IAC.

“New IAC Separate Return” shall mean any Separate Return of New IAC or any member of the New IAC Group.

“New IAC Voting Preferred Stock” shall have the meaning set forth in the Transaction Agreement.

“New Match” shall have the meaning provided in the second sentence of this Agreement, and references herein to New Match shall include (a) any entity treated as a successor to New Match and (b) any entity treated as a predecessor to New Match, including IAC.

“New Match Active Trade or Business” shall mean a trade or business actively conducted (as defined in Section 355(b)(2) of the Code and the Treasury Regulations thereunder) immediately prior to the Distribution by IAC and its “separate affiliated group” (as defined in Section 355(b)(3)(B) of the Code) that satisfies Section 355(b) of the Code with respect to the Distribution.

“New Match Affiliated Group” shall mean the affiliated group (as defined in Section 1504 of the Code and the Treasury Regulations thereunder) of which IAC or New Match is the common parent.

“New Match Federal Consolidated Income Tax Return” shall mean any Federal Income Tax Return for the New Match Affiliated Group.

“New Match Foreign Combined Income Tax Return” shall mean a consolidated, combined or unitary or other similar Foreign Income Tax Return or any Foreign Income Tax Return with respect to any profit and/or loss sharing group, group payment or similar group or fiscal unity that actually includes, by election or otherwise, one or more members of the New Match Group together with one or more members of the New IAC Group.

“New Match Group” shall mean IAC and each Person that is a Subsidiary of IAC after the Mandatory Exchange Effective Time.

“New Match Proposed Acquisition Transaction” shall mean a Proposed Acquisition Transaction with respect to IAC.

“New Match Separate Return” shall mean any Separate Return of New Match or any member of the New Match Group (other than any IAC Separate Return).

“New Match State Combined Income Tax Return” shall mean a consolidated, combined or unitary Tax Return with respect to State Income Taxes that actually includes, by election or otherwise, one or more members of the New Match Group and one or more members of the New IAC Group.

“New Match Tax Attribute” shall mean any net operating loss or excess interest expense carryforward of the IAC Group as of immediately following the Mandatory Exchange Effective Time, other than any such item generated by a member of the Match Group, to the extent attributable to a Pre-Deconsolidation Period.

“Notified Action” shall have the meaning set forth in Section 7.02(a).

“Option Value Allocation Ratio” shall have the meaning set forth in the Transaction Agreement.

“Other Tax” shall mean any Federal Other Tax, State Other Tax, or Foreign Other Tax.

“Parties” shall mean the parties to this Agreement.

“Past Practices” shall have the meaning set forth in Section 4.04(a).

“Payment Date” shall mean (a) with respect to any New Match Federal Consolidated Income Tax Return, the due date for any required installment of estimated Taxes determined under Section 6655 of the Code, the due date (determined without regard to extensions) for filing the Tax Return determined under Section 6072 of the Code, and the date the Tax Return is filed, and (b) with respect to any other Tax Return, the corresponding dates determined under applicable Tax Law.

“Payor” shall have the meaning set forth in Section 5.02(a).

“Person” shall mean any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or a Governmental Authority or any department, agency or political subdivision thereof, without regard to whether any entity is treated as disregarded for Federal Income Tax purposes.

“Post-Deconsolidation Period” shall mean any Tax Period beginning after the Deconsolidation Date, and, in the case of any Straddle Period, the portion of such Straddle Period beginning the day after the Deconsolidation Date.

“Pre-Deconsolidation Period” shall mean any Tax Period ending on or prior to the Deconsolidation Date, and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Deconsolidation Date.

“Prime Rate” shall have the meaning set forth in the Transaction Agreement.

“Privilege” shall mean any privilege that may be asserted under applicable law, including, any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes.

“Proposed Acquisition Transaction” shall mean, with respect to a Company, a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulations Section 1.355-7, or any other Treasury Regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by the management or shareholders of such Company, is a hostile acquisition, or otherwise, as a result of which such Company would merge or consolidate with any other Person or as a result of which any Person or Persons would (directly or indirectly) acquire, or have the right to acquire, from such Company and/or one or more holders of outstanding shares of Capital Stock of such Company, a number of shares of Capital Stock of such Company that would, when combined with any other changes in ownership of Capital Stock of such Company pertinent for purposes of Section 355(e) of the Code, comprise 45% or more of (a) the value of all outstanding shares of stock of such Company as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (b) the total combined voting power of all outstanding shares of voting stock of such Company as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (i) the adoption by such Company of a shareholder rights plan or (ii) issuances by such Company that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, the statute or Treasury Regulations promulgated under Section 355(e) of the Code shall be incorporated into this definition and its interpretation.

“PTEP” shall mean any earnings and profits of a foreign corporation that would be excluded from gross income pursuant to Section 959 of the Code.

“Reclassification” shall have the meaning set forth in the Transaction Agreement.

“Reclassification Effective Time” shall have the meaning set forth in the Transaction Agreement.

“Registration Statement” shall have the meaning set forth in the Transaction Agreement.

“Required Party” shall have the meaning set forth in Section 5.02(a).

“Responsible Company” shall mean, with respect to any Tax Return, the Company having responsibility for filing such Tax Return.

“Restriction Period” shall mean the period beginning on the date hereof and ending on the two-year anniversary of the Distribution.

“Retention Date” shall have the meaning set forth in Section 9.01.

“Section 336(e) Election” shall have the meaning set forth in Section 7.04.

“Separate Return” shall mean (a) in the case of any Tax Return of any member of the New IAC Group (including any consolidated, combined or unitary return), any such Tax Return that does not include any member of the New Match Group, (b) in the case of any Tax Return of any member of the New Match Group (including any consolidated, combined or unitary return), any such Tax Return that does not include any member of the New IAC Group, and (c) in the case of any Tax Return of any member of the IAC Group (including any consolidated, combined or unitary return), any such Tax Return that does not include any member of the Match Group.

“Specified Committed Acquisitions” shall have the meaning set forth on Schedule 1 hereto.

“State Income Tax” shall mean any Tax imposed by any State of the United States (or by any political subdivision of any such State) or the District of Columbia, or any city or municipality located therein, which is imposed on or measured by net income, including state and local franchise or similar Taxes measured by net income, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“State Other Tax” shall mean any Tax imposed by any State of the United States (or by any political subdivision of any such State) or the District of Columbia, or any city or municipality located therein, other than any State Income Taxes, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Straddle Period” shall mean any Tax Period that begins on or before and ends after the Deconsolidation Date.

“Subsidiary Exchange” shall have the meaning set forth in the Transaction Agreement.

“Subsidiary-Held IAC Securities” shall have the meaning set forth in the Transaction Agreement.

“Tax” or “Taxes” shall mean any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any Governmental Authority or political subdivision thereof, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Tax Advisor” shall mean any Tax counsel or accountant of recognized national standing in the United States.

“Tax Advisor Dispute” shall have the meaning set forth in Section 14.

“Tax Attribute” shall mean a net operating loss, net capital loss, unused investment credit, unused foreign tax credit, excess charitable contribution, general business credit or any other Tax Item that could reduce a Tax.

“Tax Authority” shall mean, with respect to any Tax, the Governmental Authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Tax Benefit” shall mean any reduction in liability for Tax as a result of any loss, deduction, refund, credit, or other item reducing Taxes otherwise payable.

“Tax Contest” shall mean an audit, review, examination, assessment or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any claim for refund).

“Tax-Free Status” shall mean, with respect to the Distribution (taken together with the Contribution), the qualification thereof (a) as a transaction described in Section 368(a)(1)(D) and Section 355(a) of the Code, (b) as a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(c)(2) and 361(c)(2) of the Code and (c) as a transaction in which IAC, New IAC, and the members of their respective Groups (as relevant) recognize no income or gain for Federal Income Tax purposes pursuant to Sections 355, 361 and 1032 of the Code, other than intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code.

“Tax Item” shall mean, with respect to any Income Tax, any item of income, gain, loss, deduction, or credit.

“Tax Law” shall mean the law of any Governmental Authority or political subdivision thereof relating to any Tax.

“Tax Opinion” shall mean each opinion of a Tax Advisor delivered to IAC or New IAC in connection with, and regarding the Federal Income Tax treatment of, the Distribution (taken together with the Contribution).

“Tax Period” shall mean, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

“Tax Records” shall mean any Tax Returns, Tax Return workpapers, documentation relating to any Tax Contests, and any other books of account or records (whether or not in written, electronic or other tangible or intangible forms and whether or not stored on electronic or any other medium) required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority.

“Tax-Related Losses” shall mean (a) all federal, state, local and foreign Taxes imposed pursuant to any settlement, Final Determination, judgment or otherwise; (b) all accounting, legal and other professional fees, and court costs incurred in connection with such Taxes; and (c) all costs, expenses and damages associated with stockholder litigation or controversies and any amount paid by IAC (or any IAC Affiliate) or New IAC (or any New IAC Affiliate) in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Governmental Authority, in each case, resulting from the failure of the Distribution (taken together with the Contribution) to have Tax-Free Status.

“Tax Return” or “Return” shall mean any report of Taxes due, any claim for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document filed or required to be filed under the Code or other Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Transaction Agreement” shall have the meaning set forth in the Recitals.

“Transaction-Related Tax Contest” shall mean any Tax Contest in which the IRS, another Tax Authority or any other Person asserts a position that could reasonably be expected to adversely affect (a) the Tax-Free Status of the Distribution (taken together with the Contribution) or (b) the qualification of the Match Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

“Transactions” shall mean the Contribution, the Distribution and the other transactions contemplated by the Transaction Agreement (including the transactions contemplated by Exhibit 1.01 to the Transaction Agreement, but excluding the Match Merger).

“Treasury Regulations” shall mean the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

“Unqualified Tax Opinion” shall mean an unqualified opinion of a Tax Advisor on which IAC and New IAC may rely to the effect that a transaction will not (a) affect the Tax-Free Status of the Distribution (taken together with the Contribution) or (b) adversely affect any of the conclusions set forth in any Tax Opinion regarding the Tax-Free Status of the Distribution (taken together with the Contribution); provided, that any Tax opinion obtained in connection with a proposed acquisition of Capital Stock of New IAC or IAC entered into during the Restriction Period shall not qualify as an Unqualified Tax Opinion unless such Tax opinion concludes that such proposed acquisition will not be treated as “part of a plan (or series of related transactions),” within the meaning of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, that includes the Distribution. Any such opinion must assume that the Distribution (taken together with the Contribution) would have qualified for Tax-Free Status if the transaction in question did not occur.

Section 2.     Allocation of Tax Liabilities.

Section 2.01     General Rule.

(a)       New IAC Liability. New IAC shall be liable for, and shall indemnify and hold harmless the New Match Group from and against any liability for, Taxes that are allocated to New IAC under this Section 2.

(b)       IAC Liability. IAC shall be liable for, and shall indemnify and hold harmless the New IAC Group from and against any liability for, Taxes that are allocated to IAC under this Section 2.

(c)       Coordination with Transaction Agreement. The Parties shall make appropriate adjustments to the amounts otherwise allocated to New IAC or IAC pursuant to this Section 2 to account for any cash treated as a New Match Asset (as defined in the Transaction Agreement) pursuant to clause (ii)(E)(x) of the definition of such term.

Section 2.02     Allocation of United States Federal Income Tax and Federal Other Tax. Except as otherwise provided in Section 2.05, Federal Income Tax and Federal Other Tax shall be allocated as follows:

(a)       Allocation of Tax Relating to New Match Federal Consolidated Income Tax Returns. With respect to any New Match Federal Consolidated Income Tax Return (i) for any Pre-Deconsolidation Period, (A) New IAC shall be responsible for any and all Federal Income Taxes due or required to be reported on any such Tax Return (including any increase in such Tax as a result of a Final Determination) reduced by any amounts in respect of such Federal Income Taxes for which Match is or would be responsible with respect to such period pursuant to the Existing Tax Sharing Agreement (without giving effect to the termination thereof pursuant to Section 11 hereof) (“Match Federal Consolidated Income Tax Sharing Payments”), and (B) IAC shall be responsible for any and all Match Federal Consolidated Income Tax Sharing Payments (including any increase thereof as a result of a Final Determination); and (ii) for any Post-Deconsolidation Period, IAC shall be responsible for any and all Federal Income Taxes due or required to be reported on any such Tax Return (including any increase in such Tax as a result of a Final Determination). For purposes of calculating Match Federal Consolidated Income Tax Sharing Payments, (x) Section 2(c)(iv) of the Existing Tax Sharing Agreement shall not apply and (y) with respect to any increase or decrease in the Tax liability reflected on any New Match Federal Consolidated Income Tax Return for any Pre-Deconsolidation Period (or portion thereof) that ends prior to the date of the IPO (as defined in the Existing Tax Sharing Agreement) as a result of a Final Determination with respect to such New Match Federal Consolidated Income Tax Return for such Tax Period, the portion of such increase or decrease that is allocable to IAC hereunder shall be the amount of such increase or decrease for which the members of the Match Group would have been liable on a hypothetical stand-alone basis.

(b)       Allocation of Tax Relating to Federal Separate Income Tax Returns. (i) New IAC shall be responsible for any and all Federal Income Taxes due with respect to or required to be reported on any (A) New IAC Separate Return or (B) IAC Separate Return for any Pre-Deconsolidation Period; and (ii) IAC shall be responsible for any and all Federal Income Taxes due with respect to or required to be reported on any (A) New Match Separate Return or (B) IAC Separate Return for any Post-Deconsolidation Period; in each case, including any increase in such Tax as a result of a Final Determination.

(c)       Allocation of Federal Other Tax. (i) New IAC shall be responsible for any and all Federal Other Taxes due with respect to or required to be reported on any (A) Joint Return for any Pre-Deconsolidation Period, other than any such Federal Other Taxes for which any member of the Match Group would have been liable on a hypothetical stand-alone basis (“Match Stand-Alone Federal Other Taxes”), (B) New IAC Separate Return or (C) IAC Separate Return for any Pre-Deconsolidation Period; and (ii) IAC shall be responsible for any and all (A) Match Stand-Alone Federal Other Taxes and (B) Federal Other Taxes due with respect to or required to be reported on any (1) Joint Return for any Post-Deconsolidation Period, (2) New Match Separate Return or (3) IAC Separate Return for any Post-Deconsolidation Period; in each case, including any increase in such Tax as a result of a Final Determination.

Section 2.03     Allocation of State Income and State Other Taxes. Except as otherwise provided in Section 2.05, State Income Tax and State Other Tax shall be allocated as follows:

(a)       Allocation of Tax Relating to New Match State Combined Income Tax Returns. With respect to any New Match State Combined Income Tax Return (i) for any Pre-Deconsolidation Period, (A) New IAC shall be responsible for any and all State Income Taxes due or required to be reported on any such Tax Return (including any increase in such Tax as a result of a Final Determination) reduced by any amounts in respect of such State Income Taxes for which Match is or would be responsible with respect to such period pursuant to the Existing Tax Sharing Agreement (without giving effect to the termination thereof pursuant to Section 11 hereof) (“Match State Combined Income Tax Sharing Payments”), and (B) IAC shall be responsible for any and all Match State Combined Income Tax Sharing Payments (including any increase thereof as a result of a Final Determination); and (ii) for any Post-Deconsolidation Period, IAC shall be responsible for any and all State Income Taxes due or required to be reported on any such Tax Return (including any increase in such Tax as a result of a Final Determination). For purposes of calculating Match State Combined Income Tax Sharing Payments, (x) Section 2(c)(iv) of the Existing Tax Sharing Agreement shall not apply and (y) with respect to any increase or decrease in the Tax liability reflected on any New Match State Combined Income Tax Return for any Pre-Deconsolidation Period (or portion thereof) that ends prior to the date of the IPO (as defined in the Existing Tax Sharing Agreement) as a result of a Final Determination with respect to such New Match State Combined Income Tax Return for such Tax Period, the portion of such increase or decrease that is allocable to IAC hereunder shall be the amount of such increase or decrease for which the members of the Match Group would have been liable on a hypothetical stand-alone basis.

(b)       Allocation of Tax Relating to State Separate Income Tax Returns. (i) New IAC shall be responsible for any and all State Income Taxes due with respect to or required to be reported on any (A) New IAC Separate Return or (B) IAC Separate Return for any Pre-Deconsolidation Period; and (ii) IAC shall be responsible for any and all State Income Taxes due with respect to or required to be reported on any (A) New Match Separate Return or (B) IAC Separate Return for any Post-Deconsolidation Period; in each case, including any increase in such Tax as a result of a Final Determination.

(c)       Allocation of State Other Tax. (i) New IAC shall be responsible for any and all State Other Taxes due with respect to or required to be reported on any (A) Joint Return for any Pre-Deconsolidation Period, other than any such State Other Taxes for which any member of the Match Group would have been liable on a hypothetical stand-alone basis (“Match Stand-Alone State Other Taxes”), (B) New IAC Separate Return or (C) IAC Separate Return for any Pre-Deconsolidation Period; and (ii) IAC shall be responsible for any and all (A) Match Stand-Alone State Other Taxes and (B) State Other Taxes due with respect to or required to be reported on any (1) Joint Return for any Post-Deconsolidation Period, (2) New Match Separate Return or (3) IAC Separate Return for any Post-Deconsolidation Period; in each case, including any increase in such Tax as a result of a Final Determination.

Section 2.04     Allocation of Foreign Taxes. Except as otherwise provided in Section 2.05, Foreign Income Tax and Foreign Other Tax shall be allocated as follows:

(a)       Allocation of Tax Relating to New Match Foreign Combined Income Tax Returns. With respect to any New Match Foreign Combined Income Tax Return (i) for any Pre-Deconsolidation Period, (A) New IAC shall be responsible for any and all Foreign Income Taxes due or required to be reported on any such Tax Return (including any increase in such Tax as a result of a Final Determination) reduced by any amounts in respect of such Foreign Income Taxes for which Match is or would be responsible with respect to such period pursuant to the Existing Tax Sharing Agreement (without giving effect to the termination thereof pursuant to Section 11 hereof) (“Match Foreign Combined Income Tax Sharing Payments”), and (B) IAC shall be responsible for any and all Match Foreign Combined Income Tax Sharing Payments (including any increase thereof as a result of a Final Determination); and (ii) for any Post-Deconsolidation Period, IAC shall be responsible for any and all Foreign Income Taxes due or required to be reported on any such Tax Return (including any increase in such Tax as a result of a Final Determination). For purposes of calculating Match Foreign Combined Income Tax Sharing Payments, (x) Section 2(c)(iv) of the Existing Tax Sharing Agreement shall not apply and (y) with respect to any increase or decrease in the Tax liability reflected on any New Match Foreign Combined Income Tax Return for any Pre-Deconsolidation Period (or portion thereof) that ends prior to the date of the IPO (as defined in the Existing Tax Sharing Agreement) as a result of a Final Determination with respect to such New Match Foreign Combined Income Tax Return for such Tax Period, the portion of such increase or decrease that is allocable to IAC hereunder shall be the amount of such increase or decrease for which the members of the Match Group would have been liable on a hypothetical stand-alone basis.

(b)       Allocation of Tax Relating to Foreign Separate Income Tax Returns. (i) New IAC shall be responsible for any and all Foreign Income Taxes due with respect to or required to be reported on any (A) New IAC Separate Return or (B) IAC Separate Return for any Pre-Deconsolidation Period; and (ii) IAC shall be responsible for any and all Foreign Income Taxes due with respect to or required to be reported on any (A) New Match Separate Return or (B) IAC Separate Return for any Post-Deconsolidation Period; in each case, including any increase in such Tax as a result of a Final Determination.

(c)       Allocation of Foreign Other Tax. (i) New IAC shall be responsible for any and all Foreign Other Taxes due with respect to or required to be reported on any (A) Joint Return for any Pre-Deconsolidation Period, other than any such Foreign Other Taxes for which any member of the Match Group would have been liable on a hypothetical stand-alone basis (“Match Stand-Alone Foreign Other Taxes”), (B) New IAC Separate Return or (C) IAC Separate Return for any Pre-Deconsolidation Period; and (ii) IAC shall be responsible for any and all (A) Match Stand-Alone Foreign Other Taxes and (B) Foreign Other Taxes due with respect to or required to be reported on any (1) Joint Return for any Post-Deconsolidation Period, (2) New Match Separate Return or (3) IAC Separate Return for any Post-Deconsolidation Period; in each case, including any increase in such Tax as a result of a Final Determination.

Section 2.05     Certain Transaction and Other Taxes

(a)       New IAC Liability. New IAC shall be liable for, and shall indemnify and hold harmless the New Match Group from and against any liability for:

(i)       any stamp, sales and use, gross receipts, value-added, goods and services or other similar transfer Taxes (for the avoidance of doubt, excluding any Income Taxes) imposed by any Tax Authority on any member of the New IAC Group or the New Match Group on the transfers occurring pursuant to any transactions contemplated by Article I or II of the Transaction Agreement;

(ii)       any Tax (other than Tax-Related Losses or Match Merger-Related Losses) resulting from a breach by IAC (prior to the Match Merger Effective Time) or New IAC of any covenant made by such Party in this Agreement, the Transaction Agreement, or any Ancillary Agreement; and

(iii)       any Tax-Related Losses or Match Merger-Related Losses, in each case, for which New IAC is responsible pursuant to Section 7.03.

The amounts for which New IAC is liable pursuant to Section 2.05(a)(i) and (ii) shall include all accounting, legal, and other professional fees and court costs incurred in connection with the relevant Taxes.

(b)       IAC Liability. IAC shall be liable for, and shall indemnify and hold harmless the New IAC Group from and against any liability for:

(i)       any Tax (other than Tax-Related Losses or Match Merger-Related Losses) resulting from a breach by New Match of any covenant made by IAC or Match in this Agreement, the Transaction Agreement, or any Ancillary Agreement; and

(ii)       any Tax-Related Losses or Match Merger-Related Losses, in each case, for which New Match is responsible pursuant to Section 7.03.

The amounts for which IAC is liable pursuant to Section 2.05(b)(i) shall include all accounting, legal, and other professional fees and court costs incurred in connection with the relevant Taxes.

Section 3.     Proration of Taxes for Straddle Periods.

(a)       General Method of Proration. In the case of any Straddle Period, Tax Items shall be apportioned between Pre-Deconsolidation Periods and Post-Deconsolidation Periods in accordance with the principles of Treasury Regulations Section 1.1502-76(b). With respect to the New Match Federal Consolidated Income Tax Return for the taxable year that includes the Distribution, New IAC may direct IAC to make a ratable allocation election under Treasury Regulations Section 1.1502-76(b)(2)(ii) with respect to New IAC, provided, that such election (i) would not reduce the New Match Tax Attributes to amounts less than the amounts set forth on Schedule 2 hereto and (ii) would not reasonably be expected to result in an adverse Tax consequence that is material to any member of the New Match Group, which adverse Tax consequence would not have been reasonably expected to occur in the absence of such ratable allocation election. Subject to the foregoing proviso clause, if so directed, IAC shall, and shall cause each member of the New Match Affiliated Group to, take all actions necessary to give effect to such election.

(b)       Extraordinary Item. In determining the apportionment of Tax Items between Pre-Deconsolidation Periods and Post-Deconsolidation Periods, any Tax Items relating to the Transactions or the Match Merger shall be treated as extraordinary items described in Treasury Regulations Section 1.1502-76(b)(2)(ii)(C) and shall (to the extent arising on or prior to the Deconsolidation Date) be allocated to the Pre-Deconsolidation Period, and any Taxes related to such items shall be treated under Treasury Regulations Section 1.1502-76(b)(2)(iv) as relating to such extraordinary item and shall (to the extent arising on or prior to the Deconsolidation Date) be allocated to the Pre-Deconsolidation Period.

Section 4.     Preparation and Filing of Tax Returns.

Section 4.01       General. Except as otherwise provided in this Section 4, Tax Returns shall be prepared and filed when due (taking into account extensions) by the Person obligated to file such Tax Returns under the Code or applicable Tax Law. The Companies shall, and shall cause their respective Affiliates to, provide assistance and cooperation to one another in accordance with Section 8 with respect to the preparation and filing of Tax Returns (including by providing information required to be provided pursuant to Section 8).

Section 4.02     IAC’s Responsibility. Subject to Section 4.06, IAC has the exclusive obligation and right to prepare and file, or to cause to be prepared and filed:

(a)       New Match Federal Consolidated Income Tax Returns for any Tax Periods ending before, on or after the Deconsolidation Date;

(b)       New Match State Combined Income Tax Returns, New Match Foreign Combined Income Tax Returns and any other Joint Returns required to be filed by IAC or any member of the New Match Group (determined in accordance with Section 4.05), in each case, for any Tax Periods ending before, on or after the Deconsolidation Date; and

(c)       New Match Separate Returns and IAC Separate Returns, in each case, for any Tax Periods ending before, on or after the Deconsolidation Date.

Section 4.03     New IAC’s Responsibility. New IAC shall prepare and file, or shall cause to be prepared and filed, all Tax Returns required to be filed by or with respect to members of the New IAC Group other than those Tax Returns that IAC is required or entitled to prepare and file under Section 4.02. The Tax Returns required to be prepared and filed by New IAC under this Section 4.03 shall include any (a) New IAC Federal Consolidated Income Tax Return and (b) New IAC Separate Return.

Section 4.04     Tax Accounting Practices.

(a)       General Rule. Except as otherwise provided in Section 4.04(b), with respect to any Tax Return for any Tax Period that includes a Pre-Deconsolidation Period, such Tax Return shall be prepared in accordance with past practices, accounting methods, elections or conventions (“Past Practices”) used with respect to the Tax Returns in question (including, with respect to the decision whether any Affiliate shall join in the filing of any Joint Return), except to the extent not permitted by applicable Tax Laws.

(b)       Reporting of Transactions. Except to the extent otherwise required (x) by a change in applicable law or (y) as a result of a Final Determination, neither New IAC nor IAC shall (and neither shall permit or cause any member of its respective Group (including, with respect to IAC, any member of the New Match Group) to) take any position that is inconsistent with the treatment of the Distribution (together with the Contribution) as having Tax-Free Status (or analogous status under state or local law) or the Match Merger qualifying as a “reorganization” within the meaning of Section 368(a) of the Code (or analogous status under state or local law).

Section 4.05     Consolidated or Combined Tax Returns. IAC and New IAC will elect and join, and will cause their respective Affiliates to elect and join, in filing any New Match State Combined Income Tax Returns and any Joint Returns, in each case, (x) required to be filed in accordance with Section 4.04(a) or by applicable Law or (y) that IAC and New IAC otherwise agree to file.

Section 4.06     Right to Review Tax Returns.

(a)       General. The Company that has responsibility for preparing and filing any material Tax Return under this Agreement shall make such Tax Return (or the relevant portions thereof) and related workpapers available for review by the other Company to the extent the other Company (i) is or would reasonably be expected to be liable for Taxes reflected on such Tax Return, (ii) is or would reasonably be expected to be liable for any additional Taxes owing as a result of adjustments to the amount of such Taxes reported on such Tax Return, (iii) has or would reasonably be expected to have a claim for Tax Benefits under this Agreement in respect of items reflected on such Tax Return, or (iv) reasonably requires such documents to confirm compliance with the terms of this Agreement; provided, however, that, except for portions of such Tax Returns reflecting the items or otherwise containing the information described in the preceding clauses (iii) or (iv), (x) IAC shall not be required to make available any New Match Separate Tax Return for any Tax Period that begins after the Deconsolidation Date for review by New IAC and (y) New IAC shall not be required to make available any New IAC Separate Tax Return for any Tax Period that begins after the Deconsolidation Date for review by IAC. The Company that has responsibility for preparing and filing such Tax Return under this Agreement shall use reasonable efforts to make such Tax Return (or the relevant portions thereof) and related workpapers available for review as required under this paragraph sufficiently in advance of (but in any event at least thirty (30) days (or, in the case of Tax Returns that are not Income Tax Returns, such shorter period as is reasonable taking into account the Tax Period and the nature of the relevant Tax Return or other relevant circumstances) prior to) the due date for filing of such Tax Return to provide the requesting Party with a meaningful opportunity to review and comment on such Tax Return and shall consider such comments in good faith. The Parties shall attempt in good faith to resolve any material disagreement arising out of the review of such Tax Return and, failing such resolution, any material disagreement shall be resolved in accordance with the provisions of Section 14 as promptly as practicable.

(b)       Pre-Deconsolidation Tax Returns. Notwithstanding anything to the contrary herein:

(i)       With respect to any (x) Tax Return required to be prepared by IAC pursuant to Section 4.02(a) or (b) or (y) IAC Separate Return required to be prepared by IAC pursuant to Section 4.02(c), in each case, with respect to any Tax Period that includes a Pre-Deconsolidation Period (each, a “Pre-Deconsolidation Tax Return”), IAC shall deliver to New IAC for its review, comment, and approval (which approval shall not be unreasonably withheld, conditioned, or delayed) a copy of such Pre-Deconsolidation Tax Return at least thirty (30) days (or, in the case of Tax Returns that are not Income Tax Returns, such shorter period as is reasonable taking into account the Tax Period and the nature of the relevant Tax Return or other relevant circumstances) prior to the due date thereof (taking into account any extensions). IAC shall revise such Pre-Deconsolidation Tax Return to reflect any comments received from New IAC not later than fifteen (15) days (or, in the case of Tax Returns that are not Income Tax Returns, such shorter period as is reasonable taking into account the Tax Period and the nature of the relevant Tax Return or other relevant circumstances) before the due date thereof (taking into account any extensions) to the extent (i) such comments (A) relate to New IAC, any other member of the New IAC Group or any member of the IAC Group, or (B) otherwise affect Taxes for which New IAC is responsible under Section 2, (ii) there is at least a “more likely than not” basis for such positions and (iii) such comments would not reasonably be expected to result in an adverse Tax consequence that is material to any member of the New Match Group. In the event of any disagreement with respect to any such Pre-Deconsolidation Tax Return, IAC and New IAC shall cooperate in good faith to resolve such disagreement and, if IAC and New IAC are unable to reach resolution, they shall promptly cause a jointly retained nationally recognized independent accounting firm selected jointly by IAC and New IAC (the “Independent Accounting Firm”) to resolve such disagreement in accordance with the terms of this Agreement within a reasonable time, taking into account the deadline for filing such Pre-Deconsolidation Tax Return. IAC shall revise such Pre-Deconsolidation Tax Return to reflect any agreement reached between IAC and New IAC and, if applicable, any such resolution of the Independent Accounting Firm, and shall deliver a revised Pre-Deconsolidation Tax Return to New IAC at least five (5) days before the due date therefor (taking into account extensions) (or such shorter period as is reasonable taking into account the Tax Period and the nature of the relevant Pre-Deconsolidation Tax Return). Any determination of the Independent Accounting Firm pursuant to this Section 4.06(b)(i) shall be binding upon the Parties without further adjustment. The costs, fees, and expenses of the Independent Accounting Firm shall be borne equally by IAC and New IAC.

(ii)       Except to the extent otherwise required pursuant to a Final Determination, neither IAC nor New IAC shall (nor shall either permit any of its Affiliates to) amend or revoke any Tax Return for any Tax Period that includes any Pre-Deconsolidation Period (or any notification or election relating thereto) without the prior written consent of the other Company (such consent not to be unreasonably withheld, conditioned, or delayed). At New IAC’s request and at New IAC’s cost and expense, unless the filing of such amended Tax Return would reduce any New Match Tax Attribute [or would reasonably be expected to result in an adverse Tax consequence that is material to any member of the New Match Group], IAC shall file, or cause to be filed, amended Pre-Deconsolidation Tax Returns (which Tax Returns shall be prepared in a manner consistent with Section 4.06(b)(i)).

(c)       Execution of Returns Prepared by Other Party. In the case of any Tax Return that is required to be prepared by one Company under this Agreement and that is required by law to be signed by another Company (or by its authorized representative), the Company that is legally required to sign such Tax Return shall not be required to sign such Tax Return under this Agreement unless there is at least a “more likely than not” basis (or comparable standard under state, local or foreign law) for the Tax treatment of each material item reported on the Tax Return.

Section 4.07     New IAC Carrybacks and Claims for Refund. New IAC shall cause the members of the New IAC Group to carry forward, where permitted by applicable Law, any item of loss, deduction or credit which arises in any Tax Period ending after the Deconsolidation Date. If such item is not permitted by applicable Law to be carried forward into any Tax Period beginning after the Deconsolidation Date, at New IAC’s cost and expense, an Adjustment Request with respect to a Joint Return shall be filed to claim in any Tax Period that ends on or before or includes the Deconsolidation Date with respect to any Joint Return any New IAC Carryback arising in a Post-Deconsolidation Period, and such Adjustment Request shall be prepared and filed by the Responsible Company with respect to the Tax Return to be adjusted, in accordance with the provisions of this Section 4.

Section 4.08     Apportionment of Earnings and Profits and Tax Attributes.

(a)       If the IAC Affiliated Group has a Tax Attribute, the portion, if any, of such Tax Attribute apportioned to New IAC or any member of the New IAC Group and treated as a carryover to the first Post-Deconsolidation Period of New IAC (or such member) shall be determined by New IAC in accordance with Treasury Regulations Sections 1.1502-21, 1.1502-21T, 1.1502-22, 1.1502-79 and, if applicable, 1.1502-79A; provided that New IAC shall not make any election with respect to the apportionment of Tax Attributes that would reduce the New Match Tax Attributes to amounts less than the amounts set forth on Schedule 3 hereto.

(b)       New IAC shall be entitled to determine the portion, if any, of any Tax Attribute, other than those described in Section 4.08(a), with respect to any consolidated, combined or unitary State or Foreign Income Tax, in each case, arising in respect of a Joint Return which shall be apportioned to New IAC or any member of the New IAC Group, in accordance with applicable law.

(c)       New IAC shall use commercially reasonable efforts to determine or cause its designee to determine the portion, if any, of any Tax Attribute that (absent a Final Determination to the contrary) shall be apportioned to New IAC or any member of the New IAC Group in accordance with this Section 4.08 and applicable law and the amount of Tax basis and earnings and profits (including, for the avoidance of doubt, PTEP) to be apportioned to New IAC or any member of the New IAC Group in accordance with this Section 4.08 and applicable law, and shall provide written notice of the calculation thereof to IAC for its review and comment as soon as reasonably practicable after New IAC or its designee prepares such calculation. In the event of any disagreement regarding the accuracy or compliance with applicable law of any such calculation, IAC and New IAC shall cooperate in good faith to resolve such disagreement and, if IAC and New IAC are unable to reach resolution, they shall promptly cause the Independent Accounting Firm to resolve such disagreement in accordance with the terms of this Agreement within a reasonable time. New IAC shall revise such written notice to reflect any agreement reached between IAC and New IAC and, if applicable, any such resolution of the Independent Accounting Firm, and shall deliver a revised written notice to New IAC at least five (5) days before the due date (taking into account extensions) for the applicable Tax Return. Any determination of the Independent Accounting Firm pursuant to this Section 4.08(c) shall be binding upon the Parties without further adjustment. The costs, fees, and expenses of the Independent Accounting Firm shall be borne equally by IAC and New IAC.

(d)       Any written notice delivered by New IAC pursuant to Section 4.08(c) shall be binding on IAC and each member of the New Match Group and on New IAC and each member of the New IAC Group. Except to the extent otherwise required by a change in applicable law or pursuant to a Final Determination, neither IAC nor New IAC shall take any position (whether on a Tax Return or otherwise) that is inconsistent with the information contained in any such written notice.

Section 5.     Tax Payments.

Section 5.01     Payment of Taxes with Respect to Tax Returns. Subject to Section 5.02, (a) the Responsible Company with respect to any Tax Return shall pay any Tax required to be paid to the applicable Tax Authority on or before the relevant Payment Date, and (b) in the case of any adjustment pursuant to a Final Determination with respect to any Tax Return, the Responsible Company shall pay to the applicable Tax Authority when due any additional Tax due with respect to such Tax Return required to be paid as a result of such adjustment pursuant to a Final Determination.

Section 5.02     Indemnification Payments.

(a)       If any Company (the “Payor”) is required pursuant to Section 5.01 (or otherwise under applicable Tax Law) to pay to a Tax Authority a Tax for which another Company (the “Required Party”) is liable, in whole or in part, under this Agreement, the Required Party shall reimburse the Payor within 15 days of delivery by the Payor to the Required Party of an invoice for the amount due from the Required Party, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. If the amount to be paid by the Required Party pursuant to this Section 5.02 is in excess of $5 million, then the Required Party shall pay the Payor no later than the later of (i) seven Business Days after delivery by the Payor to the Required Party of an invoice for the amount due, accompanied by a statement detailing the Taxes required to be paid and describing in reasonable detail the particulars relating thereto and (ii) three Business Days prior to the due date for the payment of such Tax.

(b)       All indemnification payments under this Agreement shall be made by IAC directly to New IAC and by New IAC directly to IAC; provided, however, that if the Companies mutually agree with respect to any such indemnification payment, (i) any member of the New Match Group may make such indemnification payment to any member of the New IAC Group and (ii) any member of the New IAC Group may make such indemnification payment to any member of the New Match Group.

Section 6.     Tax Benefits.

Section 6.01      Tax Benefits.

(a)       Except as set forth below, (i) New IAC shall be entitled to any refund (and any interest thereon received from the applicable Tax Authority) of Income Taxes and Other Taxes for which New IAC is liable hereunder, (ii) IAC shall be entitled to any refund (and any interest thereon received from the applicable Tax Authority) of Income Taxes and Other Taxes for which IAC is liable hereunder, and (iii) a Company receiving a refund to which another Company is entitled hereunder in whole or in part shall pay over such refund (or portion thereof), net of cost (including Taxes) resulting therefrom, to such other Company within 30 days after such refund is received; it being understood that, with respect to any refund (or any interest thereon received from the applicable Tax Authority) of Taxes for which both Companies are liable under Section 7.03(c)(i), each Company shall be entitled to the portion of such refund (or interest thereon) that reflects its proportionate liability for such Taxes.

(b)       If (i) a member of the New Match Group actually realizes in cash any Tax Benefit as a result of an adjustment pursuant to a Final Determination or reporting required by clause (x) or clause (y) of Section 4.04(b), in each case, that increases Taxes for which a member of the New IAC Group is liable hereunder (or reduces any Tax Attribute of a member of the New IAC Group) and such Tax Benefit would not have arisen but for such adjustment or reporting (determined on a “with and without” basis), or (ii) a member of the New IAC Group actually realizes in cash any Tax Benefit as a result of an adjustment pursuant to a Final Determination or reporting required by clause (x) or clause (y) of Section 4.04(b), in each case, that increases Taxes for which a member of the New Match Group is liable hereunder (or reduces any Tax Attribute of a member of the New Match Group) and such Tax Benefit would not have arisen but for such adjustment or reporting (determined on a “with and without” basis), then, IAC or New IAC, as the case may be, shall make a payment to New IAC or IAC, as appropriate, within 30 days following such actual realization of the Tax Benefit, in an amount equal to such Tax Benefit actually realized in cash (including any Tax Benefit actually realized as a result of the payment); provided, however, that no Company (or any Affiliates of any Company) shall be obligated to make a payment otherwise required pursuant to this Section 6.01(b) to the extent making such payment would place such Company (or any of its Affiliates) in a less favorable net after-Tax position than such Company (or such Affiliate) would have been in if the relevant Tax Benefit had not been realized. If a Company or one of its Affiliates pays over any amount pursuant to the preceding sentence and such Tax Benefit is subsequently disallowed or adjusted, the Parties shall promptly make appropriate payments (including in respect of any interest paid or imposed by any Tax Authority) to reflect such disallowance or adjustment.

(c)       No later than 30 days after a Tax Benefit described in Section 6.01(b) is actually realized in cash by a member of the New IAC Group or a member of the New Match Group, New IAC (if a member of the New IAC Group actually realizes such Tax Benefit) or IAC (if a member of the New Match Group actually realizes such Tax Benefit) shall provide the other Company with a written calculation of the amount payable to such other Company by New IAC or IAC pursuant to this Section 6. In the event that New IAC or IAC disagrees with any such calculation described in this Section 6.01(c), New IAC or IAC shall so notify the other Company in writing within 30 days of receiving the written calculation set forth above in this Section 6.01(c). New IAC and IAC shall endeavor in good faith to resolve such disagreement, and, failing that, the amount payable under this Section 6 shall be determined in accordance with the provisions of Section 14 as promptly as practicable.

(d)       New IAC shall be entitled to any refund that is attributable to, and would not have arisen but for, a New IAC Carryback pursuant to Section 4.07. Any such payment of such refund made by IAC to New IAC pursuant to this Section 6.01(d) shall be recalculated in light of any Final Determination (or any other facts that may arise or come to light after such payment is made, such as a carryback of a New Match Group Tax Attribute to a Tax Period in respect of which such refund is received) that would affect the amount to which New IAC is entitled, and an appropriate adjusting payment shall be made by New IAC to IAC such that the aggregate amount paid pursuant to this Section 6.01(d) equals such recalculated amount.

(e)       If (i) as a result of an adjustment pursuant to a Final Determination, any New Match Tax Attribute is utilized to reduce Taxes for a Pre-Deconsolidation Period for which a member of the New IAC Group would otherwise be liable hereunder, (ii) such reduction in Taxes would not have arisen but for such adjustment (determined on a “with and without” basis), and (iii) the amount of Taxes payable by any member of the New Match Group for a Post-Deconsolidation Period exceeds the amount of Taxes that otherwise would have been payable by such member of the New Match Group for such Post-Deconsolidation Period absent such utilization (determined on a “with and without” basis), then New IAC shall indemnify and hold the members of the New Match Group harmless from and against any such excess Tax liability, as, if, and when such Taxes are actually incurred.

Section 6.02     New IAC and IAC Income Tax Deductions in Respect of Certain Equity Awards and Incentive Compensation.

(a)       Allocation of Deductions.

(i) To the extent permitted by applicable law, Income Tax deductions arising by reason of exercises of options or vesting or settlement of restricted stock units, in each case, following the Distribution, with respect to New IAC stock or IAC stock (such options and restricted stock units, collectively, “Compensatory Equity Interests”) held by any Person shall be claimed (i) in the case of an IAC Employee or Former IAC Employee, solely by the New IAC Group, (ii) in the case of a Match Employee or Former Match Employee, solely by the New Match Group, and (iii) in the case of a non-employee director (solely with respect to Compensatory Equity Interests received in his or her capacity as a director), by the Company for which the director serves as a director following the Distribution (provided, that in the case of any director who serves on the board of directors of both New IAC and IAC, each Company shall be entitled only to the deductions arising in respect of such Compensatory Equity Interests denominated in its own stock).

(ii) To the extent that, notwithstanding the allocation set forth in Section 6.02(a)(i), (A) the New IAC Group is not entitled to claim any Income Tax deductions arising by reason of exercises of IAC Service Provider Options (“IAC Service Provider Option Deductions”), (B) IAC, or any member of the New Match Group, is entitled to claim such IAC Service Provider Option Deductions, and (C) IAC (or such member of the New Match Group) actually realizes in cash any Tax Benefit as a result of such IAC Service Provider Option Deduction (and such Tax Benefit would not have arisen but for such IAC Service Provider Option Deduction, determined on a “with and without” basis), then, IAC shall claim such Income Tax deduction and shall make a payment to New IAC within 30 days following the actual realization of such Tax Benefit, in an amount equal to the Tax Benefit actually realized in cash. If IAC pays over any amount pursuant to the preceding sentence and such Tax Benefit is subsequently disallowed or adjusted, the Parties shall promptly make appropriate payments (including in respect of any interest paid or imposed by any Tax Authority) to reflect such disallowance or adjustment.

(b)       Withholding and Reporting. Each Company entitled to claim the Tax deductions described in Section 6.02(a)(i) with respect to Compensatory Equity Interests shall be responsible for all applicable Taxes (including, but not limited to, withholding and excise Taxes) and shall satisfy, or shall cause to be satisfied, all applicable Tax reporting obligations with respect to such Compensatory Equity Interests; provided, however, that the issuing corporation shall promptly remit to the applicable Company that is entitled to claim the relevant Tax deductions described in Section 6.02(a)(i) an amount of cash equal to the any withholding or other Taxes for which the holder of the Compensatory Equity Interest is responsible under the terms of the relevant plan or grant (regardless of whether such amounts (x) are collected from the holder of the Compensatory Equity Interest by way of cash payment or “sell-to-cover” exercises or (y) reduce the number of shares to be issued as a result of “net settlement”).

Section 7.      Tax-Free Status.

Section 7.01     Restrictions on New IAC and IAC.

(a)       Each of New IAC and IAC agrees that it will not take or fail to take, and will not cause or permit any of its respective Affiliates to take or fail to take, any action where such action or failure to act would be inconsistent with or cause to be untrue any covenant or representation of such Party in this Agreement, the Transaction Agreement or any of the Ancillary Agreements. Each of New IAC and IAC agrees that it will not take or fail to take, and will not cause or permit any of its respective Affiliates to take or fail to take, any action where such action or failure to act would, or could reasonably be expected to, prevent (i) Tax-Free Status or (ii) the qualification of the Match Merger as a “reorganization” within the meaning of Section 368(a).

(b)       New IAC agrees that, from the date hereof until the first day after the Restriction Period, it will (and will cause its “separate affiliated group” (as defined in Section 355(b)(3)(B) of the Code) to) (i) maintain the active conduct (as defined in Section 355(b)(2) of the Code and the Treasury Regulations promulgated thereunder) of a New IAC Active Trade or Business and (ii) not engage in any transaction that would result in it ceasing to be engaged in such New IAC Active Trade or Business for purposes of Section 355(b)(2) of the Code.

(c)       IAC agrees that, from the date hereof until the first day after the Restriction Period, it will (and will cause its “separate affiliated group” (as defined in Section 355(b)(3)(B) of the Code) to) (i) maintain the active conduct (as defined in Section 355(b)(2) of the Code and the Treasury Regulations promulgated thereunder) of a New Match Active Trade or Business and (ii) not engage in any transaction that would result in it ceasing to be engaged in such New Match Active Trade or Business for purposes of Section 355(b)(2) of the Code.

(d)

(i)       New IAC agrees that, from the date hereof until the first day after the Restriction Period, it will not:

(A) enter into any New IAC Proposed Acquisition Transaction or, to the extent New IAC has the right to prohibit any New IAC Proposed Acquisition Transaction, permit any New IAC Proposed Acquisition Transaction to occur (whether by (1) redeeming rights under a shareholder rights plan, (2) finding a tender offer to be a “permitted offer” under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any New IAC Proposed Acquisition Transaction, or (3) approving any New IAC Proposed Acquisition Transaction, whether for purposes of Section 203 of the DGCL or any similar corporate statute, any “fair price” or other provision of New IAC’s charter or bylaws or otherwise),

(B) merge or consolidate with any other Person or liquidate or partially liquidate,

(C) redeem or otherwise repurchase (directly or through a New IAC Affiliate) any New IAC Capital Stock, or rights to acquire New IAC Capital Stock, except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment by Revenue Procedure 2003-48),

(D) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of New IAC Capital Stock (including, without limitation, through the conversion of one class of New IAC Capital Stock into another class of New IAC Capital Stock), or

(E) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any Tax Opinion) that, in the aggregate (and taking into account any other transactions described in this subparagraph (d)), would be reasonably likely to have the effect of causing or permitting one or more persons to acquire, directly or indirectly, Capital Stock representing a Fifty-Percent or Greater Interest in New IAC or otherwise jeopardize the Tax-Free Status of the Distribution, unless, in each case, prior to taking any such action set forth in the foregoing clauses (A) through (E), (x) New IAC shall have requested that IAC obtain a private letter ruling (or, if applicable, a supplemental private letter ruling) from the IRS and/or any other applicable Tax Authority in accordance with Section 7.02(b) and (c) to the effect that such transaction will not affect the Tax-Free Status of the Distribution (taken together with the Contribution), and IAC shall have received such a private letter ruling in form and substance satisfactory to IAC in its reasonable discretion (and in determining whether a private letter ruling is satisfactory, IAC may consider, among other factors, the appropriateness of any underlying assumptions and management’s representations made in connection with such private letter ruling), (y) New IAC shall have provided IAC with an Unqualified Tax Opinion in form and substance satisfactory to IAC in its reasonable discretion (and in determining whether an opinion is satisfactory, IAC may consider, among other factors, the appropriateness of any underlying assumptions and management’s representations if used as a basis for the opinion) or (z) IAC shall have waived the requirement to obtain such private letter ruling or Unqualified Tax Opinion.

(ii)       IAC agrees that except for any Committed Acquisitions, from the date hereof until the first day after the Restriction Period, it will not:

(A) enter into any New Match Proposed Acquisition Transaction or, to the extent IAC has the right to prohibit any New Match Proposed Acquisition Transaction, permit any New Match Proposed Acquisition Transaction to occur (whether by (1) redeeming rights under a shareholder rights plan, (2) finding a tender offer to be a “permitted offer” under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any New Match Proposed Acquisition Transaction, or (3) approving any New Match Proposed Acquisition Transaction, whether for purposes of Section 203 of the DGCL or any similar corporate statute, any “fair price” or other provision of IAC’s charter or bylaws or otherwise),

(B) merge or consolidate with any other Person (other than the Match Merger) or liquidate or partially liquidate,

(C) redeem or otherwise repurchase (directly or through an IAC Affiliate) any IAC Capital Stock, or rights to acquire IAC Capital Stock, except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment by Revenue Procedure 2003-48),

(D) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of IAC Capital Stock (including, without limitation, through the conversion of one class of IAC Capital Stock into another class of IAC Capital Stock), or

(E) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any Tax Opinion) that, in the aggregate (and taking into account any other transactions described in this subparagraph (d)), would be reasonably likely to have the effect of causing or permitting one or more persons to acquire, directly or indirectly, Capital Stock representing a Fifty-Percent or Greater Interest in IAC or otherwise jeopardize the Tax-Free Status of the Distribution, unless, in each case, prior to taking any such action set forth in the foregoing clauses (A) through (E), (x) IAC shall have obtained a private letter ruling (or, if applicable, a supplemental private letter ruling) from the IRS and/or any other applicable Tax Authority in accordance with Section 7.02(b) and (c) to the effect that such transaction will not affect the Tax-Free Status of the Distribution (taken together with the Contribution), and IAC, shall have received such a private letter ruling in form and substance satisfactory to New IAC in its reasonable discretion (and in determining whether a private letter ruling is satisfactory, New IAC may consider, among other factors, the appropriateness of any underlying assumptions and management’s representations made in connection with such private letter ruling), (y) IAC shall have provided New IAC with an Unqualified Tax Opinion in form and substance satisfactory to New IAC in its reasonable discretion (and in determining whether an opinion is satisfactory, New IAC may consider, among other factors, the appropriateness of any underlying assumptions (other than assumptions pursuant to Section 7.02(d)) and management’s representations if used as a basis for the opinion) or (z) New IAC shall have waived the requirement to obtain such private letter ruling or Unqualified Tax Opinion.

(iii)       Nothing in Section 7.01(a) shall prohibit IAC or any IAC Affiliate from undertaking a Committed Acquisition in accordance with its terms. The requirements in Section 7.01(d)(ii) shall not apply to a Committed Acquisition, but any Committed Acquisition shall be taken into account for purposes of determining compliance with Section 7.01(d)(ii) with respect to an acquisition that is not a Committed Acquisition.

(e)       If there is a change in Law (including IRS published guidance on which taxpayers may rely) occurring after the date of the Transaction Agreement that adversely affects the tax treatment of a Specified Committed Acquisition for purposes of Section 355(e) of the Code, IAC agrees that (i) reasonably in advance of effecting, or causing any member of the New Match Group to effect, such Specified Committed Acquisition, IAC shall (A) provide New IAC written notice of such Specified Committed Acquisition and (B) consult with New IAC, including by providing any information that New IAC may reasonably request with respect to such Specified Committed Acquisition and the impact thereof on the Tax-Free Status of the Distribution at New IAC’s cost and expense and (ii) to the extent that (A) New IAC notifies in writing IAC of its determination, based on the information provided pursuant to clause (i) (and any other relevant information available at such time), that cash settlement of the relevant right or obligation under such Specified Committed Acquisition is reasonably required to avoid a Built-in Change Loss and (B) IAC or the applicable IAC Affiliate is permitted to do so under the terms of such right or obligation, IAC shall settle or extinguish (or cause to be settled or extinguished) such right or obligation by using cash (and not shares of IAC Capital Stock), unless New IAC otherwise consents in writing.

Section 7.02     Procedures Regarding Opinions and Rulings.

(a)       If New IAC or IAC (such Company, the “Requesting Company”) notifies IAC or New IAC, respectively (such company, the “Consenting Company”) that it desires to take one of the actions described in clauses (A) through (E) of Section 7.01(d)(i) or (ii), as applicable (a “Notified Action”), the Consenting Company and the Requesting Company shall reasonably cooperate to attempt to obtain the private letter ruling or Unqualified Tax Opinion referred to in Section 7.01(d)(i) or (ii), as applicable, unless the Consenting Company shall have waived the requirement to obtain such private letter ruling or Unqualified Tax Opinion.

(b)       Rulings or Unqualified Tax Opinions at the Requesting Company’s Request. At the reasonable request of the Requesting Company pursuant to Section 7.01(d)(i) or (ii), as applicable, the Consenting Company shall cooperate with the Requesting Company and the Companies shall use reasonable best efforts to seek to obtain, as expeditiously as possible, a private letter ruling from the IRS (or if applicable, a supplemental private letter ruling) or an Unqualified Tax Opinion for the purpose of permitting the Requesting Company to take the Notified Action. Further, in no event shall any request for a private letter ruling be filed under this Section 7.02(b) unless the Requesting Company represents that (i) it has reviewed the request for such private letter ruling, and (ii) all information and representations, if any, relating to any member of the relevant Company Group, contained in the related documents are (subject to any qualifications therein) true, correct and complete; provided, that the Consenting Company shall not be required to make (or cause any of its Affiliates to make) any representation or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control). The Requesting Company shall be responsible for all reasonable costs and expenses incurred by any Company (or the members of its Group) in obtaining a private letter ruling or Unqualified Tax Opinion requested by the Requesting Company and shall reimburse such other Company within 15 Business Days after receiving an invoice from such other Company therefor.

(c)       Ruling Process Control. In connection with obtaining a private letter ruling pursuant to Section 7.02(b), the Requesting Company (i) shall have control over the process of obtaining such private letter ruling, (ii) shall keep the Consenting Company informed in a timely manner of all material actions taken or proposed to be taken by the Requesting Company in connection therewith; (iii) (A) reasonably in advance of the submission of any related private letter ruling documents provide the Consenting Company with a draft copy thereof, (B) reasonably consider the Consenting Company’s comments on such draft copy, and (C) provide the Consenting Company with a final copy; and (iv) shall provide the Consenting Company with notice reasonably in advance of, and the Consenting Company shall have the right to attend, any formally scheduled meetings with the IRS (subject to the approval of the IRS) that relate to such private letter ruling. The Consenting Company shall execute and deliver to the Requesting Company any power of attorney or other similar document reasonably requested by the Requesting Company in connection with the process of obtaining a private letter ruling. Subject to Section 7.02(b), neither IAC, New IAC nor any of their respective directly or indirectly controlled Affiliates shall seek any guidance from the IRS or any other Tax Authority (whether written, verbal or otherwise) at any time concerning any Transaction that is the subject of a Tax Opinion (including the impact of any transaction on any of the foregoing) without the other Company’s prior written consent.

(d)       New IAC hereby represents, and for purposes of this Agreement, IAC and its Subsidiaries may assume, that: (i) as of immediately after the consummation of the Match Merger and the IAC Class M Equity Offering, the aggregate percentage of IAC Capital Stock (not taking into account overlapping share ownership), by vote and value, that may not be accorded safe harbor treatment pursuant to Treasury Regulations Section 1.355-7(d) does not exceed the percentage(s) set forth on Schedule 3 hereto (which shall be delivered by New IAC to IAC as promptly as reasonably practicable following the Match Merger Effective Time), and (ii) Compensatory Equity Interests denominated in IAC stock immediately prior to the Mandatory Exchange Effective Time were issued to persons in connection with the performance of services as an employee, director or independent contractor for IAC or its subsidiaries. In the event New IAC determines in good faith that any information described on Schedule 3 is inaccurate, it shall promptly provide IAC with a revised Schedule 3, together with supporting information in reasonable detail and, following IAC’s receipt of such revised Schedule 3, IAC and its Subsidiaries may no longer assume, on a prospective basis, that any information set forth on the earlier Schedule 3 remains accurate, but may assume that the information set forth on the revised Schedule 3 is accurate. New IAC covenants that, in connection with matters relevant to Section 355(e) of the Code, upon reasonable request by IAC, it will, and will use commercially reasonable efforts to cause its employees and other relevant persons (“New IAC Persons”) to, promptly provide written information to IAC and its representatives regarding the existence (or absence) of any “agreement, understanding, arrangement or substantial negotiations” (as those terms are defined in Treasury Regulations Section 1.355-7(h)) during the two-year period preceding the Mandatory Exchange Effective Time regarding any acquisition of IAC Capital Stock between such New IAC Persons, on the one hand, and any Person or Persons identified by IAC to New IAC, on the other hand; provided, that IAC shall use commercially reasonable efforts to obtain such information also from the Person or Persons so identified by IAC. For purposes of this Agreement, provided IAC complied with its obligation pursuant to this Section 7.02(d), IAC may rely on the accuracy of the information provided by New IAC pursuant to this Section 7.02(d) absent actual knowledge to the contrary.

Section 7.03     Liability for Tax-Related Losses and Match Merger-Related Losses.

(a)       Notwithstanding anything in this Agreement or the Transaction Agreement to the contrary, subject to Section 7.03(c), IAC shall be responsible for, and shall indemnify and hold harmless New IAC and its Affiliates and each of their officers, directors and employees from and against, 100% of any Tax-Related Losses that are attributable to or result from any one or more of the following: (i) the acquisition, after the Match Merger Effective Time, of all or a portion of IAC’s Capital Stock (excluding, for the avoidance of doubt, shares of IAC Class M Common Stock issued pursuant to the Match Merger or pursuant to the IAC Class M Equity Offering) and/or its or its subsidiaries’ assets by any means whatsoever by any Person, (ii) any action or failure to act by IAC or any IAC Affiliate (including any member of the New Match Group) after the Match Merger Effective Time (including, without limitation, any amendment to IAC’s certificate of incorporation (or other organizational documents), whether through a stockholder vote or otherwise) affecting the voting rights of IAC Capital Stock (including, without limitation, through the conversion of one class of IAC Capital Stock into another class of IAC Capital Stock), and (iii) any act or failure to act or breach of any covenant by IAC or any IAC Affiliate (including any member of the New Match Group), in each case, after the Match Merger Effective Time and described in Section 7.01 (regardless whether such act or failure to act is covered by a private letter ruling, Unqualified Tax Opinion or waiver described in clause (x), (y) or (z) of Section 7.01(d)(ii)); provided that, notwithstanding anything to the contrary contained in this Agreement, IAC shall not be responsible for, and shall bear no liability under this Agreement for (A) any Built-in Change Loss not attributable to a Mitigation Failure or (B) any Tax-Related Losses attributable to or resulting from any acquisition, after the Match Merger Effective Time, of IAC Capital Stock that would not have been incurred had the representation made, or any information provided by New IAC to IAC, in each case, pursuant to Section 7.02(d) and on which IAC was entitled to rely at the time of the relevant acquisition been accurate (together with any Built-in Change Loss not attributable to a Mitigation Failure, the “Information Liability”).

(b)       Notwithstanding anything in this Agreement or the Transaction Agreement to the contrary, subject to Section 7.03(c), New IAC shall be responsible for, and shall indemnify and hold harmless IAC and its Affiliates and each of their officers, directors and employees from and against, 100% of any Tax-Related Losses that are attributable to or result from any one or more of the following: (i) the acquisition, after the Distribution, of all or a portion of New IAC’s Capital Stock and/or its or its subsidiaries’ assets by any means whatsoever by any Person, (ii) any action or failure to act by New IAC or any New IAC Affiliate (including any member of the New IAC Group) after the Distribution (including, without limitation, any amendment to New IAC’s certificate of incorporation (or other organizational documents), whether through a stockholder vote or otherwise) affecting the voting rights of New IAC Capital Stock (including, without limitation, through the conversion of one class of New IAC Capital Stock into another class of New IAC Capital Stock), (iii) any act or failure to act or breach of any covenant by New IAC or any New IAC Affiliate (including any member of the New IAC Group), in each case, described in Section 7.01 (regardless whether such act or failure to act is covered by a private letter ruling, Unqualified Tax Opinion or waiver described in clause (x), (y) or (z) of Section 7.01(d)(i)), and (iv) the Information Liability.

(c)       To the extent that any Tax-Related Loss is subject to indemnity under both Sections 7.03(a) and (b), responsibility for such Tax-Related Loss shall be shared by IAC and New IAC, as applicable, according to relative fault.

(d)       Non-Fault-Based Tax-Related Losses and Match Merger-Related Losses. New IAC shall be liable for, and shall indemnify and hold harmless the New Match Group from and against any liability for any (i) Tax-Related Losses, except to the extent such Tax-Related Loss is a Tax-Related Loss for which IAC is responsible pursuant to Section 7.03(a) or 7.03(c), and any (ii) Match Merger-Related Losses, except to the extent attributable to or resulting from (A) the inaccuracy of any representation (or breach of any covenant) made by Match in Part I of the Merger Tax Representation Letter delivered by Match pursuant to Section 7.13(c) of the Transaction Agreement (the “Match Merger Tax Representation Letter”) or (B) any act or failure to act by IAC or any IAC Affiliate (including any member of the New Match Group) after the Match Merger Effective Time described in Section 7.01 (it being understood that, in the case of any Match Merger-Related Losses described in Section 7.03(d)(ii)(A) or (B), IAC shall be liable for, and shall indemnify and hold harmless the New IAC Group from and against, any liability for such Match Merger-Related Losses).

(e)       Notwithstanding any other provision of this Agreement or the Transaction Agreement to the contrary:

(i)       IAC shall pay New IAC the amount for which IAC has an indemnification obligation under this Section 7.03: (A) in the case of Tax-Related Losses described in clause (a) of the definition of Tax-Related Losses, no later than the later of (x) seven Business Days after delivery by New IAC to IAC of an invoice for the amount of such Tax-Related Losses or (y) three Business Days prior to the date New IAC files, or causes to be filed, the applicable Tax Return for the year of the relevant transaction, as applicable (the “New IAC Filing Date”) (provided, that if such Tax-Related Losses arise pursuant to a Final Determination described in clause (a), (b) or (c) of the definition of “Final Determination,” then IAC shall pay New IAC no later than the later of (x) seven Business Days after delivery by New IAC to IAC of an invoice for the amount of such Tax-Related Losses or (y) three Business Days prior to the date for making payment with respect to such Final Determination) and (B) in the case of Tax-Related Losses described in clause (b) or (c) of the definition of Tax-Related Losses, no later than the later of (x) seven Business Days after delivery by New IAC to IAC of an invoice for the amount of such Tax-Related Losses or (y) two Business Days after the date New IAC pays such Tax-Related Losses.

(ii)       New IAC shall pay IAC the amount for which New IAC has an indemnification obligation under this Section 7.03: (A) in the case of Tax-Related Losses described in clause (a) of the definition of Tax-Related Losses, no later than the later of (x) seven Business Days after delivery by IAC to New IAC of an invoice for the amount of such Tax-Related Losses or (y) three Business Days prior to the date IAC files, or causes to be filed, the applicable Tax Return for the year of the relevant transaction, as applicable (the “IAC Filing Date”) (provided, that if such Tax-Related Losses arise pursuant to a Final Determination described in clause (a), (b) or (c) of the definition of “Final Determination,” then New IAC shall pay IAC no later the later of (x) seven Business Days after delivery by IAC to New IAC of an invoice for the amount of such Tax-Related Losses or (y) three Business Days prior to the date for making payment with respect to such Final Determination); and (B) in the case of Tax-Related Losses described in clause (b) or (c) of the definition of Tax-Related Losses, no later than the later of (x) seven Business Days after delivery by IAC to New IAC of an invoice for the amount of such Tax-Related Losses or (y) two Business Days after the date IAC pays such Tax-Related Losses.

The principles of this Section 7.03(e) shall apply, mutatis mutandis, to payments in respect of Match Merger-Related Losses.

Section 7.04     Section 336(e) Election. If IAC and New IAC determine that one or more protective elections under Section 336(e) of the Code (each, a “Section 336(e) Election”) shall be made with respect to the Distribution, IAC and New IAC shall join in the making of such election and shall take any action reasonably necessary to give effect to any such election (including making any other related election). If a Section 336(e) Election is made with respect to the Distribution, then this Agreement shall be amended in such a manner as is determined by IAC and New IAC in good faith to take into account such Section 336(e) Election(s), including by requiring that, in the event (i) the Contribution or the Distribution fails to have Tax-Free Status and (ii) a Company (or such Company’s Group) that does not have exclusive responsibility pursuant to this Agreement for Tax-Related Losses arising from such failure actually realizes in cash a Tax Benefit from the step-up in Tax basis resulting from the relevant Section 336(e) Election(s), such Company shall pay over to the Company that has exclusive responsibility pursuant to this Agreement for such Tax-Related Losses any such Tax Benefits realized (provided, that, if such Tax-Related Losses are Taxes for which more than one Company is liable under Section 7.03(c)(i), the Company that actually realizes in cash the Tax Benefit resulting from the relevant Section 336(e) Election shall pay over to the other Company responsible for such Taxes the percentage of any such Tax Benefits realized that corresponds to such other Company’s percentage share of such Taxes).

Section 8.     Assistance and Cooperation.

Section 8.01     Assistance and Cooperation.

(a)       Each of the Companies shall provide (and shall cause its Affiliates to provide) the other Companies and their respective agents, including accounting firms and legal counsel, with such cooperation or information as they may reasonably request in connection with (i) preparing and filing Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making available, upon reasonable notice, all information and documents in their possession relating to the other Company and its Affiliates as provided in Section 9. Each of the Companies shall also make available to the other Company, as reasonably requested and available, personnel (including employees and agents of the Company or its Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes.

(b)       Any information or documents provided under this Section 8 or Section 9 shall be kept confidential by the Company receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes. Notwithstanding any other provision of this Agreement or any other agreement, in no event shall any of the Companies or any of their respective Affiliates be required to provide the other Companies or any of their respective Affiliates or any other Person access to or copies of any information if such action could reasonably be expected to result in the waiver of any Privilege. In addition, in the event that any of the Companies determine that the provision of any information to the other Companies or their respective Affiliates could be commercially detrimental, violate any law or agreement or waive any Privilege, the Parties shall use reasonable best efforts to permit compliance with their obligations under this Section 8 or Section 9 in a manner that avoids any such harm or consequence.

Section 8.02     Income Tax Return Information. New IAC and IAC acknowledge that time is of the essence in relation to any request for information, assistance or cooperation made by IAC or New IAC pursuant to Section 8.01 or this Section 8.02. New IAC and IAC acknowledge that failure to comply with the deadlines set forth herein or reasonable deadlines otherwise set by IAC or New IAC could cause irreparable harm. Each Company shall provide to each of the other Company information and documents relating to its Group required by such other Company to prepare its Tax Returns. Any information or documents required by the Company that is responsible to prepare such Tax Returns under this Agreement shall be provided in such form as the preparing Company reasonably requests and in sufficient time for such Tax Returns to be filed on a timely basis; provided, that, this Section 8.02 shall not apply to information governed by Section 4.08.

Section 8.03     Reliance by New IAC. If any member of the New Match Group supplies information to a member of the New IAC Group in connection with a Tax liability and an officer of a member of the New IAC Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then, upon the written request of New IAC identifying the information being so relied upon, the Chief Financial Officer of IAC (or any officer of IAC as designated by the Chief Financial Officer of IAC) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. IAC agrees to indemnify and hold harmless each member of the New IAC Group and its directors, officers and employees from and against any fine, penalty, or other cost or expense of any kind attributable to a member of the New Match Group having supplied, pursuant to this Section 8, a member of the New IAC Group with inaccurate or incomplete information in connection with a Tax liability; provided, that, this Section 8.04 shall not apply to information governed by Section 4.08.

Section 8.04     Reliance by IAC. If any member of the New IAC Group supplies information to a member of the New Match Group in connection with a Tax liability and an officer of a member of the New Match Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of IAC identifying the information being so relied upon, the Chief Financial Officer of New IAC (or any officer of New IAC as designated by the Chief Financial Officer of New IAC) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. New IAC agrees to indemnify and hold harmless each member of the New Match Group and its directors, officers and employees from and against any fine, penalty, or other cost or expense of any kind attributable to a member of the New IAC Group having supplied, pursuant to this Section 8, a member of the New Match Group with inaccurate or incomplete information in connection with a Tax liability; provided, that, this Section 8.04 shall not apply to information governed by Section 4.08.

Section 9.     Tax Records.

Section 9.01     Retention of Tax Records. IAC and New IAC, respectively, shall preserve and keep all Tax Records exclusively relating to the assets and activities of the New Match Group and the New IAC Group, respectively, for the Pre-Deconsolidation Period, and IAC shall preserve and keep all other Tax Records relating to Taxes of the Groups for the Pre-Deconsolidation Period, for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (a) the expiration of any applicable statutes of limitations, or (b) seven years after the Deconsolidation Date (such later date, the “Retention Date”). After the Retention Date, each Company may dispose of such Tax Records upon 90 days’ prior written notice to the other Company. If, prior to the Retention Date, a Company reasonably determines that any Tax Records that it would otherwise be required to preserve and keep under this Section 9 are no longer material in the administration of any matter under the Code or other applicable Tax Law and the other Company agrees, then such first Company may dispose of such Tax Records upon 90 days’ prior notice to the other Company. Any notice of an intent to dispose given pursuant to this Section 9.01 shall include a list of the Tax Records to be disposed of describing in reasonable detail the files, books, or other records being disposed. The notified Company shall have the opportunity, at its cost and expense, to copy or remove, within such 90-day period, all or any part of such Tax Records.

Section 9.02     Access to Tax Records. The Companies and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records for Pre-Deconsolidation Periods to the extent reasonably required by the other Company in connection with the preparation of financial accounting statements, audits, litigation, or the resolution of items under this Agreement.

Section 10.     Tax Contests.

Section 10.01     Notice. Each of the Companies shall provide prompt notice to the other of any written communication from a Tax Authority regarding any pending or threatened Tax audit, assessment or proceeding or other Tax Contest for which it may be entitled to indemnification by the other Company hereunder. Such notice shall include copies of the pertinent portion of any written communication from a Tax Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail. The failure of one Company to notify the other of such communication in accordance with the immediately preceding sentences shall not relieve the other Company of any liability or obligation to pay such Tax or make indemnification payments under this Agreement, except to the extent that the failure timely to provide such notification actually prejudices the ability of such other Company to contest such Tax liability or increases the amount of such Tax liability.

Section 10.02     Control of Tax Contests.

(a)       Separate Company Taxes and Joint Returns with Respect to Other Taxes. In the case of any Tax Contest with respect to any (i) Separate Return or (ii) Joint Return with respect to Other Taxes, the Company having liability for the Tax shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Section 10.02(e).

(b)       New Match Federal Consolidated Income Tax Return and New Match State Combined Income Tax Return. In the case of any Tax Contest with respect to any New Match Federal Consolidated Income Tax Return or New Match State Combined Income Tax Return, IAC shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Section 10.02(e).

(c)       New Match Foreign Combined Income Tax Return. In the case of any Tax Contest with respect to any New Match Foreign Combined Income Tax Return, IAC shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Section 10.02(e).

(d)       Other Joint Returns. In the case of any Tax Contest with respect to any Joint Return (other than any New Match Federal Consolidated Income Tax Return, New Match State Combined Income Tax Return, New Match Foreign Combined Income Tax Return, or Joint Return with respect to Other Taxes), (i) IAC shall control the defense or prosecution of the portion of the Tax Contest, if any, directly and exclusively related to any New Match Adjustment, including settlement of any such New Match Adjustment, (ii) New IAC shall control the defense or prosecution of the portion of the Tax Contest, if any, directly and exclusively related to any New IAC Adjustment, including settlement of any such New IAC Adjustment, and (iii) the Companies shall jointly control the defense or prosecution of Joint Adjustments and any and all administrative matters not directly and exclusively related to any New Match Adjustment or New IAC Adjustment. In the event of any disagreement regarding any matter described in clause (iii), the provisions of Section 14 shall apply.

(e)       Transaction-Related and Certain Other Tax Contests.

(i)       In the event of any Transaction-Related Tax Contest or other Tax Contest as a result of which New IAC could reasonably be expected to become exclusively liable for any Tax or Tax-Related Losses (or as a result of which New IAC could reasonably be expected to become liable for a portion of any Tax or Tax-Related Losses and such portion of such Tax Contest is separable from the remaining portion of such Tax Contest) and which IAC has the right to administer and control pursuant to Section 10.02(a), (b) or (c), New IAC shall have the right to elect to assume control of such Tax Contest (or such separable portion of such Tax Contest), in which case the provisions of Section 10.02(e)(iv) shall apply.

(ii)      In the event of any Transaction-Related Tax Contest or other Tax Contest as a result of which New IAC could reasonably be expected to become liable for a portion of any Tax or Tax-Related Losses (and such portion of such Tax Contest is not separable from the remaining portion of such Tax Contest), and which IAC has the right to administer and control pursuant to Section 10.02(a), (b) or (c), (A) if New IAC is reasonably expected to bear the greater Tax liability in connection with such Tax Contest, New IAC shall have the right to elect to assume control of such Tax Contest, in which case the provisions of Section 10.02(e)(iv) shall apply and (B) if IAC is reasonably expected to bear the greater Tax liability in connection with such Tax Contest (or if New IAC does not elect to assume control of a Tax Contest it is entitled to elect to control pursuant to clause (A) hereof), (1) IAC shall consult with New IAC reasonably in advance of taking any significant action in connection with such Tax Contest, (2) IAC shall consult with New IAC and offer New IAC a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Contest, (3) IAC shall defend such Tax Contest diligently and in good faith in connection with such Tax Contest, (4) New IAC shall be entitled to participate in such Tax Contest and receive copies of any written materials relating to such Tax Contest received from the relevant Tax Authority, and (5) IAC shall not settle, compromise or abandon any such Tax Contest without obtaining the prior written consent of New IAC, which consent shall not be unreasonably withheld.

(iii) In the event of any Transaction-Related Tax Contest which IAC has the right to administer and control pursuant to Section 10.02(a), (b) or (c) and which is not described in Section 10.02(e)(i) or (ii), (A) IAC shall consult with New IAC reasonably in advance of taking any significant action in connection with such Tax Contest, (B) IAC shall consult with New IAC and offer New IAC a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Contest, (C) IAC shall defend such Tax Contest diligently and in good faith in connection with such Tax Contest, (D) New IAC shall be entitled to participate in such Tax Contest and receive copies of any written materials relating to such Tax Contest received from the relevant Tax Authority, and (E) IAC shall not settle, compromise or abandon any such Tax Contest without obtaining the prior written consent of New IAC, which consent shall not be unreasonably withheld.

(iv) In the event of any Transaction-Related Tax Contest or other Tax Contest (x) as a result of which IAC could reasonably be expected to become liable for any Tax or Tax-Related Losses and which New IAC has the right to administer and control pursuant to Section 10.02(a) or (y) with respect to which New IAC assumes control pursuant to Section 10.02(e)(i) or (e)(ii), (A) New IAC shall consult with IAC reasonably in advance of taking any significant action in connection with such Tax Contest, (B) New IAC shall consult with IAC and offer IAC a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Contest, (C) New IAC shall defend such Tax Contest diligently and in good faith in connection with such Tax Contest, (D) IAC shall be entitled to participate in such Tax Contest and receive copies of any written materials relating to such Tax Contest received from the relevant Tax Authority, and (E) New IAC shall not settle, compromise or abandon any such Tax Contest without obtaining the prior written consent of IAC, which consent shall not be unreasonably withheld.

(f)       Power of Attorney. IAC shall (and shall cause each member of the New Match Group to) execute and deliver to New IAC (or such member of the New IAC Group as New IAC shall designate) any power of attorney or other similar document reasonably requested by New IAC (or such designee) in connection with any Tax Contest controlled by New IAC described in this Section 10. New IAC shall (and shall cause each member of the New IAC Group to) execute and deliver to IAC (or such member of the New Match Group as IAC shall designate) any power of attorney or other similar document reasonably requested by IAC (or such designee) in connection with any Tax Contest controlled by IAC described in this Section 10.

Section 11.      Effective Date; Termination of Prior Intercompany Tax Allocation Agreements. This Agreement shall be effective as of the Mandatory Exchange Effective Time. As of the Mandatory Exchange Effective Time, (a) all prior intercompany Tax allocation agreements or arrangements solely between or among IAC and/or any of its Subsidiaries, on the one hand, and New IAC and/or members of the New IAC Group, on the other hand, including the Existing Tax Sharing Agreement shall be terminated, and (b) amounts due under such agreements or arrangements as of the date on which the Mandatory Exchange Effective Time occurs shall be settled. Subject to clause (b) of the preceding sentence, upon such termination and settlement, no further payments by or to IAC or such Subsidiaries or by or to New IAC or such members of the New IAC Group, with respect to such agreements or arrangements shall be made, and all other rights and obligations resulting from such agreements or arrangements shall cease at such time.

Section 12.      Survival of Obligations. The representations, warranties, covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.

Section 13.      Treatment of Payments; Tax Gross Up.

Section 13.01     Treatment of Tax Indemnity and Tax Benefit Payments. In the absence of any change in Tax treatment under the Code or other applicable Tax Law, for all Income Tax purposes, the Companies agree to treat, and to cause their respective Affiliates to treat, (a) any indemnity payment required by this Agreement or by the Transaction Agreement to be made (i) by IAC to New IAC as a contribution by IAC to New IAC occurring immediately prior to the Distribution and (ii) by New IAC to IAC as reasonably determined by IAC and New IAC (including (A) as a payment in satisfaction by New IAC (or a member of the New IAC Group) of its own liability, (B) as an adjustment to the amount of cash transferred by IAC to New IAC pursuant to the Contribution, or (C) as a distribution by New IAC to IAC occurring immediately prior to the Distribution and transfer to creditors described in Section 361(b)(3)); and (b) any payment of interest or State Income Taxes by or to a Tax Authority, as taxable or deductible, as the case may be, to the Company entitled under this Agreement to retain such payment or required under this Agreement to make such payment. The Parties shall cooperate in good faith to minimize or eliminate, to the extent permissible under applicable law, any Tax that would otherwise be imposed with respect to any payment required by this Agreement or by the Transaction Agreement (or maximize the ability to obtain a credit for, or refund of, any such Tax).

Section 13.02     Tax Gross Up. If notwithstanding the manner in which payments described in Section 13.01(a) were reported, there is a Tax liability or an adjustment to a Tax liability of a Company as a result of its receipt of a payment pursuant to this Agreement or Article X of the Transaction Agreement, such payment shall be appropriately adjusted so that the amount of such payment, reduced by the amount of all Income Taxes payable with respect to the receipt thereof (but taking into account all correlative Tax Benefits resulting from the payment of such Income Taxes), shall equal the amount of the payment that the Company receiving such payment would otherwise be entitled to receive.

Section 13.03     Interest. Anything herein to the contrary notwithstanding, to the extent one Company makes a payment of interest to another Company under this Agreement with respect to the period from (a) the date that the payor was required to make a payment to the payee to (b) the date that the payor actually made such payment, the interest payment shall be treated as interest expense to the payor (deductible to the extent provided by law) and as interest income by the payee (includible in income to the extent provided by law). The amount of the payment shall not be adjusted to take into account any associated Tax Benefit to the payor or increase in Tax to the payee.

Section 14.      Disagreements. The Companies desire that collaboration will continue among them. Accordingly, they will try, and they will cause their respective Group members to try, to resolve in good faith all disagreements regarding their respective rights and obligations under this Agreement, including any amendments hereto. In furtherance thereof, in the event of any dispute or disagreement (a “Tax Advisor Dispute”) between any member of the New IAC Group and any member of the New Match Group as to the interpretation of any provision of this Agreement or the performance of obligations hereunder, representatives of the Tax departments of the Companies shall negotiate in good faith to resolve the Tax Advisor Dispute. If such good faith negotiations do not resolve the Tax Advisor Dispute, then such Tax Advisor Dispute shall be resolved pursuant to the procedures set forth in Article XII of the Transaction Agreement; provided, that each of the mediators or arbitrators selected in accordance with Article XII of the Transaction Agreement must be Tax Advisors. Nothing in this Section 14 will prevent either Company from seeking injunctive relief if any delay resulting from the efforts to resolve the Tax Advisor Dispute through the procedures set forth in Article XII of the Transaction Agreement could result in serious and irreparable injury to such Company. Notwithstanding anything to the contrary in this Agreement, the Transaction Agreement or any Ancillary Agreement, New IAC and IAC are the only members of their respective Groups (including, for this purpose, the members of the New Match Group) entitled to commence a dispute resolution procedure under this Agreement, and each of New IAC and IAC will cause its respective Group members (including, for this purpose, the members of the New Match Group) not to commence any dispute resolution procedure other than through such Party as provided in this Section 14.

Section 15.      Late Payments. Any amount owed by one Party to another Party under this Agreement that is not paid when due shall bear interest at a rate per annum equal to the Prime Rate plus 2% (or the maximum legal rate, whichever is lower), calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

Section 16.      Expenses. Except as otherwise provided in this Agreement, each Party and its Affiliates shall bear their own expenses incurred in connection with the preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement.

Section 17.      General Provisions.

Section 17.01     Addresses and Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given or made when delivered in person or successfully transmitted by electronic mail or facsimile, addressed as follows:

If to New IAC, to: IAC/InterActiveCorp 555 West 18th Street New York, NY 10011 Attention: Director, Taxes Facsimile: [ ] E-mail: [ ]	with a copy to: IAC/InterActiveCorp 555 West 18th Street New York, NY 10011 Attention: General Counsel Facsimile: [ ] E-mail: [ ]

If to IAC, to: Match Group, Inc. 8750 North Central Expressway, Suite 1400 Dallas, TX 75231 Attention: Director, Taxes Facsimile: [ ] E-mail: [ ]	with a copy to: Match Group, Inc. 8750 North Central Expressway, Suite 1400 Dallas, TX 75231 Attention: General Counsel Facsimile: [ ] E-mail: [ ]

or to such other address(es) as shall be furnished in writing by any such Company to the other Company in accordance with the provisions of this Section 17.01.

Section 17.02     Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 17.03     Waiver. Waiver by a Party of any default by another Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of any other Party. No failure or delay by a Party in exercising any right, power or hereunder shall operate as a waiver thereof nor shall a single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 17.04     Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to either Party. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

Section 17.05     Authority. New IAC represents on behalf of itself and each other member of the IAC Group and IAC represents on behalf of itself and each other member of the IAC Group and the New Match Group, as follows:

(a)       each such Person has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement; and

(b)       this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms hereof.

Section 17.06     Further Action. Prior to, on, and after the Reclassification Effective Time, each Party hereto shall cooperate with the other Party, at the expense of the requesting Party, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including the execution and delivery to the other Parties and their Affiliates and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax Contests (or portions thereof) under the control of such other Parties in accordance with Section 10, and to make all filings with any Governmental Authority, and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement.

Section 17.07     Integration. This Agreement, together with each of the exhibits and schedules appended hereto and the specific agreements contemplated hereby, contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, oral or written, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings among the Parties other than those set forth herein and in the Transaction Agreement and the other Ancillary Agreements. This Agreement, the Transaction Agreement, and the other Ancillary Agreements together govern the arrangements in connection with the Transactions and would not have been entered independently. In the event of any inconsistency between this Agreement and the Transaction Agreement, or any other agreements relating to the transactions contemplated by the Transaction Agreement, with respect to matters addressed herein, the provisions of this Agreement shall control.

Section 17.08     Construction. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning and shall not be strictly construed for or against any Party. The captions, titles and headings included in this Agreement are for convenience only, and do not affect this Agreement’s construction or interpretation. Unless otherwise indicated, all “Section” references in this Agreement are to sections of this Agreement.

Section 17.09     No Double Recovery. No provision of this Agreement shall be construed to provide an indemnity or other recovery for any costs, damages, or other amounts for which the damaged Party has been fully compensated under any other provision of this Agreement or under any other agreement or action at law or equity. Unless expressly required in this Agreement, a Party shall not be required to exhaust all remedies available under other agreements or at law or equity before recovering under the remedies provided in this Agreement.

Section 17.10     Counterparts. Each Party acknowledges that it and the other Party may execute this Agreement by facsimile, stamp or mechanical signature. Each Party expressly adopts and confirms each facsimile, stamp or mechanical signature made in its respective name as if it were a manual signature, agrees that it will not assert that any such signature is not adequate to bind such Party to the same extent as if it were signed manually and agrees that at the reasonable request of the other Party at any time it will as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the data of the initial date hereof). This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party.

Section 17.11     Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the internal laws of the State of Delaware, irrespective of the choice of laws principles of the State of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

Section 17.12     Amendment. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

Section 17.13     Subsidiaries. If, at any time, either IAC or New IAC acquires or creates one or more subsidiaries that are includable in the New Match Group or the New IAC Group, respectively, they shall be subject to this Agreement and all references to the New Match Group or the New IAC Group, as applicable, herein shall thereafter include a reference to such subsidiaries.

Section 17.14     Successors. This Agreement shall be binding on and inure to the benefit of any successor by merger, acquisition of assets, or otherwise, to any of the Parties (including but not limited to any successor of New IAC or IAC succeeding to the Tax Attributes of either under Section 381 of the Code), to the same extent as if such successor had been an original Party to this Agreement.

Section 17.15     Injunctions. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chancery Court of the State of Delaware or, if the Chancery Court declines to accept jurisdiction over a particular matter, in any state or federal court within the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

IAC/InterActiveCorp

By:
Name:
Title:

IAC Holdings, Inc.

By:
Name:
Title:

EXECUTION VERSION

April 28, 2020

Match Group, Inc.

8750 North Central Expressway, Suite 1400

Dallas, Texas 75231

Re:	Amendment to Transaction Agreement.

Attn:	Ladies and Gentlemen:

1.	Reference is made to that certain Transaction Agreement, dated as of December 19, 2019 (the “Transaction Agreement”), by and among IAC/InterActiveCorp, a Delaware corporation (“IAC”), IAC Holdings, Inc., a Delaware corporation and a direct wholly owned subsidiary of IAC (“New IAC”), Valentine Merger Sub LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of IAC (“New Match Merger Sub”), and Match Group, Inc., a Delaware corporation (“Match”). IAC, New IAC, New Match Merger Sub and Match are referred to together as the “Parties”.

2.	The Parties hereby amend and restate Section 7.18(a) of the Transaction Agreement in its entirety to read as follows:

“The number of directors that will comprise the full New Match Board of Directors shall be ten (10);”

3.	The Parties hereby amend and restate Section 7.18(b) of the Transaction Agreement in its entirety to read as follows:

“The members of the New Match Board of Directors shall consist of (i) the members of the Match Board of Directors prior to the Match Merger Effective Time, other than two (2) members as identified in Section 7.18(b) of the IAC Disclosure Letter, and (ii) three (3) individuals designated prior to the Closing by IAC, subject to the reasonable consent of the Match Separation Committee, and each of whom shall qualify as an independent director of New Match; provided that if any individual designated by IAC (subject to the reasonable consent of the Match Separation Committee) is appointed to the Match Board of Directors prior to the Match Merger Effective Time, such individual shall be appointed as a member of the New Match Board of Directors pursuant to clause (i) of this sentence and the number of individuals to be designated by IAC pursuant to clause (ii) of this sentence will be correspondingly reduced;”

4.	The Parties hereby amend and restate the first sentence of Section 7.17(c) of the Transaction Agreement in its entirety to read as follows:

“Prior to the Closing, IAC may enter into agreements with one or more Third Parties pursuant to which IAC agrees to sell shares of IAC Class M Common Stock (or New Match Common Stock), or another security which will represent shares of IAC Class M Common Stock or New Match Common Stock upon the Match Merger Effective Time (the “IAC Class M Equity Offering”), and providing for customary registration rights with respect to the related shares of IAC Class M Common Stock (or New Match Common Stock); provided, however, that any agreement granting rights to such Third Party that would survive the Match Merger Effective Time shall require Match’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed, it being understood that it shall be unreasonable to withhold, condition or delay consent with respect to customary registration rights); and provided, further, that the sum of the IAC Class M Equity Offering Daily Amounts shall not exceed $1,500,000,000.”

5.	The Parties hereby amend Section 13.03 of the Transaction Agreement by (a) deleting the definition of “IAC Class M Equity Offering Cap” and (b) adding the definition of and “IAC Class M Equity Offering Daily Amount” as follows:

“‘IAC Class M Equity Offering Daily Amount’ means, on each day on which IAC shall have (a) entered into one or more enforceable commitments with any Person or Persons for the purchase by such Person(s) of shares of IAC Class M Common Stock pursuant to the IAC Class M Equity Offering (and provided that such commitment shall not have been terminated without such sale having been consummated prior to the calculation of the Reclassification Exchange Ratio) or (b) in the absence of an enforceable commitment, sold shares of IAC Class M Common Stock pursuant to the IAC Class M Equity Offering, the product, rounded to four decimal places, of (x) the number of shares of IAC Class M Common Stock agreed to be sold pursuant to such commitment(s) or sold in the absence of such commitment(s) and (y) the closing price of Match Common Stock on the NASDAQ on such date (or, if such day is not a NASDAQ trading day, on the most recent immediately preceding NASDAQ trading day) minus $3.00.”

6.	This letter agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. The provisions of Sections 13.02, 13.03, 13.05–13.09 and 13.11–13.15 of the Transaction Agreement shall apply to this letter agreement, mutatis mutandis, as if such provisions were set forth in this letter agreement in their entirety. Except as specifically provided herein, this letter agreement shall not constitute an amendment, modification or waiver of any provision of the Transaction Agreement, which shall continue and remain in full force and effect in accordance with its terms.

[Signature Page Follows]

If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this letter agreement, which will constitute our agreement with respect to the matters set forth herein.

Very truly yours,

IAC/INTERACTIVECORP

By:
	Name:	Gregg Winiarski
	Title:	Executive Vice President,
General Counsel and Secretary

IAC HOLDINGS, INC.

By:
	Name:	Gregg Winiarski
	Title:	Executive Vice President,
General Counsel and Secretary

VALENTINE MERGER SUB LLC

By:
	Name:	Gregg Winiarski
	Title:	Vice President and Secretary

Accepted, confirmed, and agreed to as of
the date first written above:

MATCH GROUP, INC.

By:
	Name:	Jared F. Sine
	Title:	Chief Legal Officer and Secretary

[Signature Page to Transaction Agreement Amendment]

Execution Version

June 22, 2020

Match Group, Inc.

8750 North Central Expressway, Suite 1400

Dallas, Texas 75231

Re:	Amendment No. 2 to Transaction Agreement.

Attn:	Ladies and Gentlemen:

1.	Reference is made to that certain Transaction Agreement, dated as of December 19, 2019 and amended as of April 28, 2020 (the “Transaction Agreement”), by and among IAC/InterActiveCorp, a Delaware corporation (“IAC”), IAC Holdings, Inc., a Delaware corporation and a direct wholly owned subsidiary of IAC (“New IAC”), Valentine Merger Sub LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of IAC (“New Match Merger Sub”), and Match Group, Inc., a Delaware corporation (“Match”). IAC, New IAC, New Match Merger Sub and Match are referred to together as the “Parties”.

2.	The Parties hereby agree that the “Election Deadline” shall be 5:00 p.m. (New York City time) on June 25, 2020.

3.	The Parties hereby amend and restate Section 3.01(e)(ii) of the Transaction Agreement in its entirety to read as follows:

“Holders of Match Capital Stock. The Agent and New Match shall, as soon as practicable after the Closing, (i) determine the number of whole shares and fractional shares of New Match Common Stock that each former Non-IAC Match Shareholder is entitled to receive in connection with the consummation of the Match Merger and (ii) (A) aggregate all such fractional shares of all such holders into whole shares and sell the whole shares obtained thereby in open market transactions at then-prevailing trading prices on behalf of such holders to whom fractional shares otherwise would have been issued and (B) in lieu of delivering such fractional shares to such holders, deliver to each such holder, or for the benefit of each beneficial owner who otherwise would have been entitled to receive fractional shares, such holder’s or beneficial owner’s ratable share of the net proceeds of such sales, based upon the average gross selling price per share of New Match Common Stock after making appropriate deductions for any amount required to be withheld under applicable Law as contemplated in Section 3.03 and less any brokers’ charges, commissions or transfer Taxes. The Agent, in its sole discretion, will determine the timing and method of selling such shares, the selling price of such shares and the broker-dealer through which such shares will be sold; provided, however, that the designated broker-dealer is not an Affiliate of New IAC or New Match. No interest will accrue on the proceeds from the sale of such shares. New IAC and New Match agree that the determination of the number of whole shares and fractional shares of New Match Common Stock entitled to be received in respect of Match Non-Electing Shares shall be calculated on an aggregate level with respect to each holder of record of Match Non-Electing Shares, without regard to the number of beneficial holders of such shares.”

4.	The Parties hereby amend and restate Section 3.01(f)(iii) of the Transaction Agreement in its entirety to read as follows:

“Until surrendered as contemplated by Section 3.01(d) of this Agreement, each certificate or book-entry that formerly represented shares of Match Capital Stock immediately prior to the Match Merger Effective Time (other than any shares to be cancelled pursuant to Section 2.03(d)(ii)) shall be deemed, from and after the Match Merger Effective Time, to represent the right to receive upon such surrender (x) subject to Section 3.01(e), the applicable number of shares of New Match Common Stock and the applicable amount of cash, if any, which the holder of such shares was entitled to receive, in respect of such shares under Section 2.03(d) of this Agreement and (y) cash in lieu of fractional shares, if any, pursuant to Section 3.01(e)(ii) and in respect of any dividends or other distributions pursuant to Section 3.01(h).”

5.	The Parties hereby amend and restate Section 3.01(h) of the Transaction Agreement in its entirety to read as follows:

“Treatment of Unexchanged Shares. No dividends or other distributions declared or made with respect to a class or series of capital stock issuable in connection with the Transactions with a record date after the Closing Date shall be paid to the holder of any unsurrendered certificate (or shares held in book-entry form) with respect to the shares of such class or series of capital stock issuable upon surrender thereof, and no cash payment or cash in lieu of fractional shares shall be paid to any such holder pursuant to Section 3.01(e)(i) or Section 3.01(e)(ii), until the surrender of such certificate (or shares held in book-entry form) in accordance with this Article III. Subject to escheat, Tax or other applicable Law, following surrender of any such certificate (or shares held in book-entry form), there shall be paid to the holder of the certificate representing whole shares of the applicable class of capital stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of such class of capital stock to which such holder is entitled pursuant to Section 3.01(e)(i) or Section 3.01(e)(ii) and the amount of dividends or other distributions with a record date after the Closing Date theretofore paid with respect to such whole shares of such class of capital stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Closing Date but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of such class of capital stock.”

6.	The Parties hereby amend and restate Section 3.01(j)(ii) of the Transaction Agreement in its entirety to read as follows:

“New Match Exchange Fund. The Agent shall invest any cash in the Exchange Fund that is payable as the cash portion of the Cash/Stock Merger Consideration Amount or that is payable in respect of New Match Common Stock (or, before it is renamed pursuant to the Post-Merger Amendments to the New Match Charter, IAC Class M Common Stock) as dividends or other distributions payable pursuant to Section 3.01(h) as directed by New Match. Any interest and other income resulting from such investments shall be paid to New Match. Any portion of the Exchange Fund that consists of any Cash/Stock Election Merger Consideration Amount or New Match Common Stock (or cash in lieu of fractional shares or any dividends or other distributions payable with respect to shares of New Match Common Stock, together with any interest received with respect thereto) (collectively, the “New Match Exchange Fund”) that remains undistributed for 180 days after the Closing Date shall be delivered to New Match, upon demand, and any former holder of IAC Capital Stock or Match Capital Stock who has not theretofore complied with this Article III shall thereafter look only to New Match for payment of its claims for such Cash/Stock Election Merger Consideration Amount, such cash in lieu of fractional shares and such shares of New Match Common Stock, any dividends and distributions with respect to shares of New Match Common Stock to which such holder is entitled pursuant to this Article III, in each case without any interest thereon. Any portion of the New Match Exchange Fund which remains undistributed to the holders of certificates (or shares held in book-entry form) for one year after the Closing Date (or immediately prior to such earlier date on which the New Match Exchange Fund would otherwise escheat to, or become the property of, any Governmental Authority), shall, to the extent permitted by applicable Law, become the property of New Match, free and clear of all claims or interest of any Person previously entitled thereto. The Agent Agreement shall provide for the Agent to hold the New Match Exchange Fund and the New IAC Exchange Fund separate and apart from each other.”

7.	This letter agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. The provisions of Sections 13.02, 13.03, 13.05–13.09 and 13.11–13.15 of the Transaction Agreement shall apply to this letter agreement, mutatis mutandis, as if such provisions were set forth in this letter agreement in their entirety. Except as specifically provided herein, this letter agreement shall not constitute an amendment, modification or waiver of any provision of the Transaction Agreement, which shall continue and remain in full force and effect in accordance with its terms.

[Signature Page Follows]

If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this letter agreement, which will constitute our agreement with respect to the matters set forth herein.

Very truly yours,

IAC/INTERACTIVECORP

By:
	Name:	Gregg Winiarski
	Title:	Executive Vice President,
General Counsel and Secretary

IAC HOLDINGS, INC.

By:
	Name:	Gregg Winiarski
	Title:	Executive Vice President,
General Counsel and Secretary

VALENTINE MERGER SUB LLC

By:
	Name:	Gregg Winiarski
	Title:	Vice President and Secretary

Accepted, confirmed, and agreed to as of
the date first written above:

MATCH GROUP, INC.

By:
	Name:	Jared F. Sine
	Title:	Chief Legal Officer and Secretary

[Signature Page to Transaction Agreement Amendment]